   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 10, 1997.


                                                      REGISTRATION NO. 333-41431
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                       PHILIPS INTERNATIONAL REALTY CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           MARYLAND                                                       13-3963667
               (STATE OR OTHER JURISDICTION OF                                         (I.R.S. EMPLOYER
                INCORPORATION OR ORGANIZATION)                                       IDENTIFICATION NO.)

                            ------------------------

                                417 FIFTH AVENUE
                            NEW YORK, NEW YORK 10016
             (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND ZIP CODE)

                                 (212) 545-1100
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)
                            ------------------------

                              MR. PHILIP PILEVSKY
                             CHAIRMAN OF THE BOARD
                          AND CHIEF EXECUTIVE OFFICER
                       PHILIPS INTERNATIONAL REALTY CORP.
                                417 FIFTH AVENUE
                            NEW YORK, NEW YORK 10016
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                with a copy to:

                          JONATHAN A. BERNSTEIN, ESQ.
                              BLAKE HORNICK, ESQ.
                        PRYOR, CASHMAN, SHERMAN & FLYNN
                                410 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: Upon consummation of the transactions described in the enclosed Proxy Statement/Prospectus.
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                            PROPOSED
                                                        MAXIMUM OFFERING         PROPOSED
         TITLE OF EACH CLASS            AMOUNT TO BE        PRICE PER       MAXIMUM AGGREGATE         AMOUNT OF
   OF SECURITIES TO BE REGISTERED       REGISTERED(1)       SHARE(2)        OFFERING PRICE(2)      REGISTRATION FEE
Common Stock, par value $.01 per
share................................      32,000            $50.00             $1,600,000             $484.85

(1) Based upon the maximum number of shares expected to be issued in connection with the transaction described herein.

(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f)(2). The registration fee has been calculated on the basis of the pro forma net asset value as of August 8, 1997 of the aggregate number of shares of common stock of Philips International Realty Corp., $.01 par value per share, to be received by National Properties Investment Trust and its shareholders upon consummation of the Formation Transactions (as defined herein). The proposed maximum offering price per share is based upon the proposed maximum aggregate offering price divided by the amount to be registered.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       PHILIPS INTERNATIONAL REALTY CORP.

                                    FORM S-4

                             REGISTRATION STATEMENT

                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

                             FORM S-4                                          PROXY STATEMENT/PROSPECTUS
                     ITEM NUMBER AND CAPTION                                      CAPTION OR LOCATION
------------------------------------------------------------------  ------------------------------------------------
A.  INFORMATION ABOUT THE TRANSACTION

       Item 1.    Forepart of Registration Statement and Outside
                    Front Cover Page of Prospectus................  Outside Front Cover Page

       Item 2.    Inside Front and Outside Back Cover Pages of
                    Prospectus....................................  Inside Front Cover; Available Information; Table
                                                                      of Contents

       Item 3.    Risk Factors, Ratio of Earnings to Fixed Charges
                    and Other Information.........................  Summary; Risk Factors; Selected Financial Data

       Item 4.    Terms of the Transactions.......................  Formation Transactions and Structure of the
                                                                      Company; Description of Capital Stock of the
                                                                      Company; Comparison of Shareholders' Rights;
                                                                      Federal Income Tax Considerations

       Item 5.    Pro Forma Financial Information.................  Historical and Pro Forma Unaudited
                                                                      Capitalization; Pro Forma Unaudited Financial
                                                                      Information

       Item 6.    Material Contracts with Company Being
                    Acquired......................................  Formation Transactions and Structure of the
                                                                      Company--Formation Transactions; --Background
                                                                      of the Formation Transactions; --Description
                                                                      of the Contribution and Exchange Agreement

       Item 7.    Additional Information Required for Reoffering
                    by Persons and Parties Deemed to be
                    Underwriters..................................  *

       Item 8.    Interests of Named Experts and Counsel..........  *

       Item 9.    Disclosure of Commission Position on
                    Indemnification for Securities Act
                    Liabilities...................................  Certain Provisions of Maryland Law and of the

                                                                      Company's Charter and By-Laws

B.  INFORMATION ABOUT THE REGISTRANT

       Item 10.   Information with Respect to S-3 Registrants.....  *

       Item 11.   Incorporation of Certain Information by
                    Reference.....................................  *

       Item 12.   Information with respect to S-2 or S-3
                    Registrants...................................  *

       Item 13.   Incorporation of Certain Information by
                    Reference.....................................  *

       Item 14.   Information with Respect to Registrants Other
                    Than S-2 or S-3 Registrants...................  Summary; The Companies; The Company's Strategy
                                                                      for Growth; Business and Properties; Policies
                                                                      with Respect to Certain Activities;
                                                                      Distribution Policy; Shares Available For
                                                                      Future Sale; Financial Statement Schedules;
                                                                      Selected Financial Data; Combined Financial
                                                                      Statements and Other Financial Data;
                                                                      Management's Discussion and Analysis of
                                                                      Financial Condition and Results of Operations

C.  INFORMATION ABOUT COMPANY BEING ACQUIRED

       Item 15.   Information with Respect to S-3 Companies.......  *

       Item 16.   Information with Respect to S-2 or S-3
                    Companies.....................................  *

       Item 17.   Information with Respect to Companies Other Than
                    S-2 or S-3 Companies..........................  Summary; The Companies--National, Business and
                                                                      Properties; Selected Financial Data;
                                                                      Management's Discussion and Analysis of
                                                                      Financial Condition and Results of Operations;
                                                                      Combined Financial Statements and Other
                                                                      Financial Data; Financial Statement Schedules

D.  VOTING AND MANAGEMENT INFORMATION

       Item 18.   Information if Proxies, Contents or
                    Authorizations are to be Solicited............  The Meeting; Formation Transactions and
                                                                      Structure of the Company--Benefits of the
                                                                      Formation Transactions to the Philips Group;
                                                                      --Benefits of the Formation Transactions to
                                                                      the Trustees; --Benefits of the Formation

                                                                      Transactions to the National Shareholders;
                                                                      --Interests of the Trustees in the Formation
                                                                      Transactions; --Solicitation Agent; --Fees and
                                                                      Expenses; Management; Principal Shareholders;
                                                                      Certain Relationships and Related Transactions

       Item 19.   Information if Proxies, Consents or
                    Authorizations are not to be Solicited in an
                    Exchange Offer................................  *

------------------
* Omitted since the answer is negative or the Item is not applicable.

                      NATIONAL PROPERTIES INVESTMENT TRUST
                                 32 Hanson Road
                            Canton Center, CT 06020

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 30, 1997

                            ------------------------


TO OUR SHAREHOLDERS:

     A Meeting of Shareholders (the 'Meeting') of National Properties Investment Trust ('National') will be held on December 30, 1997, at the offices of Pryor, Cashman, Sherman & Flynn, 410 Park Avenue, New York, New York 10022, at 3:00 p.m. (local time), for the following purposes:

          1. To consider and act upon a proposal to approve, pursuant to the Contribution and Exchange Agreement hereinafter described, the sale of National's sole real estate asset to a newly-formed real estate investment trust company, which will indirectly own ten shopping center properties in the New England, Mid-Atlantic and Southeast regions of the United States, in exchange for shares of common stock of such company, a portion of which shares will be distributed as a dividend to the National shareholders on a pro-rata basis in calendar year 1997, and a further portion to be distributed as a dividend in January 1998 (representing in the aggregate not less than 75% of such shares received by National), and the related formation transactions, including the consideration to be received by certain members of the Board of Trustees of National.

          2. To consider and act upon a proposal to approve the amendment of certain provisions of the Restated Declaration of Trust of National to permit the above transactions.

          3. To transact such other business as may properly be brought before the Meeting or any adjournment or postponement thereof.

     Pursuant to action taken by the Board of Trustees of National, the close of business on December 4, 1997 has been fixed as the record date for the determination of the shareholders entitled to notice and to vote at the Meeting and any adjournment thereof.

     You are cordially invited to attend the Meeting. In any event, in order that we may be assured of a quorum, we request that you complete, sign, date and return the enclosed proxy as soon as possible. Proxies may be returned to The Herman Group, Inc., the Solicitation Agent, by facsimile at (214) 999-9323 or in the enclosed postage paid envelope. Proxies may be revoked at any time prior to the Meeting by giving written notice of revocation to the Solicitation Agent, by giving a later dated proxy, or by attending the Meeting and voting in person. If you have any questions, please call The Herman Group, Inc. at (800) 582-1313.

Your vote is important regardless of the number of shares you own.

                                          By order of the Board of Trustees,

                                           /s/ PETER STEIN
                                           PETER STEIN
                                           Trustee

December  , 1997

                             YOUR VOTE IS IMPORTANT
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY

                                PROXY STATEMENT
                      NATIONAL PROPERTIES INVESTMENT TRUST
                            MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 30, 1997

                            ------------------------

                                   PROSPECTUS
                       PHILIPS INTERNATIONAL REALTY CORP.
                         32,000 SHARES OF COMMON STOCK

                            ------------------------

    This Proxy Statement and Prospectus (the 'Proxy Statement/Prospectus') is being furnished to holders (each a 'Holder') of shares of beneficial interest ('National Shares') of National Properties Investment Trust, a Massachusetts business trust, f/k/a Richard Roberts Real Estate Growth Trust I ('National'), in connection with the solicitation of proxies by the Board of Trustees of National (the 'Board of Trustees' or 'Board') for use at the Meeting of Shareholders (the 'Meeting') to be held on December 30, 1997, at the offices of Pryor, Cashman, Sherman & Flynn, 410 Park Avenue, New York, New York 10022, at 3:00 p.m., local time, and at any adjournment thereof. This document also serves as a prospectus of Philips International Realty Corp. (the 'Company'), a Maryland corporation (which expects to qualify as a real estate investment trust for federal income tax purposes), with respect to the common stock, $.01 par value per share (the 'Common Stock'), of the Company to be issued in connection with its purchase of a retail shopping center property from National. This Proxy Statement/Prospectus and the enclosed form of proxy are first being mailed to
shareholders of National on or about December   , 1997.

    At the Meeting, the shareholders of National will be asked to consider and act upon proposals to approve (i) pursuant to the Contribution and Exchange Agreement, dated as of August 11, 1997 (the 'Contribution and Exchange Agreement'), among National, the members of the Board of Trustees, the Company, Philips International Realty, L.P., a Delaware limited partnership (the 'Operating Partnership'), and certain contributing partnerships or limited liability companies (collectively, the 'Contributing Partnerships') associated with a private real estate firm controlled by Philip Pilevsky ('Philips Private Company') and certain partners and members thereof, the sale of National's sole real estate asset to the Company in exchange for 32,000 shares of Common Stock (and the assumption of approximately $550,000 of debt), of which approximately 3,744 shares will be distributed as a dividend in calendar 1997 and approximately 20,256 shares will be distributed as a dividend in January 1998 to the National shareholders on a pro-rata basis (representing in the aggregate not less than 75% of such shares received by National, with the remaining shares of Common Stock retained by National for working capital purposes), and the related formation transactions (the 'Formation Transactions'), including the consideration to be received by certain members of the Board of Trustees of National ('Proposal 1'), and (ii) the amendment of certain provisions of the Restated Declaration of Trust of National to permit such transactions ('Proposal 2') ((i) and (ii) collectively, the 'Transaction Agreements'). The adoption of each proposal is conditioned upon the approval of the other proposal. As a result of these Formation Transactions, National and its shareholders (excluding certain additional securities described below to be received by certain members of the Board of Trustees in connection with the Formation Transactions) will collectively hold approximately 2.1% of the outstanding shares of Common Stock of the Company (including in such outstanding shares, interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants) and the Company will own ten shopping center properties in the New England, Mid-Atlantic and Southeast regions of the United States, thereby representing an investment for National shareholders in an enterprise with a significantly larger and more diversified portfolio than National's.


    SEE 'RISK FACTORS' COMMENCING AT PAGE 27 FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN COMMON STOCK WHICH SHOULD BE CONSIDERED BY HOLDERS OF NATIONAL SHARES, INCLUDING THE FOLLOWING:

        o control of the business of the Company by Mr. Pilevsky, as Chairman of the Board and Chief Executive Officer of the Company and as sole member of the interim managing general partner of the Operating Partnership, which will control the Operating Partnership until such time as the Company completes public or private equity offerings of its securities aggregating in excess of $25 million (subject to certain limitations, including limitations with respect to transactions between the Company and Mr. Pilevsky and his affiliates), and whose interests may not be consistent with the interests of other shareholders of the Company;

        o control by Mr. Pilevsky, as sole member of the interim managing general partner, as to whether shareholders will receive a distribution, until such time as the Company completes public or private equity offerings of its securities aggregating in excess of $25 million (subject to certain federal tax requirements to maintain REIT status);

        o substantial influence over the affairs of the Company and the Operating Partnership by Mr. Pilevsky and Sheila Levine, as directors and executive officers of the Company and as holders of Common Stock and units of limited partnership interest in the Operating Partnership representing approximately 70.6% of the outstanding shares of Common Stock of the Company (including interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants);

        o conflicts of interest associated with the engagement of, and dependence of the Company on, third-party management affiliated with Philips Private Company, including conflicts with certain executive officers and personnel of the management company, who will continue to spend a material amount of their time and effort managing the business and properties of Philips Private Company;

        o possible conflicts of interest with, and material benefits to, certain members of the Board of Trustees, including receipt of certain compensation upon completion of the Formation Transactions;

        o conflicts of interests with Mr. Pilevsky who will continue to hold, through Philips Private Company or otherwise, significant interests in income producing real property not contributed to the Company and who may continue to spend a material amount of his time and effort managing these interests;

        o possible adverse consequences of the Company's negative cash position on a pro forma basis as of September 30, 1997, particularly in light of the Company's significantly leveraged capital structure; and

        o material differences between the rights of shareholders of National as compared to the rights of shareholders of the Company, including the absence from the Company's charter documents of certain provisions protective of shareholders' rights currently applicable to National shareholders, such as restrictions on corporate investment and financing policies and limitations on certain corporate transactions.

    NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                  (Cover continued on next page)

       The date of this Proxy Statement/Prospectus is December   , 1997.

(Cover continued from previous page)

     The Company will be the general partner of the Operating Partnership, which will hold certain properties and assets contributed to it pursuant to the Transaction Agreements. Pursuant to the Transaction Agreements, the Operating Partnership will issue (i) units of general partnership interest to the Company, as general partner, (ii) units of limited partnership interest ('Units') to the Contributing Partnerships (or, in certain cases, the partners or members of the Contributing Partnerships), as limited partners and (iii) units of general partnership interest to Philips International Realty, LLC, a Delaware limited liability company (the 'Interim Managing General Partner') which will control the Operating Partnership until such time as the Company completes public or private equity offerings of its securities aggregating in excess of $25 million (collectively, an 'Offering'). The Units are redeemable on a one-for-one basis for shares of Common Stock, upon the terms and conditions set forth in the Agreement of Limited Partnership of the Operating Partnership (the 'Partnership Agreement'). The sole member of the Interim Managing General Partner will be Mr. Pilevsky, who, together with those persons (collectively, the 'Philips Group') who receive Units in connection with the contribution of properties of, or partnership or membership interests in, the Contributing Partnerships upon consummation of the transactions contemplated by the Transaction Agreements, will own Units and Common Stock representing approximately 94.6% of the outstanding shares of Common Stock (including interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants). The Interim Managing General Partner will have full and exclusive power under the Partnership Agreement, subject to certain limitations set forth therein, to manage the business and affairs of the Operating Partnership until such time, among other things, as the Company completes an Offering. Upon completion of an Offering, the Interim Managing General Partner will be deemed to have withdrawn from the Operating Partnership and the Company will be entitled to exercise in full the rights and responsibilities to manage the business and affairs of the Operating Partnership as sole general partner under the Partnership Agreement.

     The Management Company will be engaged to provide certain property level services and accounting services to the Company.

     Upon consummation of the Formation Transactions described in this Proxy Statement/Prospectus, including the amendment of the terms of the Restated Declaration of Trust of National (the 'Declaration of Trust') to permit such transactions, (i) National and its shareholders will receive an aggregate of approximately 2.1% of the outstanding Common Stock of the Company (including interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants); (ii) the Trustees will receive an aggregate of approximately 0.3% of the outstanding shares of Common Stock and warrants to purchase an additional 0.5% of the outstanding shares of Common Stock (in each case, including interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants); (iii) Mr. Pilevsky will beneficially own approximately 0.7% of the outstanding Common Stock of the Company (including interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants); (iv) the Philips Group (of which Mr. Pilevsky will hold a majority interest) will beneficially own 1,450,000 Units redeemable for shares of Common Stock of the Company, which Units represent approximately 93.9% of the outstanding shares of Common Stock of the Company (including interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants) and (v) Prudential Securities Incorporated ('Prudential Securities') will receive, in lieu of the financial advisory fee payable by National upon consummation of the Formation Transactions and assumed by the Company under the Contribution and Exchange Agreement, 1,940 shares of Series A Preferred Stock, liquidation preference $1,000 per share (the 'Series A Preferred Stock'), convertible into 38,800 shares of Common Stock, which Series A Preferred Stock represents approximately 2.5% of the outstanding shares of Common Stock of the Company (including interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants). National's shareholders will also continue to hold their National Shares.

     The Formation Transactions are subject to the satisfaction or waiver of certain conditions, including certain conditions set forth in the Transaction Agreements and the receipt of the requisite National shareholder approval of the Transaction Agreements, which includes the amendment of the terms of the Declaration of Trust to permit the Formation Transactions. See 'The Formation Transactions--Description of the Transaction Agreements--Conditions to the Consummation of the Formation Transactions.'

     This Proxy Statement/Prospectus serves as the Proxy Statement of National for the Meeting and as the Prospectus of the Company with respect to the Common Stock to be issued to National and its shareholders in the Formation Transactions. The information contained in this Proxy Statement/Prospectus relating to National was furnished by National. All other information was furnished by the Company.

     There is currently no public market for the Common Stock. The Company's articles of incorporation contains limitations on the transfer or accumulation of Common Stock in order to protect the status of the Company as a real estate investment trust for federal income tax purposes. See 'Description of Capital Stock of the Company--Restrictions on Transfer--Ownership Limits.'

     On December 4, 1997, the issued and outstanding voting capital stock of National consisted of 748,738 National Shares held by approximately 1,770 holders of record.

     The accompanying proxy is solicited on behalf of the Board of Trustees of National.

                      VOTING RIGHTS AND PROXY INFORMATION

     The Board of Trustees has fixed the close of business on December 4, 1997, as the record date (the 'Record Date') for the determination of shareholders entitled to notice of and to vote at the Meeting. Each holder of National Shares on the Record Date is entitled to cast one vote per National Share. Approval of each proposal requires the affirmative vote of the holders of a majority of the issued and outstanding National Shares entitled to vote at the Meeting. In addition, the Contribution and Exchange Agreement requires the affirmative vote of a plurality of votes cast by the shareholders of National who are not Affiliates of National (as such term is defined below) (the 'Unaffiliated Shareholders') for the approval of Proposal 1. The adoption of each proposal is conditioned upon the approval of the other proposal.

     'Affiliate' means (i) any person directly or indirectly controlling, controlled by or under common control with another person, (ii) any person owning or controlling 5% or more of the outstanding voting securities or beneficial interests of such other person, (iii) any officer, retired officer, director, trustee, employee or general partner of such person and (iv) if such other person is an officer, director, trustee or partner of another entity, then the entity for which that person acts in any such capacity.

     All National Shares represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions thereon. If no instructions are indicated, proxies will be voted in favor of the Transaction Agreements. Abstentions and broker non-votes will have the effect of a vote against all proposals. Proxies that are voted against either Proposal 1 or Proposal 2 will not be voted in favor of an adjournment or postponement of the Meeting.

     National does not know of any matters, other than as described in the Notice of Meeting, which are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.


     Proxies may be returned to the Solicitation Agent by facsimile at (214) 999-9323 or in the enclosed postage paid envelope. If returning a proxy by facsimile, both sides of the proxy card should be transmitted. A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked (i) by filing with the Solicitation Agent at or before the Meeting a written notice of revocation bearing a later date than the proxy,
(ii) by duly executing a subsequent proxy relating to the same National Shares and delivering it to the Solicitation Agent at or before the Meeting or (iii) by attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to the Solicitation Agent, The Herman Group, Inc., 2121 San Jacinto Street, 26th Floor, Dallas, Texas 75201-6705 or by facsimile to (214) 999-9323. If you have any questions, please call The Herman Group, Inc. at (800) 582-1313.


                             AVAILABLE INFORMATION

     The Company has filed a Registration Statement on Form S-4 (the 'Registration Statement') with the Securities and Exchange Commission (the 'Commission') under the Securities Act of 1933, as amended (the 'Securities Act'), with respect to the securities offered hereby. As permitted by the rules and regulations of the

Commission, this Proxy Statement/Prospectus omits certain information, exhibits and undertakings contained (or to be contained) in the Registration Statement. Such additional information, exhibits and undertakings can be inspected at and obtained from the Commission in the manner set forth below. For further information with respect to the securities offered hereby and the Company, reference is made to the Registration Statement and the financial schedules and exhibits filed as a part thereof. Statements contained in this Proxy Statement/Prospectus as to the terms of any contract or other document are not necessarily complete, and, in each case, reference is made to the copy of each such contract or other document that has been filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     National is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and, in accordance therewith, files periodic reports and other information with the Commission. Such reports and other information filed with the Commission, as well as the Registration Statement, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W. Washington, D.C. 20549 at prescribed rates, or at the Commission's Web site at http://www.sec.gov.

     No person has been authorized to give any information or to make any representations, other than those contained in this Proxy Statement/Prospectus. If given or made, such information or representation may not be relied upon as having been authorized by National. National is not aware of any jurisdiction in which the making of the proxy solicitation is not in compliance with applicable law. If National becomes aware of any jurisdiction in which the making of the proxy solicitation would not be in compliance with applicable law, National will make a good faith effort to comply with such law. If, after such good faith effort, National cannot comply with any such law, the proxy solicitation will not be solicited from shareholders residing in such jurisdictions. In any jurisdiction where the securities, blue sky or other laws require the proxy solicitation to be made by a licensed broker or dealer, the proxy solicitation will be deemed to be made on behalf of National by the Solicitation Agent or one or more registered brokers or dealers licensed under the laws of such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in the affairs of National, the Company or their respective subsidiaries since the date hereof.

                               TABLE OF CONTENTS


                                                                                                           PAGE NO.
                                                                                                           --------
SUMMARY.................................................................................................        1
  The Company...........................................................................................        1
  Risk Factors..........................................................................................        3
  Formation Transactions................................................................................        5
  Benefits of the Formation Transactions to the Philips Group...........................................       10
  Benefits of the Formation Transactions to National Shareholders.......................................       10
  Background of the Formation Transactions and Alternatives to the Formation Transactions...............       11
  Conflicts of Interest.................................................................................       13
  Management............................................................................................       14
  Growth Strategy.......................................................................................       14
  Properties............................................................................................       15
  Financing Policy......................................................................................       18
  Distribution Policy...................................................................................       18
  Comparison of Shareholders' Rights....................................................................       18
  Restrictions on Common Stock Ownership................................................................       19
  Tax Status of the Company.............................................................................       19
  Certain Aspects of the Contribution and Exchange Agreement............................................       19
  The Meeting...........................................................................................       21
  Market Information....................................................................................       22
  Summary Selected Financial Data.......................................................................       22
RISK FACTORS............................................................................................       27
  Control by the Interim Managing General Partner.......................................................       27
  Control by the Philips Group..........................................................................       27
  Conflicts of Interest with and Dependence on the Management Company...................................       27
  Conflicts of Interest.................................................................................       27
     Board of Trustees..................................................................................       27
     The Philips Group..................................................................................       27
     The Interim Managing General Partner...............................................................       28
     Philips Private Company/Excluded Properties........................................................       28
     Potential Conflict of Interests with Prudential Securities.........................................       28
     Benefits to the Philips Group, the Founders and Philips Private Company from the Formation
      Transactions......................................................................................       29
  Benefits to the Trustees from the Formation Transactions..............................................       29
  Certain Consequences of the Formation Transactions: Distributions of Common Stock: Federal Income Tax
     Consequences: National's REIT Status...............................................................       29
  Dependence on Key Management Personnel................................................................       30
  Changes in Shareholders' Rights; Elimination of Restrictions on Corporate Activities..................       30
  High Level of Debt; No Limitation on Debt; Uncertainty of Ability to Refinance Debt...................       30
     High Level of Debt.................................................................................       30
     No Limitation on Debt..............................................................................       30
     Inability to Pay Debt Service; Effect of Cross-Collateralization...................................       30
     Variable Rate Debt.................................................................................       31
     Refinancing Risks..................................................................................       31
  Lack of Acquisition Funding...........................................................................       31

  Inability to Make Required Distributions to Shareholders Could Affect REIT Status; Potential
     Requirement to Borrow..............................................................................       31
  Lack of Appraisals....................................................................................       32
  Validity of 1993 Amendment to Declaration of Trust....................................................       32
  Possible Adverse Effects on Common Stock Price Arising From Shares Available for Future Sale..........       32
  Changes in Investment and Financing Policies Without Shareholder Vote.................................       33

                                                                                                           PAGE NO.
                                                                                                           --------
     Issuance of Additional Securities..................................................................       33
     Risks Involved in Acquisitions Through Partnerships or Joint Ventures..............................       33
     Risks Involved in Investments in Securities Related to Real Estate.................................       33
  Certain Anti-Takeover Provisions May Inhibit a Change of Control......................................       34
     New Classes and Series of Stock....................................................................       34
     Staggered Board of Directors.......................................................................       34
     Ownership Limit....................................................................................       34
     Consent of Limited Partners........................................................................       34
  Adverse Effect of Increasing Market Interest Rate Levels on Price of Common Stock.....................       35
  Absence of Public Market for Common Stock; Market Price of Common Stock...............................       35
  Odd-lot Shares........................................................................................       35
  Risks of Equity Real Estate Investment; Adverse Impact on Ability to Make Distributions; Effect on
     Value of Properties................................................................................       35
     General............................................................................................       35
     Dependence on Certain Properties...................................................................       36
     Competition........................................................................................       36
     Risks of Acquisition, Renovation and Development Activities........................................       36
     Possible Environmental Liabilities.................................................................       36
     General Uninsured Losses...........................................................................       37
     Bankruptcy of Tenants..............................................................................       37
     Regulation.........................................................................................       38
     Degree of Leverage.................................................................................       38
  Tax Risks.............................................................................................       38
     Adverse Tax Consequences of Failure to Qualify as a REIT...........................................       38
     Other Tax Liabilities..............................................................................       38
  Necessity to Maintain Ownership Limit Required to Maintain REIT Qualification; Anti-Takeover Effect...       38
  Computer Systems and Year 2000 Issues.................................................................       39
  Forward--Looking Statements...........................................................................       40
FORMATION TRANSACTIONS AND STRUCTURE OF THE COMPANY.....................................................       41
  Formation Transactions................................................................................       41
  Calculation of Net Asset Value........................................................................       43
  Benefits of the Formation Transactions to the Philips Group...........................................       43
  Benefits of the Formation Transactions to the Trustees................................................       44
  Benefits of the Formation Transactions to the National Shareholders...................................       44
  Background of the Formation Transactions..............................................................       45
  Reasons for the Formation Transactions; Recommendations of the Board of Trustees......................       47

  Interests of the Trustees in the Formation Transactions...............................................       52
  Opinion of Financial Advisor..........................................................................       52
  Description of the Contribution and Exchange Agreement................................................       55
     Representations and Warranties.....................................................................       55
     Conduct of Business................................................................................       55
     No Solicitation of Competing Transactions..........................................................       55
     Conditions to the Formation Transactions...........................................................       55
     Indemnification and Insurance......................................................................       56
     Agreement to Vote..................................................................................       56
     Fees and Expenses..................................................................................       56
     Termination........................................................................................       56
  Certain Federal Income Tax Consequences...............................................................       57
  Solicitation Agent....................................................................................       58
THE MEETING.............................................................................................       58
  Purpose of the Meeting................................................................................       58
     General............................................................................................       58

                                                                                                           PAGE NO.
                                                                                                           --------
     Record Date; Shareholders Entitled to Vote and Required Vote.......................................       59
     Solicitation, Revocation and Use of Proxies........................................................       59
     Appraisal Rights; Shareholders List................................................................       59
  Approval of the Transaction Agreements................................................................       60
  Other Business; Adjournment or Postponement of Meeting................................................       60
  Principal Holders of National Shares..................................................................       60
THE COMPANIES...........................................................................................       62
  Philips International Realty Corp. ...................................................................       62
     Affiliates of the Company..........................................................................       62
  The Holding Partnerships, the Interim Managing General Partner and Philips Subs.......................       62
  The Operating Partnership.............................................................................       63
  National..............................................................................................       63
MANAGEMENT AGREEMENT AND NON-COMPETITION AGREEMENT......................................................       64
  Management Agreement..................................................................................       64
  Non-Competition Agreement.............................................................................       64
PARTNERSHIP AGREEMENT OF OPERATING PARTNERSHIP..........................................................       65
  Management............................................................................................       65
  Control by Interim Managing General Partner...........................................................       65
  Rights of the Limited Partners........................................................................       66
  Indemnification and Fiduciary Standards...............................................................       66
  Transferability of Interests..........................................................................       67
  Capital Contributions.................................................................................       68
  Additional Classes of Units...........................................................................       68
  Awards Under Stock Option Plans.......................................................................       68
  Redemption Rights.....................................................................................       68
  Registration Rights...................................................................................       68
  Tax Matters...........................................................................................       68

  Operations............................................................................................       69
  Duties and Conflicts..................................................................................       69
  Term..................................................................................................       69
COMPARISON OF SHAREHOLDERS' RIGHTS......................................................................       69
  Board of Trustees and Board of Directors..............................................................       70
  Issuance of Capital Stock.............................................................................       70
  Distributions to Shareholders.........................................................................       71
  Shareholder Meetings..................................................................................       71
  Shareholder Approval of Certain Actions...............................................................       71
  Restrictions on Corporate Activities..................................................................       71
  Interested Party Transactions.........................................................................       72
  Ownership Limit.......................................................................................       72
  Anti-takeover Provisions..............................................................................       73
  Indemnification.......................................................................................       73
  Nomination of Trustees/Directors by Shareholders......................................................       73
CAPITALIZATION..........................................................................................       74
THE COMPANY'S STRATEGY FOR GROWTH.......................................................................       74
  Internal Growth.......................................................................................       74
     Operations.........................................................................................       74
     Balance Sheet Management and Cost Control..........................................................       75
     Self-Management....................................................................................       75
  External Growth.......................................................................................       75
     Acquisitions.......................................................................................       75
     Referrals of Potential Shopping Center Acquisitions................................................       75
     Development........................................................................................       76
     Geographic Expansion...............................................................................       76

                                                                                                           PAGE NO.
                                                                                                           --------
DISTRIBUTION POLICY.....................................................................................       76
SELECTED FINANCIAL DATA.................................................................................       77
  Selected Combined Financial Data of The Philips Company and
     Merrick/Mill Basin Properties......................................................................       78
  Selected Financial Data of National...................................................................       79
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE PHILIPS
  COMPANY...............................................................................................       82
  Overview..............................................................................................       82
  Results of Operations.................................................................................       82
  Pro Forma Operating Results...........................................................................       84
  Liquidity and Capital Resources.......................................................................       84
  Funds from Operations.................................................................................       85
  Inflation.............................................................................................       86
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NATIONAL.......       87
  Liquidity and Capital Resources.......................................................................       87
  Inflation.............................................................................................       87
  Competition...........................................................................................       87

  Results of Operations.................................................................................       87
BUSINESS AND PROPERTIES.................................................................................       89
  General...............................................................................................       89
  Shopping Center Properties............................................................................       89
     Geographic Markets.................................................................................       89
     Rentals and Major Tenants..........................................................................       90
     Property Data......................................................................................       91
     Occupancy and Average Rentals......................................................................       92
     Leasing Activity...................................................................................       92
     Lease Expirations..................................................................................       93
     Tax Basis and Real Estate Taxes....................................................................       93
  Government Regulations................................................................................       94
  Employees.............................................................................................       95
  Legal Proceedings.....................................................................................       95
SIGNIFICANT PROPERTIES..................................................................................       95
  Palm Springs Mile.....................................................................................       95
  Forest Avenue Shoppers Town...........................................................................       97
  Meadowbrook Commons...................................................................................      100
EXCLUDED PROPERTIES.....................................................................................      102
ASSUMED INDEBTEDNESS....................................................................................      103
POLICIES WITH RESPECT TO CERTAIN ACTIVITIES.............................................................      105
  Investment Objectives and Policies....................................................................      105
  Real Estate Investment Policies and Criteria..........................................................      105
  Dispositions..........................................................................................      105
  Other Investments.....................................................................................      105
  Financing.............................................................................................      106
  Equity Capital........................................................................................      107
  Working Capital Reserves..............................................................................      107
  Annual Reports........................................................................................      107
  Other Policies........................................................................................      107
MANAGEMENT..............................................................................................      108
  Board of Trustees of National.........................................................................      108
  Directors and Executive Officers of the Company.......................................................      108
  Compensation of Directors.............................................................................      110
  Committees of the Board of Directors..................................................................      110

                                                                                                           PAGE NO.
                                                                                                           --------
     Audit Committee....................................................................................      110
     Compensation Committee.............................................................................      110
  Executive Compensation................................................................................      110
  Employment Agreements.................................................................................      111
  Stock Option Plan.....................................................................................      112
  The 401(k) Plan.......................................................................................      113
  Indemnification.......................................................................................      113
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..........................................................      114

  Terms of Transfers....................................................................................      114
  Registration Rights...................................................................................      114
  Non-Competition Agreement.............................................................................      114
  Partnership Agreement.................................................................................      114
  Management Agreement..................................................................................      114
  Miscellaneous.........................................................................................      114
  Benefits of the Formation Transactions to Certain Executive Officers and the Philips Group............      114
PRINCIPAL SHAREHOLDERS..................................................................................      115
DESCRIPTION OF CAPITAL STOCK OF THE COMPANY.............................................................      116
  General...............................................................................................      116
  Series A Preferred Stock..............................................................................      116
  Restrictions on Transfer..............................................................................      117
     Ownership Limits...................................................................................      117
  Transfer Agent and Registrar..........................................................................      119
CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE COMPANY'S CHARTER
  AND BY-LAWS...........................................................................................      119
  Board of Directors....................................................................................      119
  Removal of Directors..................................................................................      119
  Business Combinations.................................................................................      119
  Control Share Acquisitions............................................................................      120
  Amendment to the Articles of Incorporation............................................................      121
  Advance Notice of Director Nominations and New Business...............................................      121
  Limitation of Directors' and Officers' Liability......................................................      121
SHARES AVAILABLE FOR FUTURE SALE........................................................................      122
  General...............................................................................................      122
  Registration Rights...................................................................................      123
FEDERAL INCOME TAX CONSIDERATIONS.......................................................................      123
  Taxation of the Company...............................................................................      123
  Taxation of Shareholders..............................................................................      128
  Other Tax Considerations..............................................................................      131
ERISA CONSIDERATIONS....................................................................................      132
  Employee Benefit Plans, Tax-Qualified Retirement Plans and IRAs.......................................      133
  Status of the Company, the Operating Partnership and the Holding Partnerships Under ERISA.............      133
OTHER BUSINESS..........................................................................................      134
EXPERTS.................................................................................................      134
LEGAL MATTERS...........................................................................................      134
GLOSSARY OF CERTAIN DEFINED TERMS.......................................................................      135
INDEX TO FINANCIAL INFORMATION..........................................................................      F-1
APPENDIX A--Opinion of Prudential Securities Incorporated...............................................      A-1

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Proxy Statement/Prospectus. Unless otherwise indicated, the information contained in this Proxy Statement/Prospectus assumes the completion of the transactions resulting in the formation of the Company and the Operating Partnership, including the acquisition of the nine properties owned by the Philips Group and the acquisition of the one property from National. Unless the context otherwise requires, the 'Company' shall mean Philips International Realty Corp., its subsidiaries, and those entities controlled by it, including the Operating Partnership, on a combined basis after giving effect to the Formation Transactions. All references to 'this Proxy Statement/Prospectus' shall mean the Proxy Statement/Prospectus being furnished to the shareholders of National in connection with the solicitation of proxies by the Board of Trustees of National. Additional capitalized terms shall have the meanings set forth in the Glossary.

                                  THE COMPANY

     Philips International Realty Corp. (the 'Company') has been formed to continue and expand the Philips Group business of acquiring, developing and redeveloping community and neighborhood shopping centers. As part of the Formation Transactions, the Company will acquire the interests and/or assets of certain partnerships, limited liability companies and affiliates of the Philips Group in a portfolio of nine shopping center properties (collectively, the 'Partnership Properties') and, upon consummation of the Formation Transactions, the Company will acquire a shopping center property located in Lake Mary, Florida, owned by National (the 'National Property'). Upon consummation of the Formation Transactions, the Company will be a self-advised real estate company with expertise, through its directors and executive officers and the Management Company, in all aspects of acquisition, development, construction, leasing, management, operation and financing of shopping center properties in the New England, Mid-Atlantic and Southeast regions of the United States. The Company intends to qualify as a real estate investment trust (a 'REIT') for federal income tax purposes commencing with the taxable year ending December 31, 1998, but may elect to qualify as a REIT for federal income tax purposes as early as the taxable year ending December 31, 1997.

     Philips Private Company and the Management Company were founded in 1982 by Philip Pilevsky, Chairman of the Board and Chief Executive Officer of the Company, and Sheila Levine, Chief Operating Officer and Executive Vice President of the Company (the 'Founders'). The Founders have been involved in the development, leasing, financing, management, operation, acquisition and disposition of commercial properties in a diversity of markets for over 20 years and have been focusing primarily on retail shopping center properties in the New England, Mid-Atlantic and Southeast regions of the United States. Mr. Pilevsky and Ms. Levine, along with the Management Company, will conduct all of their future retail shopping center activities, including acquisition, development, leasing and management, exclusively through the Company, subject to certain limited exceptions.


     The Partnership Properties are located in suburban and metropolitan markets in five states along the East Coast, including New York, Florida, Connecticut, New Jersey and Massachusetts. The Partnership Properties are well established community and neighborhood shopping centers strategically located in densely populated middle and upper income markets and are easily accessible from major transportation arteries. The Partnership Properties contain approximately 2.3 million square feet of GLA, representing approximately 98.4% of the Company's total GLA, and were approximately 96.4% leased at September 30, 1997. The National Property consists of a two-story shopping center and office facility and is located in Lake Mary, Florida. The National Property contains approximately 38,000 square feet of GLA, representing approximately 1.6% of the Company's total GLA, and was 100% leased at September 30, 1997.

     The Company's ten properties (collectively, the 'Properties') are leased to more than 260 tenants representing a diverse group of local, regional, national and international companies. Such leases, generally ranging from 5 to 10 years for non-anchor tenants and 15 to 25 years for anchor tenants, provide for minimum rentals that are generally either subject to scheduled fixed increases or upward adjustments based upon certain inflation indices. The leases generally also provide for the recovery of operating costs through either full pass-through to tenants or the recovery of increases over a stated cost base. As of September 30, 1997, no one tenant represented more than 6.1% of the Company's total annualized contractual base rental revenues. All of the

Partnership Properties are anchored by national or regional tenants such as Pergament Home Centers, Inc., APW Supermarkets, Inc. (Waldbaum's), Toys 'R' Us Inc., Giant Food Stores, Inc., Mervyn's, United Artists Communications, Inc., Walgreen Co., The TJX Companies Inc. (TJ Maxx), Winn Dixie Stores Inc. and Michaels Stores Inc. See 'Business and Properties.'

     The Company's senior management will include the Founders, Mr. Louis J. Petra, President, and Mr. Brian J. Gallagher, Chief Financial Officer. Collectively, the senior management has an average of 20 years of real estate experience. The Company believes that its ability to grow will be driven by senior management's market and industry knowledge and their significant experience in the acquisition, development, management and leasing of shopping centers. Management believes, based on the real estate investment experience of senior management, coupled with an extensive network of relationships established by Mr. Pilevsky and other members of senior management, that the Company will have a competitive advantage in the operation of retail shopping centers and in the identification of attractive retail property investments.

     Under the direction of senior management of the Company, the leasing, management, construction and day-to-day operations of the Properties will be conducted primarily through the Management Company. The Company initially intends to utilize the Management Company to provide certain services to the Company, such as property management, leasing and construction management, that are currently uneconomic for the Company to provide internally. Any such services provided by the Management Company will be provided at market level fees.


     The Company's business strategy involves three fundamental practices: (i) developing, acquiring, expanding and redeveloping shopping centers in select markets with strong economic and demographic characteristics in order to establish and maintain a portfolio of real estate assets with stable income and the potential for long-term growth; (ii) continuing to develop its local and regional market expertise through the involvement and direction of senior management in the property operations and leasing of the properties in order to capitalize on the prevailing market and retailing trends; and (iii) establishing and maintaining a diversified and complementary tenant mix with an emphasis on national and regional tenants that provide day-to-day consumer necessities in order to produce consistent rental revenues. The Company has a proven track record of enhancing the value of its properties through increases in occupancy rates and rental revenues.

     The Company's goal is to maximize the long-term value of the Company and the total return to its shareholders through the acquisition, development, expansion and redevelopment of additional community and neighborhood shopping center properties and through intensive asset and portfolio management. The Company intends to expand its presence in the targeted geographic regions to realize economies of scale in the Company's operations. The Company also intends to maximize the opportunities to expand, relocate and build-to-suit for its numerous tenants.

     The Company's executive offices are located at 417 Fifth Avenue, New York, New York, 10016, and its telephone number is (212) 545-1100. National's executive offices are located at the offices of its managing trustee at 32 Hanson Road, Canton Center, Connecticut 06020, and its telephone number is (888) 678-1109.

                                  RISK FACTORS

     The holders of National Shares should carefully consider the matters discussed under 'Risk Factors' prior to voting on the Transaction Agreements. Such considerations include, among others:

     o control of the business of the Company by Mr. Pilevsky as Chairman of the Board and Chief Executive Officer of the Company and as sole member of the Interim Managing General Partner (which will control the Operating Partnership until completion of an Offering), subject to certain limitations with respect to transactions between the Company and Mr. Pilevsky and his affiliates; Mr. Pilevsky's interests may not be consistent with the interests of the other shareholders of the Company;

     o control by Mr. Pilevsky, as sole member of the Interim Managing General Partner, as to whether shareholders will receive a distribution, until such time as the Company completes an Offering (subject to certain federal tax requirements to maintain REIT status);

     o substantial influence over the affairs of the Company and the Operating Partnership by the Founders as directors and executive officers of the

       Company and as holders initially of Units and Common Stock representing approximately 70.6% of the outstanding shares of Common Stock of the Company (including interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants);

     o conflicts of interest with the Founders and other members of the Philips Group in connection with the operation of the Company's ongoing business, including conflicts associated with the tax consequences of sales and refinancings of certain of the Properties. In particular, the Founders and other members of the Philips Group may suffer different and/or more adverse tax consequences than the Company and its shareholders upon the sale or refinancing of certain of the Properties, including a reduction of indebtedness on such properties. Thus, the Founders, as directors and executive officers, on the one hand, and the shareholders, on the other hand, may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of certain Properties, and such directors and executive officers will be in a position to influence the Company not to sell or refinance a Property, even though such sale might otherwise be financially advantageous to the Company, and will be in a position to influence the Company to refinance a Property with a higher level of debt (which could be more advantageous from a tax standpoint to such directors and executive officers due to their existing holdings in the Properties) than would be in the best interests of the Company;

     o material benefits to the Philips Group in connection with the Formation Transactions, including improved liquidity and diversification of their investment in the Properties and the deferral of certain tax consequences in connection with the contribution of the Properties to the Operating Partnership in exchange for Units;

     o material benefits to the Founders in connection with the Formation Transactions, including the receipt by Mr. Pilevsky of stock options and the receipt by Ms. Levine of salary and stock options, each as an executive officer of the Company;

     o conflicts of interest associated with the engagement of third-party management affiliated with Philips Private Company, including conflicts with certain personnel of the Management Company who will continue to spend a material amount of their time and effort managing the business and properties of Philips Private Company;

     o dependence of the Company on such third-party management in the management, acquisition, development, leasing and operations of the Properties;

     o possible conflicts of interest due to the fact that two members of the Board of Trustees of National, Messrs. Stein and Goldman, have interests in and will receive certain benefits from the Formation Transactions that are in addition to the interests and benefits of shareholders of National generally, including receipt by Messrs. Stein and Goldman of 5,000 shares of Common Stock (the 'Trustees Stock') with an aggregate pro forma net asset value of $250,000 and warrants (the 'Trustees Warrants' and, together with the Trustees Stock, the 'Trustees Securities') to purchase an aggregate of 8,000 shares of Common Stock at an exercise price of

       $25.00 per share. See 'The Formation Transactions and

       Structure of the Company--Calculation of Net Asset Value' for a description of the net asset value of the Company ('Net Asset Value').

     o conflicts of interests with certain members of the Philips Group, including the Founders, who will continue to hold through Philips Private Company significant interests in income producing real property not contributed to the Company, including conflicts with one of the Founders who may continue to spend a material amount of his time and effort managing these interests;

     o lack of any limitation on the amount or percentage of debt the Company may incur, which could lead to an increase in the Company's indebtedness and adversely affect the ability of the Company to repay its indebtedness or make distributions to shareholders;

     o following completion of the Formation Transactions, the Company will have a Debt-to-Total Capitalization Ratio (as defined below) of approximately 70% (assuming a Net Asset Value of $50.00 per share of Common Stock) and will need to complete a public or private equity offering in order to decrease its level of indebtedness and obtain funds for expansion. 'Debt-to-Total Capitalization Ratio' is defined as the ratio of total debt of the Company to the sum of the aggregate Net Asset Value plus the total debt of the Company;

     o risks associated with debt financing, which could adversely affect the Company's ability to make distributions to shareholders and its ability to qualify as a REIT, including the possibility that (i) interest on the Company's floating rate mortgage debt (initially approximately $96.8 million, with a weighted average interest rate of approximately 8.0% per annum) may increase; and (ii) the Company will not have sufficient funds from operating activities available to make balloon payments of principal upon maturity (assuming exercise of extension options by the Company) of its mortgage debt, including approximately $63.5 million of debt maturing within one year, and therefore, the Company may have to refinance its debt obligations on less favorable terms, raise equity or lose the Company's interest in the applicable Properties if it cannot refinance such obligations;

     o possible adverse consequences of the Company's negative cash position of approximately $1.1 million on a pro forma basis as of September 30, 1997, which could adversely affect the Company's ability to repay its obligations or make distributions to shareholders; although no assurances can be given, the Company expects that its net cash flow from operations during the period subsequent to September 30, 1997 and preceding consummation of the Formation Transactions will be sufficient to substantially, if not fully, fund the related transaction costs and eliminate such pro forma cash deficiency. Alternatively, the Company may arrange short-term debt financing to eliminate such cash deficiency; such financing could be more difficult as a result of the Company's highly leveraged capital structure;

     o the valuation of the Properties, including the National Property, was not based on third-party appraisals; the consideration to be paid by the Company for the Properties and other assets to be acquired by it may exceed their aggregate fair market value and the consideration to be paid by the Company for any individual property, including the National Property, may be less than its fair market value;

     o material differences in the rights of shareholders of National as compared to the rights of shareholders of the Company, including the absence from the Company's charter documents of provisions protective of shareholders' rights currently applicable to National shareholders, such as restrictions on corporate investment and financing policies and limitations on certain corporate transactions, as well as differences in the ability to remove and replace directors and request meetings of shareholders;

     o real estate investment risks, including: a general lack of liquidity of investments in real estate; the dependence of income and cash flow on certain significant Properties and on the economic conditions and continued demand for shopping centers and retail space in the New England, Mid-Atlantic and Southeast regions of the United States; the ability of the Company to attract and retain tenants; factors that may adversely affect the value of the Properties, such as potential unknown or future environmental liabilities and potential losses in the event of an uninsurable casualty and uninsured losses from title defects;

     o taxation of the Company as a corporation if it fails to qualify as a REIT, and the resulting decrease in funds available to make distributions; failure of the Company to quality as a REIT could affect National's REIT status if the principal assets held by National are shares of Common Stock of the Company;

     o potential anti-takeover effects of provisions generally limiting the actual or constructive ownership of capital stock of the Company by any one person or entity to 6.5% of the outstanding shares, a classified board of directors and other charter and statutory provisions and provisions in the Partnership Agreement that may have the effect of inhibiting a change of control of the Company or making it more difficult to effect a change in management or limiting the opportunity for shareholders to receive a premium over the market price for the Common Stock;

     o no prior public market for the shares of Common Stock, including the risk that an active trading market might not develop, or if developed might not be maintained, which may negatively impact the price at which shares of Common Stock may be resold; no assurances can be made that the shares of Common Stock will trade at or above $50.00 per share, the Net Asset

       Value per share of Common Stock; see 'Formation Transactions and Structure of the Company--Calculation of Net Asset Value.'

     o in connection with the dividend of shares of Common Stock by National, certain shareholders may receive fractional shares or 'odd-lot' shares (fewer than 100 shares), which in turn could affect the liquidity of such shares and the transaction costs of a sale of such shares;

     o potential adverse effects on the value of the shares of Common Stock of fluctuations in interest rates or equity markets, which may negatively impact the price at which shares of Common Stock may be resold and may limit the Company's ability to raise additional equity to finance future development; and

     o the possible issuance of additional shares of Common Stock (or Common Stock equivalents), including 1,450,000 shares of Common Stock issuable upon redemption of the Units, 38,800 shares of Common Stock issuable upon conversion of the Series A Preferred Stock and 269,600 shares of Common Stock issuable pursuant to outstanding warrants and stock options, which may adversely affect the market price of the shares of Common Stock or result in dilution on a per share basis of cash available for distribution.

                             FORMATION TRANSACTIONS

     The Formation Transactions are as follows:

     o Pursuant to the Contribution and Exchange Agreement, the partners of the Contributing Partnerships will transfer their partnership or membership interests, as the case may be, in the Partnership Properties, or, in certain cases, the Contributing Partnerships will transfer their properties directly, to the Operating Partnership and/or its wholly-owned subsidiaries in exchange for an aggregate of 1,450,000 Units in the Operating Partnership, which Units represent approximately 93.9% of the outstanding Common Stock of the Company (including interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants). In connection with such transfers, the Operating Partnership will assume approximately $176.8 million of indebtedness encumbering the contributed assets and partnership and membership interests.


     o The Company will purchase the National Property in exchange for 32,000 shares of Common Stock and the assumption of approximately $550,000 of debt.


     o National will distribute as a dividend approximately 3,744 of such shares of Common Stock by the end of calendar year 1997 and approximately 20,256 of such shares of Common Stock by the end of January 1998 (representing in the aggregate not less than 75% of the Common Stock received by National) to its shareholders on a pro-rata basis and retain 8,000 shares of Common Stock; distributions received, if any, on account of the retained shares, or the net proceeds from the sale of any such shares, will be available to National for working capital purposes.

     o Messrs. Stein and Goldman, Trustees of National, will receive the Trustees Securities in consideration of their efforts on behalf of National to arrange and carry out the Formation Transactions and their agreement to vote their National Shares in favor of the Transaction Agreements.

     o Mr. Pilevsky will purchase 10,660 shares of Common Stock (approximately 22.4% of the outstanding shares of Common Stock of the Company, excluding interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants) at $50.00 per share, for a total purchase price of $533,000.

     o Prudential Securities will receive, in lieu of the financial advisory fee payable by National upon consummation of the Formation Transactions and assumed by the Company under the Contribution and Exchange Agreement, 1,940 shares of Series A Preferred Stock, convertible into 38,800 shares of Common Stock, which Series A Preferred Stock represents approximately 2.5% of the outstanding shares of Common Stock of the Company (including interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants).
     o The Company will enter into a three-year employment agreement with Ms. Levine as Chief Operating Officer and Executive Vice President, which will be effective as of the consummation of the Formation Transactions. Mr. Pilevsky, who will serve as Chief Executive Officer of the Company, Ms. Levine and the Management Company will enter into a non-competition agreement with the Company.

     o The Company will enter into employment agreements with Messrs. Louis J. Petra as President and Brian J. Gallagher as Chief Financial Officer, which will be effective upon consummation of the Formation Transactions.

     o The Company will contribute its fee title interest in the National Property (together with the cash received from Mr. Pilevsky in connection with his purchase of Common Stock) to the Operating Partnership in exchange for its initial approximately 3.2% general partnership interest therein (increasing to approximately 6.1% upon exercise of the Trustee Warrants and conversion of the Series A Preferred Stock). The Company will also acquire 1,940 preferred units of the Operating Partnership, which will have financial terms substantially identical to the financial terms of the Series A Preferred Stock.

     o Until the completion of an Offering, the Interim Managing General Partner will have full and exclusive control over the business and affairs of the Operating Partnership, subject to certain rights of the limited partners and certain limitations with respect to transactions with Mr. Pilevsky or his affiliates.

     o The Management Company will be engaged to provide certain property level services and accounting services to the Company.

       The following diagram illustrates certain aspects of the Formation Transactions.



                                    ----------------------------------
 -----------------------            Palm Springs Mile Associates, Ltd.
   National Properties              Forest Avenue Shopping Associates
   Investment Trust                 Philips Freeport Associates, L.P.
 -----------------------            Merrick Shopping Associates
   |             ^                  SP Avenue U Associates, L.P.
   |             |                  Foxborough Shopping L.L.C.
   |  ---------- |                  Enfield Shopping L.L.C.
   |   National  | 32,000 shares    Delran Shopping L.L.C.
   |   Trustees  | of Common Stock  Branhaven Plaza L.L.C.
   |  ---------- |                  ----------------------------------
    1       ^    |                                      ^ |
Property    |     -----------                           | |
   |         -------------   |                          | |
   |  Trustees Securities |  |                          | |
   |                  ----------------------      L.P.  | |
   |                  Philips International    interest | |9 Properties
   |                        Realty Corp.                | |
   |                  ----------------------            | |
   |     1,940 shares     |          ^ |                | |
   |  of Preferred Stock  |          | |                | |
   |         -------------|         $| |10,660 shares   | |
   |        |             |          | |of Common Stock | |
   |        \/            |          | |                | |
   |   -----------        |          | \/               | |
   |    Prudential        |        -----------------    | |
   |    Securities        |         Philip Pilevsky     | |
   |   -----------   GP   |        -----------------    | |
   |              interest|                             | |
   |                      \/                            | |
   |                -----------------------             | |
   |                 Philips International -------------  |
    ---------------\      Realty, L.P.     /--------------
                   /-----------------------\


     See 'Structure and Formation of the Company', 'Partnership Agreement of the Operating Partnership', and 'Risk Factors' for additional information regarding the Formation Transactions.

     As a result of the Formation Transactions, the structure and ownership of the Company will be as shown in the following diagram:

         ---------------------------------------------------------
                      Philips International Realty Corp.
                               ("Company")(l)

         33.9% owned by National and its shareholders (Common Stock)
         11.3% owned by Mr. Pilevsky (Common Stock)
    ---- 13.7% owned by the Trustees (Common Stock and Warrants)
   |     41.1% owned by Prudential Securities(2) (Preferred Stock
   |     convertible into Common Stock, on an as-converted basis)
   |     ---------------------------------------------------------
   |                               |                           -----------------
   |                               \/                               Philips
   | -------------------------------------------------------     International
   |              Philips International Realty, L.P.              Realty, LLC
   |                   ("Operating Partnership")                   ("Interim
   | 6.1% owned by the Company, as non-managing general    /    Managing General
   |      partner(3)                                       \---   Partner")(4)
   | 0.001% owned by the Interim Managing General Partner,       100% owned by
   |      as managing general partner                             Mr. Pilevsky
   | 93.899% owned by the Philips Group, as limited partners   -----------------
   | -------------------------------------------------------            / |
   |                 |                                  |              /  |
---------------      |                                  |             /   |
  Philips Subs       |                                  |            /    |
 100% owned by ------+----------------------------      |           /     |
  the Company        |                 -----------+-----+-----------      |
---------------      |                |           |     |                 |
 |                   \/               \/          \/   \/                 \/
 |     ------------------------------------    ---------------------------------
 |     3 Contributing Partnerships(5)          7 Holding Partnerships (6)
 |     (Owner of fee title to 3                (Owner of fee title to 7
 |          of the 10 Properties)                   of the 10 Properties)
 |     99.989% owned by the Operating          99.989% owned by the Operating
 |          Partnership, as limited partner         Partnership, as limited
  --\        or non-managing member                 partner
    /  0.01% owned by the Philips Subs,        0.01% owned by the Philips Subs,
             as non-managing partner or             as non-managing general
             non-managing member                    partner
       0.001% by the Interim Managing          0.001% by the Interim Managing
             General Partner, as managing           General Partner as managing
             general partner or managing            general partner
             member
       ------------------------------------    ---------------------------------

(1) If all Units of the Operating Partnership were redeemed by the Company for Common Stock, all of the Trustees Warrants were exercised for Common Stock and all the Series A Preferred Stock was converted into Common Stock, the Company would be owned approximately 2.1% by National and its shareholders, approximately 0.7% by Mr. Pilevsky, approximately 0.8% by the Trustees, approximately 2.5% by Prudential Securities and approximately 93.9% by members of the Philips Group (of which Mr. Pilevsky will hold a majority interest). Units are redeemable beginning on the first anniversary of the consummation of the Formation Transactions, at the holder's request, for shares of Common Stock on a one-for-one basis (subject to certain anti-dilution adjustments and exceptions) and/or cash (based on the fair market value of an

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

   equivalent number of shares of Common Stock at the time of redemption) or, at the Company's option, for shares of Common Stock and/or cash, in its sole discretion. See 'Partnership Agreement of Operating Partnership--Redemption Rights.' Officers, directors, employees and consultants of the Company will be granted stock options to acquire an aggregate of 261,600 shares of Common Stock, which could reduce the percentage owned by public stockholders to 1.8% (on a fully-diluted basis).
(2) Prudential Securities will receive, in lieu of the financial advisory fee payable by National upon consummation of the Formation Transactions and assumed by the Company under the Contribution and Exchange Agreement, 1,940 shares of Series A Preferred Stock, which are convertible into 38,800 shares of Common Stock. Upon consummation of an Offering, the Company will have the right, subject to the holder's right to convert, to redeem all (but not less than all) of the Series A Preferred Stock for $1,940,000 in cash, plus any accrued and unpaid dividends.
(3) Assumes exercise of the Trustee Warrants and conversion of the Series A Preferred Stock, but not redemption of outstanding Units since such Units may not be redeemed until the first anniversary of the consummation of the Formation Transactions.
(4) The Interim Managing General Partner will have full and exclusive power under the Partnership Agreement to manage the business and affairs of the Operating Partnership, the Contributing Partnerships and the Holding Partnerships until such time as the Company completes an Offering, subject to certain limitations set forth therein, including limitations on transactions with Mr. Pilevsky or any other member of the Philips Group and subject to certain federal tax requirements to maintain REIT status.

(5) The Contributing Partnerships for 3 of the 10 Properties initially will be owned 0.01% by a Philips Sub, as non-managing general partner or non-managing member, as the case may be, 0.001% by the Interim Managing General Partner, as managing general partner or managing member, and 99.989% by the Operating Partnership, as limited partner or non-managing member, as the case may be. Upon completion of an Offering, the interests of the Interim Managing General Partner will be redeemed and the Philips Subs will become managing general partners or managing members, as the case may be. The balance of the Contributing Partnerships will transfer their respective properties to the Holding Partnerships.



(6) The Holding Partnerships for 7 of the 10 Properties initially will be owned 0.01% by a Philips Sub, as non-managing general partner, 0.001% by the Interim Managing General Partner as managing general partner and 99.989% by the Operating Partnership, as limited partner. Upon completion of an Offering, the interests of the Interim Managing General Partner will be redeemed and the Philips Subs will become managing general partners.

          BENEFITS OF THE FORMATION TRANSACTIONS TO THE PHILIPS GROUP

     The Founders proposed the Formation Transactions to the Philips Group because they believe that the benefits of the organization of the Company for the Philips Group outweigh the detriments to them. Benefits to members of the Philips Group, including the Founders, include:

          o improved liquidity of their interests in the Properties, increased diversification of investment and deferral of the tax consequences of the contribution of their interests in the Partnership Properties to the Operating Partnership;

          o the Company will own and manage ten shopping center properties throughout the New England, Mid-Atlantic and the Southeast regions of the United States, thereby representing an investment in an enterprise with a significantly larger and more diversified portfolio, which, although no assurances can be given, should provide the Company greater access to the capital markets and result in economies of scale in its operations;

          o the release and/or indemnification by the Company of various members of the Philips Group, including Mr. Pilevsky, with respect to the assumed indebtedness and certain guarantees and indemnities in connection with such indebtedness;

          o receipt by the Founders of options to purchase Common Stock, each as an executive officer of the Company, and the employment agreement entered into with Ms. Levine providing for an annual salary, bonus and other benefits for her services; and

          o the Management Agreement, which will provide a fee to the Management Company, an affiliate of the Founders, in connection with management of the Properties. In addition, the Management Company or its designees will receive options to purchase Common Stock.

        BENEFITS OF THE FORMATION TRANSACTIONS TO NATIONAL SHAREHOLDERS

     The Board of Trustees has unanimously approved the Transaction Agreements and recommends that National shareholders approve the Transaction Agreements. In making its recommendation, the Board of Trustees considered a number of factors, including the following benefits to National shareholders:


     o the Formation Transactions will result in a diversified real estate company with expertise, through the Company's executive officers and directors and the Management Company, in acquisition, development, financing, construction, leasing and other tenant-related services, enabling the Company to benefit from an effective management team with substantial real estate experience;

     o the Company will own ten shopping center properties throughout the New England, Mid-Atlantic and Southeast regions of the United States, compared with National's ownership of one property in Lake Mary, Florida, thereby representing an investment for National shareholders in an enterprise with a significantly larger and more diversified portfolio, which, although no assurances can be given, should provide the Company greater access to the capital markets and result in economies of scale in its operations; and

     o National does not expect to make cash distributions to shareholders in the near future except as required to maintain its REIT status, but the Company intends to make periodic distributions at least annually to its shareholders in order to maintain its REIT status.

     In making its recommendation, the Board of Trustees also considered the written opinion of Prudential Securities, dated August 7, 1997, that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received by National for the National Property pursuant to the Contribution and Exchange Agreement is fair to National from a financial point of view, and the requirement under the Contribution and Exchange Agreement of the approval of the Transaction Agreements by a plurality of Unaffiliated Shareholders. The Board of Trustees also considered the effect of the controlling ownership of the Philips Group, the reliance upon the Management Company for the day-to-day management of the Properties and other factors referred to above under 'Risk Factors'.

     In the process of reviewing the proposed Formation Transactions, the Board examined the benefits to be received by insiders and affiliates of National and the Company from the Formation Transactions. With respect to the additional consideration in the form of the Trustees Securities to be received from the Company by the National Trustees, Messrs. Stein and Goldman, the Board acknowledged the effort, mostly uncompensated, that had been made by the Trustees over a three year period to enhance shareholder value in National by, among other things, making improvements to National's real property and exploring alternative investment opportunities for National. The Board also took note of the substantial time and effort expended by each of the Trustees in performing due diligence and negotiating the Formation Transactions opportunity for National shareholders. Based on these efforts and the ongoing effort of managing National, the Board determined that the additional consideration to be received by Messrs. Stein and Goldman, when viewed as part of the Formation Transactions, was fair to and in the best interest of the National shareholders.

     The Board also considered the conflicts of interest and control issues presented by the role of Mr. Pilevsky and the Philips Group and their insiders and affiliates in the Formation Transactions. In particular, the Board noted that Mr. Pilevsky and the other officers and directors of the Company and the members of the Philips Group initially will control Units and Common Stock representing approximately 94.6% of the outstanding shares of Common Stock of the Company (including interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants) compared to the 2.1% that it is contemplated that the National shareholders will own and the 0.8% to be owned by the Trustees. Despite the foregoing negative factors, the Board determined that the opportunities and value to the shareholders presented by the Formation Transactions outweighed the risks posed by the control and conflicts of interest issues raised by the role of insiders and affiliates of the Philips Group in the Formation Transactions and concluded that the Formation Transactions were both fair to, and in the best interests of, shareholders.

     As of the Record Date, the Trustees of National had the right to vote 96,789 National Shares, or approximately 12.9% of the outstanding National Shares.

   BACKGROUND OF THE FORMATION TRANSACTIONS AND ALTERNATIVES TO THE FORMATION
                                  TRANSACTIONS

     National was organized on January 16, 1985, as a Massachusetts business trust. On July 23, 1993, National changed its name from Richard Roberts Real Estate Growth Trust I to its current name. Since electing its REIT status in 1985, National has filed as a REIT under the provisions of the Code and intends to maintain this status as long as it will benefit National's shareholders.

     From inception, National invested directly in equity interests in five commercial properties in the United States which had income-producing capabilities. Four of these properties were lost to foreclosure in 1990 and 1992. National has experienced a loss of $18,598, income of $33,452 and a loss of $272,220 for fiscal years ended December 31, 1996, 1995 and 1994, respectively. The Shoppes at Lake Mary, a shopping center located in Lake Mary, Florida, is National's sole remaining property.

     Over the past several years, the Board of Trustees of National, specifically Messrs. Stein and Goldman, has spent a considerable amount of time investigating various alternatives in order to enhance shareholder value and return on equity. The Board of Trustees has received various proposals, and has performed extensive due diligence in assessing all of these proposals.

     In spring of 1994, National retained a securities firm to assist in locating a merger or joint venture partner that would be interested in operating within a public real estate investment trust structure. Different properties were reviewed, and preliminary discussions were held with one party. In July 1994, discussions were held with an owner's representative of a portfolio comprising 56 small retail shopping properties in the Chicago area, Northern Indiana and Southern Wisconsin. Most of the sites were visited by the Trustees, and they received and evaluated detailed financial data on each property. Discussions and meetings were held with the attorneys for the seller, but no definitive proposal was made by either party. In January 1995, the Trustees entered into negotiations with the general partner for a portfolio of 4,700 multi-family units located primarily in Michigan and Ohio. All the sites were visited by the Trustees, some financial data was exchanged and various meetings between principals were held. The limited partners of such general partner elected not to proceed with a transaction. In spring of 1995, the Trustees entered into detailed discussions with the general partner of a portfolio of more than 100,000 multi-family units, mostly government-subsidized properties. The Trustees entered into contract negotiations to acquire numerous properties, the largest being a 230 unit high-rise in Cincinnati, Ohio. The parties were unable to agree on the terms of a definitive agreement. In January through March of 1996, the Trustees held discussions with a group owning more than 1,000 manufactured housing units in the Phoenix, Arizona area. Included in this portfolio was land and plans to develop an additional 900 units. The parties were unable to agree on the terms of a definitive agreement. In May 1996, the Trustees held discussions with both principals and attorneys for a portfolio of multi-family units, located in the upper Midwest. Preliminary meetings were held in New York with potential securities firms to raise the necessary capital for a transaction. However, the parties were unable to agree on the terms of a definitive agreement.

     Prudential Securities' initial meeting with National was on December 30, 1996. There was a general discussion concerning the Trustees' goals for National and potential candidates for a consolidation with National. Included among the attributes deemed by the Board of Trustees to be of critical importance were:
(i) the financial strength of the strategic partner; (ii) the compatibility of investment objectives and policies; and (iii) the potential for expansion by the combined entity. On January 12, 1997, National engaged Prudential Securities to serve as National's financial advisor. Prudential Securities had preliminary conversations with several private real estate owners to obtain indications of interest concerning a possible consolidation transaction with National. On February 12, 1997, Philips and another private real estate owner made presentations to National to introduce themselves to National and to describe their respective businesses and organizations. Following the meeting, National advised Prudential Securities that it would prefer to pursue a possible transaction with Philips because Philips' property type was a better fit with National, Philips had a Florida presence like National and National favored Philips' development-oriented growth plans. The other party did not make a proposal for a consolidation transaction with National.

     Representatives of National and representatives of the Philips Group, and their respective advisors, held numerous meetings and telephone conference calls to discuss in conceptual terms the parameters of a possible transaction, to refine the structure of the transaction and to negotiate the terms of a proposed acquisition agreement. See 'Formation Transactions and Structure of the Company--Background of the Formation Transactions.'

     During the course of negotiations, the structure of the transaction was established as a taxable transfer of the National Property for Common Stock rather than as a tax-free merger transaction to ensure that the Company is not deemed to assume the liabilities of National, and the parties further discussed the compensation that would be paid to the Trustees. The Company sought a distribution by National of Common Stock to shareholders in 1997, (so that the Company would achieve an immediate public distribution), which distribution was expected to be taxable to the National shareholders. The Board agreed to this distribution, since it concluded that it would minimize the adverse tax consequences to National shareholders by limiting the 1997 distribution to approximately 18% of the Common Stock to be received by National. National also agreed to maintain its REIT status and corporate existence for at least one year following the closing of the Formation Transactions. During this period the Trustees intend to pursue new opportunities for investment by the REIT and to continue National as a REIT thereafter so long as, in the Board's determination, reasonable avenues for enhancing shareholder value remain available.

     On August 7, 1997, a special meeting of the Board of Trustees of National was held in the offices of Bingham Dana LLP in Boston, Massachusetts to consider the proposed Formation Transactions. After consideration of the positive and negative factors involved, based on the totality of the facts and circumstances, the Board resolved to approve National's entering into the Contribution and Exchange Agreement and the consummation of the Formation Transactions as being fair and in the best interest of the shareholders, and recommended shareholder approval of the Transaction Agreements following a proxy solicitation. See 'Formation Transactions and Structure of the Company--Reasons for the Formation Transactions; Recommendation of the Board of Trustees.'

                             CONFLICTS OF INTEREST

     Board of Trustees. As a result of certain benefits to be received by two of the members of the National Board of Trustees, Messrs. Stein and Goldman, upon consummation of the Formation Transactions, such individuals may have conflicts of interest with respect to their obligations to National in determining whether it should consummate the Formation Transactions. These benefits are described in 'Risk Factors--Benefits to Trustees from the Formation Transactions' and in 'The Formation Transactions--Interests of Certain Persons in the Formation Transactions.'

     The Philips Group. The Philips Group, including the Founders, has interests that conflict with the interests of others participating in the Formation Transactions, including the shareholders of National. The Company and the Philips Group have been represented by the same legal counsel and, therefore, the Company has not been advised by separate legal counsel in connection with the Formation Transactions. See 'Risk Factors--Benefits to the Philips Group from the Formation Transactions' and 'The Formation Transactions--Interests of Certain Persons in the Formation Transactions.'

     Mr. Pilevsky and Ms. Levine, who will be directors and executive officers of the Company, will own Units in the Operating Partnership. As a result of their status as holders of Units, such persons may have interests that conflict with shareholders with respect to business decisions affecting the Company and the Operating Partnership. In particular, such principals of the Philips Group may suffer different and/or more adverse tax consequences than the Company and its shareholders upon the sale or refinancing of certain of the Properties, including a reduction of indebtedness on such properties. Thus, these executive officers, on the one hand, and the shareholders, on the other hand, may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of certain Properties, and such executive officers will be in a position to influence the Company not to sell or refinance a Property, even though such sale might otherwise be financially advantageous to the Company, and will be in a position to influence the Company to refinance a Property with a higher level of debt (which could be more advantageous from a tax standpoint to such persons due to their existing holdings in the Properties) than would be in the best interests of the Company.

     The Interim Managing General Partner. The Partnership Agreement provides that the Interim Managing General Partner will have full, exclusive and complete responsibility in the management and control of the business and affairs of the Operating Partnership (subject to the rights accorded to the limited partners, of which Mr. Pilevsky will hold a majority of the Units), the Contributing Partnerships and the Holding Partnerships, and that the Company shall have no such rights until the completion of an Offering. Thus, until completion of an Offering, the business and affairs of the Company, conducted through the Operating Partnership, will be exclusively controlled by Mr. Pilevsky, as sole member of the Interim Managing General Partner, subject to certain limitations with respect to transactions between the Company and Mr. Pilevsky or his affiliates. Since distributions to shareholders require a distribution from the Operating Partnership to the Company, Mr. Pilevsky will also control any decision regarding distributions to shareholders (subject to certain federal tax requirements to maintain REIT status). See 'Partnership Agreement of Operating Partnership' and 'Risk Factors--Control by the Interim Managing General Partner.'


     Philips Private Company/Excluded Properties. The Philips Group has directly or indirectly contributed all of the Partnership Properties to the Operating Partnership. However, certain members of the Philips Group, including the Founders, will continue to hold through Philips Private Company significant interests in income producing real property, including certain retail properties, which will not be contributed to the Company as part of the Formation Transactions. Neither the Philips Group nor any of its affiliates will be limited in any manner with respect to such income producing real property other than pursuant to a non-competition agreement (which places certain restrictions on the ability of Mr. Pilevsky, Ms. Levine, the Management Company and their respective affiliates to acquire, operate, manage or develop retail shopping center properties, other than through the Company, subject to certain limited exceptions) and they may therefore engage in real estate activities which could be directly competitive with the business of the Company. See 'Excluded Properties,' '--Conflicts of Interest with and Dependence on the Management Company' and 'Management Agreement and Non-Competition Agreement.'


     The Management Company. The day-to-day leasing, development, acquisition, property and portfolio management and related administrative functions of the Company will be performed jointly by the Company and the Management Company, including certain executive officers and employees of the Management Company who currently manage the Partnership Properties, pursuant to the terms of the Management Agreement. Management Company personnel will not devote their efforts full-time to the management of the business and properties of the Company, but will in fact devote a material amount of their time to the management of the business and properties of Philips Private Company, which could be directly competitive with the business of the Company. The failure of the Management Company personnel to adequately perform services for the Company could adversely effect the business of the Company. See 'Risk Factors--Conflicts of Interests--Philips Private Company/Excluded Properties.'

                                   MANAGEMENT

     The Company's day-to-day leasing, development, acquisition, property and portfolio management and related administrative functions will be performed jointly by the Company and the Management Company. The Management Company initially will be engaged to manage the Partnership Properties, pursuant to a management agreement (the 'Management Agreement'), for a fee equal to 3% of annual gross rental collections (which, based upon estimated gross rental collections for 1996, would have been approximately $930,000), plus certain leasing commissions (not to exceed local current market rates, determined based upon an analysis derived from contacts with local brokers), construction supervisory fees (ranging from 10-20% of the cost of a project, determined based upon the level of difficulty of such project) and other fees not to exceed current market rates. The Management Agreement may be terminated at any time, in whole or in part, upon thirty days' written notice, by the Company in the event it elects to perform one or more of such management functions on an 'in-house' basis, and at the Company's option upon certain other conditions. See 'Management Agreement and Non-Competition Agreement--Management Agreement.'

     The Company's executive officers will include Mr. Pilevsky, Chairman of the Board and Chief Executive Officer of the Company, who will devote in excess of 50% of his professional time to overseeing the management of the Properties and the growth of the Company as well as a significant amount of his time to the management of the business and properties of Philips Private Company, including non-retail real estate activities and certain properties not contributed to the Company in the Formation Transactions. Ms. Levine, Chief Operating Officer and Executive Vice President of the Company, will devote in excess of 90% of her professional time to overseeing the management of the Properties and the growth of the Company, and will have limited involvement with certain properties not contributed to the Company in the Formation Transactions. See 'Risk Factors--Conflicts of Interests--Philips Private Company/Excluded Properties.' Pursuant to the terms of a non-competition agreement, Mr. Pilevsky, Ms. Levine and the Management Company have agreed to conduct all of their future management, operations, acquisitions or development of retail shopping center properties, with certain exceptions, through the Company. See 'Management Agreement and Non-Competition Agreement--Non-Competition Agreement.' In addition, prior to the consummation of the Formation Transactions, the Company will enter into employment agreements with Messrs. Petra and Gallagher, who will devote all of their professional time overseeing the management of the Properties and the growth of the Company. Ms. Levine and Messrs. Pilevsky, Petra

and Gallagher (the 'Executive Officers') have an average of 20 years' experience in all aspects of the real estate industry, and have developed many long-term relationships with tenants, brokers, property owners, lenders, contractors, suppliers and others in the real estate industry throughout the New England, Mid-Atlantic and Southeast regions of the United States. In addition, Mr. Petra has 13 years of prior experience as a senior executive with a publicly-traded real estate company that focused on the retail shopping center business.

                                GROWTH STRATEGY

     The Company will seek to maximize shareholder value through aggressive growth of its cash flow per share to be accomplished through an integrated, multi-faceted strategy capitalizing on the Company's existing strengths and substantial expertise in the real estate industry.

     The Company will continue to utilize its aggressive asset and property management style to maximize cash flow from its Properties. The Company, through management's extensive knowledge of retail demand and shopping center operations accumulated in over 20 years of shopping center ownership and development throughout the United States, and through its extensive, direct relationships with the tenant community, will continue its program of (a) seeking optimal tenant mix at the most favorable rental structure, (b) maximizing occupancy, (c) minimizing property operating expenses, and (d) superior physical maintenance. The Company also will continue to selectively engage in property expansion, re-leasing and redevelopment where the economics of such are favorable to shareholder value.

     The Company intends to aggressively manage its capital and cost structures so as to maximize total return to shareholders. The Company intends to restructure its balance sheet to reduce leverage, appropriately match assets and liabilities and to continuously seek more favorable forms of capital with which to fulfill its business objectives and enhance its cash flow per share. Consistent with this strategy, the Company intends, subject to market conditions, to complete a public or private equity offering, at such time as it deems it advantageous to do so, and, simultaneously therewith, to obtain a revolving credit facility to fund acquisitions and for working capital purposes. The Company, in order to more appropriately match its overhead to the size of its portfolio, initially will utilize the services of the Management Company for certain non-executive functions, but intends as the portfolio grows to hire directly a significant number of those individuals providing such services.

     The Company initially will focus its activities in the New England, Mid-Atlantic and Southeast regions of the United States, utilizing the initial Properies as a foundation for the Company's anticipated geographic expansion. The Company, upon closing of the Formation Transactions, will have two offices, one located at the midpoint of the New England and Mid-Atlantic regions, in New York, New York, and one located in the Southeast region in Hialeah, Florida. The Company intends to utilize its existing presence in these regions for expansion throughout the major markets of the eastern United States.


     The Company intends to acquire additional properties at initially attractive returns which are capable of being further enhanced through the use of management's proven, value-added expertise, including opportunities to expand or redevelop properties to attract tenants at higher rent levels. The Company will seek to acquire properties at below replacement cost in markets with strong demographics, emphasizing locations where retail demand exceeds supply and the creation of new supply is hindered. As a result, it is anticipated that most new acquisitions will occur in major urban-suburban markets. The Company, through its management team, will apply the same asset and property management philosophy which it has successfully used for over 20 years, embodied in the assets to be contributed by the Contributing Partnership upon the closing of the Formation Transactions. The Company may acquire properties, in whole or in part, through the issuance of Units, which will enable sellers to defer the payment of taxes on properties contributed to the Operating Partnership until such time as the Units are redeemed for Common Stock.

     The Philips Group's long-standing relationships in the real estate brokerage community should give the Company a competitive advantage in identifying potential acquisition candidates which fit the Company's investment objectives. Furthermore, the numerous individuals and institutions who have invested with the members of the Philips Group in past and present real estate projects should also provide a referral source of potential future retail shopping center acquisition candidates. In addition, certain members of the Philips Group, including Mr. Pilevsky, have significant equity interests in retail shopping center properties which may over time become desirable acquisition targets for the Company. Such properties were not included in the Formation Transactions for various reasons, including (i) the asset size, type, quality or geographic location was not consistent with the Company's acquisition criteria, (ii) the required valuation of such property would be economically undesirable from the Company's standpoint, and (iii) partnership and lender consent issues precluded including certain property in the Company's property portfolio. Any acquisition of properties owned in part or in whole by Mr. Pilevsky or any other member of the Philips Group must be approved by the Company's independent directors.The Company has no agreement with respect to the acquisition of any of these excluded properties, and, therefore, no assurance can be made that any such acquisitions will be consummated.

                                   PROPERTIES

     The Company initially will own and operate ten shopping center properties located in metropolitan and suburban areas in the New England, Mid-Atlantic and Southeast regions of the United States. The Partnerships Properties consist of shopping centers located in Merrick, Brooklyn, Staten Island, and Freeport, New York;

Hialeah, Florida; Enfield and Branford, Connecticut; Delran, New Jersey; and Foxborough, Massachusetts. The National Property consists of one shopping center in Lake Mary, Florida.


     The Properties are well established community and neighborhood shopping centers strategically located in densely populated, generally middle and upper income markets and are conveniently located and easily accessible from major transportation arterials. The Properties contain a total of approximately 2.4 million square feet of GLA, with the individual properties ranging from approximately 38,000 square feet to approximately 1.2 million square feet of GLA. As of September 30, 1997, the Properties were approximately 96.4% leased to over 260 tenants. The Company's principal tenants include major national and regional retailers, such as Pergament Home Centers, Inc., APW Supermarkets, Inc. (Waldbaum's), Toys 'R' Us Inc., Giant Food Stores, Inc., Walgreen Co., Mervyn's, United Artists Communications, Inc., The TJX Companies (TJ Maxx), Winn-Dixie Stores Inc. and Michaels Stores Inc. The Company believes, based in part on recent engineering reports, that all of its Properties are well-maintained and do not require significant capital improvements.


     For the year ended December 31, 1996, the Partnership Properties and the National Property accounted for 98.4% and 1.6%, respectively, of the Company's approximately 2.4 million square feet of pro forma GLA and approximately 99.6% and 0.4%, respectively of the Company's approximately $5.1 million of pro forma Funds from Operations.

     Property Data. The following table sets forth certain information relating to each of the Properties as of September 30, 1997. All of the Properties will be 100% owned by the Company after completion of the Formation Transactions.


                                                                       TOTAL       PERCENTAGE        TOTAL
                                YEAR        TOTAL                    ANNUALIZED     OF TOTAL      ANNUALIZED     PERCENT
                               BUILT/        GLA       PERCENT OF    BASE RENT     ANNUALIZED     BASE RENT/     LEASED
PROPERTY LOCATION            RENOVATED    (SQ. FT.)   TOTAL GLA(%)   ($000)(1)    BASE RENT(%)   SQ. FT.($)(2)   (3)(%)
----------------------------------------  ---------   ------------   ----------   ------------   -------------   -------
Forest Avenue                1957/1996      177,002         7.4         3,071          12.8          17.51         99.1
Shoppers Town,
Staten Island, NY

Meadowbrook Commons             1990        173,027         7.2         3,029          12.7          17.50        100.0
Sunrise Highway,
Freeport, NY

Merrick Commons              1960/1994      106,393         4.4         1,737           7.3          16.38         99.7
Merrick Road
Merrick, NY

Mill Basin Plaza                1991         80,708         3.4         2,104           8.8          26.07        100.0
5700-5716 Avenue U
Brooklyn, NY

Palm Springs Mile           1958/1985 -   1,175,346        49.3        10,491          43.9           9.47         94.3
419 West 49th St.               1997
Hialeah, FL

The Shoppes at Lake Mary        1985         38,125         1.6           309           1.3           8.10        100.0
101 N. Country Club Rd.
Lake Mary, FL 32746

Branhaven Plaza              1971/1996      187,829         7.9         1,319           5.5           7.04         99.8
1060 West Main St.
Branhaven, CT

Elm Plaza                    1973/1995      168,852         7.1           582           2.4           3.53         97.6
95 Elm Street
Enfield, CT

Millside Plaza                  1977        161,128         6.8           761           3.2           4.81         98.3
Route 130 & Haines Mill Rd.
Delran, NJ

Foxboro Plaza                   1982        117,831         4.9           513           2.1           4.77         91.2
Route 140 &
Commercial St.

Foxborough, MA
                                          ---------       -----      ----------       -----          -----       -------
                                          2,386,241       100.0        23,916         100.0          10.40         96.4
                                          ---------       -----      ----------       -----          -----       -------
                                          ---------       -----      ----------       -----          -----       -------

                              ANCHOR TENANTS (.25,000 SQ.
                                  FT.) (YEAR OF LEASE
                               EXPIRATION; PRIMARY/OPTION
PROPERTY LOCATION                        TERM)
----------------------------  ----------------------------
Forest Avenue                 The TJX Companies
Shoppers Town,                (TJ Maxx) (2005, 2020)
Staten Island, NY             APW Supermarkets, Inc.
                              (Waldbaum's) (2001, 2011)

Meadowbrook Commons           Giant Food Stores, Inc.
Sunrise Highway,              (2025)
Freeport, NY                  Toys 'R' Us, Inc. (2020,
                              2040)
                              Marshall's (2001, 2016)

Merrick Commons               APW Supermarkets, Inc.
Merrick Road                  (Waldbaum's) (2013, 2041)
Merrick, NY

Mill Basin Plaza              Pergament Home Centers, Inc.
5700-5716 Avenue U            (2011, 2021)
Brooklyn, NY

Palm Springs Mile             United Artists Theaters
419 West 49th St.             (2010, 2030)
Hialeah, FL                   Mervyn's (2011, 2031)
                              Publix (2002)
                              Kids 'R' Us (2016, 2026)
                              Burlington Co. (2002, 2022)
                              Toys 'R' Us, Inc. (2002,
                              2033)
                              Circuit City Stores, Inc.
                              (2009, 2029)
                              RTG Furniture (2000, 2005)

The Shoppes at Lake Mary
101 N. Country Club Rd.
Lake Mary, FL 32746

Branhaven Plaza               Caldor, Inc. (2002, 2022)
1060 West Main St.            APW Supermarkets, Inc.
Branhaven, CT                 (Waldbaum's) (2016, 2038)

Elm Plaza                     Caldor Inc. (2001, 2021)
95 Elm Street                 APW Supermarkets, Inc.

Enfield, CT                   (Waldbaum's) (2014, 2034)

Millside Plaza                Kmart Corp. (2002, 2017)
Route 130 & Haines Mill Rd.   Shop Rite (2001, 2016)
Delran, NJ

Foxboro Plaza                 Bradlees (Stop N Shop)
Route 140 &                   (2002, 2022)
Commercial St.
Foxborough, MA


------------------
(1) Total annualized contractual base rent as of September 30, 1997, excluding
    (i) percentage rent, (ii) additional rent payable by tenants such as common area maintenance, real estate taxes and other expense reimbursements, and
    (iii) future contractual rent escalations and cost of living increases.

(2) Total annualized contractual base rent divided by total GLA leased as of September 30, 1997.

(3) Percent of GLA leased as of September 30, 1997.

                                FINANCING POLICY

     The Company's Board of Directors has not set any limit on the amount or percentage of debt the Company may incur. Subject to existing market conditions, the Company intends to raise additional debt and/or equity capital consistent with its objective to maximize shareholder value. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--The Company (Pro Forma)--Liquidity and Capital Resources.'

                              DISTRIBUTION POLICY

     The Company currently intends to make periodic distributions to comply with REIT distribution requirements. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--The Company (Pro Forma)--Liquidity and Capital Resources.' In order to maintain its qualification as a REIT, the Company must make annual distributions to shareholders of at least 95% of its REIT taxable income (excluding capital gains). Under certain circumstances, the Company may be required to make distributions in excess of cash available for distribution in order to meet such distribution requirements.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

     The following provisions are applicable to National shareholders through the Declaration of Trust, the trustees regulations adopted by the Board of Trustees (the 'Trustees Regulations') or the Massachusetts Business Corporation Law (the 'MBCL'), but will not be applicable to shareholders of the Company (which will be governed by the Company's Amended and Restated Articles of Incorporation (the 'Charter'), its Amended and Restated By-Laws (the 'By-Laws') and the Maryland General Corporation Law (the 'MGCL') following completion of the Formation Transactions:

          o National's Declaration of Trust restricts investment and financing activities and certain extraordinary transactions, whereas the Company's Charter and By-Laws do not contain similar restrictions;

          o a trustee of National may be removed without cause by the affirmative vote of the holders of a majority of the outstanding National Shares entitled to vote or with cause by the remaining trustees, whereas a director of the Company may be removed only for cause by the affirmative vote of the holders of two-thirds of the total outstanding shares of Common Stock;

          o the holders of 10% of the outstanding National Shares or a majority of the Board of Trustees may require that a special meeting of National shareholders be called, whereas a majority of the Board of Directors, the Chief Executive Officer, the President, or the holders of a majority of outstanding shares of Common Stock may request a special meeting of the Company's shareholders;

          o there are no Massachusetts anti-takeover statutes currently applicable to National and there will be no MGCL anti-takeover statutes applicable to the Company upon consummation of the Formation Transactions due to the election by the Company to opt out of such provisions; however, certain provisions of the Company's Charter and By-Laws may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change of control of the Company.

     In addition, certain provisions of the Operating Partnership's partnership agreement further provide that the Company may not engage in any merger, consolidation or other combination with or into another person, the sale of all or substantially all of its assets or any reclassification, recapitalization or change of its outstanding equity interests (each a 'Termination Transaction') unless all limited partners either will receive, or will have the right to elect to receive, for each Unit an amount of cash, securities or other property equal to the product of (i) the number of shares of Common Stock into which each Unit is convertible and (ii) the greatest amount of cash, securities or other property paid to the holder of one share of Common Stock in consideration of one share of Common Stock pursuant to the terms of the Termination Transaction. If, in connection with the Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of the outstanding shares of Common Stock, each holder of Units will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder would have received had it exercised its right to redemption and received shares of Common Stock in exchange for its Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer. See 'Comparison of Shareholders' Rights' and 'Partnership Agreement of Operating Partnership--Rights of Limited Partners'.

                     RESTRICTIONS ON COMMON STOCK OWNERSHIP

     Because of limitations imposed by the Internal Revenue Code of 1986, as amended (the 'Code'), on the concentrations of ownership of stock of a REIT, the Charter generally prohibits any stockholder, directly or through attribution, from owning more than 6.5% (by number of shares or value, whichever is more restrictive) of the outstanding capital stock of the Company, which percentage may be increased up to 9.8% upon resolution of the Board of Directors of the Company. The Board of Directors has waived the ownership limitation with respect to Mr. Pilevsky and has permitted Mr. Pilevsky and his affiliates to actually or constructively own up to 25% of the outstanding capital stock of the Company (excluding interests redeemable or convertible therefor and shares issuable upon exercise of outstanding warrants; the 'Philips Ownership Limit'). In addition, no holder may own or acquire (either actually or constructively under the applicable attribution rules of the Code) shares of any class of capital stock if such ownership or acquisition (i) would cause more than 50% in value of the outstanding capital stock to be owned by five or fewer individuals or (ii) would otherwise result in the Company's failing to qualify as a REIT. See 'Description of Capital Stock,' 'Certain Provisions of Maryland Law and of the Company's Charter and By-laws' and 'Federal Income Tax Considerations'.


                           TAX STATUS OF THE COMPANY

     The Company intends to make an election to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with taxable year ending December 31, 1998, but may elect to qualify as a REIT as early as the taxable year ending December 31, 1997. The Company will elect REIT status for the year ending December 31, 1997, if the failure to so elect would adversely affect National's REIT status. As a REIT, the Company generally will not be subject to federal income tax on taxable income that it distributes to its shareholders, and is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 95% of its REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains) to its shareholders. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. See 'Federal Income Tax Considerations-- Failure to Qualify as a REIT' for a more detailed discussion of the consequences of a failure of the Company to qualify as a REIT. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on it income and property and to federal income tax and excise taxes on its undistributed income. See 'Federal Income Tax Considerations--Taxation of the Company.'

     In the opinion of Pryor, Cashman, Sherman & Flynn, tax counsel to the Company, the discussion contained in the section entitled 'Federal Income Tax Considerations' fairly summarizes the federal income tax considerations that are likely to be material to a holder of Common Stock, and commencing with the Company's taxable year in which it timely elects to be taxed as a REIT, the Company will be organized in conformity with the requirements for qualification as a REIT and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. The opinion of Pryor, Cashman, Sherman & Flynn is based upon current law, the Company's ability to satisfy certain Code requirements, and certain representations made by the Company as to certain factual matters; such opinion is not binding upon the IRS and no assurance can be given that the Internal Revenue Service will not challenge the Company's eligibility for taxation as a REIT.

           CERTAIN ASPECTS OF THE CONTRIBUTION AND EXCHANGE AGREEMENT

     Conduct of Business. Until the closing of the Formation Transactions contemplated by the Contribution and Exchange Agreement (the 'Closing'), or earlier termination of the Contribution and Exchange Agreement, National, the Company, its subsidiaries and the Contributing Partnerships will each conduct their operations in the ordinary course of business consistent with past practice. In addition, unless agreed in writing or except as otherwise permitted by the Transaction Agreements, none of National, the Company, any of its subsidiaries or any of the Contributing Partnerships is permitted to engage in any of a number of actions specified in the Transaction

Agreements. Additionally, National has agreed to maintain its existence and not adopt any plan of liquidation or dissolution for a period of at least one year following the Closing. See 'The Formation Transactions--Description of the Contribution and Exchange Agreement--Conduct of Business.'

     No Solicitation. Prior to the Closing or earlier termination of the Contribution and Exchange Agreement, neither National nor any of its trustees, advisors, officers, employees, agents, affiliates, or any investment banker or financial advisor acting on its behalf, will, directly or indirectly, solicit, initiate or encourage any person to pursue a Competing Offer (as defined in 'Formation Transactions and Structure of the Company--Description of the Contribution and Exchange Agreement'), except as may be required by the exercise of their fiduciary duties under applicable law. See 'The Formation Transactions--Description of the Contribution and Exchange Agreement--No Solicitation of Competing Transactions.'

     Additional Conditions of the Formation Transactions. The consummation of the Formation Transactions is conditioned upon the satisfaction or waiver of certain additional conditions set forth in the Contribution and Exchange Agreement, including the condition that the requisite approval of the National shareholders shall have been obtained. See 'The Formation Transactions--Description of the Contribution and Exchange Agreement-- Conditions to the Consummation of the Formation Transactions.'

     Certain Federal Income Tax Consequences. National and the Company consider the Formation Transactions to be taxable transactions for federal income tax purposes, in which National will recognize gain to the extent that the fair market value of the Common Stock received by National pursuant to the Contribution and Exchange Agreement exceeds National's adjusted tax basis in the National Property. It is estimated that for federal tax purposes a gain of approximately $1.1 million will be recognized by National as a result of the Formation Transactions and all such gain and substantial portion of state tax gain will be offset by carry-over net operating losses of National. National and the Company intend to file federal, state and local income tax returns consistent with such treatment.

     Generally, as a result of the distribution in 1997 of 3,744 shares of Common Stock to the National shareholders, gain for federal tax purposes will be recognized by the shareholders of National of approximately $0.25 per Share, and the distribution of 20,256 shares of Common Stock in 1998 will be considered a reduction in basis of the National Shares held by each holder and will be taxable as capital gain only to the extent it exceeds a shareholder's basis in the National Shares held by such shareholder. Holders of National Shares are urged to consult their own tax advisors as to the specific tax consequences to them of the Formation Transactions. See 'The Formation Transactions--Certain Federal Income Tax Consequences.'


     Bingham Dana LLP, tax counsel to National, has rendered an opinion regarding the federal income tax consequences that are likely to be material to a holder of National Shares. See 'The Formation Transactions--Certain Federal Income Tax Consequences'.



     Termination. The Contribution and Exchange Agreement may be terminated (i) by mutual consent of the parties, (ii) by either National or the Contributing Partnerships if the Formation Transactions have not been consummated by December 31, 1997 and (iii) under certain other circumstances. In addition, National will be obligated to pay to the Company certain termination fees under certain circumstances. See 'The Formation Transactions--Description of the Contribution and Exchange Agreement--Termination.'

     Indemnification. The Company will indemnify, defend and hold harmless the Board of Trustees for any damages suffered in the event any suits (other than suits that relate to actions or inactions on the part of Messrs. Stein, Goldman or Reibstein taken or not taken, as the case may be, which are unrelated to the negotiation and execution of the Contribution and Exchange Agreement and consummation of the Formation Transactions) are brought against them as a result of the transactions contemplated by the Contribution and Exchange Agreement. These indemnification obligations of the parties survive the consummation of the Formation Transactions. See 'The Formation Transactions--Description of the Contribution and Exchange Agreement--Indemnification and Insurance.'

     Agreement to Vote. Pursuant to the Contribution and Exchange Agreement, Messrs. Stein, Goldman and Reibstein agreed to vote all National Shares held by them, and to cause their respective affiliates to vote all National Shares held by such affiliates, in favor of the Transaction Agreements.

     Expenses. In general, the Company will bear its expenses and those of National incurred in connection with the Formation Transactions. See 'The Formation Transactions--Description of the Contribution and Exchange Agreement--Expenses.'

                                  THE MEETING

     Date, Time and Place. The Meeting will be held at 3:00 p.m., local time, on Tuesday, December 30, 1997, at the offices of Pryor, Cashman, Sherman & Flynn, 410 Park Avenue, New York, New York 10022. See 'The Meeting--Purpose of the Meeting.'

     Record Date. Only holders of record of National Shares at the close of business on December 4, 1997, the Record Date, are entitled to notice of, and to vote at, the Meeting. See 'The Meeting--Purpose of the Meeting--Record Date; Shareholders Entitled to Vote and Required Vote.'

     Other Matters. In addition to considering and acting upon Proposal 1 and Proposal 2, the shareholders of National will consider and act upon such other business as may properly be brought before the Meeting.

     Vote Required. The presence of a majority of the outstanding National Shares, either in person or by proxy, is necessary to constitute a quorum at the Meeting. Abstentions and broker non-votes are counted as shares present for purposes of determining the presence of a quorum at the Meeting, but broker non-votes are not counted as votes on any matter to which they relate. Approval of each of the proposals requires the affirmative vote of the holders of a majority of the outstanding National Shares entitled to vote at the Meeting. Accordingly, abstentions and broker non-votes will have the effect of a vote against the approval of a proposal. In addition, the Contribution and Exchange Agreement requires the affirmative vote of a plurality of the votes cast by Unaffiliated Shareholders for approval of Proposal 1. The adoption of each proposal is conditioned upon the approval of the other proposal. As of the Record Date, the Trustees of National (or their affiliates) had the right to vote 96,789 National Shares, or approximately 12.9% of the outstanding National Shares. Such persons have agreed to vote their National Shares in favor of the Transaction Agreements. See 'Formation Transactions and Structure of the Company--Reasons for the Formation Transactions; Recommendation of the Board of Trustees' and '--Description of the Contribution and Exchange Agreement--Agreement to Vote.'

     Proxies. All holders of National Shares represented at the Meeting by properly executed proxies received by National prior to or at the Meeting, unless such proxies previously have been revoked, will be voted at the Meeting in accordance with the instructions on the proxies. IF NO CONTRARY INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE APPROVAL OF EACH OF PROPOSAL 1 AND PROPOSAL 2. PROXIES THAT ARE VOTED AGAINST EITHER PROPOSAL 1 OR PROPOSAL 2 WILL NOT BE VOTED IN FAVOR OF AN ADJOURNMENT OR POSTPONEMENT OF THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY USING THE ENCLOSED PRE-PAID ENVELOPE OR DELIVER TO: THE HERMAN GROUP, INC., 2121 SAN JACINTO STREET, 26TH FLOOR, DALLAS, TEXAS 75201. FACSIMILE COPIES OF THE PROXY, PROPERLY COMPLETED AND DULY EXECUTED, WILL BE ACCEPTED AT (214) 999-9323 OR
(214) 999-9348. IF YOU HAVE ANY QUESTIONS, PLEASE CALL THE HERMAN GROUP, INC. AT
(800) 582-1313.

     Recommendation of the National Board of Trustees. The Board of Trustees of National has unanimously approved the Transaction Agreements, and unanimously recommends that the shareholders of National approve each of Proposal 1 and Proposal 2. In making its recommendation, the Board of Trustees evaluated a number of factors. See 'The Formation Transactions--Reasons for the Formation Transactions; Recommendation of the Board of Trustees.'

     Opinion of Financial Advisor. National engaged Prudential Securities as its financial advisor in connection with the Board of Trustees' review of strategic alternatives for National and its shareholders. On August 7, 1997, Prudential Securities delivered its written opinion to the Board of Trustees that, as of such date and subject to certain matters stated therein, the consideration to be received by National for the National Property pursuant to the Contribution and Exchange Agreement is fair to National from a financial point of view. Prudential Securities confirmed its prior opinion as of the date of this Proxy Statement/Prospectus. The opinion of Prudential Securities does not constitute a recommendation as to how any shareholder should vote at the Meeting. See 'The Formation Transactions--Opinion of Financial Advisor.'

     Appraisal Rights; Shareholders List. The shareholders of National have no appraisal rights or dissenters' rights with respect to the Formation

Transactions under the Declaration of Trust or Massachusetts business trust law. The Declaration of Trust provides that shareholders of National have the right, for proper purposes, to inspect a list of the names and addresses of the shareholders of National in the manner and to the extent provided under Massachussetts business corporation law. Such request for inspection should be delivered to the Board of Trustees of National at 32 Hanson Road, Canton Center, Connecticut, 06020, or by facsimile to (888) 678-7642.

                               MARKET INFORMATION

     The National Shares are not actively traded and, therefore, there is no available information concerning historical stock prices for the National Shares.

     As of the Record Date, 1997, there were approximately 1,770 holders of record of National Shares.

     National declared and paid cash distributions on a monthly basis from February 1987 through July 1988 and in September 1988 and February 1989. On April 11, 1989, the Trustees voted to suspend the monthly shareholders' dividend indefinitely, effective with the scheduled distribution for the third month of 1989. This decision was predicated upon the desire to direct all available funds into property operations. A one-time dividend of $0.05 per share was declared in January 1996 and paid in February 1996 to shareholders of record as of September 30, 1995. This dividend was a return of capital to the shareholders. The dividend was declared by the sole vote of the managing trustee at such time.

                        SUMMARY SELECTED FINANCIAL DATA

     The following table sets forth selected financial and operating information for (i) Philips International Realty Corp. (the 'Company'), on a pro forma basis, (ii) for The Philips Company ('Philips') on a combined historical basis,
(iii) for the Merrick Commons and Mill Basin Plaza Properties ('Merrick/Mill Basin') on a combined historical basis, (iv) for National on a historical basis,
(v) for Philips, Merrick/Mill Basin and National, all on a combined historical basis and as modified for the pro forma adjustments (collectively, the 'Equity Investees') and (vi) for Philips International Realty, L.P. (the 'Operating Partnership') on a pro forma basis. This information should be read in conjunction with all of the financial statements and the notes thereto included elsewhere in this Proxy Statement/Prospectus. The unaudited historical financial information presented herein is based upon the separate historical financial statements of the respective entities and the notes thereto which appear elsewhere in this Proxy Statement/Prospectus and should be read in conjunction with such financial statements. The unaudited pro forma financial information presented herein is based upon the pro forma financial statements of Philips International Realty Corp., the Equity Investees, the Operating Partnership and the notes thereto which appear elsewhere in this Proxy Statement/Prospectus and should be read in conjunction with such financial statements. Reference should also be made to 'Management's Discussion and Analysis of Financial Condition and Results of Operations' in conjunction with the review of all historical and pro forma financial and operating information set forth herein.

     Upon completion of the Formation Transactions, Philips International Realty LLC will become the 'Interim Managing General Partner' of the Operating

Partnership and each of the property partnerships with a .001% interest in each and the Company will have directly or indirectly a non-managing general partnership interest and therefore will record its investment in the Operating Partnership on the equity method. The Interim Managing General Partner's interests will be redeemed by the respective partnerships upon consummation of a future equity offering of at least $25 million. The Company's pro forma adjustments are derived from the pro forma financial statements of the Equity Investees' property partnerships as set forth in the notes to the pro forma financial statements.

     The unaudited pro forma operating information for the Company, the Equity Investees and the Operating Partnership has been presented as if the Formation Transactions had occurred as of January 1, 1996, and as if the Company had qualified as a REIT, distributed all of its taxable income and, therefore, incurred no federal income tax expense during the period. The unaudited pro forma balance sheets for the Company, the Equity Investees and the Operating Partnership as of September 30, 1997 are presented as if the Formation Transactions had occurred on September 30, 1997. The unaudited pro forma balance sheet of the Equity Investees combines the respective balance sheets of the property partnerships as of September 30, 1997, subject to certain pro forma adjustments. The pro forma balance sheet of the Operating Partnership reflects its equity interest in the Equity Investees and the pro forma balance sheet of the Company reflects its equity interest in the Operating Partnership.

     The pro forma financial information is not necessarily indicative of what the Company's, the Equity Investees' or the Operating Partnership's actual financial position and results of operations would have been as of and for the period indicated, nor does it purport to represent the future financial position or results of operations of the Company, the Equity Investees or the Operating Partnership.

 PHILIPS INTERNATIONAL REALTY CORP., PHILIPS INTERNATIONAL REALTY L.P., EQUITY
                                   INVESTEES,
  THE PHILIPS COMPANY AND THE MERRICK COMMONS AND MILL BASIN PLAZA PROPERTIES
                    SUMMARY SELECTED COMBINED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  NINE MONTHS ENDED SEPTEMBER 30,
                          -------------------------------------------------------------------------------
                                        PRO FORMA                               HISTORICAL
                          -------------------------------------  ----------------------------------------
                                          1997                          1997                 1996
                          -------------------------------------  -------------------  -------------------
                                       (UNAUDITED)                   (UNAUDITED)          (UNAUDITED)
                                        PHILIPS INT.   EQUITY              MERRICK/             MERRICK/
                          PHILIPS INT.      L.P.      INVESTEES  PHILIPS  MILL BASIN  PHILIPS  MILL BASIN
                          ------------  ------------  ---------  -------  ----------  -------  ----------
OPERATING DATA:                                             (1)
Revenues from rental
 property................    $   --        $   --      $23,865   $19,508   $  3,725   $19,338    $3,531
                                ---           ---     ---------  -------      -----   -------     -----
Property operating
 expenses................        --            --        3,919     3,618        436     3,646       559
Real estate taxes........        --            --        3,432     2,792        612     2,742       552
Interest.................        --            --       11,936     9,909      1,581     8,584     2,570
Depreciation and
 amortization............        --            --        3,946     2,867        422     2,480       470
General and
 administrative..........        --            14        1,364       206         47       230        38
                                ---           ---     ---------  -------      -----   -------     -----
Total expenses...........        --            14       24,597    19,392      3,098    17,682     4,189
                                ---           ---     ---------  -------      -----   -------     -----
                                                          (732)      116        627     1,656      (658)
Equity in income (loss)
 of investees............       (27)         (709)          --       285         --        15        --
Allocation of income on
 Preferred Units.........       131            --           --        --         --        --        --
Other income.............        --            --           23        22          1        17       949
                                ---           ---     ---------  -------      -----   -------     -----
Income (loss) before
 extraordinary items ....       104          (723)     $  (709)  $   423   $    628   $ 1,688    $  291
                                                      ---------  -------      -----   -------     -----
                                                      ---------  -------      -----   -------     -----
Preferred Stock unit
 distribution ...........      (131)         (131)
                                ---           ---
Net loss attributable to
 General and Limited
 Partners................                  $ (854)
                                              ---

                                              ---

Net loss attributable to
 common shares ..........    $  (27)
                                ---
                                ---
Net loss attributable to
 General partners........        --        $  (27)
Net loss attributable to
 Limited partners........        --        $ (827)
Loss per share before
 extraordinary
 items(2)................    $ (.57)
                                ---
                                ---


                                  YEAR ENDED DECEMBER 31,
                           --------------------------------------
                                         PRO FORMA
                           --------------------------------------
                                            1996
                           --------------------------------------
                                        (UNAUDITED)
                             PHILIPS    PHILIPS INT.    EQUITY
                              INT.          L.P.       INVESTEES
                           -----------  ------------  -----------
OPERATING DATA:                                              (1)
Revenues from rental
 property................     $  --        $   --       $33,239
                                ---           ---         -----
Property operating
 expenses................        --            --         5,677
Real estate taxes........        --            --         4,451
Interest.................        --            --        16,168
Depreciation and
 amortization............        --            --         5,134
General and
 administrative..........        --            --         1,847
                                ---           ---         -----
Total expenses...........        --            --        33,277
                                ---           ---         -----
                                                            (38)
Equity in income (loss)
 of investees............        (6)          (15)           --
Allocation of income on
 Preferred Units.........       175            --            --
Other income.............        --            --            23
                                ---           ---         -----
Income (loss) before
 extraordinary items ....       169           (15)      $   (15)
                                                          -----

                                                          -----
Preferred Stock unit
 distribution ...........      (175)         (175)
                                ---           ---
Net loss attributable to
 General and Limited
 Partners................                  $ (190)
                                              ---
                                              ---
Net loss attributable to
 common shares ..........     $  (6)
                                ---
                                ---
Net loss attributable to
 General partners........        --        $   (6)
Net loss attributable to
 Limited partners........        --        $ (184)
Loss per share before
 extraordinary
 items(2)................     $(.13)
                                ---
                                ---

                                                                          HISTORICAL
                           --------------------------------------------------------------------------------------------------------
                                  1996                1995                 1994                  1993                  1992
                           ------------------  -------------------  ------------------- --------------------  --------------------
                                                                                                  (UNAUDITED)           (UNAUDITED)
                                    MERRICK/             MERRICK/             MERRICK/            (*)MERRICK/           (*)MERRICK/
                           PHILIPS MILL BASIN  PHILIPS  MILL BASIN  PHILIPS  MILL BASIN  PHILIPS  MILL BASIN   PHILIPS  MILL BASIN

                           ------- ----------  -------  ----------  -------  ----------  -------  -----------  -------  -----------
OPERATING DATA:
Revenues from rental
 property................  $25,947   $4,949    $23,187    $4,810    $22,192    $2,308    $22,337    $   503    $22,622    $   799
                           -------    -----    -------     -----    -------     -----    -------      -----    -------      -----

Property operating
 expenses................    5,054      710      5,008       712      4,834       553      4,218        198      3,805        580

Real estate taxes........    3,671      744      3,591       671      3,554       370      3,446        199      3,393        374

Interest.................   11,728    3,496     11,097     2,054      9,695       873      9,524        337     10,044        484

Depreciation and
 amortization............    3,417      576      3,072       540      2,896       322      2,738         44      2,724        117

General and
 administrative..........      306       38        201        53        222        20        270         23        192          8
                           -------    -----    -------     -----    -------     -----    -------      -----    -------      -----

Total expenses...........   24,176    5,564     22,969     4,030     21,201     2,138     20,196        801     20,158      1,563

                           -------    -----    -------     -----    -------     -----    -------      -----    -------      -----

                             1,771     (615)       218       780        991       170      2,141       (298)     2,464       (764)

Equity in income (loss)
 of investees............       95       --         54        --          6        --        (89)        --       (225)        --

Allocation of income on
 Preferred Units.........       --       --         --        --         --        --         --         --         --         --

Other income.............       22    1,307         35         3         48         2         46          1         23         14
                           -------    -----    -------     -----    -------     -----    -------      -----    -------      -----

Income (loss) before
 extraordinary items ....  $ 1,888   $  692    $   307    $  783    $ 1,045    $  172    $ 2,098    $  (297)   $ 2,262    $  (750)
                           -------    -----    -------     -----    -------     -----    -------      -----    -------      -----
                           -------    -----    -------     -----    -------     -----    -------      -----    -------      -----

Preferred Stock unit
 distribution ...........

Net loss attributable to
 General and Limited
 Partners................

Net loss attributable to
 common shares ..........

Net loss attributable to
 General partners........
Net loss attributable to
 Limited partners........
Loss per share before
 extraordinary
 items(2)................



                                              AS OF SEPTEMBER 30, 1997
                       -----------------------------------------------------------------------
                                        PRO FORMA                            HISTORICAL
                       -------------------------------------------     -----------------------
                                       (UNAUDITED)                           (UNAUDITED)
                                        PHILIPS INT.      EQUITY                     MERRICK/
                       PHILIPS INT.         L.P.         INVESTEES     PHILIPS      MILL BASIN
                       ------------     ------------     ---------     --------     ----------
BALANCE SHEET DATA:
Rental properties,
 at cost before
 accumulated

 depreciation......      $     --         $     --       $198,700      $165,066      $ 26,341
Investment in
 Operating
 Partnership/Equity
 Investees.........         2,321           11,379
Total assets.......         2,323           13,852        197,375       154,036        27,661
Mortgage notes
 payable...........            --               --        177,022       151,244        25,854
Stockholders/Owners'
 equity (deficit)...        2,308           13,852         11,380        (5,218)        1,094

OTHER DATA:
Funds from
 operations(4).....            99            3,092          3,237         3,449            --
Net cash provided
 by (used in)
 operating
 activities........           (27)            (723)         3,237            21            --
Net cash provided
 by (used in)
 financing
 activities........           131             (131)        (1,324 )      18,687            --
Net cash (used in)
 investing
 activities........            --               --         (2,635 )     (19,369)           --

                                                                  AS OF DECEMBER 31,
                      ----------------------------------------------------------------------------------------------------------
                               1996                       1995                        1994                        1993
                      ----------------------     -----------------------     -----------------------     -----------------------
                                                                                                               (UNAUDITED)
                                   MERRICK/                    MERRICK/                    MERRICK/                    MERRICK/
                      PHILIPS     MILL BASIN     PHILIPS      MILL BASIN     PHILIPS      MILL BASIN     PHILIPS      MILL BASIN
                      --------    ----------     --------     ----------     --------     ----------     --------     ----------
BALANCE SHEET DATA:
Rental properties,
 at cost before
 accumulated
 depreciation......   $137,399     $ 26,161      $124,892      $ 25,783      $118,307      $ 25,509      $114,953      $ 11,468
Investment in
 Operating
 Partnership/Equity
 Investees.........
Total assets.......    129,841       27,575       116,856        31,813       108,188        25,957       109,474        11,186
Mortgage notes
 payable...........    133,609       26,049       131,740        24,075       131,187        19,606       132,125         5,967
Stockholders/Owners
 equity (deficit)..    (11,166)         586       (22,091)        6,011       (24,611)        5,056       (25,771)        3,555
OTHER DATA:
Funds from
 operations(4).....      5,574           --         3,590            --         4,050            --            --            --
Net cash provided

 by (used in)
 operating
 activities........      3,567           --         3,535            --         3,639            --            --            --
Net cash provided
 by (used in)
 financing
 activities........      6,086           --         2,160            --          (876)           --            --            --
Net cash (used in)
 investing
 activities........     (9,359)          --        (6,604)           --        (3,354)           --            --            --


                              1992
                     -----------------------
                           (UNAUDITED)
                                   MERRICK/
                     PHILIPS      MILL BASIN
                     --------     ----------
BALANCE SHEET DATA:
Rental properties,
 at cost before
 accumulated
 depreciation......  $113,748       $6,791
Investment in
 Operating
 Partnership/Equity
 Investees.........
Total assets.......   108,770        6,833
Mortgage notes
 payable...........   133,541        5,967
Stockholders/Owners
 equity (deficit)..   (26,071)       1,429
OTHER DATA:
Funds from
 operations(4).....        --           --
Net cash provided
 by (used in)
 operating
 activities........        --           --
Net cash provided
 by (used in)
 financing
 activities........        --           --
Net cash (used in)
 investing
 activities........        --           --


------------------
(*) In 1992 and 1993, Merrick/Mill Basin consisted of only the Merrick Commons
    Property. During this period such Property was undergoing significant renovations.

                      NATIONAL PROPERTIES INVESTMENT TRUST
                        SUMMARY SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,                      YEAR ENDED DECEMBER 31,
                                            --------------------------    ----------------------------------------------
                                               1997           1996         1996      1995      1994      1993      1992
                                            -----------    -----------    ------    ------    ------    ------    ------
                                            (UNAUDITED)    (UNAUDITED)
OPERATING DATA:
Revenues from rental property..............    $ 268         $   260      $  341    $  311    $  294    $  307    $  422
                                            -----------    -----------    ------    ------    ------    ------    ------
Property operating expenses................       70              77          96        90       105       111       282
Real estate taxes..........................       28              23          36        33        31        29        33
Interest...................................       43              47          60        46        32        47        61
Depreciation and amortization..............       41              37          50        46        45        50        --
General and administrative.................       75              73         119        64       353       323        30
                                            -----------    -----------    ------    ------    ------    ------    ------
Total expenses.............................      257             257         361       279       566       560       406
                                            -----------    -----------    ------    ------    ------    ------    ------
Operating income...........................       11               3         (20)       32      (272)     (253)       16
Other income expenses), net................        1               1           1         1        --        92       (24)
                                            -----------    -----------    ------    ------    ------    ------    ------
Net income (loss)..........................    $  12         $     4      $  (19)   $   33    $ (272)   $ (161)   $   (8)
                                            -----------    -----------    ------    ------    ------    ------    ------
                                            -----------    -----------    ------    ------    ------    ------    ------
Net income (loss) per share(3).............    $0.02         $  0.01      $(0.03)   $ 0.05    $(0.39)   $(0.24)   $(0.01)
                                            -----------    -----------    ------    ------    ------    ------    ------
                                            -----------    -----------    ------    ------    ------    ------    ------

                                                           AS OF
                                                       SEPTEMBER 30,                  AS OF DECEMBER 31,
                                                       -------------    ----------------------------------------------
                                                           1997          1996      1995      1994      1993      1992
                                                       -------------    ------    ------    ------    ------    ------
                                                        (UNAUDITED)
BALANCE SHEET DATA:
Rental properties, at cost before accumulated
  depreciation........................................    $ 1,700       $1,608    $1,548    $1,518    $1,510    $1,486

Total assets..........................................      1,068        1,051     1,102     1,014     1,210     1,067
Mortgage notes payable................................        550          571       598       399       400        --
Shareholders' equity..................................        455          406       461       387       629       790

OTHER DATA:
Funds from operations(4)..............................         51           23        72      (230)     (111)       (8)
Net cash provided by (used in) operating activities...         47           60       (65)      (54)     (344)      (11)
Net cash provided by (used in) financing activities...         15          (63)      200        19       360        --
Net cash (used in) investing activities...............        (92)         (60)      (30)       (7)      (24)      (15)

                                                           AS OF
                                                       SEPTEMBER 30,                  AS OF DECEMBER 31,
                                                       -------------    ----------------------------------------------
                                                           1997          1996      1995      1994      1993      1992
                                                       -------------    ------    ------    ------    ------    ------
                                                        (UNAUDITED)
OTHER DATA (IN THOUSANDS):
Cash and cash equivalents.............................    $    14       $   44    $  108    $    3    $   45    $   53
Total assets at book value............................      1,068        1,051     1,102     1,014     1,210     1,067
Total assets at the value assigned for purposes of the
  Formation Transactions..............................      2,211           --        --        --        --        --
Total liabilities.....................................        613          645       642       628       581       277
Shareholders' equity..................................        455          406       461       387       629       790
Net increase (decrease) in cash and cash
  equivalents.........................................        (30)         (64)      105       (42)     (344)      (11)
Net cash provided by (used in) operating activities...         47           60       (65)      (54)       (8)      (26)
Dividends.............................................          0           36         0         0         0         0

OTHER DATA:
Ratio of earnings to fixed charges....................       1.24         0.73      1.99     (6.69)    (2.40)     0.87
Earnings (loss) per Share.............................       0.02        (0.03)     0.05     (0.39)    (0.24)    (0.01)
Book value per Share..................................       0.61         0.56      0.64      0.54      0.92      1.15
Value assigned for the purposes of the Formation
  Transactions per Share..............................       2.13           --        --        --        --        --
Dividends per Share - return of capital...............       0.00         0.05      0.00      0.00      0.00      0.00

(Footnotes from previous pages)

------------------

(1) The following is a reconciliation of historical operating results to pro forma results for the Equity Investees:



                                                                         NINE MONTHS
                                                                            ENDED             YEAR ENDED
                                                                      SEPTEMBER 30, 1997   DECEMBER 31, 1996
                                                                      ------------------   -----------------
Historical income (loss) before extraordinary item:
  The Philips Company, less equity in income of
    the Merrick/Mill Basin Properties................................      $    138             $ 1,793
  The Merrick/Mill Basin Properties..................................           628                 692
  National Properties Investment Trust...............................            12                 (19)
                                                                           --------            --------
                                                                                778               2,466
Adjustments relating to the purchase of the non-sponsor interests in exchange for cash and Units:
  Increase in depreciation related to purchase accounting............          (616)             (1,090)
  Increase in interest cost associated with financings of the
    purchase of partners' interests and transaction fees.............          (403)               (884)
  Increase in rental revenue related to partners' interests
    purchased........................................................           364                 695
                                                                           --------            --------
Combined historical, as adjusted.....................................           123               1,187

Pro forma changes in operating expenses due to organizational changes:
  Reduction in management fees.......................................           241                 228
  Increase in general and administrative expenses to support future
    operations.......................................................        (1,073)             (1,430)
                                                                           --------            --------
Pro forma loss before extraordinary items............................      $   (709)            $   (15)
                                                                           --------            --------
                                                                           --------            --------


(2) Pro forma net loss attributable to common shares items is calculated based upon 47,660 shares of Common Stock assumed to be outstanding for the nine months ended September 30, 1997 and the year ended December 31, 1996. The anti-dilutive effect of the Warrants has not been considered in the calculation for either period. In February 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ('FAS 128') which is effective for periods ending after December 15, 1997. Had FAS 128 been adopted there would be no effect on the pro forma net loss attributable to common shares.

(3) Net income (loss) per share is based upon 742,000, 719,000, 718,000, 719,000, 693,000, 671,000 and 684,000 weighted average numbers of shares of beneficial interest outstanding for the nine months ended September 30, 1997 and 1996 (unaudited) and the years ended December 31, 1996, 1995, 1994, 1993 and 1992, respectively.

(4) The White Paper on Funds from Operations approved by the Board of Governors of NAREIT in March 1995 defines Funds from Operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. The Company computes Funds from Operations in accordance with standards established by NAREIT which may not be comparable to Funds from Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions.

       Funds from Operations was calculated as follows:

                                                    PHILIPS INTERNATIONAL          PHILIPS INTERNATIONAL          EQUITY
                                                         REALTY CORP.                   REALTY L.P.              INVESTEES
                                                          PRO FORMA                      PRO FORMA               PRO FORMA
                                                 ----------------------------   ----------------------------   -------------
                                                  NINE MONTHS                    NINE MONTHS                    NINE MONTHS
                                                     ENDED        YEAR ENDED        ENDED        YEAR ENDED        ENDED
                                                 SEPTEMBER 30,   DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,   SEPTEMBER 30,
                                                     1997            1996           1997            1996           1997
                                                 -------------   ------------   -------------   ------------   -------------
Net loss attributable to common shares........      $   (27)        $   (6)
Income (loss) before extraordinary items......                                     $  (723)        $  (15)        $  (709)
Depreciation and amortization.................           --             --                                          3,946
Allocation of income to preferred units.......           --             --            (131)          (175)             --
Adjustment for unconsolidated joint
  ventures....................................          126            164           3,946          5,134              --
                                                 -------------   ------------   -------------   ------------   -------------
Funds from Operations.........................      $    99         $  158         $ 3,092         $4,944         $ 3,237
                                                 -------------   ------------   -------------   ------------   -------------
                                                 -------------   ------------   -------------   ------------   -------------


                                                                    THE PHILIPS COMPANY HISTORICAL
                                                               ----------------------------------------
                                                                NINE MONTHS

                                                 YEAR ENDED        ENDED       YEARS ENDED DECEMBER 31,
                                                DECEMBER 31,   SEPTEMBER 30,   ------------------------
                                                    1996           1997         1996     1995     1994
                                                ------------   -------------   ------   ------   ------
Net loss attributable to common shares........
Income (loss) before extraordinary items......     $  (15)        $   423      $1,888   $  307   $1,045
Depreciation and amortization.................      5,134           2,867       3,417    3,072    2,896
Allocation of income to preferred units.......         --              --          --       --       --
Adjustment for unconsolidated joint
  ventures....................................         --             159         269      211      109
                                                ------------   -------------   ------   ------   ------
Funds from Operations.........................     $5,119         $ 3,449      $5,574   $3,590   $4,050
                                                ------------   -------------   ------   ------   ------
                                                ------------   -------------   ------   ------   ------

                                  RISK FACTORS

     An investment in Common Stock involves various risks. In evaluating their vote on the Transaction Agreements and the proposed Formation Transactions resulting therefrom, holders of National Shares should carefully consider the following information in conjunction with the other information contained in this Proxy Statement/Prospectus.

CONTROL BY THE INTERIM MANAGING GENERAL PARTNER

     Subject to certain limitations set forth in the Partnership Agreement, including limitations with respect to transactions between the Company and Mr. Pilevsky or his affiliates, until such time as an Offering is completed Mr. Pilevsky, as sole member of the Interim Managing General Partner, will have full and exclusive power under the Partnership Agreement to manage the business and affairs of the Company through the Operating Partnership, including investment and financing policies, and to make any decision with respect to distributions to shareholders. These management decisions might not be consistent with the interests of other shareholders of the Company. See 'Partnership Agreement of Operating Partnership--Interim Managing General Partner,' and '--Conflicts of Interest--Philips International' and '--The Philips Group.'

CONTROL BY THE PHILIPS GROUP

     Upon completion of the Formation Transactions, the Philips Group will own 1,450,000 Units of the Operating Partnership, representing approximately 93.9% of the outstanding shares of Common Stock of the Company (including interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants). Mr. Pilevsky will own a majority of such Units held by the Philip Group and approximately 22.4% of the outstanding shares of Common Stock of the Company (excluding interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants). Three designees of the Philips Group will be directors and executive officers of the Company. Mr. Pilevsky and the Philips Group will be in a position to exercise control over the affairs of the Operating Partnership and the Company, and may take actions in their own interest which might not be consistent with the interests of other shareholders of the Company. See '--Conflicts of Interest--Philips Private Company', '--The Interim Managing General Partner,' '--The Philips Group' and 'Partnership Agreement of Operating Partnership.'

CONFLICTS OF INTEREST WITH AND DEPENDENCE ON THE MANAGEMENT COMPANY

     The day-to-day leasing, development, acquisition, property and portfolio management and related administrative functions of the Company will be performed jointly by the Company and the Management Company, including certain executive officers and employees of the Management Company who currently manage the Partnership Properties, pursuant to the terms of the Management Agreement. Management Company personnel will not devote their efforts full-time to the management of the business and properties of the Company, but will in fact devote a material amount of their time to the management of the business and properties of Philips Private Company, which could be directly competitive with the business of the Company. The failure of the Management Company personnel to adequately perform services for the Company could adversely effect the business of the Company. See '--Conflicts of Interests--Philips Private Company.'

CONFLICTS OF INTEREST

     Board of Trustees. As a result of certain benefits to be received by two of the members of the National Board of Trustees, Messrs. Stein and Goldman, upon consummation of the Formation Transactions, such individuals may have conflicts of interest with respect to their obligations to National in determining whether it should consummate the Formation Transactions. These benefits are described below in '--Benefits to Trustees from the Formation Transactions' and in 'The Formation Transactions--Interests of Certain Persons in the Formation Transactions.'

     The Philips Group. The Philips Group, including the Founders, has interests that conflict with the interests of others participating in the Formation Transactions, including the shareholders of National. The Company and the Philips Group have been represented by the same legal counsel and, therefore, the Company has not been advised by separate legal counsel in connection with the Formation Transactions. See '--Benefits to the Philips

Group from the Formation Transactions' below and 'The Formation
Transactions--Interests of Certain Persons in the Formation Transactions.'

     Mr. Pilevsky and Ms. Levine, who will be directors and executive officers of the Company, will own Units in the Operating Partnership. As a result of their status as holders of Units, such persons may have interests that conflict with shareholders with respect to business decisions affecting the Company and the Operating Partnership. In particular, such principals of the Philips Group may suffer different and/or more adverse tax consequences than the Company and its shareholders upon the sale or refinancing of certain of the Properties, including a reduction of indebtedness on such properties. Thus, these executive officers, on the one hand, and the shareholders, on the other hand, may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of certain Properties, and such executive officers will be in a position to influence the Company not to sell or refinance a Property, even though such sale might otherwise be financially advantageous to the Company, and will be in a position to influence the Company to refinance a Property with a higher level of debt (which could be more advantageous from a tax standpoint to such persons due to their existing holdings in the Properties) than would be in the best interests of the Company. See '--Benefits to the Philips Group, the Founders and Philips Private Company from the Formation Transactions' and 'Partnership of Operating Partnership.'

     The Interim Managing General Partner. The Partnership Agreement provides that the Interim Managing General Partner will have full, exclusive and complete responsibility in the management and control of the business and affairs of the Operating Partnership (subject to the rights accorded to the limited partners, of which Mr. Pilevsky will hold a majority of the Units) and that the Company shall have no such rights until the completion of an Offering. Thus, until completion of an Offering, the business and affairs of the Company, which are conducted through the Operating Partnership, will be exclusively controlled by Mr. Pilevsky, as sole member of the Interim Managing General Partner, subject to certain limitations with respect to transactions between the Company and Mr. Pilevsky or his affiliates. Since distributions to shareholders will require a distribution from the Operating Partnership to the Company, Mr. Pilevsky will also control any decision whether to make distributions to shareholders (subject to certain federal tax requirements to maintain REIT status). The Interim Managing General Partner will also have complete responsibility in the management and control of the Holding Partnerships and Contributing Partnerships until the completion of an Offering. Mr. Pilevsky will continue to hold significant interests in other income producing real property through Philips Private Company which could be directly competitive with the business of the Company, and it is anticipated that Mr. Pilevsky will spend a material amount of his time managing these competing interests. See 'Partnership Agreement of Operating Partnership' and '--Control by the Interim Managing General Partner.'

     Philips Private Company/Excluded Properties. The Philips Group has directly or indirectly contributed all of the Partnership Properties to the Operating Partnership. However, certain members of the Philips Group, including the Founders, will continue to hold through Philips Private Company significant interests in income producing real property, including certain retail properties, which will not be contributed to the Company as part of the Formation Transactions. Neither the Philips Group nor any of its affiliates will be limited in any manner with respect to such income producing real property other than pursuant to a non-competition agreement (which places certain restrictions on the ability of Mr. Pilevsky, Ms. Levine, the Management Company and their respective affiliates to acquire, operate, manage or develop retail shopping center properties, other than through the Company, subject to certain exceptions) and they may therefore engage in real estate activities which could be directly competitive with the business of the Company. See 'Excluded Properties,' '--Conflicts of Interest with and Dependence on the Management Company' and 'Management Agreement and Non-Competition Agreement.'


     Potential Conflict of Interests with Prudential Securities. Prudential Securities was retained by National to render financial advisory services. Pursuant to the Contribution and Exchange Agreement, the Company will assume National's payment and indemnification obligations under National's engagement letter with Prudential Securities, and will issue to Prudential Securities the Series A Preferred Stock, with an aggregate liquidation preference of $1,940,000. The Series A Preferred Stock is convertible into Common Stock after six months at a conversion price of $50.00 per share of Common Stock and is redeemable by the Company (subject to the holder's right to convert) upon the conclusion of an Offering for $1,940,000 in cash plus accrued and unpaid dividends. Dividends accrue on the Series A Preferred Stock at an annual rate of 9%. The Company has also agreed that Prudential Securities shall have the right to act as lead manager of the Company's first public offering or as the exclusive sales agent for its first private offering, in either case with proceeds in excess of $25 million, on terms to be agreed upon.

BENEFITS TO THE PHILIPS GROUP, THE FOUNDERS AND PHILIPS PRIVATE COMPANY FROM THE FORMATION TRANSACTIONS

     The Philips Group, including the Founders, will receive certain material benefits from the Formation Transactions, including improved liquidity and diversification of their investment in the Properties, the deferral of certain tax consequences of taxable dispositions of assets through the creation of the Operating Partnership and the direct contribution of their interests in the Properties to the Operating Partnership in exchange for Units, and, with respect to the Founders, the receipt of salaries and/or options as executive officers of the Company, and the release and/or indemnification by the Company of various members of the Philips Group, including Mr. Pilevsky, with respect to the assumed indebtedness and certain guarantees and indemnities in connection with such indebtedness. In addition, the Management Company, an affiliate of the Founders, will receive a fee in connection with its management of the day-to-day operations of the Properties and options to purchase shares of Common Stock of the Company. See 'Management Agreement and Non-Competition Agreement.'

BENEFITS TO THE TRUSTEES FROM THE FORMATION TRANSACTIONS

     In connection with the Formation Transactions, Messrs. Stein and Goldman will receive the Trustees Stock, with an aggregate Net Asset Value of $250,000 (5,000 shares of Common Stock), and the Trustees Warrants to purchase an aggregate of 8,000 shares of Common Stock at an exercise price equal to $25.00 per share (a value of $211,000, based on the Black Scholes valuation model). As such, these persons may have interests in the Formation Transactions that conflict with the interests of the National shareholders. In addition, Messrs. Stein and Goldman (or their affiliates) own an aggregate of approximately 12.9% of the outstanding National Shares and will receive a pro-rata portion of the Common Stock when distributed to the National shareholders following consummation of the Formation Transactions. Compensation paid to the Managing

Trustee as a result of the conversion of National to a self-managed REIT in 1995 was $46,000 and $36,000 for the year ended December 31, 1996, and the nine months ended September 30, 1997, respectively.

CERTAIN CONSEQUENCES OF THE FORMATION TRANSACTIONS: DISTRIBUTIONS OF COMMON STOCK; FEDERAL INCOME TAX CONSEQUENCES; NATIONAL'S REIT STATUS

     Distributions of Common Stock. The Company will purchase the National Property in exchange for, among other things, 32,000 shares of Common Stock. National will dividend approximately 3,744 of such shares of Common Stock by the end of calendar 1997 to its shareholders on a pro rata basis and will dividend approximately 20,256 of such shares of Common Stock by the end of January 1998 to its shareholders on a pro rata basis. National will retain approximately 8,000 shares of Common Stock (approximately 25% of the Common Stock received by National). Distributions received, if any, on account of such retained shares, or the net proceeds from the sale of any such shares, will be available to National for working capital purposes.

     Federal Income Tax Consequences. As a result of the distribution in 1997 of 3,744 shares of Common Stock to the National shareholders, gain for federal income tax purposes will be recognized by the shareholders of National of approximately $0.25 per National Share, and the distribution of 20,256 shares of Common Stock in 1998 will be considered a reduction in basis of the National Shares held by each holder and will be taxable as capital gain to the extent it exceeds a shareholder's basis in the National Shares held by such shareholder.

     National's REIT Status. Pursuant to the Contribution and Exchange Agreement, National has agreed to maintain its existence and not adopt any plan of liquidation or dissolution for a period of at least one year following consummation of the Formation Transactions, although there can be no assurances that National will be able to maintain its REIT status for such period. If National fails to qualify as a REIT in any taxable year, National will be subject to federal income tax on its taxable income at regular corporate rates, distributions to shareholders would not be deductible by National, nor would they be required to be made, and National's earnings may be subject to an excise tax. National's REIT status may be adversely affected if the Company fails to qualify as a REIT in any taxable year, for so long as the principal assets held by National are shares of Common Stock of the Company.

DEPENDENCE ON KEY MANAGEMENT PERSONNEL

     The executive officers of the Company have substantial experience in owning, operating, managing, acquiring and developing retail shopping centers. The Company believes that its success will depend in large part upon the efforts of such persons. The Company has entered into an employment agreement with Ms. Levine which provides for Ms. Levine's employment with the Company for three years and will contain certain non-compete provisions. In addition, the Company expects to enter into employment agreements with Messrs. Petra and Gallagher effective upon consummation of the Formation Transactions. There can be no assurance that any of the executive officers will remain in the employ of the

Company. See 'Management.'

CHANGES IN SHAREHOLDERS' RIGHTS; ELIMINATION OF RESTRICTIONS ON CORPORATE ACTIVITIES

     The following protective provisions are applicable to National shareholders through the Declaration of Trust, the Trustees Regulations or the MBCL, but will not be applicable to shareholders of the Company through its Charter or By-Laws or the MGCL: a trustee of National may be removed without cause by the affirmative vote of the holders of a majority of the outstanding National Shares entitled to vote, whereas a director of the Company may be removed only for cause by the affirmative vote of the holders of two-thirds of the total outstanding shares of Common Stock; the holders of 10% of the outstanding National Shares or a majority of the Board of Trustees of National may require that a special meeting of National shareholders be called, whereas the Chief Executive Officer, President, a majority of the Board of Directors or the holders of a majority of the outstanding shares of Common Stock may request a special meeting of the Company's shareholders; and National's Declaration of Trust restricts its investment and financing activities and certain extraordinary transactions, whereas the Company's Charter and By-Laws do not contain similar restrictions. See 'Comparison of Shareholders' Rights' and 'Certain Provisions of Maryland Law and the Company's Charter and By-Laws.'

     In addition, certain provisions of the Partnership Agreement provide that the Company may not engage in any Termination Transaction unless all limited partners either will receive, or will have the right to elect to receive, for each Unit an amount of cash, securities or other property equal to the product of (i) the number of shares of Common Stock into which each Unit is then exchangeable and (ii) the greatest amount of cash, securities or other property paid to the holder of one share of Common Stock in consideration of one share of Common Stock pursuant to the terms of the Termination Transaction. If, in connection with the Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of the outstanding shares of Common Stock, each holder of Units will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder would have received had it exercised its right to redemption and received shares of Common Stock in exchange for its Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer See 'Comparison of Shareholders' Rights' and 'Partnership Agreement of Operating Partnership--Rights of Limited Partners'.

HIGH LEVEL OF DEBT; NO LIMITATION ON DEBT; UNCERTAINTY OF ABILITY TO REFINANCE DEBT

     High Level of Debt. On a pro forma basis at September 30, 1997, after giving effect to the Formation Transactions, the Company would have had a Debt-to-Total Capitalization Ratio of approximately 70% (assuming a Net Asset Value of $50.00 per share of Common Stock.) The Company's leverage may have the effect generally of impairing the Company's ability to make distributions to shareholders, to obtain additional financing in the future and may have the effect of reducing the Company's flexibility in responding to changing business and economic conditions.


     No Limitation on Debt. The Company has no policy limiting the amount of its debt or its Debt-to-Total Capitalization Ratio, and the organizational documents of the Company do not limit the amount or percentage of indebtedness it may incur. The Company could become more highly leveraged, resulting in an increased risk of default on the obligations of the Company and an increase in debt service requirements which could affect adversely the financial condition and results of operations of the Company and, consequently, the Company's ability to make distributions to shareholders. See 'Policies With Respect to Certain Activities--Financing Policies.'

     Inability to Pay Debt Service; Effect of Cross-Collateralization. The Company will be subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness on the Properties cannot be refinanced or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. Upon consummation of the Formation Transactions, the Company expects to have outstanding approximately $176.8 million of indebtedness, substantially all of which will be secured directly or indirectly by mortgages encumbering the Properties. Certain of these mortgages have 'cross-default' and 'cross-collateralization' provisions. Accordingly, a default under certain individual mortgages may entitle the lender secured thereby or certain other secured lenders to exercise their respective remedies (including foreclosure) against a number of the Partnership Properties. Of the approximately $176.8 million of such outstanding indebtedness, approximately $63.5 million and $9 million matures in 1998 and 1999, respectively, after giving effect to all extension options. See 'Assumed Indebtedness.'

     Variable Rate Debt. Upon consummation of the Formation Transactions, the Company will have debt totaling approximately $96.8 million with interest rates that adjust based on prevailing market interest rates. Increases in the interest rates on the variable rate debt would adversely affect the Company's cash flow and could reduce the amount of funds available for distribution to shareholders. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources.'

     Refinancing Risks. Since the Company anticipates that its internally generated cash will be adequate to repay only a small portion of the Company's mortgage indebtedness prior to maturity, it is expected that the Company will be required to repay debt through refinancings and/or equity offerings. If the Company were unable to refinance its indebtedness on acceptable terms, or at all, the Company might be forced to dispose of one of more of the Properties upon disadvantageous terms, which might result in losses to the Company and which might adversely affect the cash available for distribution. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancing, the Company's interest expense would increase, which would adversely affect the Company's cash available for distribution and its ability to pay distributions to shareholders.


     Negative Cash Position. On a pro forma basis as of September 30, 1997, the Company had a negative cash position of approximately $1.1 million. Although no assurances can be given, the Company expects that its net cash flow from operations during the period subsequent to September 30, 1997 and preceding consummation of the Formation Transactions will be sufficient to substantially, if not fully, fund the related transaction costs and eliminate such pro forma cash deficiency. Alternatively, the Company may arrange short-term debt financing to eliminate any cash deficiency arising upon consummation of the Formation Transactions. Such financing could be more difficult to obtain given the Company's highly leveraged capital structure. Failure to finance such cash deficiency, whether out of net cash flow from operations or from the proceeds of a short-term debt financing, could adversely affect the Company's ability to repay its obligations or make distributions to shareholders.

LACK OF ACQUISITION FUNDING

     The Company generally will be unable to readily access the capital markets for acquisition funding, whether through the issuance of debt or equity securities, until such time as the Company completes an Offering. Such lack of ready access to the capital markets may have an adverse affect on the Company's ability to acquire new properties. The Company may alternatively be able to fund acquisitions, in whole or in part, through the issuance of shares of Common Stock and/or Units in exchange for new properties. Although the Common Stock is not currently listed on a national securities exchange, upon such listing, if any, the Company will be required to obtain the approval of the holders of the Common Stock prior to the issuance of additional securities in excess of 20% of the then outstanding shares of Common Stock, other than pursuant to a public offering. Such requirement could restrict the Company's ability to fund acquisitions through the issuance of its securities in exchange for new properties.

INABILITY TO MAKE REQUIRED DISTRIBUTIONS TO SHAREHOLDERS COULD AFFECT REIT STATUS; POTENTIAL REQUIREMENT TO BORROW

     To obtain favorable tax treatment accorded to REITs under the Code, the Company generally will be required each year to distribute to its shareholders at least 95% of its REIT taxable income. The Company will be subject to income tax on any undistributed REIT taxable income and net capital gain, and to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income plus 95% of its capital gain net income for the calendar year, plus 100% of its undistributed income from prior years.

     The Company intends to make distributions to its shareholders to comply with the distribution provisions of the Code and to avoid federal income taxes and the nondeductible 4% excise tax. Initially, a substantial portion of the Company's income will consist of the income of the Operating Partnership and the Company's cash flow will consist primarily of distributions from the Operating Partnership. Distributions by the Operating Partnership will be determined, until completion of an Offering, by the Interim Managing General Partner and,

following completion of an Offering, by the Company, through its Board of Directors. The Interim Managing General Partner or the Board of Directors, as the case may be, may consider a number of factors, including the amount of cash available for distribution, the Operating Partnership's financial condition, the Operating Partnership's capital expenditure requirements, the annual distribution requirement under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant, in making such distribution determinations.

     Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income (of the Company or the Operating Partnership), the effect of nondeductible capital expenditures, the creation of reserves or required debt amortization payments could require the Company to borrow funds on a short-term or long-term basis to meet the distribution requirements that are necessary to continue to qualify as a REIT. In such circumstances, the Company might need to borrow funds to avoid adverse tax consequences even if management believes that the then prevailing market conditions generally are not favorable for such borrowings or that such borrowings are not advisable in the absence of such tax consideration. There is no assurance that the Company will be able to continue to satisfy the annual distribution requirement so as to qualify as a REIT. Failure of the Company to qualify as a REIT could affect National's REIT status if the principal assets held by National are the Common Stock of the Company. See 'Federal Income Tax Considerations--Requirements for Qualification as a REIT--Annual Distribution Requirements'.

LACK OF APPRAISALS

     The relative valuations of the Partnership Properties, on the one hand, and the National Property, on the other hand, were considered independently by the Philips Group and National, and negotiated on an arm's-length basis. National and the Philips Group are not related parties and retained separate legal counsel and financial advisors. The terms of the Contribution and Exchange Agreement were the result of lengthy negotiations. However, no third-party appraisals of the Properties or any other assets were used to value such property for purposes of the Formation Transactions. Accordingly, no assurance can be given that the valuation of the Company implied by the market capitalization of the Company does not exceed the aggregate value of the Properties that might have been obtained from an independent appraisal, or that the Common Stock received by National in the Formation Transactions reflects the fair value of the National Property. See 'The Formation Transactions--Background of the Formation Transactions', '--Opinion of Financial Advisor' and '--Interests of the Trustees in the Formation Transactions.'


VALIDITY OF 1993 AMENDMENT TO DECLARATION OF TRUST



     In July 1993, the then trustees of National amended the Declaration of Trust, without seeking or obtaining shareholder approval, to, among other things, create an open-end trust such that National would have an infinite life. Since the date of such amendment, National and its trustees have been acting at all times in a manner consistent with such infinite life status. Although the current Trustees believe that such trustees acted within their discretionary authority under the original Declaration of Trust in effecting such amendment without seeking shareholder approval and that such amendment was properly adopted, there can be no assurance that one or more shareholders of National will not challenge the validity of such amendment premised upon the need for such shareholder approval under the terms of the original Declaration of Trust or seek damages for breach of the contractual provisions of the original Declaration of Trust. If such a challenge was successfully brought, National may be required to obtain shareholder approval of such amendment in order to maintain its infinite life status (as opposed to liquidating one year after the completion of the Formation Transactions), and there can be no assurances that such shareholder approval, if required, would be obtained.


POSSIBLE ADVERSE EFFECTS ON COMMON STOCK PRICE ARISING FROM SHARES AVAILABLE FOR FUTURE SALE

     No prediction can be made as to the effect, if any, that future sales of Common Stock or the availability of such shares for future sale will have on the market price of the Common Stock. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could affect adversely prevailing market prices for the Common Stock. The Board of Directors has the authority, without shareholder approval, to issue additional

Common Stock or other capital stock in any manner it deems appropriate, including in exchange for property. Shareholders will have no preemptive right to purchase shares issued in any such offerings, and any such offerings might cause a dilution of a shareholder's investment in the Company.

     In connection with the Formation Transactions, an aggregate of 1,450,000 Units in the Operating Partnership, which are redeemable after one year for an equal number of shares of Common Stock, have been issued to the Philips Group and the Series A Preferred Stock, which is convertible after six months into an aggregate of 38,800 shares of Common Stock, has been issued to Prudential Securities. In addition, the Company has granted to certain Trustees the Trustees Warrants, which are immediately exercisable for 8,000 shares of Common Stock, and the Trustees Stock, and has granted, or will grant immediately after consummation of the Formation Transactions, options to purchase an aggregate of 261,600 shares of Common Stock to certain directors and officers of the Company and those employees of the Management Company who perform significant services for the Company. When issued, upon redemption of Units, the conversion of Series A Preferred Stock or the exercise of warrants or options, as the case may be, the shares of Common Stock will be available for sale in the public markets from time to time pursuant to exemptions from registration requirements or, in the case of Common Stock issued upon redemption of Units, upon registration pursuant to the registration rights under the Registration Rights Agreement (the 'Registration Rights Agreement') between the Company and the holders of the Units (a copy of which has been filed with the Commission as an exhibit to the Registration Statement and is incorporated herein by reference). Future sales of such restricted Common Stock and shares issued upon exercise of the warrants or options and upon redemption of the Units or conversion of the Series A Preferred Stock could have an adverse effect on the market price of the Common Stock. See 'Shares Available for Future Sale,' 'Management--Executive Compensation' and '--Stock Option Plan.'

CHANGES IN INVESTMENT AND FINANCING POLICIES WITHOUT SHAREHOLDER VOTE

     Subject to the Company's fundamental investment policy to maintain its qualification as a REIT, the Board of Directors will determine the Company's investment and financing policies, its growth strategy, and its debt, capitalization, distribution and operating policies. In addition, the Company's Board of Directors may revise or amend its strategies and policies at any time without a vote of the Company's shareholders. See 'Policies With Respect to Certain Activities--Other Policies.' Accordingly, shareholders will have no control over changes in strategies and policies of the Company, and such changes may not serve the interest of all shareholders and could adversely affect the Company's financial condition or results of operations. See 'Comparison of Shareholders' Rights' and 'Policies with Respect to Certain Activities--Financing.'

     Issuance of Additional Securities. The Company has authority to offer its Common Stock or other equity or debt securities in exchange for property or otherwise. Existing shareholders will have no preemptive right to acquire any such securities, and any such issuance of equity securities could result in dilution of an existing shareholder's investment in the Company. To the extent that the Company lists its securities, including the Common Stock, on a national securities exchange, such exchange may have rules or policies which restrict the issuance of equity securities above certain threshold levels without the Company first obtaining shareholder approval for such issuances.

     Risks Involved in Acquisitions Through Partnerships or Joint Ventures. The Company may invest in properties through partnerships or joint ventures instead of purchasing properties directly or through wholly-owned subsidiaries. Partnership or joint venture investments may, under certain circumstances, involve risks not otherwise present in a direct acquisition of properties. These include the risk that the Company's co-venturer or partner in an investment might become bankrupt; a co-venturer or partner might at any time have economic or business interests or goals which are inconsistent with the business interests or goals of the Company; and a co-venturer or partner might be in a position to take action contrary to the instructions or the requests of the Company or contrary to the Company's policies or objectives. There is no limitation in the Charter as to the amount of investment the Company may make in joint ventures or partnerships.

     Risks Involved in Investments in Securities Related to Real Estate. The Company may pursue its investment objectives through the ownership of securities of entities engaged in the ownership of real estate. Ownership of such securities may not entitle the Company to control the ownership, operation and management of the underlying real estate. In addition, the Company may have no ability to control the distributions with respect to such securities, which may adversely affect the Company's ability to make required distributions to shareholders. Furthermore, if the Company desires to control an issuer of securities, it may be prevented from doing so by the limitations on percentage ownership and gross income tests which must be satisfied by the Company in order for the Company to qualify as a REIT. See 'Federal Income Tax Considerations--Requirements for Qualification as a REIT.' The Company intends to operate its business in a manner that will not require the Company to register under the Investment Company Act of 1940 and shareholders will therefore not have the protection of that Act.

     The Company may also invest in mortgages, and may do so as a strategy for ultimately acquiring the underlying property. In general, investments in mortgages include the risk that borrowers may not be able to make debt service payments or pay principal when due, the risk that the value of the mortgaged property may be less than the principal amount of the mortgage note securing such property, and the risk that interest rates payable on the mortgages may be lower than the Company's cost of funds to acquire these mortgages. In any of these events, Funds from Operations and the Company's ability to make required distributions to shareholders could be adversely affected.

CERTAIN ANTI-TAKEOVER PROVISIONS MAY INHIBIT A CHANGE OF CONTROL

     Certain provisions of the Charter and the By-Laws of the Company and the Partnership Agreement of the Operating Partnership may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change of control of the Company under circumstances that could give the holders of Common Stock the opportunity to realize a premium over the then-prevailing market prices. Such provisions include staggered terms for directors, advance notice requirements for certain shareholder proposals set forth in the By-Laws, the absence of cumulative voting rights and certain consent rights of the limited partners. See 'Certain Provisions of Maryland Law and the Company's Charter and By-Laws' and 'Partnership Agreement of Operating Partnership--Rights of Limited Partners.' In addition, the Ownership Limit may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Directors. See '--Necessity to Maintain Ownership Limit Required to Maintain REIT Qualification; Anti-Takeover Effect.'

     New Classes and Series of Stock. The Charter authorizes the Board of Directors to create new classes and series of securities and to establish the preferences and rights of any such classes and series without further action of the shareholders. The issuance of additional classes or series of capital stock may have the effect of delaying, deferring or preventing a change of control of the Company. See 'Description of Capital Stock of the Company--General.'

     Staggered Board of Directors. Following consummation of the Formation Transactions, the Board of Directors of the Company will be divided into three classes serving staggered three-year terms, which may have the effect of inhibiting a change of control of the Company. See 'Management--Directors and Executive Officers of the Company.'

     Ownership Limit. The Company has limited the ownership by any single stockholder to 6.5% (by number of shares or value, whichever is more restrictive) of the outstanding shares of capital stock of the Company (with exemptions for Mr. Pilevsky and his affiliates, who are permitted to own up to 25% of the outstanding shares of capital stock (excluding interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants) following consummation of the Formation Transactions). Actual or constructive ownership of shares of capital stock in excess of the applicable ownership limit will cause the violative transfer or ownership to be void with respect to the transferee or owner as to that number of shares the ownership of which by such owner or transferee results in such owner or transferee or any other person violating any of the ownership limits, and such shares will be automatically transferred to a trust for the benefit of a qualified charitable organization. Such transferee or owner shall have no right to vote such shares or be entitled to dividends or other distributions with respect to such shares. See 'Description of Capital Stock of the Company-- Restrictions on Ownership and Transfer.'

     Consent of Limited Partners. The Partnership Agreement provides that until such time prior to the first anniversary of the consummation of the Formation Transactions as the Company owns 67% of the partnership interests in the Operating Partnership, and thereafter until such time as the Company owns 60% of the partnership interests in the Operating Partnership, the consent of the holders of at least 51% of the Units held by limited partners will be required to: (i) engage in a Termination Transaction; (ii) dissolve, liquidate or wind-up the Operating Partnership; (iii) change the nature of the business of the Operating Partnership; or (iv) admit, remove or retain a general partner. In addition, certain provisions of the Partnership Agreement provide that the Company may not engage in any Termination Transaction unless all limited partners either will receive, or will have the right to elect to receive, for each Unit an amount of cash, securities or other property equal to the product of (i) the number of shares of Common Stock into which each Unit is convertible and (ii) the greatest amount of cash, securities or other property paid to the holder of one share of Common Stock in consideration of one share of Common Stock pursuant to the terms of the Termination Transaction. If, in connection with the Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of the outstanding shares of Common Stock, each holder of Units will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder would have received had it exercised its right to redemption and received shares of Common Stock in exchange for its Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer.

ADVERSE EFFECT OF INCREASING MARKET INTEREST RATE LEVELS ON PRICE OF COMMON
STOCK

     One of the factors that may influence the public market price of the Common Stock will be the annual distribution rate on the price paid for shares of Common Stock as compared with the rates on alternative investments. Thus, an increase in general interest rate levels may lead purchasers of Common Stock to demand a higher annual distribution rate, which could adversely affect the market price of the Common Stock. In addition, the Company currently has no policy to maintain a specific distribution rate, and, therefore, the Common Stock could trade differently as compared to the public securities of other REITs.

ABSENCE OF PUBLIC MARKET FOR COMMON STOCK; MARKET PRICE OF COMMON STOCK

     There has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or be sustained or that market conditions will permit the completion of an Offering. Unless the Company is able to complete a public offering of its Common Stock, it is not expected to meet the eligibility requirements for listing on a national securities exchange. Factors such as government regulatory action, tax laws, interest rates and market conditions in general could have a significant impact on the future market price of the Common Stock. In addition, the trading volume of the Common Stock may be limited, which could also have a significant effect on the future market price of the Common Stock. No assurances can be made that the shares of Common Stock will trade at or above $50.00 per share, the Net Asset Value per share of Common Stock. See 'The Formation Transactions and Structure of the Company--Calculation of Net Asset Value' for a description of Net Asset Value.

ODD-LOT SHARES

     In connection with the dividend of shares of Common Stock by National, certain shareholders may receive fractional shares or 'odd-lot' shares (fewer than 100 shares), which in turn could affect the liquidity of such shares and the transaction costs of a sale of such shares.

RISKS OF EQUITY REAL ESTATE INVESTMENT; ADVERSE IMPACT ON ABILITY TO MAKE DISTRIBUTIONS;
EFFECT ON VALUE OF PROPERTIES

     General. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income and capital appreciation generated by the related properties. If the Properties do not generate sufficient income to meet operating expenses, including debt service, tenant improvements, third-party leasing commissions and other capital expenditures, the Company's income and ability to make distributions to its shareholders will be adversely affected. Income from the Properties may be adversely affected by the general economic climate, local economic conditions in the markets in which the Properties are located, such as oversupply of space or a reduction in demand for rental space, the attractiveness of the Properties to tenants, competition from other available space, the ability of the Company to provide for adequate maintenance and insurance and increased operating expenses. There is also the risk the Company's income would be adversely affected if a significant number of tenants were unable to pay rent or that as leases on the Properties expire, tenants will enter into new leases on terms that are less favorable to the Company. Income and real estate values may also be adversely affected by factors beyond the control of the Company, such as applicable laws (e.g., environmental and tax laws), interest rate levels and the availability of financing. In addition, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions.

     Dependence on Certain Properties. As of September 30, 1997, the total annualized contractual base rents due under leases with tenants at the Company's Palm Springs Mile Property represented 43.9% of the total annualized contractual base rents due under all of the Company's leases. Furthermore, the Palm Springs Mile Property represents 49.3% of the total leasable square footage of all of the Properties. Although the Company believes that the current prospects for this Property are good, the Company's revenues and cash available for distributions to shareholders would be disproportionately and adversely affected if this Property were to experience a materially adverse event. See 'Business and Properties--Palm Springs Mile.'

     As of September 30, 1997, the annualized contractual base rents due under leases with tenants at the four Properties located within the New York City metropolitan region represented 41.6% of the annualized contractual base rents reserved under all of the Company's leases. The four Properties, Freeport Meadowbrook Commons, Merrick Commons, Mill Basin Plaza and Forest Avenue Shoppers Town, represent 22.5% of the total leasable square footage of all of the Properties. Although the Company believes economic conditions within the New York metropolitan area are favorable, such economic conditions can vary significantly from time to time and the Company's revenues and cash available for distribution could be disproportionately and adversely affected if general economic or other relevant conditions were to decline and result in a decrease in consumer demand in the New York metropolitan area.

     Competition. Numerous shopping center properties compete with the Properties in attracting tenants to lease space. Tenants may consider certain of these competing properties to be newer in appearance, better located or better maintained than the Properties. The number of competitive commercial properties in a particular area could have a material effect on the Company's ability to lease space in the Properties or at newly developed or acquired properties and on the rents charged. In addition, retailers at the Properties face increasing competition from other forms of retailing, such as catalogues, discount shopping clubs and telemarketing.

     Risks of Acquisition, Renovation and Development Activities. The Company intends to continue to actively acquire shopping center properties. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the costs of improvements to bring an acquired property up to standards established for the market position intended for that property will prove inaccurate, as well as general investment risks associated with any new real estate investment. See 'The Company's Strategy for Growth.' However, there can be no assurance that the Company will be able to obtain the necessary financing to make any acquisitions. The Company will also consider commercial property development projects and may acquire properties which need substantial renovation or repositioning. In connection with any renovation or development project, the Company will bear certain risks, including the risks of construction delays or cost overruns that may increase project costs and could make such project uneconomical, the risk that occupancy or rental rates at a completed project will not be sufficient to enable the Company to pay operating expenses or earn its targeted rate of return on its investment, and the risk of incurrence of predevelopment costs in connection with projects that are not pursued to completion. In case of an unsuccessful renovation or development project, the Company's loss could exceed its investment in such project. Renovation or development projects may be more highly leveraged than the Company's portfolio as a whole, which may result in an increased risk of default and loss of equity investment if the project does not have sufficient cash flow to cover its relatively high debt service requirements. In addition, the Company anticipates that new development will be financed under lines of credit or other forms of secured or unsecured construction financing that will result in a risk that permanent financing for newly developed projects might not be available or would be available only on disadvantageous terms. Furthermore, the fact that the Company must distribute 95% of its REIT taxable income in order to maintain its qualification as a REIT will limit the ability of the Company to rely upon income from operations or cash flow from operations to finance new development or acquisitions. As a result, if permanent debt or equity financing were not available on acceptable terms to refinance new development or acquisitions undertaken without permanent financing, further development activities or acquisitions might be curtailed or cash available for distribution might be adversely affected.

     Possible Environmental Liabilities. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's or operator's ability to sell or rent such property or to borrow using such property as collateral.

Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injuries associated with asbestos-containing materials. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may be potentially liable for removal or remediation costs, as well as certain other costs, including governmental fines and injuries to persons and property.

     All of the Properties have been subject to a Phase I environmental assessment or update (which involves general inspections without soil sampling or ground water analysis) completed within the last year by independent environmental consultants. None of these environmental assessments has revealed any environmental liability that the Company believes would have a material adverse effect on the Company's financial condition or results of operations taken as a whole, nor is the Company aware of any such material environmental liability. Nonetheless, it is possible that the Company's assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Properties will not be affected by tenants, by the condition of land or operations in the vicinity of the Properties (such as the presence of underground storage tanks), or by third parties unrelated to the Company. Compliance with the various laws and regulations, now existing or hereafter adopted, may affect the Company's ability to make any distributions to shareholders could be adversely affected.

     General Uninsured Losses. The Company will carry comprehensive liability, fire, flood, extended coverage and rental loss insurance with policy specifications, limits and deductibles customarily carried for similar properties. There are, however, certain types of extraordinary losses which may be either uninsurable or not economically insurable. Should an uninsured loss occur, the Company could lose its investment in, and anticipated profits and cash flows from, a Property. Additionally, although the Company (through its subsidiaries) has owner's title insurance policies on all of the Properties in amounts such that policy claims should not be limited by co-insurance provisions, the Company may carry title insurance for less than the full value of the Properties. If a loss occurs resulting from a title defect with respect to a Property in excess of insured limits, the Company could lose all or part of its investment in, and anticipated profits and cash flows from, such Property, while remaining obligated for any recourse mortgage indebtedness or other financial obligations related to the Property. Any such loss would adversely affect the Company.

     Bankruptcy of Tenants. As substantially all of the Company's income is derived from rental income from real property, the Company's Funds from Operations and its ability to make distributions to shareholders could be adversely affected if a significant number of the Company's tenants are unable to meet their obligations to the Company or if the Company is unable to lease on economically favorable terms a significant amount of space in, or collect rental payments on, its properties. At such times as a recessionary environment exists, there is an increased risk that tenants will be unable to meet their obligations to the Company and/or seek protection of the bankruptcy laws (which could result in the rejection and termination of the debtor's lease). No assurance can be given that tenants will not experience a downturn in their businesses or file for protection under the bankruptcy laws (and if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner). Bankruptcies of tenants have not had a material adverse effect on the Company, although no assurance can be given that future bankruptcies of tenants will not have such adverse effects. If tenant leases are not affirmed following bankruptcy or if a tenant's financial condition weakens, the Company's income and cash available for distribution to shareholders may be adversely affected.

     The Company currently has three anchor stores under lease to tenants which are operating under the protection of bankruptcy laws. Caldor Inc. leases 94,393 square feet at Elm Plaza Shopping Center and 86,830 square feet at Branhaven

Plaza. Bradlees leases 60,000 square feet at Foxboro Plaza. The total annualized contractual base rent under each of the foregoing leases is $205,000, $209,200 and $240,000, or $2.17, $2.41 and $4.00 per square foot, respectively. The Bradlees lease obligations are guaranteed by the Stop N Shop Companies. While the Company believes that the rents under each of the foregoing leases are below market rent levels and that re-leasing of space to other tenants could enhance cash flow, the termination of any of the above mentioned leases could cause a short-term interruption in rental income from the affected space and potentially affect the rental income from tenants at the property whose ability to pay is dependent upon the presence at the property of an operating anchor tenant.

     Regulation. A number of federal, state and local laws exist, such as the Americans with Disabilities Act, which may require modifications to existing buildings to improve, or restrict certain renovations by requiring, access to such buildings by disabled persons. While the Company believes that all of the Properties are in substantial compliance with laws currently in effect, and will review periodically its properties to determine continuing compliance with existing laws and any additional laws that are hereafter promulgated, additional legislation may impose further requirements on owners with respect to access by disabled persons. Notwithstanding that in certain instances the Company's compliance cost may be reimbursable by tenants under their leases or that compliance may be the direct obligation of a tenant, the Company's share of the costs of compliance with such laws may be substantial and may reduce overall returns on the Company's investments.

     Degree of Leverage. Prior to an equity offering, the Company will have a Debt-to-Total Capitalization ratio of approximately 70%. Each of the Properties will be encumbered with mortgage debt. Of the total $176.8 million of debt expected to be outstanding upon completion of the Formation Transactions, $96.8 million represents floating rate debt. Increases in the interest rates on the Company's variable rate debt would adversely affect cash flow and could reduce the amount of funds available for distribution to shareholders. Additionally, the degree of leverage presents risks relating to the ability of the Company to refinance outstanding principal balances prior to maturity on terms at least as favorable as the terms and conditions of the debt to be repaid. See '--High Level of Debt; No Limitation on Debt; Uncertainty of Ability to Refinance Debt.'

TAX RISKS

     Adverse Tax Consequences of Failure to Qualify as a REIT. The Company intends to operate so as to qualify as a REIT under the Code commencing with its taxable year ending December 31, 1998, but may elect to qualify as a REIT as early as the taxable year ending December 31, 1997. The Company will elect REIT status for the year ending December 31, 1997 if the failure to so elect would adversely affect National's REIT status. A REIT generally is not taxed at the corporate level on income it currently distributes to shareholders so long as it distributes at least 95% of its REIT taxable income. Although the Company believes that it will be organized and will operate in such a manner so as to qualify and remain so qualified, qualification as a REIT involves the satisfaction of numerous requirements applied under highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to qualify and to continue to qualify as REIT. Moreover, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Company is relying on the opinion of Pryor, Cashman, Sherman & Flynn, counsel to the Company ('Counsel'), to the effect that, based on various assumptions relating to the organization and operation of the Company and representations made by the Company as to certain factual matters, the Company's proposed method of operation will enable it to meet the requirements for qualification and taxation as REIT. Such legal opinion is not binding on the IRS. See 'Federal Income Tax Considerations.'

     Other Tax Liabilities. Even if the Company qualifies as a REIT, it will be subject to certain federal, state and local taxes on its income and property, and certain states might contend that the Company is subject to certain additional taxes. See 'Federal Income Tax Consideration--Other Tax Considerations.'

NECESSITY TO MAINTAIN OWNERSHIP LIMIT REQUIRED TO MAINTAIN REIT QUALIFICATION; ANTI-TAKEOVER EFFECT

     For the Company to maintain its qualification as a REIT, not more than 50% in value of the outstanding classes of capital stock of the Company ('Capital Stock') may be owned, actually or constructively under the applicable attribution rules of the Code, by five or fewer individuals (including certain tax-exempt entities, other than, in general, qualified domestic pension funds) at any time during the last half of any taxable year of the Company other than the first taxable year for which the election to be taxed as a REIT has been made (the 'five or fewer' requirement). The Charter contains certain restrictions on the ownership and transfer of Capital Stock, described below, which are intended to prevent concentration of stock ownership. These restrictions, however, may not ensure that the Company will be able to satisfy the 'five or fewer' requirement in all cases. If the Company fails to satisfy such requirement, the Company's status as a REIT will terminate, and the Company will not be able to prevent such termination.

     If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and would not be allowed a deduction in computing its taxable income for amounts distributed to its shareholders. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost. Such disqualification would reduce the net earnings of the Company available for investment or distribution to its shareholders due to the additional tax liability of the Company for the years involved. See 'Federal Income Tax Consideration--Failure to Qualify as a REIT'.

     Subject to certain exceptions, the Charter does not permit any person to acquire or own (either actually or constructively under the applicable attribution rules of the Code) more than 6.5% (by number of shares or value, whichever is more restrictive) of the outstanding shares of Capital Stock (the 'Ownership Limit'). In addition, no holder may own or acquire (either actually or constructively under the applicable attribution rules of the Code) shares of any class of Capital Stock if such ownership or acquisition (i) would cause more than 50% in value of the outstanding Capital Stock to be owned by five or fewer individuals or (ii) would otherwise result in the Company's failing to qualify as a REIT. As permitted by the Charter, the Board of Directors has adopted a resolution providing that ownership by Mr. Pilevsky and his affiliates of up to 25% of the outstanding shares of Capital Stock (excluding interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants) is not subject to the Ownership Limit. See 'Description of Capital Stock of the Company--Restrictions on Ownership and Transfer.' The Board of Directors may increase the Ownership Limit to up to 9.8% without a vote of shareholders.

     Any attempted acquisition (actual or constructive) of Capital Stock by a person who, as a result of such acquisition, would violate one of the limitations described above will cause the transfer resulting in such violation to be deemed void ab initio. Violations of the Ownership Limit may result in a repurchase by the Company of the shares the ownership of which violates such limits. The Board of Directors may waive the Ownership Limit with respect to a particular shareholder if it is satisfied, based upon the advice of tax counsel, that such ownership in excess of the Ownership Limit will not jeopardize the Company's status as a REIT. See 'Description of Capital Stock of the Company--Restrictions on Ownership and Transfer' for additional information regarding the aforementioned limits.

     The Ownership Limit may (i) discourage a change of control of the Company,
(ii) deter tender offers for Common Stock, which offers may be attractive to the Company's shareholders, or (iii) limit the opportunity for shareholders to receive a premium for their Common Stock that might otherwise exist if an investor attempted to assemble a block of Common Stock in excess of the Ownership Limit or to effect a change of control of the Company.

COMPUTER SYSTEMS AND YEAR 2000 ISSUES

     The 'Year 2000' issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the application of computer programs which have been written using two digits, rather than four, to define the applicable year of business transactions. Given that the Company's principal property management systems are licensed from and maintained by a third party software development company, which company is currently modifying its real estate products to address the Year 2000 issue, management does not anticipate any significant costs, problems or uncertainties associated with becoming Year 2000 compliant. The Company is currently developing a plan to insure that its other internally generated operating systems are similarly modified on a timely basis. Failure of the Company or its software provider to adequately address the Year 2000 issue could result in misstatement of reported financial information or otherwise adversely affect the Company's business operations, although the Company does not anticipate any such results.

FORWARD-LOOKING STATEMENTS

     This Proxy Statement/Prospectus contains forward-looking statements generally identifiable by the words 'may,' 'will,' 'expect,' 'anticipate,' 'intend' and similar expressions. Discussions containing such forward-looking statements may be found in material set forth under 'Summary,' 'The Company,' 'Capitalization,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' 'Business and Properties,' as well as within the Proxy Statement/Prospectus generally. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially from those described in the forward-looking statements as a result of the risk factors set forth above and the matters set forth in the Proxy Statement/Prospectus generally. Prospective investors are cautioned that any forward-looking statements are not guarantees of future performance and are subject to such risks and uncertainties. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

              FORMATION TRANSACTIONS AND STRUCTURE OF THE COMPANY

     The Company, the Operating Partnership and the Interim Managing General Partner were each formed in July 1997. The other formation entities will each be formed prior to the consummation of the Formation Transactions.

FORMATION TRANSACTIONS

     National, the Company, the Operating Partnership, the other formation entities and the Contributing Partnerships and their partners or members have or will engage in the Formation Transactions designed to enable the Company to continue and expand the real estate operations of the Philips Group and National, to enable the Company to comply with certain requirements under the federal income tax laws and regulations applicable to REITs, to facilitate potential securitized financings, to gain certain tax advantages for the existing owners of the Partnership Properties and to insulate each Property from the liabilities of the other Properties. The Formation Transactions are as follows:

          (i) Pursuant to the Transaction Agreements,

             (a) with respect to those Contributing Partnerships which own fee title to Properties located in New York or Connecticut, the Contributing Partnerships will contribute such fee title, together with any existing indebtedness relating thereto, to the Operating Partnership or its designee, which designee is likely to be a newly formed limited partnership (in which the Company initially will own indirectly a 0.01% non-managing general partnership interest through newly formed wholly-owned subsidiaries of the Company ('Philips Subs'); each a 'Holding Partnership'), in exchange for Units;

             (b) with respect to those Contributing Partnerships that are partnerships or limited liability companies and which do not own fee title to Properties located in New York or Connecticut, the partners or members, as the case may be, of such Contributing Partnerships will contribute all of their partnership interests or membership interests therein, as the case may be, to the Operating Partnership, in exchange for Units (which Units, together with those Units described in paragraph
        (a) above, will represent approximately 93.9% of the outstanding Common Stock of the Company, including interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants); and

             (c) any cash collateral posted by a Contributing Partnership as security for indebtedness being assumed by the Operating Partnership in connection with the Formation Transactions will be contributed to the Operating Partnership or its designated affiliates upon the consummation of the Formation Transactions and will remain as cash collateral for such indebtedness and the relevant Contributing Partnerships will be credited (in the form of additional Units) for such contribution.


          (ii) The Company will purchase the National Property in exchange for 32,000 shares of Common Stock (which shares will represent approximately 2.1% of the outstanding Common Stock of the Company, including interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants) and the assumption of approximately $550,000 of debt.


          (iii) National will dividend approximately 3,744 of such shares of Common Stock by the end of calendar 1997 and approximately 20,256 of such shares of Common Stock by the end of January 1998 (representing in the aggregate not less than 75% of the Common Stock received by National) to its shareholders on a pro-rata basis and retain approximately 8,000 shares of Common Stock; distributions received, if any, on account of such retained shares, or the net proceeds from the sale of any such shares, will be available to National for working capital purposes;

          (iv) Messrs. Stein and Goldman will receive the Trustees Securities in consideration of their efforts on behalf of National to arrange and carry out the Formation Transactions and their agreement to vote their National Shares in favor of the Transaction Agreements;

          (v) Mr. Pilevsky will purchase 10,660 shares of Common Stock (approximately 22.4% of the outstanding Common Stock, excluding interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants) at $50.00 per share, for a total purchase price of $533,000;

          (vi) Prudential Securities will receive, in lieu of the financial advisory fee payable by National upon consummation of the Formation Transactions and assumed by the Company under the Contribution and Exchange Agreement, 1,940 shares of Series A Preferred Stock, convertible into 38,800 shares of Common Stock, which Series A Preferred Stock represents approximately 2.5% of the outstanding shares of Common Stock of the Company (including interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants);

          (vii) Ms. Levine, as Chief Operating Officer and Executive Vice President, and Messrs. Petra and Gallagher, as President and Chief Financial Officer, respectively, will each enter into an employment agreement with the Company which will be effective as of the consummation of the Formation Transactions;

          (viii) The Company will contribute its fee title interest in the National Property (together with the cash received from Mr. Pilevsky in connection with his purchase of Common Stock) to the Operating Partnership in exchange for its initial approximately 3.2% non-managing general partnership interest therein (increasing to approximately 6.1% upon exercise of the Trustee Warrant and conversion of the Series A Preferred Stock). The Company will also acquire 1,940 preferred units of the Operating Partnership, which will have financial terms substantially identical to the financial terms of the Series A Preferred Stock;

          (ix) The Interim Managing General Partner will make a pro rata contribution to the Operating Partnership and to each of the Holding Partnerships and Contributing Partnerships in exchange for its 0.001% managing general partnership interest therein or managing member interest therein, as the case may be;

          (x) The Company will make capital contributions upon the consummation of the Formation Transactions to the Philips Subs to enable them to be 0.01% owners of the Contributing Partnerships and the Holding Partnerships, as non-managing general partner or non-managing member, as the case may be;

          (xi) Each Unit holder may be required to recognize gain for federal income tax purposes upon the contribution of the Property (or the contribution of their partnership interests or membership interests, as the case may be) to the Operating Partnership as a result of the Formation Transactions, or in connection with the Operating Partnership's satisfaction or assumption of the existing mortgages encumbering the Property. Accordingly, in order to permit the Unit holders to defer the recognition of gain for federal income tax purposes, Unit holders may either (A) enter into an agreement with the Operating Partnership whereby such Unit holder agrees to restore any deficit in such Unit holder's capital account for federal income tax purposes upon a liquidation of the Operating Partnership or the liquidation of such Unit holder's interest in the Operating Partnership, or (B) execute a guarantee of the 'bottom portion' (i.e., the last dollar portion) of secured or unsecured indebtedness of the Operating Partnership within the meaning of the Treasury Regulations promulgated under Section 752 of the Code;

          (xii) The Company and the Operating Partnership will enter into the Management Agreement with the Management Company; and

          (xiii) Mr. Pilevsky, Ms. Levine and the Management Company will enter into the Non-Competition Agreement with the Company.

     As a result of the foregoing transactions, (i) National and its shareholders (who will also continue to hold their National Shares) will own 32,000 shares of the Company's Common Stock, which will represent approximately 2.1% of the outstanding Common Stock of the Company (including interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants); (ii) the Trustees will own the Trustees Stock and the Trustees Warrants (which are immediately exercisable), which will represent approximately 0.8% of the outstanding Common Stock of the Company (including interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of the Trustees Warrants); (iii) the Company will own an approximately 6.1% non-managing general partnership interest in the Operating Partnership; (iv) the Philips Group (of which Mr. Pilevsky will hold a majority interest) will own 1,450,000 Units, which will represent an approximately 93.9% limited partnership interest in the Operating Partnership;
(v) Mr. Pilevsky will own beneficially approximately 0.7% of the outstanding Common Stock of the Company and 964,641 Units redeemable for shares of Common Stock, which Units represent approximately 62.5% of the outstanding Common Stock of the Company (in each case, including interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants); (vi) Prudential Securities will own 1,940 shares of Series A Preferred Stock, convertible into 38,800 shares of Common Stock, representing approximately 2.5% of the outstanding shares of Common Stock of the Company (including interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants); and (vii) the Interim Managing General Partner will own an approximately 0.001% managing general partnership interest or managing member interest, as the case may be, in each of the Operating Partnership, the Holding Partnerships and the Contributing Partnerships. In addition, in connection with the Formation Transactions, the Operating Partnership will assume approximately $176.8 million of indebtedness encumbering the contributed assets and partnership and membership interests.

     In connection with the rendering of its opinion (described below) to the Board of Trustees of National, Prudential Securities applied a range of capitalization rates to the National Property's estimated net operating income for 1997. Such application resulted in a range of estimated fair value of the

National Property of approximately $0.93 million to $1.07 million. Assuming a value of $50.00 per share of Common Stock (see 'Calculation of Net Asset Value' below), the value of the consideration to be received by National in exchange for the National Property is approximately $1.6 million. Prudential Securities' opinion is limited to the fairness of the consideration to be received by National, and such opinion is subject to the assumptions and limitations described below. See 'Formation Transactions and Structure of the Company--Opinion of Financial Advisor.' Prudential Securities did not render an opinion as to the fair value of the National Property.

CALCULATION OF NET ASSET VALUE

     The Company's Net Asset Value was calculated based on the pro forma net operating income for the nine properties contributed by the Contributing Partnerships and the consideration to be paid for the National Property. The pro forma annualized net operating income for the Partnership Properties was calculated for the twelve-month period from March 1, 1997 to February 28, 1998, based upon leases in place as of March 1, 1997. The calculation of net operating income was not determined in accordance with GAAP. The total pro forma net operating income for such period of approximately $22.7 million, valued by the Company at a 9.0% capitalization rate, resulted in a gross asset value of approximately $252.2 million. Such gross asset value, less the approximately $178.5 million of indebtedness as of July 31, 1997 and less the approximately $1.2 million of allocated transaction expenses, results in a net asset value of approximately $72.5 million. Such net asset value, plus the $1.6 million in consideration paid for the National Property, results in an aggregate Net Asset Value of approximately $74.1 million for the portfolio as a whole.


     The Company believes that its calculation of Net Asset Value (which value has been denominated into 1,450,000 Units and 32,000 shares of Common Stock at $50 per Unit and share of Common Stock) constitutes a reasonable basis for determining the number of shares of Common Stock to be issued to National and the Trustees in connection with the purchase of the National Property and is made solely for such purpose. It is not intended that such calculation be a projection or forecast of the net operating income of the Company or of the trading price for the Common Stock if a market for the Common Stock is established. No assurances can be made that the shares of Common Stock will trade at or above $50.00 per share, the Net Asset Value per share of Common Stock.


BENEFITS OF THE FORMATION TRANSACTIONS TO THE PHILIPS GROUP

     The Founders proposed the Formation Transactions to the Philips Group because they believe that the benefits of the organization of the Company for the Philips Group outweigh the detriments to them. Benefits to members of the Philips Group, including the Founders, include:

          o improved liquidity of their interests in the Properties, increased diversification of investment and deferral of the tax consequences of the contribution of their interests in the Partnership Properties to the Operating Partnership;


          o the Company will own and manage ten shopping center properties throughout the New England, Mid-Atlantic and the Southeast regions of the United States, thereby representing an investment in an enterprise with a significantly larger and more diversified portfolio, which, although no assurances can be given, should provide the Company greater access to the capital markets and result in economies of scale in its operations;

          o the release and/or indemnification by the Company of various members of the Philips Group, including Mr. Pilevsky, with respect to the assumed indebtedness and certain guarantees and indemnities in connection with such indebtedness;

          o receipt by the Founders of options to purchase Common Stock, each as an executive officer of the Company, and the employment agreement entered into with Ms. Levine providing for an annual salary, bonus and other benefits for her services; and

          o the Management Agreement, which will provide a fee to the Management Company, an affiliate of the Founders, in connection with management of the Properties. In addition, the Management Company or its designees will receive options to purchase Common Stock.

BENEFITS OF THE FORMATION TRANSACTIONS TO THE TRUSTEES

     Messrs. Stein and Goldman will receive the following benefits in connection with the Formation Transactions that are in addition to the benefits received by the National shareholders generally. These benefits are in consideration of the efforts made by Messrs. Stein and Goldman to investigate, negotiate and otherwise undertake the preparations necessary for National to enter into the Formation Transactions and to vote their National Shares in favor of the Transaction Agreements.

          o Trustees Stock equal to an aggregate of $250,000 of Common Stock (5,000 shares of Common Stock, based on a Net Asset Value of $50.00 per share of Common Stock); and

          o Trustees Warrants to purchase an aggregate of 8,000 shares of Common Stock at an exercise price of $25.00 per share (a value of $211,000, based on the Black Scholes valuation model), which are immediately exercisable for Common Stock, which Common Stock may not be sold until after the first anniversary of the date of issuance of the Trustees Warrants, and expire in 2003.

     See 'Formation Transactions--Interests of the Trustees in the Formation Transactions.'

BENEFITS OF THE FORMATION TRANSACTIONS TO THE NATIONAL SHAREHOLDERS

     The shareholders of National will receive certain benefits in connection with the Formation Transactions, including the following:

          o the Formation Transactions will result in a diversified real estate company with expertise, through the Company's executive officers and directors and the Management Company, in acquisition, development, financing, construction, leasing and other tenant-related services, enabling the Company to benefit from an effective management team with substantial real estate experience;

          o the Company will own ten shopping center properties throughout the New England, Mid-Atlantic and Southeast regions of the United States compared with National's ownership of one property in Lake Mary, Florida, thereby representing an investment for National shareholders in an enterprise with a significantly larger and more diversified portfolio, which, although no assurances can be given, should provide the Company greater access to the capital markets and result in economies of scale in its operations; and

          o National does not expect to make distributions to shareholders in the near future except as required to maintain its REIT status, but the Company intends to make periodic distributions at least annually to its shareholders in order to maintain its REIT status.

     Upon consummation of the Formation Transactions described in this Proxy Statement/Prospectus, including the amendment of the terms of the Declaration of Trust to permit such transactions, (i) National and its shareholders will receive an aggregate of approximately 2.1% of the outstanding Common Stock of the Company (including interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants); (ii) the Trustees will beneficially own an aggregate of approximately 0.3% of the outstanding shares of Common Stock and warrants to purchase an additional 0.5% of the outstanding shares of Common Stock (in each case, including interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants); (iii) Mr. Pilevsky will beneficially own approximately 0.7% of the outstanding Common Stock of the Company (including interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants); (iv) Prudential Securities will beneficially own 1,940 shares of Series A Preferred Stock, convertible into 38,800 shares of Common Stock, which Series A Preferred Stock represents approximately 2.5% of the outstanding shares of Common Stock of the Company (including interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants); and (v) the Philips Group (of which Mr. Pilevsky will hold a majority interest) will beneficially own 1,450,000 Units redeemable for shares of Common Stock of the Company, which Units represent approximately 93.9% of the outstanding shares of Common Stock of the Company (including interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants). National's shareholders will also continue to hold their National Shares.


     As of the Record Date, the Trustees of National had the right to vote 96,789 National Shares, or approximately 12.9% of the outstanding National Shares. Such persons and their affiliates have agreed to vote in favor of the Transaction Agreements. See '--Background of the Formation Transactions' and '--Interests of the Trustees in the Formation Transactions.'

     Pursuant to the terms of the Contribution and Exchange Agreement, National has agreed to maintain its existence and not adopt any plan of liquidation or dissolution for a period of one year following the closing of the Formation Transactions. After such time, the Trustees will consider the alternatives available to National, including whether to purchase new properties or to pursue other business combinations or similar transactions. If no such alternative transactions are feasible at that time, then, more likely than not, the Trustees will take action to liquidate the trust. The Trustees believe that before making any such decision to liquidate the trust, National should maintain its existence for such one year period and retain a limited portion of the shares of Common Stock to be received by National in the Formation Transactions to provide for the payment of unknown or contingent liabilities of National, if any, at the time of liquidation of the trust and any ongoing administrative expenses.

BACKGROUND OF THE FORMATION TRANSACTIONS

     National was organized on January 16, 1985, as a Massachusetts business trust. On July 23, 1993, National changed its name from Richard Roberts Real Estate Growth Trust I to its current name. Since electing its REIT status in 1985, National has filed as a REIT under the provisions of the Code and intends to maintain this status as long as it will benefit National's shareholders.

     In 1985 and 1986, National commenced a series of public offerings of its Shares, resulting in aggregate net proceeds of approximately $8.0 million, all of which was invested directly in equity interests in five commercial properties in the United States which had income-producing capabilities. Four of these properties were lost to foreclosure in 1990 and 1992. National has experienced a loss of $18,598, income of $33,452 and a loss of $272,220 for fiscal years ended December 31, 1996, 1995 and 1994, respectively. The Shoppes at Lake Mary, a shopping center located in Lake Mary, Florida, is National's sole remaining property.

     Over the past several years, the Board of Trustees of National, specifically Messrs. Stein and Goldman, has spent a considerable amount of time investigating various alternatives in order to enhance shareholder value and return on equity. Mr. Reibstein, having only joined the Board of Trustees in June 1997, has not participated in the work that was preparatory to the agreement by the parties to undertake the consummation of the Formation Transactions. The Board of Trustees' primary goal has been and continues to be to protect the shareholders' current investment and to enhance their return by reduced general and administrative costs. The Trustees, specifically Messrs. Stein and Goldman, have spoken to numerous individuals throughout the country involved in all aspects and segments of the real estate industry.

     The Board of Trustees has received various proposals, and has performed extensive due diligence in assessing all of these proposals. In spring of 1994, National retained a securities firm, Bentley Securities Corp., to assist in locating a merger or joint venture partner that would be interested in operating within a public real estate investment trust structure. Different properties were reviewed, and preliminary discussions were held with one party. In July 1994, discussions were held with Vickman & Co., the owner's representative of a portfolio comprising 56 properties in the Chicago area, Northern Indiana and Southern Wisconsin. These properties were all small retail shopping plazas that were owned by a single family. Most of the sites were visited by the Trustees, and they received and evaluated detailed financial data on each property. Discussions and meetings were held with the attorneys for the seller, but no definitive proposal was made by either party.

     In January 1995, the Trustees entered into negotiations with David Clapper, general partner for a portfolio of 4,700 multi-family units located primarily in Michigan and Ohio. All the sites were visited by the Trustees, some financial data was exchanged and various meetings between principals were held. The limited partners of Mr. Clapper elected not to proceed with a transaction.

     In spring of 1995, the Trustees entered into detailed discussions with National Corporation for Housing Partnership, the general partner of a portfolio of more than 100,000 multi-family units, mostly government-subsidized properties. The Trustees entered into contract negotiations to acquire numerous properties, the largest being a 230 unit high-rise in Cincinnati, Ohio. The total purchase price would have been between $50 and $73 million depending on the number of units in the final package. The parties were unable to agree on the terms of a definitive agreement.

     In January through March of 1996, the Trustees held discussions with a group owning more than 1,000 manufactured housing units in the Phoenix, Arizona area. Included in this portfolio was land and plans to develop an additional 900 units. The parties were unable to agree on the terms of a definitive agreement.

     In May 1996, the Trustees held discussions with both principals and attorneys for a portfolio of multi-family units, located in the upper Midwest, with an agreed upon value of $95 million. In-depth work was developed for an UPREIT structure. Preliminary meetings were held in New York with potential securities firms to raise the necessary capital for a transaction. However, the parties were unable to agree on the terms of a definitive agreement.

     From January 1997 through August 1997, representatives of National and representatives of the Philips Group, and their respective advisors, held numerous meetings and telephone conference calls to discuss in conceptual terms the parameters of a possible transaction, to refine the structure of the transaction and to negotiate the terms of a proposed acquisition agreement, as described below.

     Prudential Securities' initial meeting with National was on December 30, 1996. The persons present were Messrs. Stein and Goldman and representatives of Prudential Securities. There was a general discussion concerning the Trustees' goals for National and potential candidates for a consolidation with National. Included among the attributes deemed by the Board of Trustees to be of critical importance were: (i) the financial strength of the strategic partner; (ii) the compatibility of investment objectives and policies; and (iii) the potential for expansion by the combined entity. On January 12, 1997, National engaged Prudential Securities to serve as National's financial advisor.

     Prudential Securities had preliminary conversations with several private real estate owners to obtain indications of interest concerning a possible consolidation transaction with National. On February 12, 1997, Philips and another private real estate owner made presentations to National to introduce themselves to National and to describe their respective businesses and organizations. Persons present were Messrs. Stein and Goldman, representatives of Prudential Securities and representatives of each of the presenting persons. Following the meeting, National advised Prudential Securities that it would prefer to pursue a possible transaction with Philips because Philips' property type was a better fit with National, Philips had a Florida presence like National and National favored Philips' development-oriented growth plans. The other party did not make a proposal for a consolidation transaction with National.

     On March 11, 1997, a meeting was held to discuss the structure of a possible consolidation transaction between National and Philips. Philips suggested that it would be interested in considering a merger with a price to National shareholders that would represent a premium over the net asset value of the National Property and that Philips might consider some continuing role of the Trustees. No prices for a transaction were discussed. Persons present at the meeting included Messrs. Stein and Goldman, Mr. Gallagher and other representatives of Philips, representatives of Prudential Securities and counsel to National and to Philips.

     The parties had various telephone discussions concerning the structure of a possible transaction between National and Philips.

     At a meeting on April 16, 1997, the parties continued to discuss structural issues concerning a consolidation, as well as valuation of the respective properties, provisions of an operating partnership agreement, expense reimbursement for National and the parties' respective rights to terminate the agreements and other matters. The parties continued these negotiations at a meeting on April 28, 1997. Persons present at each meeting (or by telephone) were Mr. Stein, Mr. Gallagher, other representatives of Philips, representatives of Prudential Securities, and counsel to Philips, to National and to Prudential Securities.

     The parties continued to work on drafts of the Contribution and Exchange Agreement, the Operating Partnership Agreement and the proxy statement.

     During the course of negotiations in June, the structure of the transaction was established as a taxable transfer of the National Property for Common Stock rather than as a tax-free merger transaction to ensure that the Company is not deemed to assume the liabilities of National, and the parties further discussed the compensation that would be paid to the Trustees. On June 12, 1997, the parties met to negotiate the principal agreements. Persons present at the meeting were Mr. Stein (via telephone), Mr. Gallagher, other representatives of Philips, representatives of Prudential Securities, and counsel to Philips, to National (via telephone) and to Prudential Securities. The Company sought a distribution by National of Common Stock to shareholders in 1997, (so that the Company would achieve an immediate public distribution), which distribution was expected to be taxable to the National shareholders. The Board agreed to this distribution, since it concluded that it would minimize the adverse tax consequences to National shareholders by limiting the 1997 distribution to approximately 18% of the Common Stock to be received by National. National also agreed to maintain its REIT status and corporate existence for at least one year following the closing of the Formation Transactions. During this period the Trustees intend to pursue new opportunities for investment by the REIT and to continue National as a REIT thereafter so long as, in the Board's determination, reasonable avenues for enhancing shareholder value remain available.

     On July 11, 1997, Messrs. Stein and Goldman met with counsel to National to review a proposed draft of the Contribution and Exchange Agreement and the proxy statement.

     At meetings (including by telephone conference call) on July 16 and July 23, 1997, the parties met to continue work on a draft of the proxy statement and the Contribution and Exchange Agreement. Peter Stein and National's counsel participated by telephone. Present at the meeting were Mr. Gallagher, other representatives of Philips, representatives of Prudential Securities and counsel to Philips and to Prudential Securities. By the end of July 1997, compensation for the Trustees was agreed upon.

     On August 7, 1997, a special meeting of the Board of Trustees of National was held in the offices of Bingham Dana LLP in Boston, Massachusetts to consider the proposed Formation Transactions. Present at the meeting were each of the Trustees, Messrs. Stein, Goldman and Reibstein, and National's counsel, Bingham Dana LLP. Initially, the Board discussed with counsel the latest drafts of the Contribution and Exchange Agreement and related documents and reviewed the issues outstanding in the transaction with the Company. Following this review a conference call was held with Prudential Securities. Prudential Securities discussed with the Board the financial analyses performed by Prudential Securities and responded to questions of the Trustees. Prudential Securities then delivered its opinion to the Board of Trustees to the effect that, as of the date thereof, based on Prudential Securities' review and subject to the assumptions and limitations described below, the consideration to be received by National for the National Property pursuant to the Contribution and Exchange Agreement is fair to National from a financial point of view. Prudential Securities was then excused from the meeting. The Board then continued to deliberate, consulting as necessary with counsel, with respect to the Transaction Agreements and the Formation Transactions. As described more fully below under '--Reasons for the Formation Transactions; Recommendation of the Board of Trustees,' after consideration of the positive and negative factors involved, based on the totality of the facts and circumstances, the Board resolved to approve National's entering into the Contribution and Exchange Agreement and the consummation of the Formation Transactions as being fair and in the best interest of the shareholders, and recommended shareholder approval of the Transaction Agreements following a proxy solicitation.


REASONS FOR THE FORMATION TRANSACTIONS; RECOMMENDATIONS OF THE BOARD OF TRUSTEES

     By unanimous vote, the Board of Trustees (i) determined that the Transaction Agreements and the Formation Transactions are fair to, and in the best interests of, National and its shareholders, (ii) approved and adopted the Transaction Agreements, and (iii) resolved to recommend that the National shareholders approve the Transaction Agreements.

     In evaluating the fairness of the Transaction Agreements and the Formation Transactions and concluding to approve the Transaction Agreements and recommend that shareholders of National approve the Transaction Agreements, the Trustees reviewed the terms of the Transaction Agreements and the financial performance, condition, business operations and prospects of National and the Company, and considered a number of factors. The primary reasons that the Board of Trustees is recommending approval of the Transaction Agreements are set forth below (although there can be no assurances that a National shareholder will realize all or any of the potential benefits described below):

          o The total capitalization of the Company on a pro forma basis as of June 30, 1997 (based on Net Asset Value of $50.00 per share of Common Stock) would be approximately $252.9 million, which would be considerably greater than National's market capitalization at June 30, 1997. The Board of Trustees viewed this favorably because of the Board's belief that it would potentially provide National's shareholders with greater liquidity in their investment;

          o The opportunity to benefit from the depth of experience represented on the Company's Board of Directors and in its Executive Officers in a diversified real estate company with expertise, through the Company's directors and executive officers and the Management Company, in acquisition, development, financing, construction, leasing and other tenant-related services. The Board of Trustees viewed this as a factor favorable to its determination because of its belief that such directors, officers and the Management Company personnel, given their general knowledge of the real estate markets in the New England, Mid-Atlantic and Southeast regions of the United States and their property management and overall management expertise, would be able to enhance the value of the Company's assets;

          o The opportunity to expand the number of properties owned and managed to ten shopping center properties in the New England, Mid-Atlantic and Southeast regions of the United States, thereby representing an investment in an enterprise with a significantly larger and more diversified portfolio, which, although no assurances can be given, should provide greater access to the capital markets and result in economies of scale in its operations;

          o The location, distribution and mix of the combined portfolio of Properties;


          o National does not expect to make cash distributions to its shareholders in the near term except as required to maintain its REIT status, but the Company intends to make periodic cash distributions at least annually to its shareholders in order to maintain its REIT status. National has covenanted to continue its existence for at least one year following consummation of the Formation Transactions, although there can be no assurances that National will be able to maintain its REIT status for such period. National shareholders will continue to hold Shares representing their beneficial interest in the assets of National;

          o The structure of the Formation Transactions. In this regard, the Board of Trustees placed special emphasis on, and viewed as favorable to its determination, the fact that the Formation Transactions will allow shareholders of National to receive shares of Common Stock and will provide the opportunity, though not the assurance, for National's shareholders to share in any future appreciation in value realized by the Company;

          o The provisions in the Contribution and Exchange Agreement that permit National to terminate the Contribution and Exchange Agreement under certain circumstances, if required by the fiduciary duty of National's Board of Trustees. The Board of Trustees viewed such factor as favorable to its determination because of its belief that these provisions would provide a third party wishing to make a financially superior acquisition proposal for National the opportunity to do so;

          o The opinion, analysis and presentation of Prudential Securities described below under Opinion of Financial Advisor, including the written opinion of Prudential Securities dated August 7, 1997 to the effect that, as of the date of the opinion and based upon and subject to certain matters stated therein, the consideration to be received by National for the National Property pursuant to the Contribution and Exchange Agreement was fair to National from a financial point of view. The Board of Trustees viewed Prudential Securities' opinion as favorable to its determination, in part, because Prudential Securities is an internationally recognized investment banking firm with experience and expertise in

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

            the evaluation of businesses and real estate portfolios and expertise in connection with mergers and acquisitions and providing advisory services and raising capital for companies in the real estate industry;

          o The increased cash flow potentially available for reinvestment in the Company or distribution to shareholders of the combined entity;

          o The agreement by the Company, pursuant to the Contribution and

            Exchange Agreement, to pay the expenses of National in connection with the Transaction Agreements and the Formation Transactions, the preparation of this Proxy Statement/Prospectus and National's actions in connection therewith; and

          o The provision of the Contribution and Exchange Agreement requiring the affirmative vote of a plurality of votes casts by Unaffiliated Shareholders for approval of the Transaction Agreements.

     The Trustees also considered the following potential disadvantages of the Formation Transactions to National shareholders:

          o Control of the business of the Company (subject to certain limitations) by Mr. Pilevsky, as Chairman of the Board and Chief Executive Officer of the Company, including investment, financing and distribution policies, and as sole member of the Interim Managing General Partner (which will control the Operating Partnership until the completion of an Offering) and the fact that Mr. Pilevsky may have interests that differ from those of other shareholders of the Company;

          o Substantial influence over the affairs of the Company and the Operating Partnership by the Founders as directors and executive officers of the Company and as holders initially of Units and Common Stock representing approximately 70.6% of the outstanding shares of Common Stock of the Company (including interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants);

          o Conflicts of interests with certain members of the Philips Group, including the Founders, who will continue to hold through Philips Private Company significant interests in income producing real property not contributed to the Company, including conflicts with one of the Founders who may continue to spend a material amount of his time and effort managing these interests, and conflicts with certain personnel of the Management Company who will continue to spend a material amount of their time and efforts managing the business and properties of Philips Private Company;

          o Material differences in the rights of shareholders of National as compared to the rights of shareholders of the Company, including the absence from the Company's charter documents of provisions protecting shareholders and their investment, restrictions on corporate investment and financing policies and limitations on corporate transactions;

          o The dependence of the Company on one Property which at June 30, 1997 represents approximately 44.8% of the Company's annualized contractual base rents and the risk that if this Property were to experience a materially adverse event, the Company's revenues and cash available for distributions to shareholders would be adversely affected; and

          o The possibility that National may be required, if the Contribution and Exchange Agreement is terminated under certain circumstances, to pay the Company a termination fee of $500,000 to $750,000 plus the expenses of the Company (in addition to having to pay its own expenses incurred in connection with the Formation Transactions, which will be substantial).

     In the process of reviewing the proposed Formation Transactions, the Board examined the benefits to be received by insiders and affiliates of National and the Company from the Formation Transactions. With respect to the additional consideration in the form of the Trustees Securities to be received from the Company by the National Trustees, Messrs. Stein and Goldman, the Board acknowledged the effort, mostly uncompensated, that had been made by the Trustees over a three-year period to enhance shareholder value in National by making improvements to National's real property, and exploring alternative investment opportunities for National. See '--Background of the Formation Transactions' for a more detailed description of these efforts. The Board also took note of the substantial time and effort expended by each of the Trustees in performing due diligence and negotiating the Formation Transactions, opportunity for National shareholders. Based on these efforts and the ongoing effort of managing National, the Board determined that the additional consideration to be received by Messrs. Stein and Goldman, when viewed as part of the Formation Transactions, was fair to, and in the best interest of, the National shareholders.

     The Board also considered the conflicts of interest and control issues presented by the role of Mr. Pilevsky and the Philips Group and their insiders and affiliates in the Formation Transactions. In particular, the Board noted that Mr. Pilevsky and the other officers and directors of the Company and the members of the Philips Group will initially control Units and Common Stock representing approximately 94.6% of the outstanding shares of Common Stock of the Company (including interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants) compared to the 2.1% that it is contemplated that the National shareholders will own and the 0.8% to be owned by the Trustees. While an Offering would reduce such control, the Board acknowledged that there could be no assurance that such an Offering would be made or, if made, would be successful. Even if an Offering is consummated, the Board recognized that Mr. Pilevsky and other affiliates and insiders of the Philips Group could be expected to continue to have a controlling influence over the Company.

     The Board considered the significant interest and the expected ongoing substantial involvement in other businesses and real properties of Mr. Pilevsky, the other officers and directors of the Company and the management personnel of the Management Company. The Board also noted the benefits and conflicts of interest created by the Formation Transactions for the Company, the Philips Group and their affiliates, and the tax consequences of the sale and refinancing of certain of the Properties.

     Despite the foregoing negative factors, the Board determined that the opportunities and value to the shareholders presented by the Formation Transactions outweighed the risks posed by the control and conflicts of interest issues raised by the role of insiders and affiliates of the Philips Group in the Formation Transactions and concluded that the Formation Transactions were both fair to, and in the best interests of, shareholders.

     In making this determination the following factors were significant to the Board's recommendation to National shareholders to approve the Formation
Transactions:

o The Company will own ten shopping center properties throughout the New England, Mid-Atlantic and Southeast regions of the United States compared with National's ownership of a single property in Lake Mary, Florida with less than half the gross leasable area of the smallest of the nine other Properties. The Company thus represents an investment for National shareholders in an enterprise with a significantly larger and more diversified portfolio than National's, which, although no assurance can be given, should result in economies of scale in operations and provide the Company with greater access to capital and debt markets and potential real estate investment opportunities than are available to National. The Common Stock being distributed to the National shareholders thus represents an opportunity for National holders to invest in the greater capital appreciation potential of the Company.
o The Formation Transactions will result in a diversified real estate company which, through the Company's executive officers and directors and the Management Company personnel, will have expertise in real estate acquisition, development, financing, construction, leasing and other tenant-related services, and operating experience and familiarity with all of the Properties (other than National's) and their geographic markets, enabling the Company to benefit from an effective management team with substantial range and depth in their real estate experience.
o The Company's Properties, including the National Property, as of June 30, 1997 were approximately 96% leased to over 260 tenants and, based on recent engineering and environmental reports, are well-maintained, do not require significant capital improvements or contain significant environmental liabilities and are established in markets which the Company believes represent good growth opportunities.
o Although there can be no assurance as to when, if ever, an Offering will be completed, or if completed, whether an active trading market for the Common Stock will develop, upon completion of an Offering, the shares of Common Stock to be distributed to National shareholders would be a more readily liquid investment in a significantly larger investment portfolio than currently is represented by the National Shares, for which no trading market currently exists and there are no reasonable prospects for one to develop.
o As a result of National's carry-over of net operating losses and a deferral of 80% of the distribution of Common Stock until 1998, National expects that it will not need to pay federal taxes on the gain represented by the Common Stock received in the Formation Transactions and that it can substantially offset any state taxes that would otherwise become due. While the initial 18% distribution of Common

  Stock should be taxable to National shareholders as ordinary income, the overall net tax consequences to the shareholders were not viewed by the Board as a significant negative factor given the resulting benefits to be received by National and the National shareholders from consummation of the Formation Transactions.
o National does not expect to make cash distributions to shareholders in the near future except as may be required to maintain its REIT status, but the Company believes it is likely to have net income sufficient to require limited distributions to its shareholders in the near term in order to maintain its REIT status.

     In considering the Formation Transactions, the Board of Trustees of National recognizes that the terms of the Contribution and Exchange Agreement require National to agree that it will not initiate, solicit or encourage any inquiry, offer or proposal for a merger, sale of assets or similar transaction. The Board of Trustees of National concluded that this provision is necessary to help ensure that the Formation Transactions could be consummated. Moreover, the Board of Trustees viewed as favorable the fact that the Contribution and Exchange Agreement does not prohibit National from responding to an unsolicited proposal if the Board of Trustees concludes that it is required to do so by its fiduciary duties to its shareholders.

     The Board of Trustees of National further recognizes that the consummation of the Formation Transactions requires the amendment of certain subsections of
Section 5.2 of the Declaration of Trust to eliminate provisions which might otherwise prohibit National from engaging in the Formation Transactions and certain of the investments resulting therefrom. The Board of Trustees concluded that these amendments are a requirement for the consummation of the Formation Transactions and a failure to amend these prohibitions would take away the opportunity for shareholders to convert their National investment into an investment in the larger, more diverse assets of the Company.

     The Board of Trustees also notes that the provisions of the Contribution and Exchange Agreement provide for indemnification equivalent to that available to trustees, officers, employees or agents of National for actions and omissions of such persons occurring prior to the Closing Date. Because the indemnification provisions of the Contribution and Exchange Agreement are equivalent to the rights currently available to such persons under National's Declaration of Trust and National's Trustees' Regulations, the Board of Trustees did not view this factor as affecting its evaluation or recommendation of the Formation Transactions.

     The Board of Trustees of National also notes that all of Prudential Securities' compensation is contingent upon consummation of the Formation Transactions and does not view such contingency as unfavorable to the Board of Trustees' determination or the Board of Trustees' view of Prudential Securities' analysis and opinion. The Board of Trustees did not view such potential conflicts of Prudential Securities unfavorably because of the Board of Trustees' belief that Prudential Securities would adhere to high standards of professionalism in connection with its engagement and because contingencies for financial advisors are common in transactions similar to the Formation Transactions.

     Finally, the Board of Trustees considered the risk that the anticipated benefits of the Formation Transactions may not be fully realized. In the view of the Board of Trustees, the negative factors are not sufficient, either individually or collectively, to outweigh the advantages of the Formation Transactions.

     In view of the wide variety of factors considered in its evaluation, the Trustees of National found it impracticable, and accordingly did not attempt, to quantify or otherwise assign relative weights to specific factors. The Board of Trustees of National believes that the positive and negative factors must be considered as a whole and that isolating certain factors would create a misleading view of the deliberative process and the reasons for the Board of Trustees' recommendation.

     THE BOARD OF TRUSTEES HAS UNANIMOUSLY APPROVED AND ADOPTED THE TRANSACTION AGREEMENTS, AND HAVING DETERMINED THAT THE TRANSACTION AGREEMENTS AND THE FORMATION TRANSACTIONS ARE FAIR TO AND IN THE BEST INTERESTS OF NATIONAL AND ITS SHAREHOLDERS, UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR ADOPTION OF EACH OF PROPOSAL 1 AND PROPOSAL 2.

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

INTERESTS OF THE TRUSTEES IN THE FORMATION TRANSACTIONS

     In considering the recommendation of the Board of Trustees to approve the Transaction Agreements, shareholders of National should be aware that Messrs. Stein and Goldman have interests in the Formation Transactions that are in addition to the interests of shareholders of National generally, including the receipt by Messrs. Stein and Goldman of the Trustees Stock, with an aggregate Net Asset Value of $250,000 (5,000 shares of Common Stock), and the Trustees Warrants, which are exercisable at $25.00 per share (a value of $211,000, based on the Black Scholes valuation model).

     Pursuant to the Contribution and Exchange Agreement, Messrs. Stein, Goldman and Reibstein have agreed to vote all National Shares held by them, and to cause their respective affiliates to vote all National Shares held by such affiliates, in favor of the Transaction Agreements.

OPINION OF FINANCIAL ADVISOR

     On August 7, 1997, Prudential Securities delivered its written opinion (the 'Opinion') to the Board of Trustees that, as of such date, the consideration to be received by National for the National Property pursuant to the Contribution and Exchange Agreement is fair to National from a financial point of view. Prudential Securities made a presentation of the Opinion and the underlying financial analysis to the Board of Trustees on August 7, 1997 and, in addition, provided to each Trustee, prior to the meeting, a report setting forth the analysis underlying the Opinion. This analysis, as presented to the Board of Trustees, is summarized herein. All of the members of the Board of Trustees were present at the meeting (either in person or via teleconference) and had an opportunity to ask questions of Prudential Securities. Prudential Securities discussed with the Board of Trustees the information in the report, and the financial data and other factors considered by Prudential Securities, in conducting its analysis, all of which are summarized herein.

     In requesting the Opinion, the Board of Trustees did not give any special instructions to Prudential Securities or impose any limitations upon the scope of the investigation that Prudential Securities deemed necessary to enable it to deliver the Opinion. A copy of the Opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached to this Proxy Statement/Prospectus as Appendix A and is incorporated herein by reference. The summary of the Opinion set forth below is qualified in its entirety by reference to the full text of the Opinion. National shareholders are urged to read the Opinion in its entirety. The Opinion is directed only to the fairness of the consideration to be received by National from a financial point of view and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Meeting.

     National selected Prudential Securities to provide financial advisory services because it is an internationally recognized investment banking firm engaged in rendering financial advisory services, with particular expertise in REITs, and in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes, and has substantial experience in transactions similar to the Formation Transactions. The engagement letter with Prudential Securities provides that National will pay Prudential Securities a fee equal to one percent of the total consideration paid in connection with any transaction in which control of, or a material interest in, National is acquired by a third party. Such fee is contingent upon consummation of such a transaction. In addition, the engagement letter with Prudential Securities provides that National will indemnify Prudential Securities and certain related persons against certain liabilities, including liabilities under securities laws, arising out of the agreement or Prudential Securities' engagement.

     In conducting its analysis and arriving at the Opinion, Prudential Securities reviewed such information and considered such financial data and other factors as Prudential Securities deemed relevant under the circumstances, including:

          (i) a draft dated July 31, 1997 of the Contribution and Exchange Agreement;

          (ii) a draft dated August 4, 1997 of the Proxy Statement/Prospectus on Form S-4 (the 'Form S-4');

          (iii) the Form 10-K and Form 10-K/A and related financial information for the fiscal year ended December 31, 1996, the Form 10-Q and the related unaudited financial information for the quarterly period ended March 31, 1997 for National and a draft of the Form 10-Q and the related unaudited financial information for the quarterly period ended June 30, 1997 for National;

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

          (iv) the draft financial statements of The Philips Company and the

     Merrick/Mill Basin Properties, each for the fiscal year ended December 31, 1996 and the quarterly period ended March 31, 1997, included in the Form S-4;

          (v) the draft pro forma condensed combined financial statements of the Company for the twelve months ended December 31, 1996 and the three months ended March 31, 1997, included in the Form S-4;

          (vi) certain information relating to the business, earnings, cash flow, assets and prospects of National, furnished to Prudential Securities by National;

          (vii) certain information relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to Prudential Securities by the management of Philips Private Company;

          (viii) the financial terms of certain recent transactions Prudential Securities deemed relevant to its inquiry; and

          (ix) such other financial studies, analyses and investigations Prudential Securities deemed appropriate.

     Prudential Securities assumed that the draft Contribution and Exchange Agreement, the draft Form S-4 and draft financial information reviewed by it will conform in all material respects to those documents when in final form, and that the Formation Transactions will be consummated substantially as contemplated by the draft Contribution and Exchange Agreement.

     Prudential Securities discussed with senior management of National and Philips Private Company: (a) the prospects for the businesses of National and of the Company; (b) their estimates of such business' future financial performance;
(c) the potential financial impact of the Formation Transactions on the respective companies; and (d) such other matters as Prudential Securities deemed relevant. Prudential Securities also visited selected properties owned by the Contributing Partnerships.

     In connection with its review and analysis and in arriving at the Opinion, Prudential Securities assumed and relied upon the accuracy and completeness of the financial and other information provided to Prudential Securities by National and the Philips Private Company or which was publicly available, and did not undertake to verify independently any such information. Prudential Securities neither made nor obtained any independent valuations or appraisals of any of National's assets or the assets of the Contributing Partnerships. With respect to certain projected financial data provided to Prudential Securities for National and for the Company, Prudential Securities assumed that the information (and the assumptions and bases therefor) was reasonably prepared and represented managements' best currently available estimate as to the future financial performance of National and of the Company. Prudential Securities reviewed unaudited pro forma financial information on a property-by-property basis for the year ended February 28, 1998 for the Partnership Properties (see '--Calculation of Net Asset Value', above), but did not use this information in its financial analysis described below. The Opinion is necessarily based on economic, financial and market conditions as they existed and could be evaluated as of the date of the Opinion.


     Prudential Securities expressed no opinion as to what the market value of the Company's Common Stock will be when issued in the Formation Transactions or the prices at which the Common Stock will trade after the Formation Transactions. In addition, the Opinion does not evaluate the relative merits of the Formation Transactions as compared to any other business plan or opportunity which might be presented to National or the effect of any other arrangement which National might pursue.

     In arriving at the Opinion, Prudential Securities performed a variety of financial analyses, which are summarized herein. The summary set forth herein of the analyses presented to the Board of Trustees at the August 7, 1997 meeting does not purport to be a complete description of the analyses performed. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. Prudential Securities believes that its analysis must be considered as a whole and that selecting portions thereof or portions of the factors considered by it, without considering all the analyses and factors, could create an incomplete view of the evaluation process underlying the Opinion. Prudential Securities made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of National or the Company. Any estimates contained in Prudential Securities' analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the values of businesses and securities do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

     Subject to the foregoing, the following is a summary of the financial analyses performed by Prudential Securities in arriving at the Opinion.

     Pro Forma Value Analysis. A pro forma value analysis was used by Prudential Securities to establish an implied range of pro forma values for the National Property per National Share, before and after giving effect to the Formation Transactions.

     Applying low, median and high capitalization rates of 10.50%, 11.00% and 11.50% (based upon discussions with local appraisers) to the National Property's estimated net operating income ('NOI') for 1997, the National Property was found to have an estimated value of $1.24 to $1.43 per National Share (with a median of $1.33 per National Share). Prudential Securities analyzed the consideration paid in several recent acquisition transactions of portfolios deemed by Prudential Securities to be comparable to the Company's portfolio, and considered the multiple of the total purchase price to the acquired portfolio's NOI for the last twelve months. The transactions considered were the portfolio acquisitions of Mid-Atlantic Realty Trust/Pechtor Family Holdings, Excel Realty Trust, Inc./Properties owned or controlled by Albert B. Glickman, Regency Realty Corporation/Branch Properties, L.P. and Kranzco Realty Trust/Union Property Investors, Inc. None of the portfolios listed is identical to the Philips' portfolio but rather were used for comparative purposes. Accordingly, a complete analysis of the results of the calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments. Such transactions were considered relevant because of the type of property (retail) and the timing of the acquisition (1997). Such transactions were found to have an implied purchase price for the acquired portfolio of 10.3x to 11.0x NOI for the last twelve months, or a capitalization rate of 9.06% to 9.75% with a median capitalization rate of 9.18%. Applying these capitalization rates to the Company's estimated pro forma NOI for 1997 resulted in an implied pro forma value per National Share in the range of $1.47 to $1.97 (with a median of $1.88 per National Share). The median implied pro forma value per National Share exceeds the median estimated value per National Share. Thus, in Prudential Securities' view, such analysis supports Prudential Securities' conclusion that the consideration to be received by National for the National Property is fair from a financial point of view.

     Pro Forma Funds From Operations Per Share Analysis. Prudential Securities also analyzed the pro forma effect of the Formation Transactions on the Funds from Operations per National Share, assuming that National continued to hold all the Common Stock to be received by it in the Formation Transactions. An analysis of anticipated future results based on National's NOI for the six months ended June 30, 1997 (annualized) and the Company's pro forma NOI for the quarter ended March 31, 1997 (annualized), and certain estimated expenses provided by management of National and of the Company, indicated that the Formation Transactions result in an increase in Funds from Operations per National Share from $0.052 for the twelve months ended June 30, 1997 to an estimated $0.188 on a pro forma basis for the twelve months ended December 31, 1997.

     Projected financial and other information concerning National and the impact of the Formation Transactions upon holders of National Shares is not necessarily indicative of future results. All projected financial information is subject to numerous contingencies beyond the control of the management of National and the Company.

     Prudential Securities was retained by National to render financial advisory services. Pursuant to the Contribution and Exchange Agreement, at the closing of the Formation Transactions the Company will assume National's payment and indemnification obligations under National's engagement letter with Prudential Securities. The Company agreed to pay Prudential Securities a fee equal to $1,940,000, payable (together with interest at 9% per annum) upon the earlier to occur of (i) the first anniversary of the closing of the Formation Transactions and (ii) the closing of the Company's first equity offering. The Company has also agreed that Prudential Securities shall have the right to act as lead manager of the Company's first public offering or as exclusive sales agent for its first private offering, in either case with proceeds in excess of $25 million, on terms to be agreed upon.

     In lieu of the financial advisory fee payable by National upon consummation of the Formation Transactions and assumed by the Company under the Contribution and Exchange Agreement, Prudential Securities will receive 1,940 shares of Series A Preferred Stock, convertible into 38,800 shares of Common Stock, which Series A Preferred Stock represents approximately 2.5% of the outstanding shares of Common Stock of the Company (including interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants). Upon consummation of an Offering, the Company will have the right (subject to the holder's right to convert) to redeem the Series A Preferred Stock for $1,940,000 in cash, plus any accrued and unpaid dividends.


     Prudential Securities Credit Corporation, an affiliate of Prudential Securities, is the lender to a Contributing Partnership in the aggregate principal amount of $24 million and to the partners of a second Contributing Partnership in the aggregate principal amount of $13 million, which loans will become obligations of the Company in connection with the Formation Transactions. The maturity date of the $13 million loan is June 1998. The Company may elect to extend the June 1998 maturity date of the $24 million loan by converting this obligation to either a seven or ten year term loan.


DESCRIPTION OF THE CONTRIBUTION AND EXCHANGE AGREEMENT

     The following description of the Contribution and Exchange Agreement is a summary of its material terms only, and is not a complete statement of the terms and conditions of such agreement. This summary is qualified in its entirety by reference to the Contribution and Exchange Agreement and the other Transaction Agreements, copies of which have been filed with the Commission as exhibits to the Registration Statement and are incorporated herein by reference. Copies of the Transaction Agreements may be examined, and copies obtained, as set forth under the caption 'Available Information.' References to terms of the Transaction Agreements shall also be deemed to be references to the applicable respective provisions of the Contribution and Exchange Agreement and the related ancillary agreements to the extent such documents contain governing provisions with respect thereto.

     Representations and Warranties. In the Contribution and Exchange Agreement, the Company, the Contributing Partnerships and National have each made customary representations and warranties to the other parties.

     Conduct of Business. Pursuant to the Contribution and Exchange Agreement, the Company, the Contributing Partnerships and National have agreed that, except as permitted by the Contribution and Exchange Agreement or as otherwise consented to in writing by the other parties, during the period from the date of the Contribution and Exchange Agreement to the Closing, the Company, the Contributing Partnerships, National and their respective subsidiaries will each carry on its business in the ordinary course consistent with past practice, and will use its best efforts to preserve intact its present business organization. In addition, National has agreed to maintain its existence and not adopt any plan of liquidation or dissolution for a period of at least one year following the Closing.

     No Solicitation of Competing Transactions. National has agreed that it will not and shall cause its trustees, advisors, officers, employees, agents, affiliates, or any investment banker or financial advisor acting on its behalf, not to, directly or indirectly, solicit or initiate the submission of proposals or offers from, or solicit, encourage, entertain or enter into any agreement, arrangement or understanding with, or solicit or initiate any discussions with, or furnish any information to, any corporation, partnership, person or other entity or group, other than the Contributing Partnerships, with respect to any Competing Offer except as may be required by the exercise of its fiduciary duties under applicable law. A Competing Offer is defined in the Contribution and Exchange Agreement as any agreement, arrangement or understanding with, or any discussions with, or the furnishing of any information to, any corporation, partnership, person or other entity or group, other than the Property Partnerships or a representative thereof, with respect to the transfer of all or any part of the National Property, or with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving any purchase of all or any significant portion of the assets or equity securities of National.

     Conditions to the Formation Transactions. The respective obligation of each of the parties to effect the Formation Transactions are subject to the satisfaction or waiver at or prior to the Effective Time of, among other things, the following conditions: (i) the Transaction Agreements shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding National Shares and the affirmative vote of a plurality of the votes cast by Unaffiliated Shareholders; (ii) no governmental entity or federal or state court shall have issued any injunction or other order which restrains or prohibits the consummation of the Formation

Transactions; (iii) all authorizations, waivers or consents required to be obtained in order to consummate the Formation Transactions shall have been obtained; (iv) the Registration Statement of which the Proxy Statement/Prospectus is a part shall have been declared effective by the Commission and no stop order suspending the effectiveness shall have been issued under the Securities Act or proceedings therefor initiated or threatened by the Commission; (v) the representations and warranties of each of the parties shall be accurate in all material respects and each of the parties shall have performed or complied in all material respects with each of its obligations to be performed or complied with as if they had been made on and as of the Closing Date; (vi) the receipt by the Board of Trustees of an opinion to the effect that the consideration to be received by National for the National Property pursuant to the Contribution and Exchange Agreement is fair to National from a financial point of view; and (vii) the consummation of the other Formation Transactions contemplated by the Contribution and Exchange Agreement.

     Indemnification and Insurance. Except as described herein, no party will have any liability to any other party under the Contribution and Exchange Agreement if the agreement is terminated. See 'Termination' below. The Company will indemnify, defend and hold harmless the Trustees for any damages suffered in the event any suits (other than suits that relate to actions or inactions on the part of Messrs. Stein, Goldman or Reibstein taken or not taken, as the case may be, which are unrelated to the negotiation and execution of the Contribution and Exchange Agreement and consummation of the Formation Transactions) are brought against them as a result of the transactions contemplated by the Contribution and Exchange Agreement. These indemnification obligations of the parties survive the consummation of the Formation Transactions.

     Agreement to Vote. Pursuant to the Contribution and Exchange Agreement, Messrs. Stein, Goldman and Reibstein agreed to vote all National Shares held by them, and to cause their respective affiliates to vote all National Shares held by such affiliates, in favor of the Transaction Agreements.

     Fees and Expenses. The Transaction Agreements provide that the Company will pay all fees and expenses incurred by the Company, the Contributing Partnerships and National (including attorneys' and accountants' fees and expenses) in connection with the negotiation, documentation and consummation of the Formation Transactions. In certain circumstances, upon termination of the Contribution and Exchange Agreement, National is required to pay a break-up fee and reimburse expenses to the Company. See 'Termination' below. If the Formation Transactions are not consummated by reason of a willful misrepresentation or breach by the Company, National shall be entitled to retain the amount reimbursed by the Company.

     The total cash expenditures to be incurred by the Company in connection with the Formation Transactions, other than the financial advisory fee paid to Prudential Securities, which shall be in the form of Series A Preferred Stock, are estimated to be approximately $1.8 million, including filing fees, title costs, transfer costs, solicitation fees, engineering costs and other acquisition costs.

     Termination. The Contribution and Exchange Agreement may be terminated and the Formation Transactions may be abandoned at any time, notwithstanding approval by the shareholders of National: (i) by mutual written consent of the parties; (ii) by any party in the event that (a) National's proxy statement is not filed with the Commission by August 12, 1997 (provided, however, that the Company shall be entitled to extend said date to September 30, 1997, in its sole discretion), (b) the closing has not occurred by December 31, 1997, or (c) the closing has not occurred within fourteen (14) days of obtaining the requisite National shareholder approval; provided, however, that the party terminating the Contribution and Exchange Agreement pursuant to clause (ii) above (a) shall not have been responsible for delaying the occurrence of the event resulting in such termination, and (b) must exercise their right to terminate within ten (10) days of the occurrence of the event resulting in such termination; (iii) by National in the event that (a) its counsel advises its Board of Trustees that National's failure to engage in or pursue a Competing Offer might subject National's trustees to liability for breach of their fiduciary duties under applicable law, in which case National is obligated to pay expenses and pay a break-up fee of $750,000 to the Company, or (b) the Company or the Contributing Partnerships are not ready, willing and able to perform their obligations under the Contribution and Exchange Agreement on the closing date, or the Company or the Contributing Partnerships willfully default thereunder or willfully breaches any material representation, warranty, covenant or agreement set forth therein; (iv) by the

Company or the Contributing Partnerships in the event that National is not ready, willing and able to perform its obligations under the Contribution and Exchange Agreement on the closing date or National willfully defaults or willfully breaches any material representation, warranty, covenant or agreement set forth therein; provided, however, that if such termination did not result solely from the action of a third party but resulted from the willful action or inaction after the date of the Contribution and Exchange Agreement of National and/or the Trustees, National is obligated to pay expenses and pay a break-up fee of $500,000 to the Company.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     As a general rule, Section 351 of the Code provides that no gain or loss shall be recognized if property is transferred to a corporation by one or more persons solely in exchange for stock of such corporation and immediately after the exchange such person or persons are in control of the corporation within the meaning of Section 368(c) of the Code. For this purpose, control is defined as the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. However,
Section 351 of the Code does not apply to any transfer of property to an investment company. Pursuant to relevant Treasury Regulations, transfers of property to a corporation will be considered transfers to an investment company if (i) the transfer results in a diversification of the transferor's interests and (ii) the transferee corporation is a REIT. A transfer ordinarily results in diversification if two or more persons transfer non-identical assets to the transferee corporation in exchange for its stock. The Treasury Regulations also provide that transfers of non-identical assets which constitute an insignificant portion of the total value of assets transferred to a transferee corporation will be disregarded for purposes of determining whether diversification has occurred. Pursuant to the Formation Transactions, in exchange for, among other things in the case of National, Common Stock, Mr. Pilevsky will contribute cash and National will contribute real estate to the Company, each representing a significant portion of the assets contributed to the Company. In addition, Prudential Securities will receive, in lieu of the financial advisory fee payable by National upon consummation of the Formation Transactions and assumed by the Company under the Contribution and Exchange Agreement, 1,940 shares of the Company's Series A Preferred Stock (which are convertible into 38,800 shares of Common Stock of the Company). Cash and real estate are non-identical assets and, therefore, the transfer will not qualify as a Code Section 351 transaction because of the resulting diversification of the transferor's interests and the fact that the transferee corporation anticipates that it will elect to be taxed as a REIT. Accordingly, National will not qualify under the non-recognition provisions of Code Section 351 and will recognize gain or loss on the transfer of its property to the corporation in exchange for its stock.

     Similarly, the corporate reorganization provisions set forth in Code
Section 368(a) are not applicable to the Formation Transactions because the requisite 'Control' will not be retained by National. 'Control' is defined as at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes, in the case of a type 'C' reorganization, and at least 50% of the voting stock and number of shares of all other classes of stock in the case of a type 'D' reorganization. Accordingly, National and the Company agreed to treat the Formation Transactions as taxable for federal income tax purposes. Consequently, the Formation Transactions should result in the following federal income tax consequences:

          (1) It is estimated that for federal tax purposes a gain of approximately $1.1 million will be recognized by National as a result of the Formation Transactions and all such gain and a substantial portion of state tax gain will be offset by carry-over net operating losses of National;

          (2) As a result of the distribution in 1997 of 3,744 shares of Common Stock to the National shareholders, gain for federal tax purposes will be recognized by the shareholders of National of approximately $0.25 per Share, and the distribution of 20,256 shares of Common Stock in 1998 will be considered a reduction in basis of the National Shares held by each holder and will be taxable as capital gain only to the extent it exceeds a shareholder's basis in the National Shares held by such shareholder;

          (3) The income tax basis of the Common Stock received by a National shareholder in the Formation Transactions will be equal to the fair market value of such Common Stock;

          (4) The holding period of such Common Stock received by a National shareholder will begin as of the date such Common Stock is received by the shareholder; and

          (5) Shareholders will continue to hold their National Shares on the same tax basis as prior to the Formation Transactions, subject to any reduction in basis as contemplated by (2) above.

     See 'Risk Factors--Certain Consequences of the Formation Transactions:
Distributions of Common Stock; Federal Income Tax Consequences; National's Reit Status.'

     Bingham Dana LLP, tax counsel to National, has rendered an opinion regarding the federal income tax consequences that are likely to be material to a holder of National Shares, the conclusions of which are substantially similar to the discussion of certain federal income tax consequences set forth above. A copy of the form of the opinion of Bingham Dana LLP has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part. A copy of such opinion may be obtained, without charge, upon receipt of a written request delivered to the Managing Trustee of National, at 32 Hanson Road, Canton Center, Connecticut, 06020, or by facsimile to (888) 678-7642.


     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS BASED UPON CURRENT LAW AND IS INTENDED FOR GENERAL INFORMATION ONLY. SUCH DISCUSSION MAY NOT BE APPLICABLE TO A NATIONAL SHAREHOLDER WHO ACQUIRES THE COMMON STOCK AS COMPENSATION. EACH NATIONAL SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE FORMATION TRANSACTIONS TO SUCH SHAREHOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

     The Company's decision to be taxed as a REIT will not affect the federal income tax consequences of the Formation Transactions to the National shareholders.

     Holders of National shares are urged to consult their own tax advisors as to the specific tax consequences to them of the Formation Transactions.

SOLICITATION AGENT

     National has retained The Herman Group, Inc. (the 'Solicitation Agent') to assist in the solicitation of proxies. In addition to the delivery of this Proxy Statement/Prospectus to shareholders, the Solicitation Agent will orally solicit the votes of the holders of National Shares.

     For its services as Solicitation Agent, National has agreed to pay a fee equal to $10,000. In addition, National will reimburse the Solicitation Agent for its expenses, including fees and expenses of its counsel. National has also agreed to indemnify the Solicitation Agent against certain liabilities and expenses, including liabilities under federal securities laws. The Solicitation Agent will receive no additional compensation for its services as Solicitation Agent.

     The proxies are being solicited on behalf of the Board of Trustees. The expenses of soliciting proxies will be borne by National and reimbursed by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telephone or in person by the Trustees of National and their affiliates, who will not receive additional compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward the proxy materials to the beneficial owners of National Shares. National will reimburse such forwarding agents for reasonable out-of-pocket expenses incurred by them, but no compensation will be paid for their services. In addition, the Solicitation Agent will assist National with the solicitation and deliveries of proxies.

                                  THE MEETING

PURPOSE OF THE MEETING

     General. This Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by the Board of Trustees of National from holders of National Shares for use at the Meeting of Shareholders of National to be held at the offices of Pryor, Cashman, Sherman & Flynn, 410 Park Avenue, New York, New York 10022, at 3:00 p.m. (local time) on Tuesday, December 30, 1997, and at any adjournment or postponement thereof. This Proxy Statement/Prospectus and the form of proxy are first being mailed to the shareholders of National on
or about December   , 1997.


     At the Meeting, the shareholders of National will be asked to consider and act upon proposals to approve (i) the sale of the National Property pursuant to the Contribution and Exchange Agreement and the related Formation Transactions, and (ii) the amendment of the terms of the Declaration of Trust to delete Sections 5.2(e), (i), (o) and (q) of the Declaration of Trust which might otherwise prohibit National from engaging in the Formation Transactions and certain of the investments resulting therefrom and inserting the statement in its place that each such section has been ['Intentionally omitted'].

     The Board of Trustees of National has determined that the Transaction Agreements and the Formation Transactions are fair to, and in the best interests of, National and its shareholders and has unanimously approved each of Proposal 1 and Proposal 2.

     ACCORDINGLY, THE BOARD OF TRUSTEES OF NATIONAL UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF NATIONAL APPROVE EACH OF PROPOSAL 1 AND PROPOSAL 2.

     Record Date; Shareholders Entitled to Vote and Required Vote. Only holders of record of National Shares at the close of business on the Record Date are entitled to notice of and to vote at the Meeting. On the Record Date, there were 748,738 National Shares outstanding, which is the only class of capital stock entitled to vote at the Meeting. These National Shares were held by approximately 1,770 holders of record on the Record Date.

     The presence of a majority of the outstanding National Shares, either in person or by proxy, is necessary to constitute a quorum at the Meeting. Abstentions and broker non-votes are counted as shares present for purposes of determining the presence of a quorum at the Meeting. If there are insufficient votes to constitute a quorum or for approval of the Transaction Agreements, the Meeting may be adjourned from time to time in order to permit further solicitation of proxies. At the Meeting, each holder of National Shares is entitled to one vote for each National Share held. Approval of each of Proposal 1 and Proposal 2 requires the affirmative vote of a majority of the outstanding National Shares entitled to vote at the Meeting. Accordingly, abstentions and broker non-votes will have the effect of a vote against the approval of a proposal. In addition, the Contribution and Exchange Agreement requires the affirmative vote of a plurality of votes cast by Unaffiliated Shareholders for approval of Proposal 1. The adoption of each proposal is conditioned upon the approval of the other proposal.

     Solicitation, Revocation and Use of Proxies. All holders of National Shares represented at the Meeting by properly executed proxies received by National prior to or at the Meeting, unless such proxies previously have been revoked, will be voted at the Meeting in accordance with the instructions on the proxies. IF NO CONTRARY INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE APPROVAL OF EACH OF PROPOSAL 1 AND PROPOSAL 2. PROXIES THAT ARE VOTED AGAINST EITHER PROPOSAL 1 OR PROPOSAL 2 WILL NOT BE VOTED IN FAVOR OF AN ADJOURNMENT OR POSTPONEMENT OF THE MEETING. National does not know of any matters other than as described in the accompanying Notice of Special Meeting that are to come before the Meeting. If any other matter or matters are properly presented for action at the Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld.

     Proxies may be returned to the Solicitation Agent by facsimile at (214) 999-9323 or in the enclosed postage paid envelope. If returning a proxy by facsimile, both sides of the proxy card should be transmitted. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by filing with the Solicitation Agent written notice of revocation bearing a later date than the proxy, by duly executing a later-dated proxy relating to the National Shares or by attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). If you have any questions, please call the Herman Group, Inc. at (800) 582-1313.

     National has retained The Herman Group, Inc. to solicit proxies. The Solicitation Agent may contact holders of National Shares by mail, telephone, telex, telegraph and personal interviews. The Solicitation Agent will receive a fee of $10,000 for such services, plus reimbursement of out-of-pocket expenses, and National has agreed to indemnify the Solicitation Agent against certain liabilities and expenses in connection with such solicitation, including liabilities under the federal securities laws. The Trustees of National and their affiliates may also solicit proxies by telephone, telegram or personal contact and such persons will receive no additional compensation for such services. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of National Shares held in their names. The Company will bear the cost of preparing and mailing proxy materials in connection with the Meeting and the solicitation of proxies, and the cost of the Commission filing fees and the printing costs in connection with this Proxy Statement/Prospectus.

     Appraisal Rights; Shareholders List. The shareholders of National have no appraisal rights or dissenters' rights with respect to the Formation Transactions under the Declaration of Trust or Massachusetts business trust law. The Declaration of Trust provides that shareholders of National have the right, for proper purposes, to inspect the trust's records, including a list of the names and addresses of the shareholders of National, in the manner and to the extent that comparable records of a Massachusetts business corporation would be available for inspection by shareholders under the laws of the Commonwealth of Massachusetts. Such request for inspection should be delivered to the Board of Trustees of National at 32 Hanson Road, Canton Center, Connecticut, 06020, or by facsimile to (888) 678-7642.

APPROVAL OF THE TRANSACTION AGREEMENTS

     At the Meeting, the shareholders of National will be asked to consider and act upon proposals to approve (i) the sale of the National Property pursuant to the Contribution and Exchange Agreement, and the related Formation Transactions and (ii) the amendment of the terms of the Declaration of Trust to delete Sections 5.2(e), (i), (o) and (q) of the Declaration of Trust which might otherwise prohibit National from engaging in the Formation Transactions and certain of the investments resulting therefrom and inserting the statement in its place that such section has been '[Intentionally omitted]'. Approval of each proposal requires the affirmative vote of a majority of the outstanding National Shares entitled to vote at the Meeting. In addition, the Contribution and Exchange Agreement requires the affirmative vote of a plurality of votes cast by Unaffiliated Shareholders for approval of Proposal 1. The adoption of each proposal is conditioned upon the approval of the other proposal. For a description of the Contribution and Exchange Agreement and the related Transaction Agreements, see 'The Formation Transactions--Description of the Contribution and Exchange Agreement.' For a description of the Declaration of Trust, see 'Comparison of Shareholders' Rights.'

OTHER BUSINESS; ADJOURNMENT OR POSTPONEMENT OF MEETING

     The management of National currently does not intend to present, and does not have any reason to believe that others will present, at the Meeting any item of business other than those set forth herein. However, if any other business is properly presented at the Meeting and may properly be considered and acted upon, proxies will be voted by those named on the proxy in their best judgment. Proxies that are voted against either Proposal 1 or Proposal 2 will not be voted in favor of an adjournment or postponement of the Meeting.

PRINCIPAL HOLDERS OF NATIONAL SHARES

     The following table sets forth the beneficial ownership as of the Record Date by (i) each trustee of National and all trustees of National as a group and
(ii) each person known to the Company to own beneficially more than 5% of the outstanding National Shares. Under the rules of the Commission, and for the purpose of the following table, a beneficial owner of a security includes any person who, directly or indirectly, has or shares voting power and/or investment power with respect to such security. Unless otherwise indicated in the footnotes, all of such interests are owned directly and the indicated person has sole voting and investment power with respect to such National Shares.

                                                                       NUMBER OF NATIONAL SHARES
NAME AND ADDRESS                                                          BENEFICIALLY OWNED         PERCENT OF CLASS
-------------------------------------------------------------------    -------------------------     ----------------
Peter M. Stein, Trustee ...........................................                    0(1)                   0%
  32 Hanson Road
  Canton Center, CT

Jay W. Goldman, Trustee ...........................................            50,679.59(2)(3)              6.8%
  41 Vineyard Road
  Newton, MA 02159

Robert R. Reibstein, Trustee ......................................                    0                      0%
  135 Dedham Street
  Newton, MA 02161


Gretchen L. Stein .................................................            46,109.45                    6.2%
  32 Hanson Road
  Canton Center, CT 06020

All Trustees as a group ...........................................            96,789.04                   12.9%

------------------

(1) Excludes 46,109.45 shares beneficially owned by Gretchen L. Stein, wife of Mr. Stein, as to which Mr. Stein disclaims beneficial ownership.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(2) Includes 50,679.59 shares held by In-Grates Restated Profit Sharing Plan, of which Mr. Goldman is the sole beneficiary.

(3) On March 3, 1997, National issued 30,416 Shares (at an agreed upon value of $1.2132 per Share) to Mr. Goldman to repay him for monies he advanced to National in connection with certain municipal assessments payable by National.

                                 THE COMPANIES

PHILIPS INTERNATIONAL REALTY CORP.

     The Company will acquire the interests of the Philips Group and National in a portfolio of ten shopping center properties upon consummation of the Formation Transactions. The Company will be a self-advised real estate company with expertise, through the Company's executive officers and directors and the Management Company, in all aspects of acquisition, development, construction, leasing, management, operation and financing of shopping center properties in the New England, Mid-Atlantic and Southeast regions of the United States. The Company expects to qualify as a real estate investment trust for federal income tax purposes commencing with the taxable year ending December 31, 1998, but may elect to qualify as a REIT as early as the taxable year commencing with the taxable year ending December 31, 1997.

     Upon consummation of the Formation Transactions, the Company will own, directly or indirectly through the Holding Partnerships and the Philips Subs, all of the partnership or membership interests in, or assets of, the Contributing Partnerships, which own the nine Partnership Properties located in the New England, Mid-Atlantic and Southeast regions of the United States, and the National Property. See 'Business and Properties.'

     Affiliates of the Company. The members of the Philips Group were the limited or general partners or members of each of the Contributing Partnerships. The members of the Philips Group have transferred their respective partnership or membership interests in, or caused the transfer of assets of, the Contributing Partnerships to the Company in exchange for an aggregate of 1,450,000 Units of the Operating Partnership. With the transfer of its interests in the Contributing Partnerships, the Philips Group has transferred to the Company the Partnership Properties located in the New England, Mid-Atlantic and Southeast regions of the United States. See 'Risk Factors--Conflicts of Interest.'

     The Company's day-to-day leasing, development, acquisition, property and portfolio management and related administrative functions will be performed jointly by the Companyand the Management Company. The Management Company initially will be engaged to manage the Partnership Properties, pursuant to the terms of the Management Agreement. The Company's executive officers will include Mr. Pilevsky, Chairman of the Board and Chief Executive Officer of the Company, who will devote in excess of 50% of his professional time to overseeing the management of the Properties and the growth of the Company, as well as a significant amount of his time to the management of the business and properties of Philips Private Company, including non-retail real estate activities and certain retail properties not contributed to the Company in the Formation Transactions. Ms. Levine, Chief Operating Officer and Executive Vice President of the Company, will devote in excess of 90% of her professional time to overseeing the management of the Properties and the growth of the Company, and will have limited involvement with certain properties not contributed to the Company in the Formation Transactions. Pursuant to the terms of a non-competition agreement, Mr. Pilevsky, Ms. Levine and the Management Company have agreed to conduct all of their future management, operations, acquisitions and development of retail shopping center properties, with certain exceptions, through the Company. See 'Management Agreement and Non-Competition Agreement--Non-Competition Agreement.' In addition, prior to the consummation of the Formation Transactions, the Company will enter into employment agreements with Messrs. Petra and Gallagher, who will devote all of their professional time to overseeing the management of the Properties and the growth of the Company. The Executive Officers have an average of 20 years' experience in all aspects of the real estate industry, and have developed many long-term relationships with tenants, brokers, property owners, lenders, contractors, suppliers and others in the real estate industry throughout the New England, Mid-Atlantic and Southeast regions of the United States. In addition, Mr. Petra has 13 years of prior experience as a senior executive with a publicly-traded real estate company that focused on the retail shopping center business.

THE HOLDING PARTNERSHIPS, THE INTERIM MANAGING GENERAL PARTNER AND THE PHILIPS SUBS

     The Holding Partnerships are limited partnerships formed under the laws of the State of Delaware for the sole purpose of owning certain of the Properties and assuming the mortgage indebtedness encumbering such Properties. The Operating Partnership is the sole limited partner of each of the Holding Partnerships with a 99.989% interest in each Holding Partnership.


     The Philips Subs are wholly-owned subsidiaries of the Company formed under the laws of the State of Delaware. Each Holding Partnership and Contributing Partnership is owned 0.01% by a Philips Sub as non-managing general partner or non-managing member, as the case may be.

     In general, those Contributing Partnerships whose general partnership interests were contributed to the Company transferred such general partnership interests to the Holding Partnerships as the designee of the Operating Partnership in exchange for Units in the Operating Partnership. Those Contributing Partnerships whose assets were transferred to the Company transferred such assets to the Holding Partnerships as the designee of the Operating Partnership in exchange for Units in the Operating Partnership. Those Contributing Partnerships whose limited partnership interests were contributed to the Company transferred such limited partnership interests to the Operating Partnership in exchange for Units in the Operating Partnership. Those Contributing Partnerships whose limited liability company membership interests were contributed to the Company transferred such membership interests to the Operating Partnership in exchange for Units in the Operating Partnership.

     The Interim Managing General Partner is a limited liability company formed under the laws of the State of Delaware, whose sole member is Mr. Pilevsky. Each Holding Partnership and Contributing Partnership is owned 0.001% by the Interim Managing General Partner as managing general partner or managing member, as the case may be. Generally, the Interim Managing General Partner will have the full, exclusive and complete control in the management of each of the Holding Partnerships and Contributing Partnerships until such time as an Offering is completed.

THE OPERATING PARTNERSHIP

     The Operating Partnership has been organized as a Delaware limited partnership and holds the Properties either through the Holding Partnerships or the Contributing Partnerships. Generally, pursuant to the Partnership Agreement, the Interim Managing General Partner will have full, exclusive and complete control in the management of the Operating Partnership until such time as an Offering is completed, subject to certain rights accorded the limited partners and certain other limitations. Thereafter, the Company, as sole general partner of the Operating Partnership, will have full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, and the limited partners of the Operating Partnership will have no authority, subject to certain rights accorded the limited partners, to transact business for, or participate in the management activities or decisions of, the Operating Partnership. See 'Partnership Agreement of Operating Partnership', 'Risk Factors--Conflicts of Interests' and '--Control by Interim Managing General Partner.'

NATIONAL

     National was organized on January 16, 1985, as a Massachusetts business trust, and on July 23, 1993, changed its name from Richard Roberts Real Estate

Growth Trust I to its current name. National has made for 1996 and prior years, and intends to make for 1997, an election to file as a REIT under the provisions of the Code and intends to maintain this status as long as it will benefit National's shareholders. The shareholders of National, at their Annual Meeting on October 19, 1995, voted to change the management structure of National to a self-managed REIT, effective October 27, 1995 when the advisor agreement with First Investment Properties, Inc. expired.

     From inception, National invested directly in equity interests in five commercial properties in the United States which had income-producing capabilities. Four of these properties were lost to foreclosure in 1990 and 1992. National has experienced a loss of $18,598, income of $33,452 and a loss of $272,220 for fiscal years ended December 31, 1996, 1995 and 1994, respectively. National considers its business to be operating in one industry segment, investment in real property.

     On March 31, 1986, National purchased The Shoppes at Lake Mary, a 38,125 square foot neighborhood shopping center located on 4.7 acres of land in Lake Mary, Florida, from an unaffiliated entity for $3,200,000 in cash. The Shoppes at Lake Mary is a two-story shopping center and office facility consisting of three buildings and a parking lot with 191 parking spaces. Lake Mary is located in Seminole County, Florida, slightly north and to the east of Orlando. The Trustees are not aware of any environmental problems at the property site.

     Due to past adverse conditions in the real estate market, and the economy in general, the Trustees have determined that it would be necessary to extend the holding period for its property beyond the originally anticipated four- to seven-year period. The results of National's operations depend upon its property's competitive position in its leasing market. The Shoppes at Lake Mary is National's sole remaining property.

     The National Property is not significantly affected by seasonal factors but is subject to competition from similar types of properties in the vicinity in which it is located. While the market in which the property operates is experiencing an economic recovery, the property values generally remain below the relatively high values experienced in the mid-1980's.

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

                              MANAGEMENT AGREEMENT
                         AND NON-COMPETITION AGREEMENT

MANAGEMENT AGREEMENT

     The following summary of the Management Agreement is qualified in its entirety by reference to the Management Agreement, a copy of the form of which has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part. A copy of the Management Agreement may be examined, and copies obtained, as set forth under the caption 'Available Information.'

     Pursuant to the Management Agreement, the Management Company will provide the day-to-day operations, management and leasing services for the Properties, including, among other things, (i) operating, maintaining and managing the Properties; (ii) after consultation with and approval by the Operating Partnership and the Company (collectively, 'Owner'), establishing rental rates;
(iii) enforcing the collection of rents; (iv) constructing improvements and additions to the Properties, after consultation with and approval by the Owner;
(v) after consultation with and approval by the Owner, making all decisions regarding the leasing of space at the Properties, including the termination of leases; (vi) hiring, training, discharging and supervising all employees necessary to properly maintain and operate the Properties; (vii) repairing the Properties; (viii) purchasing supplies, equipment and services necessary for the operation, maintenance, and repair of the Properties; (ix) contracting for all services and utilities necessary for the efficient operation and maintenance of the Properties; (x) taking such action as may be necessary to comply promptly with any orders or requirements affecting the Properties; (xi) placing and keeping in force all forms of insurance needed to adequately protect the Owner and as required by the underlying mortgages and at law; (xii) maintaining a bank account for the deposit of monies collected from the Properties and drawing from such account in order to discharge any liabilities, obligations or expenses incurred pursuant to the Management Agreement; and (xiii) providing back office and support functions, including bookkeeping and accounting services. The Management Company will receive (i) a management fee from the Company equal to 3% of gross rental collections received from the Properties for the calendar year, payable in monthly installments based upon the receipts of the prior month, (ii) leasing commissions and renewal leasing commissions (not to exceed local current market rates, determined based upon an analysis derived from contacts with local brokers), and (iii) a construction supervisory fee (ranging from 10-20% of the cost of a project, determined based upon the level of difficulty of such project) with regard to any tenant improvements and construction matters relating to the Properties, and will be reimbursed for all reasonable out-of-pocket expenses.

     The Management Agreement will have an initial term of three years, commencing upon the consummation of the Formation Transactions, subject to automatic one-year renewals. The Management Agreement may be terminated by Owner at any time, (i) in whole or in part, upon thirty days' written notice, in the event that Owner elects to perform one or more of such management functions on an 'in-house' basis (with a commensurate reduction in fees), and (ii) in whole, immediately, upon the occurrence of certain other events, including upon the gross negligence or willful misconduct of the Management Company, or if all or substantially all of the Properties are sold. In connection with the services to be provided by the Management Company to the Operating Partnership, the Company will grant options to purchase up to 54,400 shares of Common Stock to the Management Company or its designees at an exercise price of $50.00 per share, which options shall be exercisable for a period of ten years following the date of grant and shall vest 33 1/3% per year over three years.

NON-COMPETITION AGREEMENT

     The following summary of the Non-Competition Agreement is qualified in its entirety by reference to the Non-Competition Agreement (as defined below), a copy of the form of which has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part. A copy of the Non-Competition Agreement may be examined, and copies obtained, as set forth under the caption 'Available Information.'

     In connection with the Formation Transactions, the Management Company, Mr. Pilevsky and Ms. Levine (collectively, the 'Managers'), the Operating Partnership and the Company will enter into a non-competition agreement (the 'Non-Competition Agreement'), pursuant to which the Managers have agreed that until such time as both (i) one year has lapsed since the Management Agreement has been terminated and neither Mr. Pilevsky nor Ms. Levine is a director or executive officer of the Company and (ii) neither Mr. Pilevsky nor Ms. Levine owns beneficially more than fifteen (15%) percent of the outstanding shares of Common Stock on a

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

fully diluted basis (including Units redeemable for shares of Common Stock), neither the Managers nor any affiliate of the Management Company (within the meaning of Rule 12b-2 of the Securities Exchange Act of 1934, as amended) (together with the Managers, the 'Managing Group') shall engage in any way in the acquisition, ownership, operation, development, management, renovation or leasing (collectively, 'activities') of any retail shopping center properties (or mixed properties which are primarily known as retail shopping center properties based upon relative square footage of each use) or any improvements thereof located in the United States, except for: (i) the Managing Group's activities with respect to the Company and the Excluded Properties, including the expansion of an Excluded Property which is contiguous to such property, under certain conditions, (ii) the Managing Group's activities with respect to property located anywhere in the continental United States so long as the retail shopping center portion of such property does not exceed twenty thousand (20,000) square feet, (iii) the acquisition by Mr. Pilevsky, Ms. Levine, their spouses and issue of any property or interest in any property by inheritance, and (iv) subject to certain conditions, Mr. Pilevsky or Ms. Levine providing advice or financial assistance to any of their children with regard to projects initiated by such children involving activities with respect to any retail shopping center property located anywhere in New York City or outside New York City so long as such property is not within a two (2) mile radius of property owned by the Company or the Operating Partnership. Furthermore, in the event that at any time after the fifth anniversary of the effective date of the Non-Competition Agreement, Ms. Levine is neither a director or executive officer of the Company for at least one year nor owns beneficially more than five (5%) percent of the outstanding shares of Common Stock on a fully diluted basis (including Units redeemable for shares of Common Stock), then with respect to Ms. Levine only, the Non-Competition Agreement shall be deemed terminated.

                 PARTNERSHIP AGREEMENT OF OPERATING PARTNERSHIP

     The following summary of the Agreement of Limited Partnership of the Operating Partnership (the 'Partnership Agreement') and the descriptions of certain provisions set forth elsewhere in this Proxy Statement/Prospectus are qualified in their entirety by reference to the Partnership Agreement, a copy of the form of which is filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part. A copy of the Partnership Agreement may be examined, and copies obtained, as set forth under the caption 'Available

Information.'

MANAGEMENT

     The Operating Partnership has been organized as a Delaware limited partnership pursuant to the terms of the Partnership Agreement. Generally, pursuant to the Partnership Agreement and subject to the provisions with respect to the Interim Managing General Partner described below, the Company, as the general partner of the Operating Partnership, will have full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, and the members of the Philips Group, as limited partners of the Operating Partnership, will have no authority to transact business for, or participate in the management activities or decisions of, the Operating Partnership, except as provided in the Partnership Agreement and as required by applicable law. However, until such time prior to the first anniversary of the consummation of the Formation Transactions as the Company owns 67% of the partnership interests in the Operating Partnership, and thereafter until such time as the Company owns 60% of the partnership interests in the Operating Partnership, the consent of the holders of at least 51% of the Units held by limited partners will be required to: (i) engage in a Termination Transaction;
(ii) dissolve, liquidate or wind-up the Operating Partnership; (iii) change the nature of the business of the Operating Partnership; or (iv) admit, remove or retain a general partner. Following the consummation of the Formation Transactions, the Company, as non-managing general partner, will own approximately a 3.2% partnership interest in the Operating Partnership, and the full and exclusive control over the affairs of the Operating Partnership will be held by the Interim Managing General Partner until the completion of an Offering.

CONTROL BY INTERIM MANAGING GENERAL PARTNER

     The Partnership Agreement provides that until completion of an Offering, the Interim Managing General Partner shall have full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, and that the Company shall not be entitled to exercise any such rights as general partner during such period (each subject to the rights accorded the limited partners and subject to the provision that any transaction between the Company or the Operating Partnership and Mr. Pilevsky or his affiliates be approved by

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

the independent directors of the Company). To the extent such funds are available for distribution, the Interim Managing General Partner must cause the Operating Partnership to make sufficient distributions to the Company to enable it to make distributions to shareholders to maintain the Company's REIT status. The sole manager and member of the Interim Managing General Partner will be Mr. Pilevsky, who, together with certain other persons, own a controlling interest in each of the Contributing Partnerships. Upon completion of an Offering, the Interim Managing General Partner will be deemed to have withdrawn for a nominal amount from the Operating Partnership and the Company will be entitled to exercise in full the rights and responsibilities to manage the business and affairs of the Operating Partnership as sole general partner under the Partnership Agreement. References in this section 'Partnership Agreement of the Operating Partnership' to the Company as general partner of the Operating Partnership shall be deemed to be references to the Interim Managing General Partner as required by the context thereof.

RIGHTS OF THE LIMITED PARTNERS

     In addition to the rights accorded the limited partners discussed under '--Management' above and '--Transferability of Interest' below, the limited partners have certain rights with respect to amendments to the Partnership Agreement. Other than with respect to certain nonmaterial or ministerial amendments, until such time prior to the first anniversary of the consummation of the Formation Transactions as the Company owns 67% of the partnership interests in the Operating Partnership, and thereafter until such time as the Company owns 60% of the partnership interests in the Operating Partnership, the written consent of holders of at least 51% of the Units held by limited partners is required to amend the Partnership Agreement. The foregoing notwithstanding, the written consent of all the limited partners is required to (i) increase the obligation of any limited partner to make contributions to the capital of the Operating Partnership; (ii) modify the order of certain allocations of distributions among the partners (other than as specifically provided for therein); (iii) change the Operating Partnership to a general partnership; (iv) reduce the percentage of limited partners required to consent to any matter in the Partnership Agreement; (v) amend certain provisions in any manner that prohibits or restricts the ability of a limited partner to exercise its redemption rights in full; (vi) amend certain 'fair price' provisions applicable as a result of a Termination Transaction; or (vii) amend the percentage requirements for amending the Partnership Agreement.

INDEMNIFICATION AND FIDUCIARY STANDARDS

     The Partnership Agreement provides that the general partner and its affiliates, officers, directors, agents and employees shall not be liable for damages or otherwise to the Operating Partnership or any of the partners or their successors or assigns for any acts or omissions performed or omitted within the scope of its authority as general partner, or otherwise conferred on the general partner and such affiliates, officers, directors, agents and employees by the Partnership Agreement, so long as such acts or omissions are taken or omitted in good faith and do not involve willful misconduct or gross negligence and are otherwise consistent with the general partner's fiduciary duties of care and loyalty imposed on directors of a corporation formed under the laws of the State of Delaware as set forth in the General Corporation Law of the State of Delaware and construed by the courts of the State of Delaware. The Partnership Agreement also provides that all such individuals and their respective successors, executors, administrators and personal representatives will be indemnified and held harmless by the Operating Partnership for any loss, liability or expense incurred as a result of any act or omission concerning the business or activities of the Operating Partnership or the general partner provided such act or omission was not in violation of any term or provision of the Partnership Agreement. The Partnership Agreement further provides that each partner will indemnify the Operating Partnership if the Operating Partnership is made a party to any litigation or otherwise incurs any loss or expense as a result of or in connection with any partner's personal obligations or liabilities unrelated to Partnership business. The liability of a partner pursuant to the indemnity referred to in the immediately preceding sentence is not limited to such partner's Units but is enforceable against such partner personally.

     The Company's Charter and By-Laws require the Company to indemnify its directors and officers to the fullest extent permitted from time to time by Maryland law. The Charter also permits the Company to indemnify employees, agents and other persons acting on behalf of or at the request of the Company. The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they

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

may be made a party by reason of their service to or at the request of such corporation, unless it is established that the act or omission of the indemnified party was material to the matter giving rise to the proceeding and
(i) was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit, or (iii) in the case of any criminal proceeding, the indemnified party has reasonable cause to believe that the act or omission was unlawful. See 'Certain Provisions of Maryland Law and the Company's Charter and By-Laws.'

TRANSFERABILITY OF INTERESTS

     The Partnership Agreement provides that the Company may not voluntarily withdraw from the Operating Partnership, or transfer or assign its interest in the Operating Partnership, without the consent of the holders of at least 51% of the Units, subject to certain provisions described in the next paragraph. Pursuant to the Partnership Agreement, members of the Philips Group have agreed, other than pursuant to the redemption provisions, not to sell, assign, transfer, pledge, encumber or in any manner dispose of all or any of their interest in the Operating Partnership without the consent of the Company, which consent may not be unreasonably withheld. However, each member of the Philips Group has the right, upon prior written notice to the general partner and subject to applicable securities laws, to (i) pledge or otherwise encumber all or any portion of its interest in the Operating Partnership to an unrelated lender as security for a bona fide obligation (subject, however, to applicable securities laws) and/or (ii) transfer all or any portion of its interest in the Operating Partnership to immediate family members and trusts for the benefit of the members of its immediate family for estate and/or gift tax purposes.

     In addition, the Partnership Agreement provides that the Company may not engage in any Termination Transaction unless all limited partners either will receive, or will have the right to elect to receive, for each Unit an amount of cash, securities or other property equal to the product of (i) the number of shares of Common Stock into which each Unit is convertible and (ii) the greatest amount of cash, securities or other property paid to the holder of one share of Common Stock in consideration of one share of Common Stock pursuant to the terms of the Termination Transaction. If, in connection with the Termination

Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of the outstanding shares of Common Stock, each holder of Units will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder would have received had it exercised its right to redemption and received shares of Common Stock in exchange for its Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer. See 'Comparison of Shareholders' Rights' and 'Partnership Agreement of Operating Partnership--Rights of Limited Partners'.

     The Company may also merge or otherwise combine its assets with another entity if the following conditions are met: (i) substantially all of the assets directly or indirectly owned by the surviving entity are held directly or indirectly by the Operating Partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with the Operating Partnership (in each case, the 'Surviving Partnership'); (ii) the limited partners own a percentage interest of the Surviving Partnership based on the relative fair market value of the net assets of the Operating Partnership and the relative fair market value of the other net assets of the Surviving Partnerships immediately prior to the consummation of such transaction; (iii) the rights, preferences and privileges of the limited partners in the Surviving Partnership are at least as favorable as those in effect immediately prior to the consummation of such transaction and as those applicable to any other limited partners or non-managing members of the Surviving Partnership; and (iv) such rights of the limited partners include the right to exchange their interests in the Surviving Partnership for at least one of the following: (a) the consideration available to such persons pursuant to the preceding paragraph, or (b) if the ultimate controlling person of the Surviving Partnership has publicly traded common equity securities, such common equity securities, with an exchange ratio based on the relative fair market value of such securities and the Common Stock. For purposes of this paragraph, the determination of relative fair market values and rights, preferences and privileges of the limited partners shall be reasonably determined by the Company's Board of Directors as of the time of the Termination Transaction and, to the extent applicable, the values shall be no less favorable to the limited partners than the relative values reflected in the terms of the Termination Transaction.

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

CAPITAL CONTRIBUTIONS

     The Partnership Agreement provides that if the Operating Partnership requires additional funds at any time or from time to time in excess of funds available to the Operating Partnership from borrowings or capital contributions, the Company may borrow such funds from a financial institution or other lender or through public debt offerings and lend such funds to the Operating Partnership on the same terms and conditions as are applicable to the Company's borrowing of such funds. As an alternative to borrowing funds required by the Operating Partnership, the Company may raise such additional funds pursuant to the issuance of Common Stock and contribute the net amount of cash so raised as an additional capital contribution to the Operating Partnership. If the Company so contributes additional capital to the Operating Partnership, the Company's partnership interests in the Operating Partnership will be increased on a proportionate basis. Conversely, the partnership interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by the Company, unless limited partners contribute their pro-rata share of the required funds. In addition, the Company may contribute the stock, assets or other consideration it receives in connection with any merger, consolidation or other acquisition to the capital of the Operating Partnership in exchange for additional Operating Partnership Units.

ADDITIONAL CLASSES OF UNITS

     The general partner is allowed under the Partnership Agreement to create and issue additional classes of Operating Partnership Units to new or existing limited partners with such terms, preferences, conversion or other rights, voting powers, restrictions, allocations, distribution rights, qualifications and terms or conditions or redemption as the general partner determines is in the best commercial interest of the Operating Partnership (which could be either more or less favorable to the holders thereof than the currently outstanding Units).

AWARDS UNDER STOCK OPTION PLANS

     If options granted in connection with stock option plans of the Company are exercised at any time or from time to time, the Partnership Agreement requires the Company to contribute to the Operating Partnership as an additional capital contribution the exercise price received by the Company in connection with the issuance of shares of Common Stock to such exercising participant. Although the Company will contribute to the Operating Partnership an amount equal to the exercise price received by the Company, for purposes of recalculating the Company's partnership interest the Company will be considered to have contributed an amount equal to the fair market value of the shares of Common Stock issued to the exercising party.

REDEMPTION RIGHTS

     Beginning on the first anniversary of the consummation of the Formation Transactions, members of the Philips Group will be able to exercise rights which will, subject to certain limitations, enable them to require the Operating Partnership to redeem part or all of their Units for Common Stock (on a one-for-one basis, subject to certain anti-dilution adjustments and exceptions) or cash (based upon the fair market value of an equivalent number of shares of Common Stock at the time of such redemption). The obligation to redeem the Philips Group's Units may be assumed by the Company in exchange for, at the Company's election, either cash or shares of Common Stock (on a one-for-one basis), provided that the Company may not pay for such redemption with shares of Common Stock to the extent that it would result in a member of the Philips Group beneficially or constructively owning shares of Common Stock in excess of the Ownership Limit or Mr. Pilevsky and his affiliates beneficially or constructively owning shares of Common Stock in excess of the Philips Ownership Limit. See 'Description of Capital Stock--Restrictions on Transfer'.

REGISTRATION RIGHTS


     For a description of certain registration rights held by members of the Philips Group, see 'Shares Available for Future Sale--Registration Rights.'

TAX MATTERS

     Pursuant to the Partnership Agreement, and subject to the rights accorded the Interim Managing General Partner therein, the Company will be the tax matters partner of the Operating Partnership and, as such, will have authority to make tax elections under the Code on behalf of the Operating Partnership.

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

     The net income or net loss of the Operating Partnership will generally be allocated to the Company and the limited partners in accordance with their respective percentage interests in the Operating Partnership, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the regulations promulgated thereunder.

OPERATIONS

     The Partnership Agreement requires that the Operating Partnership be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT for federal income tax purposes.

     The Partnership Agreement provides that the net operating cash revenues of the Operating Partnership, as well as net sales and refinancing proceeds, will be distributed from time to time as determined by the Company (but not less frequently than quarterly) pro rata in accordance with the partners' respective percentage interests.

DUTIES AND CONFLICTS

     The Partnership Agreement provides that all business activities of the Company, including all activities pertaining to the acquisition, development, management and operation of any real properties, must be conducted through the Operating Partnership.

TERM

     The Operating Partnership will continue in full force and effect until December 31, 2097, unless a majority in interest elects to continue the Partnership, or until sooner dissolved pursuant to the terms of the Partnership Agreement.

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

                       COMPARISON OF SHAREHOLDERS' RIGHTS

     Upon consummation of the Formation Transactions, the shareholders of National will receive shares of Common Stock of the Company, a Maryland corporation. Differences between the provisions of the MBCL and the MGCL, and differences between the Declaration of Trust of National and the Charter and By-Laws of the Company, may be relevant to the National shareholders. It is not practical to summarize all such provisions here or to cover all of the respects in which Maryland law may differ from Massachusetts law. Although the Company and National believe that the following are all of the material differences in the rights of the Company's shareholders and National shareholders, shareholders are advised to review the Charter and the By-Laws of the Company and the Declaration of Trust of National and the Trustees Regulations of National, which are available as described under 'Available Information'; and the following summary is qualified in its entirety by reference to the MBCL and the MGCL, the Charter and By-Laws of the Company and the Declaration of Trust of National. National's Declaration of Trust and relevant provisions of Massachusetts law are summarized below under the caption 'National', and the Company's Charter and By-Laws and relevant provisions of Maryland law are summarized below under the caption 'Certain Provisions of Maryland Law and of the Company's Charter and By-Laws'.

     The following defined term applies to this discussion of the National Declaration of Trust: 'Affiliate' means (i) any person directly or indirectly controlling, controlled by or under common control with another person, (ii) any person owning or controlling 5% or more of the outstanding voting securities or beneficial interests of such other person, (iii) any officer, retired officer, director, trustee, employee or general partner of such person and (iv) if such other person is an officer, director, trustee or partner of another entity, then the entity for which that person acts in any such capacity.

BOARD OF TRUSTEES AND BOARD OF DIRECTORS

     National. The Declaration of Trust of National provides that National's Board of Trustees must consist of at least three but not more than 15 persons. The Declaration of Trust of National provides that trustees may be removed either with or without cause by the affirmative vote (or written consent) of the holders of record of at least a majority of the outstanding National Shares entitled to vote or with cause by all the remaining Trustees.

     The Declaration of Trust of National requires that a vacancy on the Board of Trustees be filled by a majority of the remaining trustees or trustee in office, or by the shareholders.

     See 'Risk Factors--Benefits to the Trustees from the Formation Transactions' for information with respect to compensation of the Trustees.

     The Company. The Charter provides that the Board of Directors must consist of at least three persons. The Charter does not require that a majority of the Company's Board of Directors be independent.

     The Charter provides that a director may be removed only for cause and only by the affirmative vote of holders of two-thirds of the aggregate number of shares of Common Stock then entitled to be cast generally in the election of directors.

     The Company's Charter and By-Laws provide that vacancies on the Board of Directors may be filled by a majority of the remaining directors, though less than a quorum, or by the shareholders; provided, however, that vacancies created by newly created directorships may be filled only by a majority of the entire Board of Directors or by the shareholders. See 'Certain Provisions of Maryland Law and the Company's Charter and By-Laws--Number of Directors; Removal;
Filling Vacancies.'

     See 'Management--Compensation of Directors' for information with respect to compensation of Directors of the Company.

ISSUANCE OF CAPITAL STOCK

     National. National is authorized by its Declaration of Trust to issue an unlimited number of National Shares. Preferred stock is not authorized.

     The Company. The authorized capital stock of the Company consists of one hundred fifty million shares of Common Stock, and thirty million shares of Preferred Stock, in such classes or series and with such rights, preferences, limitations, terms and conditions, as determined by the Board of Directors. 47,660 shares of Common Stock and 1,940 shares of Series A Preferred Stock will be issued in connection with the Formation Transactions. See '--Anti-Takeover Provisions' and 'Description of Capital Stock of the Company.'

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

DISTRIBUTIONS TO SHAREHOLDERS

     National. The Declaration of Trust of National provides that holders of National Shares are entitled to receive, as declared by National's Board of Trustees, dividends and distributions and further provides that the Trustees shall make cash distributions to holders of National Shares in amounts at least sufficient to enable National to qualify as a REIT (and the Trustees may make distributions in excess of such amount).

     The Company. The Charter provides that, subject to certain exceptions, the holder of shares of Capital Stock in excess of 6.5% (by number of shares or value, whichever is more restrictive) of the outstanding shares of Capital Stock are not entitled to distributions or to voting rights. See 'Description of Capital Stock of the Company--Common Stock' and '--Restrictions on Ownership and Transfer.'

SHAREHOLDER MEETINGS

     National. The Declaration of Trust of National requires that National hold an annual meeting of shareholders and furnish to each shareholder an annual report no later than 120 days after the close of National's fiscal year. A special meeting of shareholders may be called by a majority of trustees and will be called upon the written request of the holders of at least 10% of the outstanding National Shares.

     The Company. The MGCL and the Company's By-Laws require that the Company hold an annual meeting of shareholders. A special meeting of shareholders may be called by the Board of Directors, the Chief Executive Officer or the President,

and will be called upon written request of the holders of a majority of the outstanding shares of Common Stock.

SHAREHOLDER APPROVAL OF CERTAIN ACTIONS

     National. Shareholder approval is required for amendments to the Declaration of Trust, changes to the investment objectives and policies of National, mergers, share exchanges and sales of all or substantially all of National's assets. Such approval requires the affirmative vote of a majority of all votes entitled to be cast on the matter. Such matters also require the approval of a majority of the trustees.

     The Company. Consolidations, mergers, share exchanges and sales of substantially all of the assets (other than in the ordinary course of business) of the Company require approval by the affirmative vote of a majority of outstanding shares of Common Stock. The recommendation of the Board of Directors and the affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to amend the Company's Charter, including the provisions relating to termination of REIT status and ownership limits. Directors may be removed only for cause and only by the affirmative vote of the holders of two-thirds of the aggregate number of shares of Common Stock then entitled to be cast generally in the election of directors. The By-Laws of the Company may only be adopted, altered or repealed by a majority of the Board of Directors. See 'Certain Provisions of Maryland Law and the Company's Charter and By-Laws.'

RESTRICTIONS ON CORPORATE ACTIVITIES

     National. The Declaration of Trust of National provides that National may not, among other things: (a) invest in the ownership of, or participations in the ownership of, raw land or in agricultural properties or the issuance of mortgage loans secured by raw land or agricultural properties; (b) invest in any foreign currency, commodities, commodity futures contracts, bullion or chattels;
(c) invest in any contracts for the sale of real estate, except in connection with the acquisition of interests in real property and unless such real estate contracts are recordable in the chain of title; (d) issue 'redeemable securities' as defined in Section 2(a)(32) of the Investment Company Act of 1940; (e) hold equity securities, including the shares of other REITs; (f) engage in trading as compared with investment activities or engage in the business of underwriting or agency distribution of securities issued by others;
(g) allow the aggregate borrowings of National to exceed one hundred percent (100%) of the net assets, in the absence of a determination by a majority of the Trustees that a higher level of borrowings (which in no event shall exceed three hundred percent (300%) of the net assets) is appropriate and in the best interest of National; (h) issue securities in exchange for certain real estate investments; (i) invest in securities or interests in persons primarily engaged in real estate activities or invest in securities of other issuers for the purpose of exercising control; (j) hold property primarily for sale to customers in the ordinary course of business of National other than in connection with the liquidation of National; (k) except as otherwise permitted, make or invest in certain mortgage loans; (l) engage in any short sale, or borrow, on an unsecured basis, if such borrowing will result in an asset coverage of less than 300%, except that such borrowing limitation shall not apply to a first mortgage trust;
(m) issue debt securities unless the historical debt service coverage (in the most recently
completed fiscal year of National) as adjusted for known changes is sufficient to properly service that higher level of debt; (n) engage in joint ventures or other lawful combination or associations with any person in connection with the acquisition and ownership of investments in real property; (o) sell any real property to any person or entity; (p) repurchase its shares except as otherwise permitted; (q) acquire securities in any company holding investments or engaging in activities prohibited by the Declaration of Trust; or (r) invest in real property under construction or under contract for development, with certain exceptions.

     The Company. Neither the Company's Charter nor the MGCL contain similar restrictions on the Company's activities.

INTERESTED PARTY TRANSACTIONS

     National. Under National's Declaration of Trust, a contract, act or other transaction, between National and any other person, or in which National is interested, shall be valid and no Trustee, employee or agent of National shall have any liability as a result of entering into any such contract, act or transaction, even though (a) one (1) or more of the Trustees, employees or agents are directly or indirectly interested in or connected with, or are trustees, partners, directors, employees, officers or agents of such other person, or (b) one (1) or more of the Trustees, employees or agents of National, individually or jointly with others, is a party or are parties to, or directly or indirectly interested in, or connected with, such contract, act or transaction, provided that such interest or connection is disclosed or known to the Trustees and thereafter the Trustees authorize or ratify such contract, act or other transaction by affirmative vote of a majority of the Trustees who are not interested in the transaction or affiliated with any other entity in the transaction.

     National shall not engage in a transaction with (a) any Trustee, employee or agent (acting in his individual capacity) of National, (b) any director, trustee, partner, officer, employee or agent acting in his individual capacity as an advisor or contractor of National, (c) an advisor or contractor of National or (d) an Affiliate of any of the foregoing, except to the extent that such transaction has, after disclosure of such affiliation, been approved or ratified by the affirmative vote of a majority of the Trustees who are not interested or affiliated with any such person involved in the transaction, including a majority of Trustees who have made certain determinations to the extent applicable that: (i) such transaction is fair and reasonable to National and its shareholders; (ii) based upon an appraisal, the total consideration is not in excess of the appraised value of the interest in real property being acquired, if an acquisition is involved, or less than the appraised value of the interest in real property being disposed of, if a disposition is involved; and
(iii) if such transaction involves payments by National for services rendered to National by a person in a capacity other than that of Trustee, officer, employee or agent, (1) the compensation is not in excess of the compensation, if any, paid to such person by any other person who is not an Affiliate of such person for any comparable services in the same geographic area, and (2) the compensation is not greater than the charges for comparable services generally available in the same geographic area from other persons who are competent and not affiliated with any of the parties involved.

     The Company. Under the MGCL, any contract or transaction between the Company and any director, officer or any entity in which the director or officer has a material financial interest is not void or voidable if it is approved, after disclosure of the interest, by the affirmative vote of a majority of disinterested directors (even if they constitute less than a quorum of the Board of Directors).

OWNERSHIP LIMIT

     National. Whenever the National Board of Trustees deems it to be reasonably necessary to protect the status of National as a REIT, the National Board of Trustees may require a statement or affidavit from each shareholder or proposed transferee of National Shares setting forth the number of shares already owned by the shareholder or proposed transferee and any related person. If, in the opinion of the National Board of Trustees, which will be conclusive, any proposed transfer would jeopardize the status of National as a REIT, the Trustees may refuse to permit such transfer. Any attempt to acquire National Shares which would result in the disqualification of National as a REIT will be null and void.

     The Company. The Charter provides, subject to certain exceptions, that the holder of shares of Capital Stock exceeding 6.5% (by number of shares or value, whichever is more restrictive) of the total outstanding shares of Capital Stock are not entitled to vote or to receive distributions and are subject to certain other restrictions on transfer. Actual or constructive ownership of shares of capital stock in excess of the applicable ownership limit will cause the violative transfer or ownership to be void with respect to the transferee or owner as to that number of shares the ownership of which by such owner or transferee results in such owner or transferee or any other person violating any of the ownership limits, and such shares will be automatically transferred to a trust for the benefit of a qualified charitable organization. Such transferee or owner shall have no right to vote such shares or be entitled to dividends or other distributions with respect to such shares.The Board of Directors has waived the Ownership Limit for Mr. Pilevsky and his affiliates. See 'Description of Capital Stock of the Company--Restriction on Ownership and Transfer.'

ANTI-TAKEOVER PROVISIONS

     National. As a Massachusetts business trust, National is not subject to any of Massachusetts' anti-takeover laws, including the Massachusetts Control Share Acquisition Act, the Massachusetts Business Combination Law and Chapter 110C of the Massachusetts General Law (the first generation of Massachusetts'

anti-takeover laws). Certain provisions of the Declaration of Trust require the approval of shareholders for mergers and transactions with affiliates which could inhibit a change of control. See 'Interested Party Transactions' and 'Shareholder Approval of Certain Actions' for a description of these provisions.

     The Company. See 'Certain Provisions of Maryland Law and the Company's Charter and By-Laws--Statutory Requirements for Certain Transactions' for a description of the anti-takeover provisions of the MGCL. The By-Laws exempt the Company from these provisions. The Partnership Agreement contains certain 'anti-takeover' and 'fair price' provisions with respect to the rights of the limited partners which may inhibit a change in control of the Company under the circumstances that could give the holders of Common Stock the opportunity to realize a premium over then-prevailing market prices. See 'Partnership Agreement of Operating Partnership--Rights of Limited Partners.'

INDEMNIFICATION

     National. National's Declaration of Trust provides that any person made a party to any action, suit or proceeding or against whom a claim or liability is asserted by reason of the fact that he was or is a shareholder, Trustee, employee or agent of National shall be indemnified and held harmless by National against any and all losses, liabilities, damages, fines, claims and judgments and amounts paid on account thereof (whether in settlement or otherwise) and shall be indemnified and held harmless against and, upon payment thereof, shall be entitled to reimbursement for reasonable expenses, including attorneys' fees, actually and reasonably incurred by him; provided, however, that no such Trustee, employee or agent shall be so indemnified or reimbursed for any loss, damage, fine, claim, judgment or liability and amounts paid on account thereof (or expenses related thereto) which shall have been adjudicated to have arisen out of or to have been based upon his gross negligence or willful or wanton misconduct or with respect to any Trustee, employee or agent of National if the same arises from any violation by them of federal or state securities laws.

     The rights to indemnification set forth in National's Declaration of Trust are not exclusive of any rights to which a person seeking indemnification may be entitled under any agreement, vote of shareholders or disinterested Trustees, common law or otherwise and such rights continue after the person seeking indemnification ceases to be a Trustee, advisor, employee or agent of National and inures to the benefit of the heirs, executors and administrators of such person. The Declaration of Trust also limits the liabilities of Trustees, employees and agents for their acts, except for gross negligence or willful or wanton misconduct.

     The Company. The Company's Charter contains certain provisions concerning the indemnification of directors and officers. See 'Certain Provisions of Maryland Law and the Company's Charter and By-Laws--Limitations of Liability and Indemnification.'

NOMINATION OF TRUSTEES/DIRECTORS BY SHAREHOLDERS

     National. The Declaration of Trust of National requires that the Trustees nominate persons to be elected as Trustees.

     The Company.  Pursuant to the Company's By-Laws, no nominations for directors, except those made by the directors themselves, shall be voted upon at an annual or special meeting of the shareholders unless nominations made by shareholders are made in writing and delivered to the Secretary of the Company at least seventy-five (75) but not more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting (or special meeting in lieu thereof). See 'Certain Provisions of Maryland Law and the Company's Charter and By-Laws--Advance Notice of Director Nominations and New Business.'

                                 CAPITALIZATION

     The following table sets forth the combined historical capitalization, as of September 30, 1997, of the contributed properties and interests on an historical basis and of the Company, the Equity Investees and Philips International Realty, L.P. on a pro forma basis and as adjusted to give effect to the Formation Transactions. The information set forth in the following table should be read in conjunction with the financial statements and the pro forma financial information and notes thereto included elsewhere in this Proxy Statement/Prospectus and the discussion contained in 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'


                                                                SEPTEMBER 30, 1997
                         -------------------------------------------------------------------------------------------------
                                                                  (IN THOUSANDS)
                                                                                                 PRO FORMA
                                              HISTORICAL                         -----------------------------------------
                         ----------------------------------------------------      PHILIPS         PHILIPS
                                      MERRICK/                 PHILIPS INT'L        INT'L           INT'L         EQUITY
                         PHILIPS     MILL BASIN    NATIONAL     REALTY CORP.     REALTY CORP.    REALTY L.P.     INVESTEES
                         --------    ----------    --------    --------------    ------------    ------------    ---------
Debt(1):
  Mortgages and notes
     payable..........   $151,244     $ 25,854      $  550         $   --          $     --        $     --      $ 177,022
                         --------    ----------    --------        ------        ------------    ------------    ---------
Equity (Deficit):
  Preferred
     Stock(2).........         --           --          --             --             1,940              --             --
  Common Stock(3).....         --           --          --             --                --              --             --
  Paid in capital.....         --           --          --              1             2,595              --             --
  Equity (deficit)....     (5,218)       1,094         455            (14)           (2,233)         13,681         11,380
                         --------    ----------    --------        ------        ------------    ------------    ---------
     Total equity
       (deficit)......     (5,218)       1,094         455            (13)            2,302          13,681         11,380
                         --------    ----------    --------        ------        ------------    ------------    ---------
Total Capitalization..   $146,026     $ 26,948      $1,005         $  (13)         $  2,302        $ 13,681      $ 188,402
                         --------    ----------    --------        ------        ------------    ------------    ---------
                         --------    ----------    --------        ------        ------------    ------------    ---------



------------------
(1) See notes to financial statements for the respective entities for information pertaining to mortgages and notes payable.

(2) On a pro forma basis--Philips International Realty Corp. Preferred Stock, authorized 30,000,000 shares, $.01 par value, 1,940 convertible redeemable shares of Series A Preferred Stock issued and outstanding. On a historical basis no preferred stock of Philips International Realty Corp. was authorized.


(3) On a pro forma basis--Philips International Realty Corp. Common Stock, authorized 150,000,000 shares, $.01 par value, 47,660 shares issued and outstanding. On a historical basis--Philips International Realty Corp. Common Stock; authorized 3,000 shares, issued and outstanding 20 shares.


                       THE COMPANY'S STRATEGY FOR GROWTH

     The Company will seek to maximize shareholder value through aggressive growth of its cash flow per share to be accomplished through an integrated, multi-faceted strategy capitalizing on the Company's existing strengths and the substantial expertise of its executive officers, directors and the Management Company in the real estate industry. Such strategy is comprised of the following components:

INTERNAL GROWTH

     Operations. The Company will continue to utilize its aggressive asset and property management style to maximize cash flow from its properties. The Company, through management's extensive knowledge of retail demand and shopping center operations accumulated in over 20 years of shopping center ownership and development throughout the United States, and through its extensive, direct relationships with the tenant community, will continue its program of (a) seeking optimal tenant mix at the most favorable rental structure, (b) maximizing occupancy, (c) minimizing property operating expenses, and (d) superior physical maintenance. The Company also will continue to selectively engage in property expansion, re-leasing and redevelopment where the economics of such are favorable to shareholder value. For example, the Philips Group purchased the Palm Springs Mile Property in Hialeah, Florida in 1984 and has increased net operating income by aggressively expanding the center, re-leasing to achieve higher rentals and capitalize on below-market rents in place and enhancing the tenant mix by focusing on leasing to strong national tenants such as Circuit City Stores Inc., Toys

'R' Us Inc., Kids R' Us, Burlington Co., Uptons Inc., Blockbuster Videos Inc., Walgreen Co., Pier 1 Imports Co. and Winn-Dixie Stores Inc. Such strong anchor tenants have dramatically increased traffic flow, resulting in significantly higher rents on new leases from local store tenants.

     Balance Sheet Management and Cost Control. The Company intends to aggressively manage its capital and cost structures so as to maximize total return to shareholders. The Company intends to restructure its balance sheet to reduce leverage, appropriately match assets and liabilities and to continuously seek more favorable forms of capital with which to fulfill its business objectives and enhance its cash flow per share. Consistent with this strategy, the Company intends, subject to market conditions, to complete a public or private equity offering, at such time as it deems it advantageous to do so, and, simultaneously therewith, to obtain a revolving credit facility to fund acquisitions and for working capital purposes. The Company, in order to more appropriately match its overhead to the size of its portfolio, initially will utilize the services of the Management Company for certain non-executive functions, but intends as the portfolio grows to hire directly the individuals providing such services.

     Self-Management. The Company believes that direct management and leasing of its properties is desirable and has begun to work towards achieving full self-management. The Company will manage its properties initially through the services and personnel of the Management Company under the supervision of the directors and executive officers of the Company. Although no precise time table can be given, the Company plans to become a fully integrated, self-managed REIT in the next 18 to 36 months by growth through access to the capital markets and through acquisitions of additional properties. The Company believes that its access to the capital markets and its ability to issue Units will enable it to make continued acquisitions of additional properties, which acquisitions should position the Company such that it will become economically advantageous for the Company to perform all of the functions of all of the day-to-day development, leasing, acquisition, property management, construction management, accounting and portfolio management on an 'in-house' basis rather than relying on the Management Company for certain of these functions. The Company intends to develop accounting and property management information systems and hire and train personnel to enable the Company to integrate its property management activities. It is contemplated that the Company eventually will employ a significant number of those individuals who currently perform such functions on behalf of the Management Company. See 'Risk Factors--Conflicts of Interest with and Dependence on The Management Company.'

EXTERNAL GROWTH

     Acquisitions. The Company intends to acquire additional properties at initially attractive returns which are capable of being further enhanced through the use of management's proven, value-added expertise, including opportunities to expand or redevelop properties to attract tenants at higher rent levels. The Company will seek to acquire properties at below replacement cost in markets with strong demographics, emphasizing locations where retail demand exceeds supply and the creation of new supply is hindered. As a result, it is anticipated that most new acquisitions will occur in major urban-suburban markets. The Company, through its management team, will apply the same asset and property management philosophy which it has successfully used for over 20 years, embodied in the assets to be contributed by the Contributing Partnership upon the closing of the Formation Transactions. Future acquisition activity will be facilitated by use of the extensive broker and partner network developed by the Company's principals over the last 20 years.

     When advantageous, the Company also intends to (a) capitalize on the trend toward public ownership of real estate by pursuing purchases of other retail companies with property portfolios possessing similar characteristics to those the Company will be seeking as part of its ordinary acquisition program, and (b) pursue joint venture opportunities, generally with the Company having control, which serve to leverage the Company's activities and expertise to the shareholders' benefit. The Company may acquire properties, in whole or in part, through the issuance of Units, which will enable sellers to defer the payment of taxes on properties contributed to the Operating Partnership until such time as the Units are redeemed for Common Stock. The Company believes that this will create a competitive advantage over cash purchasers when negotiating acquisitions with privately-owned real estate enterprises.

     Referrals of Potential Shopping Center Acquisitions. The Philips Group's long-standing relationships in the real estate brokerage community should give the Company a competitive advantage in identifying potential acquisition candidates which fit the Company's investment objectives. Furthermore, the numerous individuals and institutions who have invested with the members of the Philips Group in past and present real estate projects should also provide a referral source of potential future retail shopping center acquisition candidates. In addition, certain members of the Philips Group, including Mr. Pilevsky, have significant equity interests in retail shopping center properties which may over time become desirable acquisition targets for the Company. Such properties were not included in the Formation Transactions for various reasons, including the asset size, type, quality or geographic location was not consistent with the Company's acquisition criteria, the required valuation of such property would be economically undesirable from the Company's standpoint at such time, and partnership and lender consent issues precluded including certain property in the Company's property portfolio. Any acquisition of properties owned in part or in whole by Mr. Pilevsky or any other member of the Philips Group must be approved by the Company's independent directors. The Company has no agreement with respect to the acquisition of any of these excluded properties, and, therefore, no assurances can be made that such acquisitions will be consummated.

     Development. The Company intends to use its familiarity with its markets, its tenant relationships and active, demonstrated development ability to selectively develop retail assets in areas where the highest quality tenant demand is the greatest. The development program, centered on identified tenant demand, will be applied in those instances where economic return is reasonably determined to be well in excess of existing property acquisition returns, the effect on cash flow per share can be optimized and the Company is well insulated from development risk.

     Geographic Expansion. The Company will initially focus its activities in the New England, Mid-Atlantic and Southeast regions of the United States,

utilizing the initial Properties as a foundation for the Company's anticipated geographic expansion. The Company, upon closing of the Formation Transactions, will have two offices, one located at the mid-point of the New England and Mid-Atlantic regions, in New York, New York, and one located in the Southeast region in Hialeah, Florida. The Company intends to utilize its existing presence in these regions for expansion throughout the major markets of the eastern United States.

                              DISTRIBUTION POLICY

     The Company currently expects to make periodic distributions to its shareholders to comply with the REIT requirements. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--The Company (Pro Forma)--Liquidity and Capital Resources.' Distributions by the Company to holders of Common Stock will be determined by the Board of Directors. However, such determinations will be subject to the discretion of the Interim Managing General Partner pending completion of an Offering because the Company cannot declare a distribution unless it receives a distribution from the Operating Partnership. The Company currently expects that the principal factors the Board will consider in setting distributions prior to a subsequent public offering of Common Stock will be the annual REIT distribution requirements (described below) and the Board's determination of the relative benefits of distribution versus re-investment in the Company. The Board will also consider the actual net cash flow of the Company, the Company's financial condition and capital and debt service requirements, and such other factors as the Board of Directors deems relevant.

     In order to qualify to be taxed as a REIT, each year the Company must make distributions to shareholders of at least 95% of its REIT taxable income (which does not include capital gains). Because the Company's 'REIT taxable income' is calculated without reference to cash flow, under certain circumstances the Company may not have sufficient cash available to make the distributions required under the REIT provisions of the Code. See 'Federal Income Tax Considerations--Requirements for Qualification as a REIT--Annual Distribution Requirements.'

     The Company anticipates that cash available for distribution will exceed its earnings and profits due to non-cash expenses, consisting primarily of depreciation. Distributions by the Company to the extent of its current or accumulated earnings and profits for federal income tax purposes will be taxable to shareholders as ordinary dividend income. Distributions in excess of earnings and profits generally will be treated as a non-taxable reduction of a shareholder's basis in its Common Stock, to the extent of its basis, and thereafter as taxable gain. Distributions treated as a non-taxable reduction of basis will have the effect of deferring taxation until the shareholder's disposition of the Common Stock. If the Company distributes only 95% of its estimated REIT taxable income, no portion of the distributions to be paid to the holders of Common Stock is expected to represent a return of capital. For additional discussion of the tax treatment of distributions to the holders of the Common Stock, see 'Federal Income Tax Considerations--Taxation of Shareholders--Taxable Shareholder--Dividend Income.'

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial and operating information for (i) Philips International Realty Corp. (the 'Company'), on a pro forma basis, (ii) for The Philips Company ('Philips') on a combined historical basis,
(iii) for the Merrick Commons and Mill Basin Plaza Properties ('Merrick/Mill Basin') on a combined historical basis, (iv) for National on a historical basis,
(v) for Philips, Merrick/Mill Basin and National, all on a combined historical basis and as modified for the pro forma adjustments (collectively, the 'Equity Investees') and (vi) for Philips International Realty, L.P. (the 'Operating Partnership') on a pro forma basis. This information should be read in conjunction with all of the financial statements and the notes thereto included elsewhere in this Proxy Statement/Prospectus. The unaudited historical financial information presented herein is based upon the separate historical financial statements of the respective entities and the notes thereto which appear elsewhere in this Proxy Statement/Prospectus and should be read in conjunction with such financial statements. The unaudited pro forma financial information presented herein is based upon the pro forma financial statements of Philips International Realty Corp., the Equity Investees, the Operating Partnership and the notes thereto which appear elsewhere in this Proxy Statement/Prospectus and should be read in conjunction with such financial statements. Reference should also be made to 'Management's Discussion and Analysis of Financial Condition and Results of Operations' in conjunction with the review of all historical and pro forma financial and operating information set forth herein.

     Upon completion of the Formation Transactions, Philips International Realty LLC will become the 'Interim Managing General Partner' of the Operating Partnership and each of the property partnerships with a .001% interest in each and the Company will have directly or indirectly a non-managing general partnership interest and therefore will record its investment in the Operating Partnership on the equity method. The Interim Managing General Partner's interests will be redeemed by the respective partnerships upon consummation of a future equity offering of at least $25 million. The Company's pro forma adjustments are derived from the pro forma financial statements of the Equity Investees property partnerships as set forth in the notes to the pro forma financial statements.

     The unaudited pro forma operating information for the Company, the Equity Investees and the Operating Partnership has been presented as if the Formation Transactions had occurred as of January 1, 1996, and as if the Company had qualified as a REIT, distributed all of its taxable income and, therefore, incurred no federal income tax expense during the period. The unaudited pro forma balance sheets for the Company, the Equity Investees and the Operating Partnership as of September 30, 1997 are presented as if the Formation Transactions had occurred on September 30, 1997. The unaudited pro forma balance sheet of the Equity Investees combines the respective balance sheets of the property partnerships as of September 30, 1997, subject to certain pro forma adjustments. The pro forma balance sheet of the Operating Partnership reflects its equity interest in the Equity Investees and the pro forma balance sheet of the Company reflects its equity interest in the Operating Partnership.

     The pro forma financial information is not necessarily indicative of what the Company's, the Equity Investees' or the Operating Partnership's actual financial position and results of operations would have been as of and for the period indicated, nor does it purport to represent the future financial position or results of operations of the Company, the Equity Investees or the Operating Partnership.

 PHILIPS INTERNATIONAL REALTY CORP., PHILIPS INTERNATIONAL REALTY L.P., EQUITY
                                   INVESTEES,
  THE PHILIPS COMPANY AND THE MERRICK COMMONS AND MILL BASIN PLAZA PROPERTIES
                        SELECTED COMBINED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                              YEAR ENDED
                                                    NINE MONTHS ENDED SEPTEMBER 30,                          DECEMBER 31,
                            -------------------------------------------------------------------------------  ------------
                                          PRO FORMA                               HISTORICAL                  PRO FORMA
                            -------------------------------------  ----------------------------------------  ------------
                                            1997                          1997                 1996              1996
                            -------------------------------------  -------------------  -------------------  ------------
                                         (UNAUDITED)                   (UNAUDITED)          (UNAUDITED)      (UNAUDITED)
                                          PHILIPS INT.   EQUITY              MERRICK/             MERRICK/
                            PHILIPS INT.      L.P.      INVESTEES  PHILIPS  MILL BASIN  PHILIPS  MILL BASIN  PHILIPS INT.
                            ------------  ------------  ---------  -------  ----------  -------  ----------  ------------
OPERATING DATA:                                               (1)
Revenues from rental
 property..................    $   --        $   --      $23,865   $19,508   $  3,725   $19,338    $3,531       $   --
                                  ---           ---     ---------  -------   --------   -------    ------          ---
Property operating
 expenses..................        --            --        3,919     3,618        436     3,646       559           --
Real estate taxes..........        --            --        3,432     2,792        612     2,742       552           --
Interest...................        --            --       11,936     9,909      1,581     8,584     2,570           --
Depreciation and
 amortization..............        --            --        3,946     2,867        422     2,480       470           --
General and
 administrative............        --            14        1,364       206         47       230        38           --
                                  ---           ---     ---------  -------   --------   -------    ------          ---
Total expenses.............        --            14       24,597    19,392      3,098    17,682     4,189           --
                                  ---           ---     ---------  -------   --------   -------    ------          ---
                                                            (732)      116        627     1,656      (658)
Equity in income (loss) of
 investees.................       (27)         (709)          --       285         --        15        --           (6)
Allocation of income on
 Preferred Units...........       131            --           --        --         --        --        --          175
Other income...............        --            --           23        22          1        17       949           --
                                  ---           ---     ---------  -------   --------   -------    ------          ---
Income (loss) before
 extraordinary items ......       104          (723)     $  (709)  $   423   $    628   $ 1,688    $  291          169

                                  ---           ---     ---------  -------   --------   -------    ------          ---
                                  ---           ---     ---------  -------   --------   -------    ------          ---
Preferred Stock unit
 distribution  ............      (131)         (131)                                                              (175)
                                  ---           ---                                                                ---
Net loss attributable to
 General and Limited
 Partners..................                  $ (854)
                                                ---
                                                ---

Net loss attributable to
 common shares ............    $  (27)                                                                          $   (6)
                                  ---                                                                              ---
                                  ---                                                                              ---
Net loss attributable to
 General partners..........        --        $  (27)                                                                --
Net loss attributable to
 Limited partners .........        --        $ (827)                                                                --
Loss per share before
 extraordinary items(2)....    $ (.57)                                                                          $ (.13)
                                  ---                                                                              ---
                                  ---                                                                              ---

                                                                                      HISTORICAL
                                                        ----------------------------------------------------------------------
                                                               1996                 1995                 1994            1993
                                                        -------------------  -------------------  -------------------  -------
                             PHILIPS INT.    EQUITY               MERRICK/             MERRICK/             MERRICK/   (UNAUDITED)
                                 L.P.       INVESTEES   PHILIPS  MILL BASIN  PHILIPS  MILL BASIN  PHILIPS  MILL BASIN  PHILIPS
                             ------------  -----------  -------  ----------  -------  ----------  -------  ----------  -------
OPERATING DATA:                                   (1)
Revenues from rental
 property..................     $   --       $33,239    $25,947    $4,949    $23,187    $4,810    $22,192    $2,308    $22,337
                                   ---       -------    -------    ------    -------    ------    -------    ------    -------
Property operating
 expenses..................         --         5,677      5,054       710      5,008       712      4,834       553      4,218
Real estate taxes..........         --         4,451      3,671       744      3,591       671      3,554       370      3,446
Interest...................         --        16,168     11,728     3,496     11,097     2,054      9,695       873      9,524
Depreciation and
 amortization..............         --         5,134      3,417       576      3,072       540      2,896       322      2,738
General and
 administrative............         --         1,847        306        38        201        53        222        20        270
                                   ---       -------    -------    ------    -------    ------    -------    ------    -------
Total expenses.............         --        33,277     24,176     5,564     22,969     4,030     21,201     2,138     20,196
                                   ---       -------    -------    ------    -------    ------    -------    ------    -------
                                                 (38)     1,771      (615)       218       780        991       170      2,141
Equity in income (loss) of
 investees.................        (15)           --         95        --         54        --          6        --        (89)
Allocation of income on
 Preferred Units...........         --            --         --        --         --        --         --        --         --
Other income...............         --            23         22     1,307         35         3         48         2         46

                                   ---       -------    -------    ------    -------    ------    -------    ------    -------
Income (loss) before
 extraordinary items ......        (15)      $   (15)   $ 1,888    $  692    $   307    $  783    $ 1,045    $  172    $ 2,098
                                   ---       -------    -------    ------    -------    ------    -------    ------    -------
                                   ---       -------    -------    ------    -------    ------    -------    ------    -------
Preferred Stock unit
 distribution  ............       (175)
                                   ---
Net loss attributable to
 General and Limited
 Partners..................     $ (190)
                                   ---
                                   ---
Net loss attributable to
 common shares ............
Net loss attributable to
 General partners..........     $   (6)
Net loss attributable to
 Limited partners .........     $ (184)
Loss per share before
 extraordinary items(2)....

                                                  1992
                                          --------------------
                                              (UNAUDITED)
                             (*)MERRICK/           (*)MERRICK/
                             MILL BASIN   PHILIPS  MILL BASIN
                             -----------  -------  -----------
OPERATING DATA:
Revenues from rental
 property..................    $   503    $22,622    $   799
                                 -----    -------      -----
Property operating
 expenses..................        198      3,805        580
Real estate taxes..........        199      3,393        374
Interest...................        337     10,044        484
Depreciation and
 amortization..............         44      2,724        117
General and
 administrative............         23        192          8
                                 -----    -------      -----
Total expenses.............        801     20,158      1,563
                                 -----    -------      -----
                                  (298)     2,464       (764)
Equity in income (loss) of
 investees.................         --       (225)        --
Allocation of income on
 Preferred Units...........         --         --         --
Other income...............          1         23         14
                                 -----    -------      -----
Income (loss) before
 extraordinary items ......    $  (297)   $ 2,262    $  (750)

                                 -----    -------      -----
                                 -----    -------      -----
Preferred Stock unit
 distribution  ............
Net loss attributable to
 General and Limited
 Partners..................
Net loss attributable to
 common shares ............
Net loss attributable to
 General partners..........
Net loss attributable to
 Limited partners .........
Loss per share before
 extraordinary items(2)....


                                                                        AS OF SEPTEMBER 30, 1997
                                                 -----------------------------------------------------------------------
                                                                  PRO FORMA                            HISTORICAL
                                                 -------------------------------------------     -----------------------
                                                                 (UNAUDITED)                           (UNAUDITED)

                                                                  PHILIPS INT.      EQUITY                     MERRICK/
                                                 PHILIPS INT.         L.P.         INVESTEES     PHILIPS      MILL BASIN
                                                 ------------     ------------     ---------     --------     ----------
BALANCE SHEET DATA:
Rental properties, at cost before accumulated
 depreciation................................      $     --         $     --       $198,700      $165,066      $ 26,341
Investment in Operating Partnership/Equity
 Investees...................................         2,321           11,379
Total assets.................................         2,323           13,852        197,375       154,036        27,661
Mortgage notes payable.......................            --               --        177,022       151,244        25,854
Stockholders/Owners' equity (deficit)........         2,308           13,852         11,380        (5,218)        1,094

OTHER DATA:
Funds from operations(4).....................            99            3,092          3,237         3,449            --
Net cash provided by (used in) operating
 activities..................................           (27)            (723)         3,237            21            --
Net cash provided by (used in) financing
 activities..................................           131             (131)        (1,324 )      18,687            --
Net cash (used in) investing activities......            --               --         (2,635 )     (19,369)           --

                                                                             AS OF DECEMBER 31,
                                               -------------------------------------------------------------------------------
                                                        1996                        1995                        1994
                                               -----------------------     -----------------------     -----------------------
                                                             MERRICK/                    MERRICK/                    MERRICK/
                                               PHILIPS      MILL BASIN     PHILIPS      MILL BASIN     PHILIPS      MILL BASIN

                                               --------     ----------     --------     ----------     --------     ----------
BALANCE SHEET DATA:
Rental properties, at cost before accumulated
 depreciation................................  $137,399      $ 26,161      $124,892      $ 25,783      $118,307      $ 25,509
Investment in Operating Partnership/Equity
 Investees...................................
Total assets.................................   129,841        27,575       116,856        31,813       108,188        25,957
Mortgage notes payable.......................   133,609        26,049       131,740        24,075       131,187        19,606
Stockholders/Owners' equity (deficit)........   (11,166)          586       (22,091)        6,011       (24,611)        5,056
OTHER DATA:
Funds from operations(4).....................     5,574            --         3,590            --         4,050            --
Net cash provided by (used in) operating
 activities..................................     3,567            --         3,535            --         3,639            --
Net cash provided by (used in) financing
 activities..................................     6,086            --         2,160            --          (876)           --
Net cash (used in) investing activities......    (9,359)           --        (6,604)           --        (3,354)           --


                                                        1993                        1992
                                               -----------------------     -----------------------
                                                     (UNAUDITED)                 (UNAUDITED)
                                                             MERRICK/                    MERRICK/
                                               PHILIPS      MILL BASIN     PHILIPS      MILL BASIN
                                               --------     ----------     --------     ----------
BALANCE SHEET DATA:
Rental properties, at cost before accumulated
 depreciation................................  $114,953      $ 11,468      $113,748       $6,791
Investment in Operating Partnership/Equity
 Investees...................................
Total assets.................................   109,474        11,186       108,770        6,833
Mortgage notes payable.......................   132,125         5,967       133,541        5,967
Stockholders/Owners' equity (deficit)........   (25,771)        3,555       (26,071)       1,429
OTHER DATA:
Funds from operations(4).....................        --            --            --           --
Net cash provided by (used in) operating
 activities..................................        --            --            --           --
Net cash provided by (used in) financing
 activities..................................        --            --            --           --
Net cash (used in) investing activities......        --            --            --           --


------------------
(*) In 1992 and 1993, Merrick/Mill Basin consisted of only the Merrick Commons
    Property. During this period such Property was undergoing significant renovations.

                      NATIONAL PROPERTIES INVESTMENT TRUST
                            SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,                      YEAR ENDED DECEMBER 31,
                                            --------------------------    ----------------------------------------------
                                               1997           1996         1996      1995      1994      1993      1992
                                            -----------    -----------    ------    ------    ------    ------    ------
                                            (UNAUDITED)    (UNAUDITED)
OPERATING DATA:
Revenues from rental property..............    $ 268         $   260      $  341    $  311    $  294    $  307    $  422
                                            -----------    -----------    ------    ------    ------    ------    ------
Property operating expenses................       70              77          96        90       105       111       282
Real estate taxes..........................       28              23          36        33        31        29        33
Interest...................................       43              47          60        46        32        47        61
Depreciation and amortization..............       41              37          50        46        45        50        --
General and administrative.................       75              73         119        64       353       323        30
                                            -----------    -----------    ------    ------    ------    ------    ------
Total expenses.............................      257             257         361       279       566       560       406
                                            -----------    -----------    ------    ------    ------    ------    ------
Operating income...........................       11               3         (20)       32      (272)     (253)       16
Other income expenses), net................        1               1           1         1        --        92       (24)
                                            -----------    -----------    ------    ------    ------    ------    ------
Net income (loss)..........................    $  12         $     4      $  (19)   $   33    $ (272)   $ (161)   $   (8)
                                            -----------    -----------    ------    ------    ------    ------    ------
                                            -----------    -----------    ------    ------    ------    ------    ------
Net income (loss) per share(3).............    $0.02         $  0.01      $(0.03)   $ 0.05    $(0.39)   $(0.24)   $(0.01)
                                            -----------    -----------    ------    ------    ------    ------    ------
                                            -----------    -----------    ------    ------    ------    ------    ------

                                                           AS OF
                                                       SEPTEMBER 30,                  AS OF DECEMBER 31,
                                                       -------------    ----------------------------------------------
                                                           1997          1996      1995      1994      1993      1992
                                                       -------------    ------    ------    ------    ------    ------
                                                        (UNAUDITED)
BALANCE SHEET DATA:
Rental properties, at cost before accumulated
  depreciation........................................    $ 1,700       $1,608    $1,548    $1,518    $1,510    $1,486
Total assets..........................................      1,068        1,051     1,102     1,014     1,210     1,067
Mortgage notes payable................................        550          571       598       399       400        --
Shareholders' equity..................................        455          406       461       387       629       790


OTHER DATA:
Funds from operations(4)..............................         51           23        72      (230)     (111)       (8)
Net cash provided by (used in) operating activities...         47           60       (65)      (54)     (344)      (11)
Net cash provided by (used in) financing activities...         15          (63)      200        19       360        --
Net cash (used in) investing activities...............        (92)         (60)      (30)       (7)      (24)      (15)

                                                           AS OF
                                                       SEPTEMBER 30,                  AS OF DECEMBER 31,
                                                       -------------    ----------------------------------------------
                                                           1997          1996      1995      1994      1993      1992
                                                       -------------    ------    ------    ------    ------    ------
                                                        (UNAUDITED)
OTHER DATA (IN THOUSANDS):
Cash and cash equivalents.............................    $    14       $   44    $  108    $    3    $   45    $   53
Total assets at book value............................      1,068        1,051     1,102     1,014     1,210     1,067
Total assets at the value assigned for purposes of the
  Formation Transactions..............................      2,211           --        --        --        --        --
Total liabilities.....................................        613          645       642       628       581       277
Shareholders' equity..................................        455          406       461       387       629       790
Net increase (decrease) in cash and cash
  equivalents.........................................        (30)         (64)      105       (42)     (344)      (11)
Net cash provided by (used in) operating activities...         47           60       (65)      (54)       (8)      (26)
Dividends.............................................          0           36         0         0         0         0

OTHER DATA:
Ratio of earnings to fixed charges....................       1.24         0.73      1.99     (6.69)    (2.40)     0.87
Earnings (loss) per Share.............................       0.02        (0.03)     0.05     (0.39)    (0.24)    (0.01)
Book value per Share..................................       0.61         0.56      0.64      0.54      0.92      1.15
Value assigned for the purposes of the Formation
  Transactions per Share..............................       2.13           --        --        --        --        --
Dividends per Share -- return of capital..............       0.00         0.05      0.00      0.00      0.00      0.00

(Footnotes from previous pages)

------------------

(1) The following is a reconciliation of historical operating results to pro forma results for the Equity Investees:


                                                                         NINE MONTHS
                                                                            ENDED             YEAR ENDED
                                                                      SEPTEMBER 30, 1997   DECEMBER 31, 1996

                                                                      ------------------   -----------------
Historical income (loss) before minority interest and extraordinary item:
  The Philips Company, less equity in income of
    the Merrick/Mill Basin Properties................................      $    138             $ 1,793
  The Merrick/Mill Basin Properties..................................           628                 692
  National Properties Investment Trust...............................            12                 (19)
                                                                           --------            --------
                                                                                778               2,466
Adjustments relating to the purchase of the non-sponsor interests in exchange for cash and Units:
  Increase in depreciation related to purchase accounting............          (616)             (1,090)
  Increase in interest cost associated with financings of the
    purchase of partners' interests and transaction fees.............          (403)               (884)
  Increase in rental revenue related to partners' interests
    purchased........................................................           364                 695
                                                                           --------            --------
Combined historical, as adjusted.....................................           123               1,187

Pro forma changes in operating expenses due to organizational changes:
  Reduction in management fees.......................................           241                 228
  Increase in general and administrative expenses to support future
    operations.......................................................        (1,073)             (1,430)
                                                                           --------            --------
Pro forma loss before minority interests and extraordinary items.....      $   (709)            $   (15)
                                                                           --------            --------
                                                                           --------            --------


(2) Pro forma net loss attributable to common shares items is calculated based upon 47,660 shares of Common Stock assumed to be outstanding for the nine months ended September 30, 1997 and the year ended December 31, 1996. The anti-dilutive effect of the Warrants has not been considered in the calculation for either period. In February 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ('FAS 128') which is effective for periods ending after December 15, 1997. Had FAS 128 been adopted there would be no effect on the pro forma net loss attributable to common shares.

(3) Net income (loss) per share is based upon 742,000, 719,000, 718,000, 719,000, 693,000, 671,000 and 684,000 weighted average numbers of shares of beneficial interest outstanding for the nine months ended September 30, 1997 and 1996 (unaudited) and the years ended December 31, 1996, 1995, 1994, 1993 and 1992, respectively.

(4) The White Paper on Funds from Operations approved by the Board of Governors of NAREIT in March 1995 defines Funds from Operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. The Company computes Funds from Operations in accordance with standards established by NAREIT which may not be comparable to Funds from Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions.

        Funds from Operations was calculated as follows:

                                                    PHILIPS INTERNATIONAL       PHILIPS INTERNATIONAL REALTY      EQUITY
                                                         REALTY CORP.                       L.P.                 INVESTEES
                                                          PRO FORMA                      PRO FORMA               PRO FORMA
                                                 ----------------------------   ----------------------------   -------------
                                                  NINE MONTHS                    NINE MONTHS                    NINE MONTHS
                                                     ENDED        YEAR ENDED        ENDED        YEAR ENDED        ENDED
                                                 SEPTEMBER 30,   DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,   SEPTEMBER 30,
                                                     1997            1996           1997            1996           1997
                                                 -------------   ------------   -------------   ------------   -------------
Net loss attributable to common shares........      $   (27)        $   (6)
Income (loss) before minority interest and
  extraordinary items.........................                                     $  (723)        $  (15)        $  (709)
Depreciation and amortization.................           --             --                                          3,946
Allocation of income to preferred units.......           --             --            (131)          (175)             --
Adjustment for unconsolidated joint
  ventures....................................          126            164           3,946          5,134              --
                                                 -------------   ------------   -------------   ------------   -------------
Funds from Operations.........................      $    99         $  158         $ 3,092         $4,944         $ 3,237
                                                 -------------   ------------   -------------   ------------   -------------
                                                 -------------   ------------   -------------   ------------   -------------


                                                             THE PHILIPS COMPANY HISTORICAL
                                                --------------------------------------------------------
                                                                NINE MONTHS
                                                 YEAR ENDED        ENDED       YEARS ENDED DECEMBER 31,

                                                DECEMBER 31,   SEPTEMBER 30,   ------------------------
                                                    1996           1997         1996     1995     1994
                                                ------------   -------------   ------   ------   ------
Net loss attributable to common shares........
Income (loss) before minority interest and
  extraordinary items.........................     $  (15)        $   566      $1,888   $  307   $1,045
Depreciation and amortization.................      5,134           2,867       3,417    3,072    2,896
Allocation of income to preferred units.......         --              --          --       --       --
Adjustment for unconsolidated joint
  ventures....................................         --             159         269      211      109
                                                ------------   -------------   ------   ------   ------
Funds from Operations.........................     $5,119         $ 3,592      $5,574   $3,590   $4,050
                                                ------------   -------------   ------   ------   ------
                                                ------------   -------------   ------   ------   ------

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                AND RESULT OF OPERATIONS OF THE PHILIPS COMPANY

OVERVIEW

     The following discussion should be read in conjunction with 'Selected Combined Financial Data', and the Combined Financial Statements of The Philips Company and the Combined Statements of Revenues and Certain Expenses of The Merrick/Mill Basin Properties, and the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. For purposes of this discussion, The Philips Company includes the Merrick/Mill Basin Properties reflected on the equity method. Where appropriate, the following discussion includes analysis of the effects of the Formation Transactions. These effects are reflected in the Pro Forma Financial Statements of Philips International Realty Corp., Philips International Realty, L.P. and the Equity Investees and notes thereto, appearing elsewhere in this Proxy Statement/Prospectus.

     The Philips Company receives income primarily from rental revenue (including recoveries from tenants) from its shopping centers, and actively seeks to enhance its property cash flows and values through an on-going property redevelopment program. As a result, the financial data generally shows increases in total revenue from year to year, largely attributable to expansion and retenanting of The Philips Company's properties during the year and the benefit of a full period of rental and other revenue from expansions and retenanting occurring in the preceding year.

RESULTS OF OPERATIONS

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1997 TO NINE MONTHS ENDED SEPTEMBER 30, 1996.

     Total revenue increased to $19,508,000 for the nine months ended September 30, 1997, as compared with $19,338,000 for the nine months ended September 30,

1996. This net increase is attributable to (i) growth in base rental revenues associated with the expansion and leasing of available premises primarily at Palm Springs Mile in Hialeah, Florida and Forest Avenue Shoppers Town in Staten Island, New York, (ii) partially offset by lower expense recoveries from tenants due to a reduction in total operating expenses between these periods. Overall occupancy increased between periods by approximately 1% to 96.4%.

     Property operating expenses were $3,618,000 and $3,646,000 for the nine months ended September 30, 1997 and 1996, respectively. This $28,000 or .8% decrease is primarily attributable to a reduction in snow removal costs incurred by Properties located in the northeastern part of the country during the respective periods. Property real estate taxes fluctuated by less than 2% between the corresponding periods, reflecting the effect of increased assessments associated with property expansions and renovations, offset by The Philips Company's continuing efforts to secure property tax reductions.

     Depreciation and amortization expenses increased by $387,000 or 15.6% to $2,867,000 for the nine months ended September 30, 1997, as compared with $2,480,000 for the nine months ended September 30, 1996. This increase reflects the amortization of capital expenditures associated with the recent expansion, renovation and retenanting of properties in Hialeah, Florida, Branhaven and Enfield, Connecticut, and Staten Island, New York and the depreciation and amortization related to the acquisition of non-sponsor interests in the Staten Island, Branhaven and Hialeah properties.


     Interest charges increased by $1,325,000 or 13.4% to $9,909,000 for the nine months ended September 30, 1997, as compared with $8,584,000 for the corresponding period in 1996, primarily representing financing costs on amounts borrowed to fund The Philips Company's property expansion and renovation programs and the purchase of certain partnership interests.


     In May 1996, The Philips Company acquired a 49% interest in a shopping center property located in Brooklyn, New York. This investment had the effect of improving The Philips Company's equity in income of investees from $15,000 for the nine months ended September 30, 1996 to $285,000 for the nine months ended September 30, 1997.


     The Philips Company's income before extraordinary items decreased by $1,265,000 to $423,000 for the nine months ended September 30, 1997, as compared with $1,688,000 for the nine months ended September 30, 1996. This decrease reflects increased interest costs associated with property refinancings partially offset by higher rents related to retenanting and leasing efforts and The Philips Company's equity participation in a new joint venture property.


     The extraordinary expense of $164,000 for the nine months ended September 30, 1997 represents the write-off of deferred financing costs related to a mortgage which was satisfied as a result of a restructuring of the debt encumbering a certain property. The extraordinary income of $2,284,000 for the nine months ended September 30, 1996 reflects gains related to the settlement of debt obligations on three of the Properties.

COMPARISON OF YEAR ENDED DECEMBER 31, 1996 TO YEAR ENDED DECEMBER 31, 1995.

     Total revenue increased by $2,760,000 or 11.9% to $25,947,000 for the year ended December 31, 1996, as compared to $23,187,000 for the year ended December 31, 1995. Growth in base rental revenues comprised the majority of this revenue expansion, increasing $1,859,000 between years, as a result of (i) the leasing of available premises in the portfolio which improved overall occupancy by 4.7% from 90.7% to 95.4%, and (ii) higher rentals achieved on renewed and renegotiated leases. Increased tenant expense recoveries associated with (i) higher occupancy levels and (ii) slightly higher operating costs and real estate taxes between years, as well as other property revenues including real estate tax refunds, contributed to the balance of the revenue growth.

     Property operating expenses for the year ended December 31, 1996 increased less than 1% to $5,054,000 from $5,008,000 for the year ended December 31, 1995. Property real estate taxes increased by $80,000 or 2.2% to $3,671,000 during 1996, as compared with $3,591,000 for 1995. This increase in real estate taxes reflects assessments related to property expansions and renovations in the portfolio, and generally higher tax rates imposed by various municipalities.

     Depreciation and amortization expenses increased by $345,000 or 11.2% to $3,417,000 from $3,072,000 in 1995. This increase is primarily attributable to the amortization of capital expenditures associated with the recent expansions and renovations of properties in Hialeah, Florida, Staten Island, New York and Branhaven, Connecticut.

     Interest expense for the year ended December 31, 1996 increased by $631,000 or 5.7% to $11,728,000 as compared to $11,097,000 for the year ended December 31, 1995. This net increase reflects (i) financing costs on amounts expended to fund recent property expansions and renovations , offset by (ii) decreases associated with the repayment of $3,397,000 in certain mortgage indebtedness during the periods.

     In May 1996, The Philips Company acquired a 49% interest in a shopping center property located in Brooklyn, New York. This investment had the effect of improving The Philips Company's equity in the net income of investees from $54,000 in 1995 to $95,000 in 1996.

     The Philips Company's income before extraordinary items increased from $307,000 in 1995 to $1,888,000 in 1996. This improved performance is primarily attributable to leasing activity which resulted in a 4.7% improvement in portfolio occupancy levels, and higher rents on new and renegotiated leases, which strengthened operating profitability. The extraordinary item in 1996 is reflective of gains related to the settlement of debt obligations on three of the properties.

COMPARISON OF YEAR ENDED DECEMBER 31, 1995 TO YEAR ENDED DECEMBER 31, 1994.


     Total revenue increased by $995,000 or 4.5% to $23,187,000 for the year ended December 31, 1995, as compared with $22,192,000 for the year ended December 31, 1994. This increase is primarily attributable to increases in base rental revenues of $948,000 associated with (i) the leasing of available premises in the portfolio which improved overall occupancy by 2.5% and (ii) higher rents achieved on renewed and renegotiated leases, most notably as related to properties in Hialeah, Florida, and Freeport and Staten Island, New York. Tenant expense recoveries increased modestly between years reflecting improved occupancy levels and slightly increased operating costs and real estate taxes in 1995 as compared with 1994.

     Property operating expenses were $5,008,000 and $4,834,000 for the years ended December 31, 1995, and 1994, respectively. This 3.6% increase in costs is primarily attributable to an expansion of Palm Springs Mile Property in Hialeah, Florida. Property taxes increased by $37,000 or 1.0% to $3,591,000 for the year ended December 31, 1995, as compared to $3,554,000 for the year ended December 31, 1994. This increase reflects the combined effect of slight rate and assessment increases at various Properties.

     Depreciation and amortization expense for the year ended December 31, 1995 increased by $176,000 or 6.1% to $3,072,000 from $2,896,000 for the year ended December 31, 1994, primarily reflecting increased amortization of capital expenditures associated with recent expansions and renovations of the properties in Hialeah, Florida and Staten Island, New York.

     Interest expense for 1995 increased by $1,402,000 or 14.5% to $11,097,000 compared to $9,695,000 for 1994. This increase in financing costs reflects the impact of higher short-term rates on The Philips Company's floating rate indebtedness, as well as a greater level of borrowing to fund property expansions and renovations.

     Income before extraordinary item decreased from $1,045,000 in 1994 to $307,000 in 1995. This decline in profitability is due primarily to a rise in short-term interest rates which increased the costs of property financing.

PRO FORMA OPERATING RESULTS

     The pro forma condensed statements of operations reflect the Company's investments in the operating partnership and property partnerships on the equity method, whereas the historical financial statements were prepared on a combined basis. Upon the occurrence of an equity offering of at least $25 million, the interests of the interim managing general partner will be redeemed by the respective partnerships and the Company will then consolidate its investments. The differences between the results in the condensed pro forma statements of operations and the historical combined financial statements are a result of the pro forma adjustments effecting the operating partnership and property partnerships as discussed below.

COMPARISON OF PRO FORMA NINE MONTHS ENDED SEPTEMBER 30, 1997 TO HISTORICAL NINE MONTHS ENDED SEPTEMBER 30, 1997.


     On a pro forma basis, the income before extraordinary items would have been $104,000 for the nine months ended September 30, 1997, compared to historical income before extraordinary items of $566,000 for the same period. This reduction in pro forma income before extraordinary items is the result of the Company's share of the following pro forma adjustments to the Equity Investees
(i) the inclusion of the Merrick/Mill Basin Properties and the National Property properties and (ii) adjustments aggregating $(798,000) required to reflect the acquisition of partnership interests. The adjustment for acquisition of partnership interests consists of increased depreciation of $616,000 and increased interest expense of $546,000, offset by an increase in straight-line rental revenue of $364,000. In addition, income is further reduced by a net increase in expenses of $832,000 attributable to organizational changes required to support future operations.

COMPARISON OF PRO FORMA YEAR ENDED DECEMBER 31, 1996 TO HISTORICAL YEAR ENDED DECEMBER 31, 1996.

     On a pro forma basis, the income before extraordinary items would have been $169,000 for the year ended December 31, 1996, compared to historical income before extraordinary items of $1,888,000 for the same period. This reduction in pro forma income before extraordinary items is the result of the Company's share of the following pro forma adjustments to the Equity Investees (i) the inclusion of the Merrick/Mill Basin Properties and the National Property as wholly-owned properties and (ii) adjustments aggregating $(1,279,000) required to reflect the acquisition of partnership interests. The adjustment for acquisition of partnership interests consists of increased depreciation of $1,090,000, increased interest expense of $884,000, offset by an increase in straight-line rental revenue of $695,000. In addition, income is further reduced by a net increase in expenses of $1,202,000 attributable to organizational changes required to support future operations.

LIQUIDITY AND CAPITAL RESOURCES

     The Philips Company has historically relied on fixed and floating rate mortgage financing to fund acquisitions and refinance maturing debt. Working capital and funds necessary for distributions, debt service and capital expenditures have generally been provided through net cash flows from operations and, in certain instances, capital contributions of partners and/or additional borrowing. The ability to refinance debt prior to maturity and to fund acquisitions have been generally dependent upon interest rates, the general availability of both mortgage debt and private equity in the marketplace and the cash flow and value of the asset to be financed or refinanced. Distributions have been generally made based upon 100% of excess cash over identified, near-term requirements.

     The Company currently expects to make periodic distributions at least annually to its shareholders and Unit holders as may be necessary to comply with REIT requirements. The Operating Partnership's income will be derived primarily from lease revenue from the Properties. Such income currently is not expected to be sufficient to allow the Operating Partnership, using only cash from operations, to retire all of its debt as it becomes due and, therefore, the Operating Partnership will continue to require funds from Company debt and/or equity financings to repay maturing debt.


     Subject to market conditions, it is the intent of the Company to complete a public or private offering of its shares of Common Stock as soon as reasonably practicable following completion of the Formation Transactions, with the net proceeds of such offering being used to reduce debt and to fund a working capital reserve. The Company intends to maintain a conservative debt-to-total capitalization ratio of less than 50%.

     Although no assurances can be given, a public stock offering would be expected to sufficiently reduce the Company's leverage to enable it to obtain a credit facility which would primarily be used to fund acquisitions. The facility would also be available to provide for temporary working capital, to meet unanticipated cash expenditures and to fund near-term capital and leasing expenditures for assets acquired. The Company expects that it will also have additional borrowing capacity through the independent financing of acquired properties and from future issuances of both debt and equity.

     Prior to completion of an equity offering, the Company will balance the timing and amount of periodic distributions against (i) the requirements imposed on it by tax law for maintenance of REIT status and (ii) the maturity schedule of its debt. Notwithstanding the completion of an offering in the amounts anticipated and the use of proceeds to reduce outstanding indebtedness, the size of post-offering distributions will likely require the Company to remain dependent, although to a much lesser extent, upon the debt and/or equity markets for funds necessary to repay remaining debt as it becomes due in the near term.

     Upon completion of the Formation Transactions, the Company will have outstanding debt of approximately $176.8 million. After giving effect to options to extend the maturity of certain loans, there will remain approximately $63.5 million of debt which matures within one year. The Company's total debt expected to be outstanding of $176.8 million will be a mix of floating and fixed-rate debt. The floating rate debt of approximately $96.8 million will bear a weighted average rate of approximately 8% at September 30, 1997 and will be all pre-payable without penalty or premium. The approximately $80 million of fixed rate debt will bear an average rate of 7.62%, have a weighted average maturity of 5.2 years and generally will not be prepayable without the payment of penalties based on make-whole formulae.

     As of the closing of the Formation Transactions, the Company's total debt will represent approximately 70% of the sum of (i) the Net Asset Value of the Company's assets and (ii) the Company's total debt.

     On a pro forma basis as of September 30, 1997, the Company had a negative cash position of approximately $1.1 million. Although no assurances can be given, the Company expects that its net cash flow from operations during the period subsequent to September 30, 1997 and preceding consummation of the Formation Transactions will be sufficient to substantially, if not fully, fund the related transaction costs and eliminate such pro forma cash deficiency. Alternatively, the Company may arrange short-term debt financing to eliminate any cash deficiency arising upon closing of the Formation Transactions. Such financing could be more difficult to obtain given the Company's highly leveraged capital structure. Failure to finance such cash deficiency, whether out of net cash flow from operations or from the proceeds of a short-term debt financing, could adversely affect the Company's ability to repay its obligations or make distributions to shareholders.

COMPUTER SYSTEMS AND YEAR 2000 ISSUES

     The 'Year 2000' issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the application of computer programs which have been written using two digits, rather than four, to define the applicable year of business transactions. Given that the Company's principal property management systems are licensed from and maintained by a third party software development company, which company is currently modifying its real estate products to address the Year 2000 issue, management does not anticipate any significant costs, problems or uncertainties associated with becoming Year 2000 compliant. The Company is currently developing a plan to insure that its other internally generated operating systems are similarly modified on a timely basis.

FUNDS FROM OPERATIONS

     The White Paper on Funds from Operations approved by the Board of Governors of NAREIT in March 1995 defines Funds from Operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. The Company computes Funds from Operations in accordance with standards established by NAREIT which may not be comparable to Funds from Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions.

     On a pro forma basis after giving effect to the Formation Transactions, Funds from Operations for the nine months ended September 30, 1997, and for the year ended December 31, 1996, respectively, are as follow:


                                                                     PRO FORMA
                              ----------------------------------------------------------------------------------------
                                           NINE MONTHS ENDED                                YEAR ENDED
                                          SEPTEMBER 30, 1997                             DECEMBER 31, 1996
                              -------------------------------------------    -----------------------------------------
                               PHILIPS       PHILIPS                         PHILIPS      PHILIPS
                                INT.       INT'L L.P.     EQUITY INVESTEE      INT.      INT'L L.P.    EQUITY INVESTEE
                              ---------    -----------    ---------------    --------    ----------    ---------------
Net loss attributable to
  common shares............   $ (27,000)                                     $ (6,000)
Loss before extraordinary
  items....................          --    $  (723,000)     $  (709,000)           --    $  (15,000)     $   (15,000)
Depreciation and
  amortization.............          --             --        3,946,000            --            --        5,134,000
Adjustment for
  unconsolidated joint
  ventures.................     126,000      3,946,000               --       164,000     5,134,000               --
Allocation of income to
  preferred units..........          --       (131,000)                            --      (175,000)
                              ---------    -----------    ---------------    --------    ----------    ---------------
Funds from Operations......   $  99,000    $ 3,092,000      $ 3,237,000       158,000    $4,944,000      $ 5,119,000
                              ---------    -----------    ---------------    --------    ----------    ---------------
                              ---------    -----------    ---------------    --------    ----------    ---------------
Net cash provided by
  operating activities.....   $ (27,000)   $  (723,000)     $ 3,237,000      $ (6,000)   $  (15,000)     $ 5,119,000
Net cash provided by (used
  in) financing
  activities...............   $ 131,000    $  (131,000)     $(1,324,000)     $175,000    $ (175,000)     $(1,068,000)
Net cash (used in)
  investing activities.....          --             --      $(2,635,000)           --            --      $(3,878,000)
                              ---------    -----------    ---------------    --------    ----------    ---------------
                              ---------    -----------    ---------------    --------    ----------    ---------------


INFLATION

     Substantially all of the Company's leases contain provisions designed to mitigate the adverse impact of inflation. Such provisions include clauses enabling the Company to receive percentage rentals based on tenants' gross sales, which generally increase as prices rise, and/or escalation clauses, which generally increase rental rates during the terms of the leases. Such escalation clauses are often related to increases in the consumer price index or similar inflation indices. In addition, many of the Company's leases are for terms of less than 10 years, which permits the Company to seek to increase rents upon re-rental at market rates. Most of the Company's leases require the tenant to pay their share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing the Company's exposure to increase in costs and operating expenses resulting from inflation. In addition, the Company periodically evaluates its exposure to interest rate fluctuations and may enter into interest rate protection agreements which mitigate, but do not eliminate, the effect of changes in interest rates on its floating-rate loans.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS OF NATIONAL

     The following discussion should be read in conjunction with 'Selected Financial Data of National' and the financial statements of National, and the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus.

LIQUIDITY AND CAPITAL RESOURCES

     National's primary cash requirements are for capital expenditures and operating expenses, including utilities, insurance, sales taxes, maintenance and management costs. Historically, National's primary sources of cash have been from operations and bank borrowings.

     At September 30, 1997, National has cash of approximately $14,492, which is comprised almost entirely of net income from operations.


     On August 11, 1997, National and the Trustees entered into the Contribution and Exchange Agreement with the Company for the exchange of National's sole property for 32,000 shares of Common Stock of the Company and the assumption of the existing mortgage note payable in the amount of $550,000 as of September 30, 1997. The Company is expected to qualify as a REIT and will have 10 retail properties at its inception, nine to be contributed by affiliates of the Company and one by National. All shareholders of National will receive a distribution of a portion of the Common Stock and the remaining Common Stock will be held by National. The Company will pay all expenses of National (including attorney's and accountants' fees) in connection with the negotiation, documentation and consummation of the Formation Transactions.


     The Contribution and Exchange Agreement provides terms under which the agreement may be terminated, and under certain circumstances National may be required to pay a termination fee of $500,000 to $750,000 plus the expenses of the Company and National incurred in connection with the Formation Transactions.

     Shareholders of National will receive a proxy statement/prospectus pursuant to which they will be asked to approve the proposed business combination with the Company.

     It is contemplated that this transaction will be completed by December 31,

1997.

     The principal assets of National consist of an equity position in an income-producing commercial property and cash.

INFLATION

     Inflation has been consistently low during the periods presented in these financial statements and, as a result, has not had a significant effect on the operations of National.

COMPETITION

     National's remaining property investment is subject to competition from similar types of properties in the vicinity in which it is located. While the market in which the property operates is experiencing a recovery, the property values generally remain below the highs realized in the mid-1980's. The property's current 100% occupancy rate, and National's holding of several long-term leases with automatic escalation clauses, are indicators that National is not currently facing heavy competition for tenants.

RESULTS OF OPERATIONS


     For the quarter ended September 30, 1997, National reported net income from property operations of $1,625 as compared to a net loss from property operations of $1,752 for the quarter ended September 30, 1996. This improved operating profitability is attributable to (i) increases in gross rental income associated with higher occupancy levels ($5,641) and rent escalations ($5,167) which resulted in a $10,808, or 13.2%, increase in rents to $92,636 in 1997 from $81,828 in 1996, offset by (ii) increases in general and administrative expenses of $6,815, or 31.1%, from $21,890 in 1996 to $28,705 in 1997, primarily due to expenses incurred by the Trust in connection with the proposed sale ($3,602) and increased health insurance premiums ($1,939). For the nine months ended September 30, 1997, National reported net income from property operations of $11,412 as compared to net income from property operations of $2,278 for the nine months ended September 30, 1996. Also, National had net income of $1,759 and $11,943 for the quarter and nine months ended September 30, 1997, respectively, compared to a net loss of $1,443 and net income of $3,620 for the quarter and nine months ended September 30, 1996, respectively.


     The Managing Trustee was paid $12,000 and $36,000 for the quarter and nine months ended September 30, 1997, respectively. In addition, National's offices are located at premises owned by the Managing Trustee. No rent was charged to National in the quarter and nine months ended September 30, 1997, although National paid utility bills for the office of $435 and $1,571 in the quarter and nine months ended September 30, 1997, respectively.



  Year Ended December 31, 1996 compared to Year Ended December 31, 1995

     For the year ended December 31, 1996, National reported a net loss from property operations of $20,187 as compared to net income from property operations of $32,192 for the year ended December 31, 1995. Significant variances from 1995 are as follows: repairs and maintenance expenses were higher due to repairs to the sprinkler system, septic system and air conditioning systems; interest expense increased due to the refinancing and additional borrowing on October 25, 1995; property management costs increased due to a monthly Trustee fee paid to the Managing Trustee as a result of the conversion of National to a self-managed REIT; telephone expenses increased due to increased contact with shareholders, contact with contractors in Florida, and contacts by the Managing Trustee when he is traveling; and revenues increased due to increased occupancy and rent escalations.

     The appraised market value of The Shoppes at Lake Mary was $2,050,000 as of October 15, 1993, based upon an appraisal prepared by Pomeroy Appraisal Associates of Florida, Inc. This increase in value over the September, 1991 appraisal reflects the stabilization of the tenancy, the increased occupancy at the center and the firming of the local real estate market in general. National's administrative expenses consist of shareholder reporting, legal expenses, recordkeeping and audit expense, all of which are necessary but provide an unfair burden on a single property.

     The Advisor began, and at December 31, 1996 the Managing Trustee was continuing, conversations with other REIT and real estate portfolios concerning merging in order for both entities to benefit from the ability to share overhead. The Trustee's primary goal is to protect the shareholders' current investment and to enhance their current return by reduced general and administrative costs. These conversations were preliminary at December 31, 1996.

     Compensation paid to the Managing Trustee was $46,000 for the year ended December 31, 1996.

  Year Ended December 31, 1995 compared to Year Ended December 31, 1994

     For the year ended December 31, 1995, National reported net income from property operations of $32,192, as compared to a net loss from property operations of $272,220 for the year ended December 31, 1994. Significant variances from 1994 are as follows: general and administrative expenses were reduced due to the waiving of the advisor fees by the advisor due to the limitation of operating expenses per the Declaration of the Trust and a reduction in travel expenses and costs related to the evaluation of new investments; repairs and maintenance expenses were lower due to substantial reductions in the costs of contracted services and less than average repairs were performed; promotion and administration expense variances are the result of different expense classifications between years; interest expense increased due to increases in interest rates and the refinancing and additional borrowing on October 27, 1995; and revenues increased due to increased occupancy and rent escalations.

     On October 27, 1995, National changed its operating structure to become a self-administered trust. The Advisor and the Managing Trustee have made a concerted effort to reduce the operating expenses and general and administrative expenses of National. They have terminated the lease for their administrative offices located in Connecticut and are operating out of an office provided by the Managing Trustee. The travel and investigative expenses have been curtailed to a level which the Managing Trustee feels will be supported by National's cash flow. National has entered into a new leasing contract with a local (Florida) real estate company to find new tenants, and the leasing commission is to be paid on an annual basis, rather than entirely up front. This contract should reduce the strain on cash flow due to substantial prepaid fees.

     There was no agreement with regards to compensation of the Managing Trustee and no compensation was provided for the period of October 27, 1995 to December 31, 1995.

                            BUSINESS AND PROPERTIES

GENERAL

     Upon consummation of the Formation Transactions, the Company will own 100% of ten shopping center properties located in metropolitan and suburban areas in five states in the New England, Mid-Atlantic and Southeast regions of the United States. The Properties consist of shopping centers located in Merrick, Brooklyn, Staten Island and Freeport, New York; Lake Mary and Hialeah, Florida; Enfield and Branford, Connecticut; Delran, New Jersey; and Foxborough, Massachusetts.

     The Properties are well established community and neighborhood shopping centers strategically located in densely populated, generally middle and upper income markets and are conveniently located and easily accessible from major transportation arterials. The Properties contain a total of approximately 2.4 million square feet of GLA. As of September 30, 1997, the Properties were approximately 96.3% leased to over 260 tenants. The Company's principal tenants include many national and regional retailers, such as Pergament Home Centers, Inc., APW Supermarkets, Inc. (Waldbaum's), Toys 'R' Us Inc., Giant Food Stores, Inc., Walgreen Co. Mervyn's, United Artists Communications, Inc., The TJX Companies (TJ Maxx), Winn-Dixie Stores Inc. and Michaels Stores Inc. Other typical tenancies represented in the portfolio include Modell's Sporting Goods, Marshall's, Circuit City Stores Inc., Fabric Bonanza and Radio Shack, as well as a wide variety of apparel, service, fast-food and other convenience shopping alternatives catering to more localized target markets.

     The Company's properties range in size from approximately 38,000 to 1,200,000 square feet. The Company has maintained a policy of retaining its shopping centers for long-term investment, and consequently has pursued a program of regular physical maintenance together with major renovations and refurbishing to preserve and increase the value of the properties. These projects usually include renovating existing facades, installing uniform signage, resurfacing parking lots and increasing parking lot lighting.

SHOPPING CENTER PROPERTIES


     Geographic Markets. The Properties are located in 10 different commercial real estate markets throughout the New England, Mid-Atlantic and Southeast regions of the United States. The following table presents information about the Properties by geographic market as of September 30, 1997:


                                                                                                       TOTAL
                                                                                                     ANNUALIZED     PERCENTAGE
STATE &                                                   TOTAL       PERCENTAGE                        BASE         OF TOTAL
NUMBER OF                                                  GLA       OF TOTAL GLA     PERCENTAGE        RENT        ANNUALIZED
PROPERTIES                                              (SQ. FT.)    (SQ. FT.)(%)    LEASED(1)(%)      ($000)      BASE RENT(%)
------------------------                                ---------    ------------    ------------    ----------    ------------
New York(4).............   Forest Ave. Shoppers Town      177,002                                       3,071
                           Meadowbrook Commons            173,027                                       3,029
                           Merrick Commons                106,393                                       1,737
                           Mill Basin Plaza                80,708                                       2,104
                                                        ---------                                    ----------       ------
                                                          537,130         22.5            99.6          9,941           41.6

Florida(2)..............   Palm Springs Mile            1,175,346                                      10,491
                           The Shoppes at Lake Mary        38,125                                         309
                                                        ---------                                    ----------       ------
                                                        1,213,471         50.8            94.4         10,800           45.2

Connecticut(2)..........   Branhaven Plaza                187,829                                       1,319
                           Elm Plaza                      168,852                                         582
                                                        ---------                                    ----------       ------
                                                          356,681         15.0            98.8          1,901            7.9

New Jersey(1)...........   Millside Plaza                 161,128          6.8            98.2            761            3.2

Massachusetts(1)........   Foxboro Plaza                  117,831          4.9            91.2            513            2.1
                                                        ---------       ------           -----       ----------       ------
Total...................                                2,386,241        100.0            96.4         23,916          100.0
                                                        ---------       ------           -----       ----------       ------
                                                        ---------       ------           -----       ----------       ------


------------------
(1) Percent of GLA leased as of September 30, 1997.
(2) Total annualized contractual base rent as of September 30, 1997, excluding
    (i) percentage rent, (ii) additional rent payable by tenants such as common area maintenance, real estate taxes and other expense reimbursements, and
    (iii) future contractual rent escalations or cost of living increases.

     Rentals and Major Tenants. A substantial portion of the Company's income consists of rent received under long-term leases which generally range from 5 to 10 years for non-anchor tenants and 15 to 25 years for anchor tenants. Most of the leases provide for the payment of fixed base rentals monthly in advance and for the payment by tenants of a pro-rata share of the real estate taxes, insurance, utilities and common area maintenance of the shopping center. Many of the Company's 260 leases also provide for the payment of additional rent calculated as a percentage of a tenant's gross sales above predetermined thresholds ('percentage rents'). Minimum base rental revenues and operating expense reimbursements accounted for approximately 96% and 95% of the Company's total rental revenues for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. Although a majority of the leases require the Company to make roof and structural repairs as needed, a number of tenant leases place that responsibility on the tenant, and the Company's standard small store lease provides for roof repairs to be reimbursed by the tenant as part of common area maintenance. The Company's management places a strong emphasis on sound construction and safety at its properties.

     The Company's community and neighborhood shopping centers are usually anchored by a national or regional retailer. As a long-time participant in the shopping center industry and a significant owner and manager of shopping centers, the Company has established close relationships with a large number of major national and regional retailers. As of September 30, 1997, no tenant accounted for more than 6.1% of total annualized base rental revenues.

     The following table summarizes certain information regarding tenants which individually accounted for 2.00% or more of the total annualized contractual base rent at September 30, 1997.


                                                                                                   TOTAL       PERCENT OF
                                                     TOTAL       PERCENT OF         TOTAL        ANNUALIZED      TOTAL
                                                   GLA UNDER        TOTAL         ANNUALIZED     BASE RENT     ANNUALIZED
                                       NUMBER        LEASE         LEASED        BASE RENT(2)      $/SQ.          BASE
TENANT                                OF LEASES    (SQ. FT.)      GLA(%)(1)        ($000'S)        FT.(3)      RENT(%)(4)
-----------------------------------   ---------    ---------    -------------    ------------    ----------    ----------
Pergament Home Centers, Inc........        1         58,200           2.4            1,463          25.14           6.1
Waldbaum's/APW Supermarkets,
  Inc..............................        4        180,859           7.6            1,256           6.95           5.3
Toys 'R' Us Inc....................        3        113,358           4.8              979           8.64           4.1
Giant Food Stores, Inc.............        1         46,753           2.0              634          13.56           2.7
Mervyn's...........................        1         79,118           3.3              515           6.51           2.2
United Artists Communications,
  Inc..............................        1         39,214           1.6              510          13.00           2.1
Walgreen Co........................        3         32,143           1.3              501          15.60           2.1
The TJX Companies (TJ Maxx)........        1         34,798           1.5              500          14.37           2.1
Winn-Dixie Stores Inc..............        1         53,820           2.3              489           9.09           2.0
Michaels Stores Inc................        2         35,353           1.5              480          13.58           2.0
                                          --
                                                   ---------    -------------    ------------    ----------    ----------
  Total/Weighted Average...........       18        673,616          28.3            7,327          10.88          30.7

                                          --
                                          --
                                                   ---------    -------------    ------------    ----------    ----------
                                                   ---------    -------------    ------------    ----------    ----------


------------------
(1) Total GLA under lease to tenant divided by total GLA under lease to all tenants in the Company's portfolio as of September 30, 1997.
(2) Total annualized contractual base rent as of September 30, 1997, excluding
    (i) percentage rent, (ii) additional rent payable by tenant such as common area maintenance, real estate taxes and other expense reimbursements, and
    (iii) future contractual rent escalations or cost of living increases.
(3) Total annualized contractual base rent from tenant divided by total GLA under lease to tenant as of September 30, 1997.
(4) Total annualized contractual base rent from tenant divided by total annualized contractual base rent from all tenants in the Company's portfolio as of September 30, 1997.

     Property Data. The following table sets forth certain information relating to each of the Properties as of September 30, 1997. All of the Properties will be 100% owned by the Company after completion of the Formation Transactions.


                                                                                 PERCENTAGE      TOTAL
                                                                      TOTAL       OF TOTAL     ANNUALIZED
                                YEAR        TOTAL     PERCENT OF    ANNUALIZED   ANNUALIZED    BASE RENT/   PERCENT
                               BUILT/        GLA       TOTAL GLA    BASE RENT     BASE RENT     SQ. FT.     LEASED
PROPERTY LOCATION            RENOVATED    (SQ. FT.)       (%)       ($000)(1)        (%)         $ (2)      (3)(%)
----------------------------------------  ---------   -----------   ----------   -----------   ----------   -------
Forest Avenue                1957/1996      177,002        7.4         3,071         12.8         17.51       99.1
Shoppers Town,
Staten Island, NY

Meadowbrook Commons             1990        173,027        7.2         3,029         12.7         17.50      100.0
Sunrise Highway,
Freeport, NY

Merrick Commons              1960/1994      106,393        4.4         1,737          7.3         16.38       99.7
Merrick Road
Merrick, NY

Mill Basin Plaza                1991         80,708        3.4         2,104          8.8         26.07      100.0
5700-5716 Avenue U
Brooklyn, NY


Palm Springs Mile           1958/1985 -   1,175,346       49.3        10,491         43.9          9.47       94.3
419 West 49th St.               1997
Hialeah, FL

The Shoppes at Lake Mary        1985         38,125        1.6           309          1.3          8.10      100.0
101 N. Country Club Rd.
Lake Mary, FL 32746

Branhaven Plaza              1971/1996      187,829        7.9         1,319          5.5          7.04       99.8
1060 West Main St.
Branhaven, CT

Elm Plaza                    1973/1995      168,852        7.1           582          2.4          3.53       97.6
95 Elm Street
Enfield, CT

Millside Plaza                  1977        161,128        6.8           761          3.2          4.81       98.3
Route 130 & Haines Mill Rd.
Delran, NJ

Foxboro Plaza                   1982        117,831        4.9           513          2.1          4.77       91.2
Route 140 &
Commercial St.
Foxborough, MA
                                          ---------      -----      ----------      -----         -----     -------
                                          2,386,241      100.0        23,916        100.0         10.40       96.4
                                          ---------      -----      ----------      -----         -----     -------
                                          ---------      -----      ----------      -----         -----     -------

                              ANCHOR TENANTS (GREATER THAN 25,000
               SQ. FT.)(YEAR OF LEASE EXPIRATION;
PROPERTY LOCATION                   PRIMARY/OPTION TERM)
----------------------------  ---------------------------------
Forest Avenue                 The TJX Companies (TJ Maxx)
Shoppers Town,                (2005, 2020)
Staten Island, NY             APW Supermarkets, Inc.
                              (Waldbaum's) (2001, 2011)

Meadowbrook Commons           Giant Food Stores, Inc. (2025)
Sunrise Highway,              Toys 'R' Us, Inc. (2020, 2040)
Freeport, NY                  Marshall's (2001, 2016)

Merrick Commons               APW Supermarkets, Inc.
Merrick Road                  (Waldbaum's)(2013, 2041)
Merrick, NY

Mill Basin Plaza              Pergament Home Centers Inc.(2011,
5700-5716 Avenue U            2021)
Brooklyn, NY

Palm Springs Mile             United Artists Communications,
419 West 49th St.             Inc. (2010, 2030)

Hialeah, FL                   Mervyn's (2011, 2031)
                              Publix Supermarket Inc.(2002)
                              Kids 'R'Us(2016, 2026)
                              Burlington Co. (2002, 2022)
                              Toys 'R' Us Inc.(2002, 2033)
                              Circuit City Stores, Inc. (2009,
                              2029)
                              RTG Furniture (2000, 2005)

The Shoppes at Lake Mary
101 N. Country Club Rd.
Lake Mary, FL 32746

Branhaven Plaza               Caldor, Inc. (2002, 2022)
1060 West Main St.            APW Supermarkets, Inc.
Branhaven, CT                 (Waldbaum's) (2016, 2038)

Elm Plaza                     Caldor Inc. (2001, 2021)
95 Elm Street                 APW Supermarkets, Inc.
Enfield, CT                   (Waldbaum's) (2014, 2034)

Millside Plaza                Kmart Corp. (2002, 2017)
Route 130 & Haines Mill Rd.   Shop Rite (2001, 2016)
Delran, NJ

Foxboro Plaza                 Bradlees (Stop N Shop) (2002,
Route 140 &                   2022)
Commercial St.
Foxborough, MA


------------------
(1) Total annualized contractual base rent as of September 30, 1997, excluding
    (i) percentage rent, (ii) additional rent payable by tenants such as common area maintenance, real estate taxes and other expense reimbursements, and
    (iii) future contractual rent escalations and cost of living increases.

(2) Total annualized contractual base rent divided by total GLA leased as of September 30, 1997.

(3) Percent of GLA leased as of September 30, 1997.

     Occupancy and Average Rentals. The following table sets forth the aggregate average percent leased and average total annualized contractual base rent per leased square foot for the Properties as of the dates indicated:



                                                                         AVERAGE TOTAL ANNUALIZED
                                                      AVERAGE PERCENT         BASE RENT PER
YEAR                                                   LEASED(%)(1)      LEASED SQUARE FOOT($)(2)
---------------------------------------------------   ---------------    ------------------------
September 30, 1997.................................         96.4                   10.40
December 31, 1996..................................         95.4                   10.26
December 31, 1995..................................         90.7                    9.94
December 31, 1994..................................         88.2                    9.64
December 31, 1993..................................         88.4                    8.93
December 31, 1992..................................         89.5                    8.46


------------------
(1) Average total GLA leased for all Properties in the portfolio as of the date indicated.

(2) Average total annualized contractual base rents for all Properties in the portfolio as of the date indicated divided by total GLA leased as of such date.

     Leasing Activity. The following table sets forth certain information concerning the Company's leasing activities over the past two year, nine-month period:

                                                                                YEAR ENDED DECEMBER 31,
                                                                      -------------------------------------------
                                                NINE MONTHS ENDED
                                                SEPTEMBER 30, 1997            1996                   1995
                                               --------------------   --------------------   --------------------
                                               ANCHOR    NON-ANCHOR   ANCHOR    NON-ANCHOR   ANCHOR    NON-ANCHOR
                                               TENANTS    TENANTS     TENANTS    TENANTS     TENANTS    TENANTS
                                               -------   ----------   -------   ----------   -------   ----------
NEW LEASES
Number of leases signed.......................      --         20           2          36         1           21
GLA leased (sq.ft.)...........................      --     70,647     100,127     149,981    28,105       97,393
Base rent/square foot ($/sq.ft.)(1)...........      --     $14.54     $  6.26    $  15.16    $ 7.00     $  14.42
Tenant improvements/square foot
  ($/sq.ft.)(2)...............................      --     $ 2.27          --    $   2.35        --     $   0.31
Leasing commissions & costs/square foot
  ($/sq.ft.)(3)...............................      --     $ 2.32     $  0.47    $   3.25        --     $   3.64
Effective rent/square foot ($/sq.ft.)(4)......      --     $13.87     $  6.23    $  14.44    $ 7.00     $  13.94

RENEWALS
Number of leases signed.......................      --          4          --          12        --            3
GLA leased (sq.ft.)...........................      --     10,363          --      23,380        --        7,886
Base rent/square foot ($/sq.ft.)(1)...........      --     $13.82          --    $  14.93        --     $  15.87
Tenant improvements/square foot
  ($/sq.ft.)(2)...............................      --         --          --    $   2.62        --           --
Leasing commissions & costs/square foot

  ($/sq.ft.)(3)...............................      --     $ 0.85          --    $   0.25        --     $   1.98
Effective rent/square foot ($/sq.ft.)(4)......      --     $13.60          --    $  14.45        --     $  15.59

TOTAL NEW AND RENEWED LEASES SIGNED
Number of new and renewed leases signed.......      --         24           2          48         1           24
GLA leased (sq.ft.)...........................      --     81,010     100,127     173,361    28,105      105,279
Base rent/square foot ($/sq.ft.)(1)...........      --     $14.45     $  6.26    $  15.13    $ 7.00     $  14.53
Tenant improvements/square foot
  ($/sq.ft.)(2)...............................      --     $ 1.98          --    $   2.39        --     $   0.28
Leasing commissions & costs/square foot
  ($/sq.ft.)(3)...............................      --     $ 2.13     $  0.47    $   2.85        --     $   3.52
Effective rent/square foot ($/sq.ft.)(4)......      --     $13.83     $  6.23    $  14.44    $ 7.00     $  14.07

                                                        (Footnotes on next page)

(Footnotes from previous page)
------------------
* All tenants which have occupied space for less than one year have been omitted from this table.
(1) Initial total annualized contractual base rent divided by square feet leased.
(2) Tenant improvements (defined as capital costs incurred by the Company for leasehold improvements including, but not limited to, costs for items such as HVAC, plumbing, electrical upgrades, interior walls, wall finishes, ceiling treatment and floor covering) divided by square feet leased.
(3) Leasing commissions (defined as brokerage commission fees and related expenses paid by the Company in connection with new leases or lease renewals) divided by square feet leased.
(4) Initial total annualized contractual base rent minus amortization of tenant improvements and leasing commissions related to such leases divided by the total square feet leased.

     Lease Expirations. The following table sets out a schedule of the lease expirations for the Properties for the approximate ten year period beginning in October 1997 and ending in December 2007, assuming that none of the tenants exercises renewal options or termination rights:

                                                                  TOTAL          TOTAL                      PERCENT OF
                                                                ANNUALIZED    ANNUALIZED     PERCENT OF        TOTAL
                                                                BASE RENT     BASE RENT/      TOTAL GLA     ANNUALIZED
                                                   GLA UNDER      UNDER       SQUARE FOOT      LEASED        BASE RENT
                                      NUMBER OF    EXPIRING      EXPIRING        UNDER       REPRESENTED    REPRESENTED
                                       LEASES      (SQ. FT.)    LEASES(2)      EXPIRING      BY EXPIRING    BY EXPIRING
YEAR OF LEASE EXPIRATION              EXPIRING     LEASES(1)     ($000'S)      LEASES($)      LEASES(%)      LEASES(%)
-----------------------------------   ---------    ---------    ----------    -----------    -----------    -----------
10/1/97--12/31/97..................       21          43,701         474         10.86            1.9            2.0

1998...............................       32          92,985       1,259         13.54            4.0            5.3
1999...............................       30         115,081       1,632         14.18            5.0            6.8
2000...............................       30         154,200       1,697         11.00            6.7            7.1
2001...............................       39         371,309       3,730         10.05           16.2           15.6
2002...............................       36         501,300       2,409          4.81           21.8           10.1
2003...............................       11          48,829         647         13.25            2.1            2.7
2004...............................        9          57,997         623         10.74            2.5            2.6
2005...............................       12         131,614       1,475         11.21            5.7            6.2
2006...............................       13          92,182       1,233         13.38            4.0            5.2
2007...............................        7          35,773         718         20.04            1.6            3.0
                                         ---       ---------    ----------    -----------       -----          -----
  Total/Weighted Average...........      240       1,644,971      15,897          9.66           71.5           66.6
                                         ---       ---------    ----------    -----------       -----          -----
                                         ---       ---------    ----------    -----------       -----          -----

------------------
(1) All month to month tenants as of September 30, 1997 are considered to have a lease expiry in the 1997 year.
(2) Total annualized contractual base rents as of September 30, 1997 for tenant leases expiring in respective periods.

     Tax Basis and Real Estate Taxes. The aggregate cost basis of depreciable real property for federal income tax purposes in the Properties as of September 30, 1997 was approximately $128 million. Depreciation and amortization are provided on the straight line and double declining balance methods over the estimated useful lives of the assets, which range from 15 to 39 years. The aggregate real estate tax obligations on the Properties during the fiscal year ended December 31, 1996 was approximately $4.4 million, or approximately $1.86 per square foot of GLA. Virtually all of the Company's leases contain provisions requiring tenants to pay as additional rent a proportionate share of real estate tax increases, including real estate tax increases resulting from improvements.

GOVERNMENT REGULATIONS

     Many laws and governmental regulations are applicable to the Properties and changes in these laws and regulations, or their interpretation by agencies and the courts, occur frequently.

     Cost of Compliance with Americans with Disabilities Act. Under the Americans With Disabilities Act, as amended (the 'ADA'), all places of public accommodation, effective beginning in 1992, are required to meet certain federal requirements related to access and use by disabled persons. Compliance with the ADA might require removal of structural barriers to handicapped access in certain public areas where such removal is 'readily achievable.' Noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants. The Company believes that the Properties are currently in substantial compliance with all such regulatory requirements and the Company expects to maintain substantial compliance with all regulatory requirements. If required changes involve a greater amount of expenditures than the Company currently anticipates or if the changes must be made on a more accelerated schedule than the Company currently anticipates, the Company's ability to make any distributions to shareholders could be adversely affected.

     Environmental Matters. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's or operator's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injuries associated with asbestos-containing materials. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may be potentially liable for removal or remediation costs, as well as certain other costs, including governmental fines and injuries to persons and property.

     The Company believes that the Properties are in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products. The Company has not been notified by any governmental authority, and is not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of its properties.

     All of the Properties have been subject to a Phase I environmental assessment or update (which involves general inspections without soil sampling or ground water analysis) completed within the last year by independent environmental consultants. None of these environmental assessments has revealed any environmental liability that the Company believes would have a material adverse effect on the Company's financial condition or results of operations taken as a whole, nor is the Company aware of any such material environmental liability. Nonetheless, it is possible that the Company's assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Properties will not be affected by tenants, by the condition of land or operations in the vicinity of the Properties (such as the presence of underground storage tanks), or by third parties unrelated to the Company. If compliance with the various laws and regulations, now existing or hereafter adopted, exceeds the Company's budgets for such items, the Company's ability to make any distributions to shareholders could be adversely affected.

     Other Regulations. The Properties are also subject to various federal, state and local regulatory requirements such as state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the Properties are currently in material compliance with all such regulatory requirements. However, if requirements are changed or new requirements are imposed which would require significant unanticipated expenditures by the Company, such events could have an adverse effect on the Company's funds from operations and any distributions.

     Except as described in this Proxy Statement/Prospectus, there are no other laws or regulations which have a material effect on the Company's operations, other than typical state and local laws affecting the development and operation of real property, such as zoning laws. See 'Certain Provisions of Maryland Law and of the Company's Charter and Bylaws,' 'Federal Income Tax Consequences' and 'ERISA Considerations.'

EMPLOYEES

     The Company initially will employ approximately 27 persons, 19 of whom are directly engaged in the management, leasing and day-to-day operations of Palm Springs Mile. In addition, certain employees of Philips Private Company who currently manage the Partnership Properties will perform the day-to-day leasing, development, acquisition, property and portfolio management, and related administrative functions, of the Properties pursuant to the Management Agreement as employees of the Management Company. The Company believes that relations with its employees are good. None of the employees are unionized.

LEGAL PROCEEDINGS

     Except as set forth herein, none of the Company, the Operating Partnership, any of the Holding Partnerships, any of the Philips Subs, any of the Contributing Partnerships or any of the Properties is subject to any material litigation nor, to the Company's knowledge, is any material litigation threatened against any of them, other than routine litigation arising in the ordinary course of business, which is expected to be covered by liability insurance.

     In connection with certain real estate activities, certain affiliated entities of Mr. Pilevsky were involved in proceedings under the federal bankruptcy laws and/or similar state law proceedings during the 1980's and earlier 1990's, substantially all of which proceedings have been resolved as of the date of this Proxy Statement/Prospectus. From July 1, 1992, such proceedings included eight foreclosures of, and three bankruptcy filings with respect to, retail shopping center properties and six foreclosures of, and nine bankruptcy filings with respect to, non-retail shopping center properties. None of the Contributing Partnerships were involved in any such proceedings, other than the partnership holding fee title to the Meadowbrook Commons Property, as described below.

     Philips Freeport Associates, L.P. ('Philips Freeport'), the owner of Meadowbrook Commons, was party to certain notes with Chemical Bank which notes were secured by mortgages on such property (the 'Loan'). Although Philips Freeport was able to service the Loan from the revenues of the property, it was unable to repay the full principal amount of the Loan upon maturity in November 1992. On January 21, 1994, Philips Freeport voluntarily commenced a proceeding to reorganize pursuant to Chapter 11 of the Bankruptcy Code. The bankruptcy proceeding resulted in an agreement between Philips Freeport and Chemical Bank to modify and restate the Loan pursuant to the Debtor's Second Amended Chapter 11 Plan of Reorganization (the 'Plan'). The Plan, which also provided for the payment in full of all trade claims over a two-year period, was confirmed by order of the Bankruptcy Court dated March 30, 1995 and subsequently modified by orders dated April 12, and April 28, 1995.

                             SIGNIFICANT PROPERTIES

     Since the 1996 gross revenues for each of the Company's Palm Springs Mile, Forest Avenue Shoppers Town and Meadowbrook Commons shopping centers amounted to more than 10% of the aggregate gross revenues for the Properties during such year, additional information regarding these Properties is provided below.

PALM SPRINGS MILE

     Palm Springs Mile is a super-regional center with 1.2 million square feet of GLA and approximately 140 tenants, located in Hialeah, Florida, within the greater Miami-Hialeah metropolitan area. Hialeah is situated north of the Miami International Airport, west of the municipalities of Miami, Miami Beach and Aventura, and south of Broward County and Fort Lauderdale. Palm Springs Mile is a unique, one-mile retail shopping complex that fronts both sides of West 49th Street, forming a strategic section of the primary business corridor of Hialeah. The property's 90 acres facilitates the expansion or reconfiguration of existing space, and it has been regularly expanded since 1985, with the most recent expansion of 11,400 square feet completed in 1997. Management believes that this makes Palm Springs Mile an attractive site for larger retailers, and considers it to be one of the strongest regional retail centers in the greater Miami area.

     Palm Springs Mile was acquired by the Company in 1985 and consists of 139 stores, including nationally recognized retailers, two supermarkets, a multiplex movie theater and office space. Its major tenants include Publix Supermarket Inc., Circuit City Stores Inc. and Toys 'R' Us, Inc.

     The following table sets forth certain information regarding the Company's leasing activities over the past two year, nine-month period for Palm Springs Mile.

                                                                              YEAR ENDED DECEMBER 31,
                                                                    -------------------------------------------
                                              NINE MONTHS ENDED
                                              SEPTEMBER 30, 1997            1996                   1995
                                             --------------------   --------------------   --------------------

                                             ANCHOR    NON-ANCHOR   ANCHOR    NON-ANCHOR   ANCHOR    NON-ANCHOR
                                             TENANTS    TENANTS     TENANTS    TENANTS     TENANTS    TENANTS
                                             -------   ----------   -------   ----------   -------   ----------
NEW LEASES
Number of leases signed....................       --          11          1          18          1          13
GLA leased (sq.ft.)........................       --      40,782     53,820      64,120     28,105      52,724
Base rent/square foot ($/sq.ft.)(1)........       --    $  13.19    $  9.09    $  16.56    $  7.00    $  15.55
Tenant improvements/square foot
  ($/sq.ft.)(2)............................       --          --         --    $   3.51         --          --
Leasing commissions & costs/square foot
  ($/sq.ft.)(3)............................       --    $   0.30         --    $   4.11         --    $   4.42
Effective rent/square foot ($/sq.ft.)(4)...       --    $  13.13    $  9.09    $  15.67    $  7.00    $  15.07

RENEWALS
Number of leases signed....................       --           1         --           3         --           2
GLA leased (sq.ft.)........................       --         750         --       5,103         --       1,771
Base rent/square foot ($/sq.ft.)(1)........       --    $  17.00         --    $  14.53         --    $  17.34
Tenant improvements/square foot
  ($/sq.ft.)(2)............................       --          --         --          --         --          --
Leasing commissions & costs/square foot
  ($/sq.ft.)(3)............................       --          --         --    $   1.17         --          --
Effective rent/square foot ($/sq.ft.)(4)...       --    $  17.00         --    $  14.26         --    $  17.34

TOTAL NEW AND RENEWED LEASES SIGNED
Number of new and renewed leases signed....       --          12          1          21          1          15
GLA leased (sq.ft.)........................       --      41,532     53,820      69,223     28,105      54,495
Base rent/square foot ($/sq.ft.)(1)........       --    $  13.26    $  9.09    $  16.41    $  7.00    $  15.61
Tenant improvements/square foot
  ($/sq.ft.)(2)............................       --          --         --    $   3.25         --          --
Leasing commissions & costs/square foot
  ($/sq.ft.)(3)............................       --    $   0.29         --    $   3.89         --    $   4.28
Effective rent/square foot ($/sq.ft.)(4)...       --    $  13.20    $  9.09    $  15.57    $  7.00    $  15.14

------------------

(1) Initial total annualized contractual base rent divided by square feet leased.
(2) Tenant improvements (defined as capital costs incurred by the Company for leasehold improvements including, but not limited to, costs for items such as HVAC, plumbing, electrical upgrades, interior walls, wall finishes, ceiling treatment and floor covering) divided by square feet leased.
(3) Leasing commissions (defined as brokerage commission fees and related expenses paid by the Company in connection with new leases or lease renewals) divided by square feet leased.
(4) Initial total annualized contractual base rent minus amortization of tenant improvements and leasing commissions related to such leases divided by the total square feet leased.

     The following table sets out a schedule of lease expirations for Palm Springs Mile for the approximate ten year period beginning in October 1997 and ending in December 2007, assuming that none of the tenants exercises renewal options or termination rights:


                                                                                                 PERCENT OF
                                                                                                  TOTAL GLA     PERCENT OF TOTAL
                                           GLA           TOTAL ANNUALIZED    TOTAL ANNUALIZED      LEASED       ANNUALIZED BASE
                        NUMBER OF         UNDER          BASE RENT UNDER     BASE RENT/SQ FT     REPRESENTED    RENT REPRESENTED
    YEAR OF LEASE        LEASES          EXPIRING        EXPIRING LEASES      UNDER EXPIRING     BY EXPIRING      BY EXPIRING
      EXPIRATION        EXPIRING    LEASES (SQ.FT.)(1)      ($000)(2)           LEASES($)         LEASES(%)        LEASES(%)
----------------------  ---------   ------------------   ----------------   ------------------   -----------   ------------------
10/1/97 - 12/31/97....      15              33,239                339              10.21              3.0               3.2
1998..................      16              48,081                686              14.27              4.3               6.5
1999..................      15              76,471                848              11.09              6.9               8.1
2000..................      14              97,339                678               6.94              8.8               6.4
2001..................      20             104,164              1,367              13.12              9.4              13.0
2002..................      18             230,102              1,110               4.83             20.8              10.6
2003..................       8              40,388                509              12.59              3.6               4.8
2004..................       6              43,143                511              11.84              3.9               4.9
2005..................       8              83,533                744               8.90              7.5               7.1
2006..................       3              33,415                518              15.50              3.0               4.9
2007..................       1               5,100                 82              16.00              0.5               0.8
                           ---          ----------            -------             ------            -----             -----
Total/Weighted
  Average.............     124             794,975              7,392               9.30             71.7              70.3
                           ---          ----------            -------             ------            -----             -----
                           ---          ----------            -------             ------            -----             -----


------------------
(1) All month to month tenants as of September 30, 1997 are considered to have a lease expiry in the 1997 year.
(2) Total annualized contractual base rents as of September 30, 1997 for tenant leases expiring in respective periods.

     The following table sets forth the average percent leased and average total annualized contractual base rent per leased square foot for Palm Springs Mile as of the dates indicated:

                                                            AVERAGE TOTAL ANNUALIZED BASE
                                    AVERAGE PERCENT            RENT PER LEASED SQUARE
YEAR                                 LEASED(%)(1)                    FOOT($)(2)
----------------------------   -------------------------    -----------------------------
September 30, 1997..........              94.3                           9.47
December 31, 1996...........              93.8                           9.57

December 31, 1995...........              85.5                           8.94
December 31, 1994...........              85.2                           8.63
December 31, 1993...........              85.3                           8.10
December 31, 1992...........              85.7                           7.74

------------------
(1) Average total GLA leased as of the date indicated.
(2) Average total annualized contractual base rent as of the date indicated divided by total GLA leased as of such date.

     The aggregate cost basis of depreciable real property for federal income tax purposes for Palm Springs Mile of December 31, 1996 was approximately $47.6 million. Depreciation and amortization are provided on the straight line and double declining balance methods over the estimated useful lives of the assets, which range from 15 to 39 years. The aggregate real estate tax obligations for Palm Springs Mile during the fiscal year ended December 31, 1996 was approximately $1.6 million, or approximately $1.38 per square foot of GLA.

FOREST AVENUE SHOPPERS TOWN

     Forest Avenue Shoppers Town contains 177,002 square feet of GLA and 25 tenants, and is located along Forest Avenue in north central Staten Island, New York. The Company believes that Forest Avenue Shoppers Town is one of the dominant shopping centers in northern Staten Island, a densely populated residential area in New York City, which functions as a bedroom community for Manhattan. Forest Avenue Shoppers Town's major tenants include Waldbaum's, Michaels Stores and The TJX Companies (TJ Maxx).

     The following table sets forth certain information regarding the Company's leasing activities over the past two year, nine-month period for Forest Avenue Shoppers Town:

                                             NINE MONTHS ENDED
                                            SEPTEMBER 30, 1997                 YEAR ENDED DECEMBER 31,
                                           ---------------------    ----------------------------------------------
                                                                            1996                     1995
                                                                    ---------------------    ---------------------
                                           ANCHOR     NON-ANCHOR    ANCHOR     NON-ANCHOR    ANCHOR     NON-ANCHOR
                                           TENANTS     TENANTS      TENANTS     TENANTS      TENANTS     TENANTS
                                           -------    ----------    -------    ----------    -------    ----------
NEW LEASES
Number of leases signed.................        --            2          --            2          --            1
GLA leased (sq.ft.).....................        --       12,555          --       15,208          --       17,573
Base rent/square foot ($/sq.ft.)(1).....        --     $  21.09          --     $  21.91          --     $  13.50
Tenant improvements/square foot
  ($/sq.ft.)(2).........................        --           --          --           --          --           --

Leasing commissions & costs/square foot
  ($/sq.ft.)(3).........................        --     $   7.07          --     $   2.58          --     $   4.68
Effective rent/square foot
  ($/sq.ft.)(4).........................        --     $  20.35          --     $  21.68          --     $  13.06

RENEWALS
Number of leases signed.................        --           --          --            1          --           --
GLA leased (sq.ft.).....................        --           --          --          980          --           --
Base rent/square foot ($/sq.ft.)(1).....        --           --          --     $  25.00          --           --
Tenant improvements/square foot
  ($/sq.ft.)(2).........................        --           --          --           --          --           --
Leasing commissions & costs/square foot
  ($/sq.ft.)(3).........................        --           --          --           --          --           --
Effective rent/square foot
  ($/sq.ft.)(4).........................        --           --          --     $  25.00          --           --

TOTAL NEW AND RENEWED LEASES SIGNED
Number of new and renewed leases
  signed................................        --            2          --            3          --            1
GLA leased (sq.ft.).....................        --       12,555          --       16,188          --       17,573
Base rent/square foot ($/sq.ft.)(1).....        --     $  21.09          --     $  22.09          --     $  13.50
Tenant improvements/square foot
  ($/sq.ft.)(2).........................        --           --          --           --          --           --
Leasing commissions & costs/square foot
  ($/sq.ft.)(3).........................        --     $   7.07          --     $   2.42          --     $   4.68
Effective rent/square foot
  ($/sq.ft.)(4).........................        --     $  20.35          --     $  21.88          --     $  13.06

------------------

(1) Initial total annualized contractual base rent divided by square feet leased.

(2) Tenant improvements (defined as capital costs incurred by the Company for leasehold improvements including, but not limited to, costs for items such as HVAC, plumbing, electrical upgrades, interior walls, wall finishes, ceiling treatment and floor covering) divided by square feet leased.

(3) Leasing commissions (defined as brokerage commission fees and related expenses paid by the Company in connection with new leases or lease renewals) divided by square feet leased.

(4) Initial total annualized contractual base rent minus amortization of tenant improvements and leasing commissions related to such leases divided by the total square feet leased.

     The following table sets out a schedule of lease expirations for Forest Avenue Shoppers Town for the approximate ten year period beginning in October 1997 and ending in December 2007, assuming that none of the tenants exercises renewal options or termination rights.

                                                                                                 PERCENT OF
                                                                                                  TOTAL GLA     PERCENT OF TOTAL
                                           GLA           TOTAL ANNUALIZED    TOTAL ANNUALIZED      LEASED       ANNUALIZED BASE
                        NUMBER OF         UNDER          BASE RENT UNDER     BASE RENT/SQ FT     REPRESENTED    RENT REPRESENTED
    YEAR OF LEASE        LEASES          EXPIRING        EXPIRING LEASES      UNDER EXPIRING     BY EXPIRING      BY EXPIRING
      EXPIRATION        EXPIRING    LEASES (SQ.FT.)(1)      ($000) (2)          LEASES($)         LEASES(%)        LEASES(%)
----------------------  ---------   ------------------   ----------------   ------------------   -----------   ------------------
10/1/97 - 12/31/98....      --                  --                 --                 --               --                --
1999..................       6              19,190                579              30.18             10.9              18.9
2000..................       2               9,975                228              22.91              5.7               7.4
2001..................       4              44,963                444               9.88             25.6              14.5
2002..................       2               4,198                129              30.80              2.4               4.2
2003..................      --                  --                 --                 --               --                --
2004..................       1                 900                 26              28.64              0.5               0.8
2005..................       2              40,578                610              15.03             23.1              19.9
2006..................       3              22,888                335              14.62             13.0              10.9
2007..................       2              15,317                347              22.66              8.7              11.3
                           ---          ----------            -------             ------            -----             -----
Total/Weighted
  Average.............      22             158,009              2,698              17.08             89.9              87.9
                           ---          ----------            -------             ------            -----             -----
                           ---          ----------            -------             ------            -----             -----

------------------
(1) All month to month tenants as of September 30, 1997 are considered to have a lease expiry in the 1997 year.

(2) Total annualized contractual base rents as of September 30, 1997 for tenant leases expiring in respective periods.

     The following table sets forth the average percent leased and average total annualized contractual base rent per leased square foot for Forest Avenue Shoppers Town as of the dates indicated:

                                                            AVERAGE TOTAL ANNUALIZED BASE
                                    AVERAGE PERCENT            RENT PER LEASED SQUARE
YEAR                                  LEASED%(1)                     FOOT($)(2)
----------------------------   -------------------------    -----------------------------
September 30, 1997..........              99.1                          17.51
December 31, 1996...........              98.6                          16.73
December 31, 1995...........              95.0                          16.71
December 31, 1994...........              86.7                          16.91
December 31, 1993...........              90.3                          12.31
December 31, 1992...........              82.8                          11.27


------------------
(1) Average total GLA leased as of the date indicated.

(2) Average total annualized contractual base rent as of the date indicated divided by total GLA leased as of such date.

     The aggregate cost basis of depreciable real property for federal income tax purposes for Forest Avenue Shoppers Town as of December 31, 1996 was approximately $10.4 million. Depreciation and amortization are provided on the straight line and double declining balance methods over the estimated useful lives of the assets, which range from 15 to 39 years. The aggregate real estate tax obligations for Forest Avenue Shoppers Town during the fiscal year ended December 31, 1996 was approximately $0.8 million, or approximately $4.39 per square foot of GLA.

MEADOWBROOK COMMONS

     Meadowbrook Commons, which contains 173,027 square feet of GLA and 13 tenants, is located in Nassau County, Long Island, one of the most densely populated suburbs in the New York metropolitan area. The shopping center is situated on Sunrise Highway, a major east-west artery along the south shore of Long Island. The center is leased to regional and national retailers, including Giant Food Stores Inc., Toys 'R' Us Inc. and Walgreen Co.

     The Company believes that Meadowbrook Commons is well positioned as one of the strongest regional shopping 'power' centers on the south shore of Long Island due to its excellent location and the growth in the Nassau County economy.

     The following table sets forth certain information regarding the Company's leasing activities over the past two year, nine-month period for Meadowbrook
Commons:

                                                                                   YEAR ENDED DECEMBER 31,
                                                                        ----------------------------------------------
                                                 NINE MONTHS ENDED
                                                SEPTEMBER 30, 1997              1996                     1995
                                               ---------------------    ---------------------    ---------------------
                                               ANCHOR     NON-ANCHOR    ANCHOR     NON-ANCHOR    ANCHOR     NON-ANCHOR
                                               TENANTS     TENANTS      TENANTS     TENANTS      TENANTS     TENANTS
                                               -------    ----------    -------    ----------    -------    ----------
NEW LEASES
Number of leases signed.....................      --           --          --              2        --           --
GLA leased (sq. ft.)                              --           --          --         13,400        --           --
Base rent/square foot ($/sq. ft.)(1)........      --           --          --       $  22.57        --           --
Tenant improvements/square foot

  ($/sq. ft.)(2)............................      --           --          --             --        --           --
Leasing commissions & costs/square foot
  ($/sq. Ft.)(3)............................      --           --          --       $   4.21        --           --
Effective rent/square foot ($/sq. ft.)(4)...      --           --          --       $  22.03        --           --

RENEWALS
Number of leases signed.....................      --           --          --             --        --           --
GLA leased (sq. ft.)........................      --           --          --             --        --           --
Base rent/square foot ($/sq. ft.)(1)........      --           --          --             --        --           --
Tenant improvements/square foot
  ($/sq. ft.)(2)............................      --           --          --             --        --           --
Leasing commissions & costs/square foot
  ($/sq. ft.)(3)............................      --           --          --             --        --           --
Effective rent/square foot ($/sq. ft.)(4)...      --           --          --             --        --           --
TOTAL NEW AND RENEWED LEASES SIGNED
Number of new and renewed leases signed.....      --           --          --              2        --           --
GLA leased (sq. ft.)........................      --           --          --         13,400        --           --
Base rent/square foot ($/sq. ft.)(1)........      --           --          --       $  22.57        --           --
Tenant improvements/square foot
  ($/sq. ft.)(2)............................      --           --          --             --        --           --
Leasing commissions & costs/square foot
  ($/sq. ft.)(3)............................      --           --          --       $   4.21        --           --
Effective rent/square foot ($/sq. ft.)(4)...      --           --          --       $  22.03        --           --

                                                        (Footnotes on next page)

(Footnotes from previous page)
------------------
(1) Initial total annualized contractual base rent divided by square feet leased.

(2) Tenant improvements (defined as capital costs incurred by the Company for leasehold improvements including, but not limited to, costs for items such as HVAC, plumbing, electrical upgrades, interior walls, wall finishes, ceiling treatment and floor covering) divided by square feet leased.

(3) Leasing commissions (defined as brokerage commission fees and related expenses paid by the Company in connection with new leases or lease renewals) divided by square feet leased.

(4) Initial total annualized contractual base rent minus amortization of tenant improvements and leasing commissions related to such leases divided by the total square feet leased.

     The following table sets out a schedule of lease expirations for Meadowbrook Commons for the approximate ten year period beginning in October 1997 and ending in December 2007, assuming that none of the tenants exercises renewal options or termination rights:


                                                                   TOTAL
                                                                 ANNUALIZED                       PERCENT OF
                                                                 BASE RENT                         TOTAL GLA    PERCENT OF TOTAL
                                                                   UNDER      TOTAL ANNUALIZED      LEASED      ANNUALIZED BASE
                               NUMBER OF        GLA UNDER         EXPIRING    BASE RENT/SQ. FT.   REPRESENTED   RENT REPRESENTED
        YEAR OF LEASE           LEASES          EXPIRING           LEASES      UNDER EXPIRING     BY EXPIRING     BY EXPIRING
         EXPIRATION            EXPIRING    LEASES (SQ. FT.)(1)   ($000)(2)        LEASES($)        LEASES(%)       LEASES(%)
-----------------------------  ---------   -------------------   ----------   -----------------   -----------   ----------------
10/1/97 - 12/31/98...........      --                 --                --             --               --               --
1999.........................       1              1,950                46          24.00              1.1              1.5
2000.........................       2             19,539               455          23.31             11.3             15.0
2001.........................       3             44,765               837          18.69             25.9             27.6
2002.........................       2              6,747               175          25.94              3.9              5.8
2003-2006....................      --                 --                --             --               --               --
2007.........................       2              7,908               174          21.95              4.6              5.7
                                   --            -------         ----------         -----            -----            -----
Total/Weighted Average.......      10             80,909             1,687          20.86             46.8             55.6
                                   --            -------         ----------         -----            -----            -----
                                   --            -------         ----------         -----            -----            -----

------------------
(1) All month to month tenants as of September 30, 1997 are considered to have a lease expiry in the 1997 year.
(2) Total annualized contractual base rents as of September 30, 1997 for tenant leases expiring in respective periods.

     The following table sets forth the average percent leased and average total annualized contractual base rent per leased square foot for Meadowbrook Commons as of the dates indicated:

                                                                 AVERAGE ANNUAL RENT PER
                                         AVERAGE PERCENT              LEASED SQUARE
YEAR                                      LEASED(%)(1)                 FOOT($)(2)
---------------------------------   -------------------------    -----------------------
September 30, 1997...............             100.0                       17.50
December 31, 1996................             100.0                       17.40
December 31, 1995................             100.0                       17.27
December 31, 1994................             100.0                       16.81
December 31, 1993................              80.0                       17.41
December 31, 1992................             100.0                       18.18

------------------
(1) Average total GLA as of the date indicated.

(2) Average total annualized contractual base rent as of the date indicated divided by total GLA leased as of such date.


     The aggregate cost basis of depreciable real property for federal income tax purposes for Meadowbrook Commons as of December 31, 1996 was approximately $17.5 million. Depreciation and amortization are provided on the straight line and double declining balance methods over the estimated useful lives of the assets, which range from 15 to 39 years. The aggregate real estate tax obligations for Meadowbrook Commons during the fiscal year ended December 31, 1996 was approximately $0.7 million, or approximately $4.16 per square foot of GLA.

                              EXCLUDED PROPERTIES

     Certain retail properties beneficially owned and controlled by the principals of Philips Private Company will not be transferred to the Company in the Formation Transactions (the 'Excluded Properties'). The Excluded Properties were excluded from the Company's property portfolio for various reasons, including the following: (i) partnership and lender consent issues precluded the inclusion of certain properties in the Formation Transactions; (ii) due to geographic location, inclusion of the property at this time could hinder the Company's growth strategy, which centers upon an expansion from its initial (core asset) market hubs, and inclusion of the property would result in either an economically undesirable administrative burden on the Company or detract from the Company's near term expansion goals, both to the detriment of shareholder return; (iii) the Property's contribution to net cash flow, either initially or over the next few years, is either unquantifiable, uncertain or likely to be highly uneven, and inclusion of such an asset could contradict the Company's philosophy, embodied by the assets to be contributed, that a stable base of the highest quality assets is a prerequisite for the Company's sustained growth and the maximization of shareholder return; (iv) the valuation of certain properties, including debt encumbering such properties, make the properties economically undesirable to acquire at this time; and (v) the asset profile is not consistent with the Company's acquisition criteria. Mr. Pilevsky, Ms. Levine and the Management Company have agreed to conduct all their future management, operations, acquisitions and development of retail shopping center properties in accordance with the terms of the Non-Competition Agreement.

     The Excluded Properties consist of the following (not including non-retail properties and retail properties with less than 20,000 rentable square feet): seven properties located in California, Washington, Minnesota and Illinois, aggregating approximately 769,300 square feet of GLA and individually ranging from 72,655 to 164,281 square feet of GLA; six properties located in Connecticut, Delaware, Pennsylvania and Kentucky, aggregating approximately 872,600 square feet of GLA and individually ranging from 90,077 to 202,701 square feet of GLA; thirteen properties located in New Jersey, New York and Florida, aggregating approximately 1,533,900 square feet of GLA and individually ranging from 24,000 to 381,498 square feet of GLA; a 100 acre development site in New Jersey currently under contract; a 60,000 square foot renovation site in New York, currently under contract; and a retail property under consideration in connection with a hotel development project in South Beach, Florida. Of the Excluded Properties, only two properties, located in Uniondale and Massapequa,

New York are potentially competitive with Properties of the Company (specifically, with Merrick Commons and Meadowbrook Commons, respectively), based on the size and location of such properties. The Uniondale property was not included in the Company's property portfolio because the property was under substantial construction, it is not multi-tenanted and it is subject to substantial indebtedness. The Massapequa property was not included in the Company's property portfolio because the property is under substantial redevelopment, it has numerous vacancies and is subject to various partnership consent issues. The Excluded Properties will continue to be managed by Philips Private Company, independent of the Company.

                              ASSUMED INDEBTEDNESS

     The following table and related footnotes set forth, as of September 30, 1997, existing debt (in thousands) encumbering the Properties or the partnership interests in the entity holding title to a Property. In connection with the Formation Transactions, such indebtedness will be assumed by the Company.


                                               BALANCE                  INTEREST
                                                AS OF                  RATE AS OF
                                          SEPTEMBER 30, 1997       SEPTEMBER 30, 1997         MATURITY DATE
                                          ------------------    -------------------------    ----------------
NEW ENGLAND
  Branhaven Plaza(1)...................        $  9,415         Lower of LIBOR plus 3.50%    November 1998
                                                                or Prime plus 0.75%
  Elm Plaza(2)
     First Mortgage....................           3,401         9.00%                        July 2000
     Second Mortgage...................             499         No interest due              July 2000
  Foxboro Shopping Center(2)
     First Mortgage....................           4,286         9.00%                        July 2000
     Second Mortgage...................             214         No interest due              July 2000

MID-ATLANTIC
  Meadowbrook Commons(3)...............          25,831         LIBOR plus 2.50%             March 1998
  Merrick Commons and
     Mill Basin Plaza..................          25,854         7.28%                        January 2003
  Forest Avenue Shoppers Town(4)(6)....          23,940         LIBOR plus 1.75%             June 1998
  Millside Plaza(2)
     First Mortgage....................           4,477         9.00%                        July 2000
     Second Mortgage...................             223         No interest due              July 2000

SOUTHEAST
  Palm Springs Mile(5)
     First Mortgage(7).................          24,088         LIBOR plus 2.50%             June 1998
     First Mortgage....................          42,120         7.83%                        February 2004
     Mortgage note.....................          12,750         LIBOR plus 2.75%             June 1998

  The Shoppes at Lake Mary
     First Mortgage....................             550         Prime plus 2.00%             October 1998
                                          ------------------
                                               $177,648
                                          ------------------
                                          ------------------


------------------
(1) The Company is required to make quarterly amortization payments equal to fifty percent of the property's preceding quarter's net cash flow. The Company has two options to extend the maturity date of this loan for six months each, each upon the payment of a fee equal to 0.5% of principal balance at the time of exercise.
(2) Elm Plaza, Millside Plaza and Foxboro Shopping Center loans are all cross-collateralized. Subsequent to September 30, 1997, the lender committed in writing to, as of the closing of the Formation Transactions, (i) extend the maturity date to December 2002, fix the interest rate at 175 basis points above the 5-year U.S. Treasury yield, and commence amortization on a 30-year repayment schedule, and (ii) eliminate the obligation to repay the second mortgage loan. See Note 3 to The Philips Company Combined Financial Statements.
(3) The Company is required to make quarterly amortization payments of the excess cash flow from the preceding quarter.
(4) At the Company's option, the maturity date of this loan may be extended to either June 2004 or June 2007. The loan requires monthly principal amortization of $30. The lender has agreed, effective with the January 1, 1998 payment date, to suspend amortization until closing of the Formation Transactions. Amortization will recommence at a rate of $30 per month beginning with the first day of the calendar month following closing

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    of the Formation Transactions and if the loan is extended, amortization should be based upon a 30-year amortization schedule.

(5) On August 8, 1997 PL Palm Springs LP, a limited partner in Palm Springs Mile Associates, Ltd. ('Limited') acquired the interest of certain other partners in Limited for approximately $15,900 payable in cash of $2,900 and $13,000 in notes. The notes bear interest at LIBOR plus 2.75% and are secured by a pledge of certain of the partnership interests in Limited and a pledge of certain partnership interests in Forest Avenue Shopping Associates. A default under these notes will result in a default under the Forest Avenue Shoppers Town loan. The notes are due June 1998. The notes require monthly principal amortization of $250. The lender has agreed, effective with the January 1, 1998 payment date, to suspend amortization until closing of the Formation Transactions. Amortization will recommence at a rate of $250 per month beginning with the first day of the calendar month following closing of the Formation Transactions. The lender has agreed to make an additional loan to the borrower in the amount of $1,000, resulting in a total outstanding principal amount of $13,000 at the closing of the Formation Transactions. This $1,000 additional loan will bear interest at LIBOR plus 1.75% and will mature in June 1998.

(6) The lender has agreed to make a second mortgage loan of $150 to the borrower, resulting in a total outstanding principal amount of $24,000 at the closing of the Formation Transactions. The $150 loan will bear interest at LIBOR plus 1.75% and will mature in June 1998; provided that, at the Company's option, the maturity date of the $150 loan may be extended to either June 2004 or June 2007.

(7) Discussions are in progress with the lender concerning (i) the re-advance of approximately $400 of amortization which has occurred on the loan since August 1, 1997, and (ii) the suspension of required amortization payments of $37.5 per month until the first day of the month following closing of the Formation Transactions. The funds re-advanced would bear interest at LIBOR plus 2.5%, and would mature in June 1998. The re-advance, if approved, would occur prior to closing of the Formation Transactions.

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

     The following is a discussion of the Company's investment objectives and policies, financing policies and policies with respect to certain other activities. These policies may be amended or revised from time to time at the discretion of the Board of Directors unilaterally and without a vote of the Company's shareholders. Any such change would be made by the Board of Directors, however, only after a review and analysis of such change, in light of then existing business and other circumstances, and then only if, in the exercise of their business judgment, they believe that it is advisable to do so in the best interest of the Company. No assurance can be given that the Company's investment objectives will be attained or that the value of the Company will not decrease.

INVESTMENT OBJECTIVES AND POLICIES

     In general, the Company's investment objectives are: (i) to increase the value of the Company through increases in the cash flows and values of the Properties (and any shopping centers or related properties hereafter acquired, developed or expanded); (ii) to achieve long-term capital appreciation, and preserve and protect the value of its interest in the Properties (and any shopping centers or related properties hereafter acquired, developed or expanded); and (iii) to provide quarterly or other periodic cash distributions, a portion of which is expected to constitute a nontaxable return of capital because it will exceed the Company's current and accumulated earnings and profits, as well as to provide growth in distributions over time.

REAL ESTATE INVESTMENT POLICIES AND CRITERIA


     The Company plans to invest primarily in neighborhood, community and non-enclosed regional retail properties in major metropolitan and suburban areas. In connection with future acquisitions, the Company will analyze various factors, including, but not limited to:

          o the location, accessibitility and visibility of the property,

          o demographic profile,

          o redevelopment potential of the property,

          o the purchase price,

          o the current and historical occupancy levels of the shopping centers and of comparable properties in comparable locations,

          o the characteristics of tenants, including anchor tenants, and the terms of their leases,

          o the quality of the construction and design of improvements,

          o the relationship or fit of the shopping center with the other assets owned by the Company,

          o existing, proposed and potential competition,

          o trade area, and

          o local, regional and national economic trends.

     The Company plans to invest in properties both for income and for capital appreciation.

DISPOSITIONS

     The Company has no current intention to dispose of any of the Properties, but does reserve the right to do so if, based upon its periodic review of the Company's portfolio, it determines that such action would be in the best interests of the Company.

OTHER INVESTMENTS

     Subject to the percentage of ownership limitations and gross income and asset tests necessary for REIT qualification (see 'Federal Income Tax Considerations'), the Company may also invest in securities of concerns engaged in real estate activities or securities of other issuers. The Company may also invest in the securities of other issuers in connection with acquisitions of indirect interest in properties (normally general or limited partnership interests in special purpose partnerships owning properties). The Company may in the future acquire some, all or substantially all of the securities or assets of, or may capitalize or recapitalize, other REITs or similar entities where such investment would be consistent with the Company's investment policies. However, the Company does not anticipate investing in issuers of securities (other than REITs in order to acquire interests in real property) for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. The Company may also acquire loans secured by properties, including properties that the Company desires to ultimately acquire. In addition, the Company may acquire minority or controlling joint venture interests in properties. In any event, the Company does not intend that its investments in securities will require the Company to register as an 'investment company' under the Investment Company Act of 1940, and the Company intends to divest securities before any such registration would be required. The Company has not and does not intend to engage in material trading, underwriting, agency distribution or sale of securities of other issuers.

FINANCING

     At September 30, 1997, after giving effect to the consummation of the Formation Transactions, the Company would have a Debt-to-Total Capitalization Ratio of approximately 70% (assuming a Net Asset Value of $50.00 per share of Common Stock). See 'Capitalization' and the Company's Pro Forma Condensed Combined Financial Statements elsewhere in this Proxy Statement/Prospectus. The Company currently intends to adhere to a policy of maintaining a Debt-to-Total Capitalization Ratio (based on total market capitalization) of not more than 50% after completion of an Offering. No assurance can be given in this regard, however, and the organizational documents of the Company do not limit the amount or percentage of indebtedness that it may incur. The Company may from time to time reevaluate its debt financing policy accordingly. As a result, the Company may increase its Debt-to-Total Capitalization Ratio beyond the limits described above. See 'Risk Factors--Risks Associated with Debt Financing--No Limitation on Debt.' If the Board of Directors determines that additional funding is required, the Company may raise such funds through additional equity offerings, debt financing or retention of cash flow (subject to provisions in the Code concerning taxability of undistributed income), or a combination of these methods.

     Indebtedness incurred by the Company may be in the form of purchase money obligations to the sellers of properties, or in the form of publicly or privately placed debt instruments, financing from banks, institutional investors, or other lenders, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in the Property. Such indebtedness may be recourse, non-recourse or cross-collateralized and, if recourse, such recourse may include the Company's general assets and, if non-recourse, may be limited to the particular property to which the indebtedness relates. In addition, the Company may invest in properties subject to existing loans secured by mortgages, deeds of trust or similar liens on the properties, or may refinance properties acquired on a leveraged basis. The proceeds from any borrowings by the Company may be used for working capital, to purchase additional partnership interests in partnerships or joint ventures in which the Company participates, to refinance existing indebtedness or to finance acquisitions, expansion or development of new properties. The Company may also incur indebtedness for other purposes when, in the opinion of the Board of Directors, it is advisable to do so. In addition, the expected size of the Company's distributions may not allow the Company, using only cash flow from operation, to fund 100% of (i) the tenant allowances associated with renewal or replacement of current tenants as their leases expire and (ii) the retirement of all of its debt when due, and therefore, the Company may borrow to meet the taxable income distribution requirements under the Code if the Company does not have sufficient cash available to meet those distribution requirements.

     The Company intends to finance acquisitions with the most appropriate sources of capital, which may include undistributed Funds from Operations, the issuance of equity securities including through the operation of any dividend reinvestment plan adopted by the Company, the sale of assets, bank and other institutional borrowings and the issuance of debt securities.

     The Company does not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but mortgage financing instruments may, and usually do, limit additional indebtedness on such properties.

EQUITY CAPITAL

     The Board of Directors has the authority, without shareholder approval, to issue additional shares of Common Stock and Preferred Stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on such terms and for such consideration it deems appropriate, including in exchange for property. Existing shareholders will have no preemptive right to shares of Common Stock or other shares of capital stock issued in any offering, and any such offering might cause a dilution of a stockholder's investment in the Company. Although it has no current plans to do so, the Company may in the future issues securities in connection with acquisitions.

WORKING CAPITAL RESERVES

     The Company will seek to maintain working capital reserves (and when not sufficient, access to borrowings) in amounts that the Board of Directors determines to be adequate to meet normal contingencies in connection with the operation of the Company's business and investments. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources.'

ANNUAL REPORTS

     The Company has not issued annual reports to shareholders. Following the consummation of the Formation Transactions, the Company will issue annual reports, and other reports to shareholders, as required by the United States securities laws, and will include annual financial statements certified by independent public accountants.


OTHER POLICIES

     The Company may, under certain circumstances, purchase shares of Common Stock in the open market or in private transactions with its shareholders, if such purchases are approved by the Board of Directors. The Board of Directors has no present intention of causing the Company to repurchase any such shares, and any such action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT. The Company may also institute dividend reinvestment programs.

     The Company has adopted certain policies to reduce or eliminate potential conflicts of interest. Following consummation of the Formation Transactions, any transaction between the Company and Philips Private Company must be approved by a majority of the Independent Directors. 'Independent Directors' means those members of the Board of Directors who are not officers or employees of the Company, or directors, officers or employees of Philips Private Company or their respective affiliates or any of their predecessors. In addition, the Company has adopted a policy prohibiting any loans from the Company to the Philips Private Company. Except as set forth above and the other transactions described herein between the Company and such parties, any transaction between the Company and any officer or director or principal shareholder (including any loan to or borrowing from any such officer, director or principal shareholder or any acquisition of assets or other property from or sale of assets or other property to any such officer, director or principal shareholder) must be approved by a majority of the disinterested directors.

     The Company's policies with respect to all activities described may be reviewed and modified from time to time by the Board of Directors without the vote of the shareholders and the Board of Directors may, without the approval of shareholders, alter the Company's investment, acquisition, financing and other policies if it determines in the future that such a change is in the best interest of the Company and its shareholders.

     At all times, however, the Company intends to make investments in such a manner as to be consistent with the requirement of the Code to qualify as a REIT unless, because of circumstances or changes in the Code (or in the Treasury Regulations), the Board of Directors, with the consent of a majority the holders of the Common Stock, determines to revoke the Company's REIT election.

                                   MANAGEMENT

BOARD OF TRUSTEES OF NATIONAL

     The current Board of Trustees of National are:

NAME                                                                   AGE
--------------------------------------------------------------------   ---

Peter M. Stein, Managing Trustee....................................   45
Jay W. Goldman, Trustee.............................................   51
Robert R. Reibstein, Trustee........................................   41

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The Board of Directors of the Company is comprised of seven directors, four of whom are Independent Directors.

     The Board of Directors is responsible for the general policies of the Company and the general supervision of the Company's activities conducted by its officers, agents, advisors, managers or independent contractors, as may be necessary in the course of the Company's business.

     The directors and executive officers of the Company (each of whom will serve as such following consummation of the Formation Transactions) are as follows:


                                                                                                 DIRECTOR
                                                                                                 TERM
NAME                                         AGE    POSITION                                     EXPIRES
------------------------------------------   ----   ------------------------------------------   --------
Philip Pilevsky...........................     51   Director, Chairman of the Board and Chief      2001
                                                      Executive Officer
Louis J. Petra............................     44   Director and President                         1999
Sheila Levine.............................     40   Director, Chief Operating Officer,             2000
                                                      Executive Vice President and Secretary
Brian J. Gallagher........................     41   Chief Financial Officer, Director of            N/A
                                                      Acquisitions and Treasurer
Andrew Aberham............................     39   Director of Leasing                             N/A
Arnold Penner.............................     61   Director                                       2001
A.F. Petrocelli...........................     54   Director                                       2000
Elise Jaffe...............................     42   Director                                       1999
Robert Grimes.............................     53   Director                                       2001



     Philip Pilevsky. Mr. Pilevsky is Chairman of the Board, Chief Executive Officer and a Director of the Company, and has served as Chief Executive Officer and President of Philips International Holding Corp. since its formation in 1982. Mr. Pilevsky has been involved in the real estate business for 25 years, including the development, leasing, management, operation, acquisition and disposition of commercial properties. Together with Ms. Levine, he founded the entities that now comprise Philips International Holding Corp. and its affiliates. Mr. Pilevsky is a nationally recognized member of the real estate community, providing the Company with strategic leadership and a broadly-based network of relationships. Outside the business world he is renowned as an educator, author in the field of international relations and frequent commentator for Fox 5 and CNBC. Mr. Pilevsky received a Bachelor of Arts degree from C.W. Post College and a Masters Degree of Arts and a Masters Degree of Education from Columbia University. Mr. Pilevsky is the brother of Ms. Levine.


     Louis J. Petra. Mr. Petra is President and a Director of the Company. Prior to joining the Company, he served as Chief Financial Officer, Vice President and Treasurer of Kimco Realty Corporation from July 1984 through June 1997. Mr. Petra has extensive experience in the financial management, administration and control of public and private real estate companies, with particular knowledge of the shopping center industry and the REIT structure. Mr. Petra received a Bachelor of Science in Accounting from St. John's University and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

     Sheila Levine. Ms. Levine is Chief Operating Officer, Executive Vice President and a Director of the Company, and has served as Chief Operating Officer and Executive Vice President of Philips International Holding Corp. since 1992. Ms. Levine coordinates and supervises the daily overall operations of the Company including acquisitions, development, property management, finance and asset management, construction, leasing and marketing for each property in the Company's portfolio. Ms. Levine is responsible for property development, which entails setting the management direction from pre-construction planning to the marketing and leasing strategies of the ground-up construction project. She has been involved in the real estate business for 18 years and, together with Mr. Pilevsky, founded the entities that now comprise Philips International Holding Corp. and its affiliates. Ms. Levine received a Bachelor of Science in Business Administration from Hofstra University's School of Business in 1979. Ms. Levine is the sister of Mr. Pilevsky.

     Brian J. Gallagher. Mr. Gallagher is Chief Financial Officer and Director of Acquisitions of the Company, and has served as the Director of Finance and Acquisitions of Philips International Holding Corp. since 1989. Mr. Gallagher is primarily responsible for capital deployment and capital management of the Company, including obtaining financing and structuring and negotiating acquisitions and joint ventures. Since joining Philips Private Company, he has been responsible for transactions valued at over $1 billion. Prior to joining the Company, Mr. Gallagher held positions in commercial real estate finance with Credit Alliance Corporation and National Westminister Bank USA where he was responsible for project finance and major account relationships. He received a Bachelor of Science and a Master's degree in City and Regional Planning from Ohio State University.

     Andrew Aberham. Mr. Aberham is Director of Leasing of the Company. Mr. Aberham has been responsible for marketing, development and leasing of the Philips Private Company retail portfolio since 1995, including leasing and negotiating over 300 retail lease transactions. From 1986 to 1995, Mr. Aberham served as leasing director for Irving & Sol Goldman, et al., during which time he negotiated over 500 lease transactions, leasing in excess of 2.5 million square feet. Mr. Aberham received a Bachelor of Arts degree from the State University of New York at Oneonta, and has received additional degrees in real estate investment and construction management from New York University.


     Arnold Penner. Arnold Penner is a Director of the Company. For the past thirty years Mr. Penner has been active in the real estate market as a real estate broker and investor in a diverse portfolio of properties, including office buildings, retail properties and garages. Mr. Penner is a Director of United Capital Corp., an American Stock Exchange listed company specializing in the investment and management of real estate assets and the manufacturing and sale of knitted wire, antenna and transformer products to a global customer base. Mr. Penner also is involved with several philanthropic organizations devoted to children's education.


     A.F. Petrocelli. Mr. Petrocelli is a Director of the Company. He has served as Chairman of the Board and Chief Executive Officer of United Capital Corp. since December 1987 and President since 1991. Mr. Petrocelli currently owns over 65% of United Capital and has been a Director of United Capital since 1981. United Capital is an American Stock Exchange listed company specializing in the investment and management of real estate assets and the manufacture and sale of knitted wire, antenna and transformer products to a global customer base. Mr. Petrocelli also serves on the Board of Directors of Prime Hospitality Corp., a New York Stock Exchange listed company, and Nathan's Famous Inc.

     Elise Jaffe. Ms. Jaffe is a Director of the Company. Ms. Jaffe has served as Senior Executive Vice President of Real Estate for Dress Barn, Inc., a major women's apparel retailer owning approximately 725 stores within the United States, since 1994. She has been with Dress Barn for 15 years and serves on its Executive Committee. Ms. Jaffe is on the Advisory Board of the International Council of Shopping Centers/Value Retail News and is Vice President and the Treasurer of the Paul Taylor Dance Foundation. Ms. Jaffee graduated magna cum laude from Tufts University with a Bachelor of Arts in English and Psychology.

     Robert Grimes. Mr. Grimes is a Director of the Company. He has served as President of RS Grimes Co., Inc., an investment company, since September 1987. Mr. Grimes has also been a Director and Executive Vice President of Auto-By-Tel Corporation since July 1996. From April 1981 to March 1987, Mr. Grimes was a partner with the investment firm of Cowen & Company. Mr. Grimes holds a Bachelor of Science from Wharton School of Commerce and Finance at the University of Pennsylvania and an L.L.B. from the University of Pennsylvania Law School.

     Each of the directors serves from the date of his or her election until the annual meeting of shareholders relating to the election of such class of directors. A director may be removed only for cause and only upon the affirmative vote of shareholders holding at least two-thirds of the outstanding shares of Common Stock. See 'Certain Provisions of Maryland Law and the Company's Charter and By-Laws--Number of Directors; Removal; Filling Vacancies.'

     The executive officers are chosen by and serve at the discretion of the Board of Directors. See '--Executive Compensation.'

COMPENSATION OF DIRECTORS

     Initially each director who is not an executive officer of the Company will be paid $10,000 per year plus $750 for attendance in person at each meeting of the Board of Directors, $500 for attendance in person at each meeting of a committee thereof, if such meeting is held on a day other than the day of a Board meeting, and $250 for each telephonic meeting participation. Each director who is not an executive officer of the Company will also receive a grant of options to purchase 4,000 shares of Common Stock under the Company's Stock Option Plan (as defined below) upon his or her initial election to the Board, which vest equally on the first, second and third anniversaries of the date of such grant. See '--Stock Option Plan.' Executive Officers of the Company will not be compensated for their services as directors. Each director will be reimbursed for expenses relating to attendance at meetings of the Board of Directors or any committee thereof.


     Each of Messrs. Penner, Petrocelli and Grimes and Ms. Jaffe will be granted options prior to consummation of the Formation Transactions in connection with his or her initial election to the Board of Directors.


COMMITTEES OF THE BOARD OF DIRECTORS

     Audit Committee. Promptly following the consummation of the Formation Transactions, the Board will establish an Audit Committee that will consist of at least two Independent Directors and will not include any members of management. The Audit Committee will be established to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review any recommendations made by the Company's auditors regarding the Company's accounting methods and the adequacy of its systems of internal accounting control. The Audit Committee members will initially be Mr. Petrocelli and Ms. Jaffe.


     Compensation Committee. Promptly following the consummation of the Formation Transactions, the Board intends to establish a Compensation Committee that will consist of not less than two Independent Directors. The Compensation Committee will determine compensation for the Company's executive officers, in addition to administering the Company's Stock Option Plan and making recommendations to the directors with respect to the Company's compensation policies. The Compensation Committee members will initially be Ms. Levine and Messrs. Penner and Grimes.


EXECUTIVE COMPENSATION

     The following table below sets forth the annual base salary rates and other compensation expected to be paid in 1998 to the Company's Chief Executive Officer and each of the Company's three other executive officers who are expected to have a total annual salary in excess of $100,000 (collectively, the 'Named Executive Officers'). The Company has entered into, or will enter into prior to consummation of the Formation Transactions, an employment agreement with three of its executive officers as described below. See '--Employment Agreements.'


                                                                               1998 BASE       OPTIONS
NAME                                          TITLE                           SALARY RATE     GRANTED(1)
-------------------------------------------   ----------------------------    ------------    ----------
Philip Pilevsky............................   Chief Executive Officer           $      0          96,000
Louis J. Petra.............................   President                         $175,000          40,000(2)
Sheila Levine..............................   Chief Operating Officer           $175,000          40,000(2)
                                              and Executive Vice President
Brian J. Gallagher.........................   Chief Financial Officer           $150,000          10,000(3)


------------------
(1) All options will be granted pursuant to the Company's Stock Option Plan and will be exercisable at a price per share equal to $50.00. The number of options and exercise price per share will be adjusted appropriately in the event of an Offering.

(2) Upon the completion of an Offering (and following any related stock splits and anti-dilution adjustments), such number shall increase to a minimum of 100,000 options to purchase shares of Common Stock.


(3) Upon the completion of an Offering (and following any related stock splits and anti-dilution adjustments), such number shall increase to a minimum of 25,000 options to purchase shares of Common Stock.

EMPLOYMENT AGREEMENTS

     Sheila Levine Employment Agreement. Ms. Levine will enter into an employment agreement with the Company (the 'Levine Employment Agreement'), effective as of consummation of the Formation Transactions, providing for an initial term of three years, subject to automatic one-year extensions. Ms. Levine's annual base salary is $175,000, with annual increases in the discretion of the Board of Directors or Compensation Committee of the Board of Directors. Ms. Levine is also entitled to receive a minimum of twenty-five (25%) of the annual bonus pool, with the amount of the Company's annual bonus pool to be determined in the discretion of the Board of Directors. In addition, the Company will issue Ms. Levine options which entitle Ms. Levine to acquire 40,000 shares of Common Stock (increasing to a minimum of 100,000 shares of Common Stock upon completion of an Offering and following any related stock splits and anti-dilution adjustments) under the Company's Stock Option Plan (as defined below), which options vest 33 1/3% on each of the first, second and third anniversaries of the Levine Employment Agreement. Ms. Levine is required to devote substantially all of her business time to the affairs of the Company. Ms. Levine is entitled to a continuation of her annual base salary and bonus through the end of her employment period should the Company terminate her employment other than for cause, should she terminate her employment for good reason or should there be a change in control. In addition, upon such a termination or upon a change in control, the vesting of all options and restricted share awards granted shall be accelerated.


     Louis J. Petra Employment Agreement. Mr. Petra will enter into an employment agreement with the Company (the 'Petra Employment Agreement'), effective as of September 2, 1997, providing for a term of five years four months. Mr. Petra's initial base salary is $175,000, with an increase to $200,000 for the 2001 calendar year and $225,000 for the 2002 calendar year. Mr. Petra is also entitled to receive a portion of the Company's annual bonus pool to be determined in the discretion of the Board of Directors. Mr. Petra will receive at the closing of the Formation Transactions options to purchase 40,000 shares of Common Stock (increasing to a minimum of 100,000 shares of Common Stock upon completion of an Offering and following any related stock splits and anti-dilution adjustments) under the Company's Stock Option Plan, with 25% of the options vesting on December 31 of each of 1999, 2000, 2001 and 2002. In addition, upon closing of an Offering, the Company shall loan on a non-recourse basis to Mr. Petra $1,000,000, the proceeds of which shall be used to simultaneously purchase newly issued Common Stock (the 'Acquisition Loan'). The Acquisition Loan shall be forgiven in two $500,000 installments on December 31, 2000 and December 31, 2002. Mr. Petra is entitled to receive dividends on the Common Stock purchased with the proceeds of the Acquisition Loan, net of interest which accrues on the outstanding balance of such loan at 6% per annum. Mr. Petra is required to devote substantially all of his business time to the affairs of the Company and is subject to customary non-competition provisions. If a $100,000,000 public equity offering has not occurred on or before June 1, 1998, either party may terminate Mr. Petra's employment between June 1, 1998 and September 1, 1998, in which case Mr. Petra shall receive a severance payment equal to $7,500 for each month elapsed from August 1, 1997 through the date of termination. Either party may terminate the Petra Employment Agreement on or after December 31, 2000, in which event Mr. Petra shall receive his accrued but unpaid salary through his termination date, the balance of his options shall fully vest, a pro-rata portion (based upon the number of days Mr. Petra's employment was extended beyond December 31, 2000) of the $500,000 outstanding balance of the Acquisition Loan shall be forgiven and the repayment of any remaining outstanding balance thereafter shall be accelerated. If Mr. Petra's employment is terminated for any reason other than for cause or with good reason between June 1, 1998 and December 31, 2000, Mr. Petra shall be entitled to continuation of his salary through December 31, 2000, a pro rata bonus payment, forgiveness of $500,000 of the Acquisition Loan and the repayment of the outstanding balance thereafter shall be accelerated. In addition, Mr. Petra shall have a fully vested non-forfeitable right to any options or restricted shares granted to him. If Mr. Petra is actively employed on the date of a change in control, the full outstanding balance of the Acquisition Loan shall be forgiven, all options and restricted share awards shall be fully vested and the noncompetition provisions shall no longer apply. If such a change in control occurs between June 1, 1998 and December 31, 2000 and Mr. Petra's employment is terminated by the Company or its successor on or after the date of the change in control, Mr. Petra shall be entitled to receive a pro-rata bonus payment and continuation of his salary through December 31, 2000.



     Brian J. Gallagher Employment Agreement. The Company expects to enter into an employment agreement with Mr. Gallagher, effective as of consummation of the Formation Transactions, which will provide, among other things, for (i) a three year term and an initial base salary of $150,000, (ii) Mr. Gallagher's participation in the Company's annual bonus pool, with the amount of such bonus pool to be determined in the discretion of the

Board of Directors, and (iii) the grant of options to acquire 10,000 shares of Common Stock (increasing to a minimum of 25,000 shares of Common Stock upon completion of an Offering and following any related stock splits and anti-dilution adjustments) under the Company's Stock Option Plan, which options vest 33 1/3% on each of the first, second and third anniversaries of the Gallagher employment agreement.


     Each of the employment agreements will be governed by the laws of the State of New York. Under New York law, a company cannot specifically enforce an employment agreement with respect to continued services but may sue for money damages and seek other relief in the event that an employee materially breaches its employment agreement.

     The foregoing summaries of the Levine Employment Agreement and the Petra Employment Agreement are qualified in their entirety by reference to the terms of the respective agreements, copies of the forms of which have been filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part. Copies of each of the employment agreements may be examined, and copies obtained, as set forth under the caption 'Available Information.'

     Although the Company does not expect to enter into an employment agreement with Mr. Pilevsky, Mr. Pilevsky will have a significant ownership interest in the Company through his ownership of 10,660 shares of Common Stock (approximately 22.4% of the outstanding shares of Common Stock, excluding interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants), 964,641 Units representing approximately 62.5% of the outstanding shares of Common Stock (including interests redeemable or convertible therefor and the exercise of outstanding warrants), and the grant of 96,000 options to purchase Common Stock which vest over a three-year period. In addition, Mr. Pilevsky will be subject to a non-compete agreement which will limit his ability to engage in certain real estate activities. See 'Management Agreement and Non-Competition Agreement--Non-Competition Agreement.'

STOCK OPTION PLAN

     Effective immediately prior to consummation of the Formation Transactions, the Company intends to adopt the Philips International Realty Corp. 1997 Stock Option and Long-Term Incentive Plan (the 'Stock Option Plan') for the purpose of attracting, retaining and maximizing the performance of executive officers and key employees, attracting and retaining individuals with renown, ability and intelligence to serve the Company as directors and consultants, and providing a direct link between the compensation of such individuals with increases in shareholder value. A total of 500,000 shares of the authorized shares of Common Stock (subject to adjustment) have been reserved by the Company for issuance of awards under the Stock Option Plan. The Stock Option Plan has a term of ten years.

     The Stock Option Plan provides for the grant of 'incentive stock options' within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, non-statutory stock options, and restricted stock awards. The Stock Option Plan will be administered by the Compensation Committee of the Board of Directors. The exercise price for incentive stock options and non-statutory options may not be less than 100% of the fair market value of shares of Common Stock on the date of grant (110% of fair market value in the case of incentive stock options granted to employees who hold more than 10% of the voting power of the Company's issued and outstanding shares of Common Stock).

     Options granted under the Stock Option Plan may not have a term of more than ten years (five years in the case of incentive stock options granted to employees who hold more than 10% of the voting power of the Company's issued and outstanding shares of Common Stock) and generally vest over a three-year period. Options generally terminate three months after the optionee's termination of employment by the Company for any reason other than death, disability or retirement, and are generally not transferable by the optionee other than by will or the laws of descent and distribution.

     To the extent that the aggregate fair market value of stock with respect to which 'incentive stock options' (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by an optionee during any calendar year (under the Stock Option Plan and all other incentive stock option plans of the Company, any subsidiary and any parent corporation) exceeds $100,000, such options shall be taxed as non-qualified stock options. The rule set forth in the preceding sentence shall be applied by taking options into account in the order in which they were granted. For this purpose, the fair market value of stock shall be determined as of the time that the option with respect to such stock is granted.

     The Board of Directors granted options, each with a ten-year term, to purchase up to 261,600 shares of Common Stock at an exercise price of $50.00 per share to the following directors, executive officers and employees of the

Company and the Management Company. The number of options granted and exercise prices of all outstanding options will be appropriately adjusted to reflect a public stock offering.


NAME                                                                            OPTIONS GRANTED
-----------------------------------------------------------------------------   ---------------
Philip Pilevsky..............................................................        96,000(1)
Louis Petra..................................................................        40,000(2)
Sheila Levine................................................................        40,000(1)
Brian Gallagher..............................................................        10,000(1)
Andrew Aberham...............................................................         2,000(1)
A.F. Petrocelli..............................................................         4,000(1)
Elise Jaffe..................................................................         4,000(1)
Robert Grimes................................................................         4,000(1)
Arnold Penner................................................................         4,000(1)
Management Company...........................................................        54,400(1)
Other employees..............................................................         3,200(1)
                                                                                ---------------
Total........................................................................       261,600
                                                                                ---------------
                                                                                ---------------

------------------

(1) Options will vest 33 1/3% on each of the first, second and third anniversaries of the date of such grant. Upon completion of an Offering (and following any related stock splits and anti-dilution adjustments) Ms. Levine's options shall increase to a minimum of 100,000 options to purchase shares of Common Stock and Mr. Gallagher's options shall increase to a minimum of 25,000 options to purchase shares of Common Stock.



(2) Options will vest 25% on December 31 of each of 1999, 2000, 2001 and 2002. Such options shall be granted upon the closing of the Formation Transactions. Upon the completion of an Offering (and following any related stock splits and anti-dilution adjustments), such number shall increase to a minimum of 100,000 options to purchase shares of Common Stock.


     The Stock Option Plan also provides for restricted stock awards which consist of grants of shares of Common Stock subject to a restricted period during which the restricted shares may not be sold, assigned, transferred, made subject to a gift, or otherwise disposed of, mortgaged, pledged or otherwise encumbered. At this time the Board of Directors has not granted, and does not have any plans to grant, restricted shares of Common Stock.

THE 401(K) PLAN


     Effective upon the consummation of the Formation Transactions, the Company intends to establish the Philips International Realty Corp. 401(k) Savings and Retirement Plan (the '401(k) Plan') to cover eligible employees of the Company and any designated affiliates.

     The 401(k) Plan will permit eligible employees of the Company (and any designated affiliate) to defer up to 15% of their annual compensation, subject to certain limitations imposed by the Code. The employees' elective deferrals are immediately fully vested and non-forfeitable upon contribution to the 401(k) Plan. The Company currently does not intend to make matching contributions to the 401(k) Plan; however, it reserves the right to make matching contributions and/or discretionary profit sharing contributions in the future.

     The 401(k) Plan is designed to qualify under Section 401 of the Code so that contributions by employees or by the Company to the 401(k) Plan, and income earned thereon, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made.

INDEMNIFICATION

     For a description of the limitation of liability and indemnification rights of the Company's officers and directors, see 'Certain Provisions of Maryland Law and of the Company's Charter and Bylaws.'

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain directors and executive officers of the Company (or members of their immediate families) and persons who will hold more than 5% of the outstanding shares of Common Stock (or interests redeemable therefor) have direct or indirect interests in transactions which have been or will be consummated by the Company, including the transfer of certain Properties and entities owning Properties to the Company. See 'Formation Transactions and Structure of the Company.'

TERMS OF TRANSFERS

     The terms of the transfers of the Properties (or entities owning the Properties) to the Company by the Contributing Partnerships were not determined through arm's-length negotiations. Mr. Pilevsky had a substantial economic interest in the entities transferring the Properties. In addition, Messrs. Stein and Goldman will receive the Trustees Stock and the Trustees Warrants in consideration of their efforts on behalf of National to arrange and carry out the Formation Transactions and their agreement to vote their National Shares in favor of the Transaction Agreements. See 'Risk Factors--Conflicts of Interests' and 'Formation Transactions and Structure of the Company.'

REGISTRATION RIGHTS

     For a description of certain registration rights held by the members of the Philips Group, see 'Shares Available for Future Sale--Registration Rights.'


NON-COMPETITION AGREEMENT

     The Management Company, Mr. Pilevsky and Ms. Levine have agreed that they will not acquire, develop, lease or manage any retail shopping centers in the United States other than through the Company and with respect to the Excluded Properties and passive or de minimis investments. See 'Management Agreement and Non-Competition Agreement.'

PARTNERSHIP AGREEMENT

     Concurrently with the consummation of the Formation Transactions, the Company will enter into the Partnership Agreement with the various limited partners of the Operating Partnership. See 'Partnership Agreement of Operating Partnership.' Mr. Pilevsky and Ms. Levine, who are limited partners of the Operating Partnership, are directors and officers of the Company. In addition, Mr. Pilevsky, as sole member of the Interim Managing General Partner, will control the Operating Partnership until completion of an Offering.

MANAGEMENT AGREEMENT

     Pursuant to the Management Agreement, the Management Company will provide management, development, leasing and other services with respect to the Properties for certain fees which the Company believes are comparable to those it would pay on an arms'-length basis. See 'Management Agreement and Non-Competition Agreement.'

MISCELLANEOUS
     Jeffrey Levine, the husband of Ms. Levine, is a partner at the accounting firm of Chassin Levine Rosen & Co., which firm has in the past provided accounting and consulting services with respect to the entities owning the Partnership Properties and is likely to provide similar services to the Company and Philips Private Company in the future. During the 12-month period ended December 31, 1996, the entities owning the Partnership Properties paid an aggregate of approximately $200,000 in fees to Chassin Levine Rosen & Co.
     Elise Jaffe, a Director of the Company, is also the Senior Executive Vice President of Real Estate for Dress Barn, Inc., a tenant of certain of the Properties and of certain of the Excluded Properties. During the 12-month period ended December 31, 1996, Dress Barn, Inc. paid an aggregate of approximately $300,000 in rent under leases for certain of the Partnership Properties.

BENEFITS OF THE FORMATION TRANSACTIONS TO CERTAIN EXECUTIVE OFFICERS AND THE PHILIPS GROUP
     In connection with the Formation Transactions, Mr. Pilevsky, Chief Executive Officer and Chairman of the Board of Directors of the Company, will receive Units, and Ms. Levine, Chief Operating Officer and Executive Vice President, will receive Units and certain benefits under her employment agreement with the Company. In addition, other members of the Philips Group will receive benefits in connection with the Formation Transactions. See 'Formation Transactions and the Structure of the Company--Benefits of the Formation Transactions to the Philips Group.'

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information regarding the beneficial ownership of shares of Common Stock (including Common Stock that may be issued upon redemption of Units) for (i) each person who is expected to be the beneficial owner of more than a 5% interest in the Company, (ii) each director and executive officer of the Company who beneficially owns Common Stock, and
(iii) the directors and executive officers of the Company as a group, in each case after consummation of the Formation Transactions. Except as noted below, each person has full voting and investment power over the shares indicated. Voting power includes the power to direct the voting of the shares held, and investment power includes the power to direct the disposition of shares held. The extent to which a person will hold Common Stock directly, as opposed to Units, is set forth in the footnotes below.


                                                          NUMBER OF                                      PERCENTAGE
                                                      SHARES AND UNITS          PERCENTAGE OF           OF ALL COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER                BENEFICIALLY OWNED(1)    ALL COMMON STOCK(2)    STOCK AND UNITS(1)(3)
-------------------------------------------------   ---------------------    -------------------    ---------------------
Philip Pilevsky .................................           975,301(4)               95.6                    63.1
c/o Philips International Holding Corp.
417 Fifth Avenue, 3rd Floor
New York, NY 10016

Sheila Levine ...................................           115,137(5)               67.4                     7.5
c/o Philips International Holding Corp.
417 Fifth Avenue, 3rd Floor
New York, NY 10016

Norman Stark ....................................           179,538(6)               76.3                    11.6
c/o Omni Development & Marketing
757 Third Avenue
New York, NY 10017

National Properties Investment Trust ............            32,000(7)               57.5                     2.1
32 Hanson Road
Canton Center, CT 06020

Prudential Securities Incorporated ..............            38,800(8)               41.1                     2.5
One New York Plaza
New York, NY 10292

All directors and executive officers as a
group (9 persons) ...............................         1,090,438                  96.0                    70.6


------------------

(1) Excludes options to purchase 261,600 shares of Common Stock granted to executive officers, directors, employees and consultants of the Company on or prior to consummation of the Formation Transactions.

(2) Assumes 47,660 shares of Common Stock outstanding immediately following consummation of the Formation Transactions. Assumes that all Units beneficially held by the identified person (and no other person) are redeemed for Common Stock, or that all shares of Series A Preferred Stock beneficially held by the identified person are converted into shares of Common Stock, as the case may be, and that the Trustees Warrants are all exercised for Common Stock.

(3) Assumes a total of 1,544,460 shares of Common Stock outstanding immediately following consummation of the Formation Transactions (assuming that all outstanding Units are redeemed for Common Stock (although such Units are not redeemable until the first anniversary of the issuance thereof), all shares of Series A Preferred Stock are converted into Common Stock and the Trustees Warrants are all exercised for Common Stock).

(4) Represents 10,660 shares of Common Stock and 964,641 Units.

(5) Represents 115,137 Units.

(6) Represents 179,538 Units.

(7) Represents 32,000 shares of Common Stock.


(8) Represents 1,940 shares of Series A Preferred Stock, convertible into 38,800 shares of Common Stock.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

     The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock, par value $.01 per share, and 30,000,000 shares of preferred stock, par value $.01 per share ('Preferred Stock'). Upon consummation of the Formation Transactions, 47,660 shares of Common Stock will be issued and outstanding and 1,940 shares of Series A Preferred Stock will be issued and outstanding.

     Each outstanding share of Common Stock will entitle the holder to one vote on all matters presented to stockholders for a vote, subject to the provisions of the Company's Charter regarding the ownership of shares of Common Stock in excess of the Ownership Limit described below and subject to the rights of holders of Preferred Stock, if any, to a class vote under certain circumstances. Holders of shares of Common Stock will have no preemptive rights or cumulative voting rights. All shares of Common Stock to be issued and outstanding following the consummation of the Formation Transactions will be duly authorized, fully paid, and nonassessable. Distributions may be paid to the holder of shares of Common Stock if and when declared by the Board of Directors of the Company out of funds legally available therefor. See 'Distribution Policy.'

     Under Maryland law, shareholders are generally not liable for the Company's debts or obligations. If the Company is liquidated, subject to the right of any holders of Preferred Stock to receive preferential distributions, each outstanding share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company, including debts and liabilities arising out of its status of general partner of the Operating Partnership.

     The Board of Directors will fix the attributes of any Preferred Stock that it authorizes for issuance. Since the Board of Directors has the power to establish the preferences, powers and rights of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company.

SERIES A PREFERRED STOCK

     The following description of the Series A Preferred Stock and the descriptions of certain provisions set forth elsewhere in this Proxy Statement/Prospectus are qualified in their entirety by reference to the Articles Supplementary of the Series A Preferred Stock, a copy of the form of which is filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part. A copy of the Articles Supplementary may be examined, and copies obtained, as set forth under the caption 'Available Information.'

     In connection with the Formation Transactions, a series of 1,940 shares of convertible redeemable Series A Preferred Stock, par value $0.01 per share, of the Company will be created and issued to Prudential Securities, with a stated value of $1,000.00 per share (the 'Stated Value'). The Series A Preferred Stock is convertible (based on its liquidation preference) into Common Stock at any time following the six month anniversary of the date of issuance at a conversion price of $50.00 per share of common stock, subject to adjustment for customary anti-dilution rights. On the date of issuance, the 1,940 shares of Series A Preferred Stock would be convertible into 38,800 shares of Common Stock. Dividends on the Series A Preferred Stock are cumulative and payable quarterly in arrears, at a rate per annum of nine percent (9%). If any dividend is not declared or paid on any scheduled dividend payment date, interest shall accrue on the amount of such accrued and unpaid dividend at the rate per annum of nine percent (9%) until such time as such accrued and unpaid dividend is paid in full, such interest to be paid concurrently with the payment of such accrued and unpaid dividends. No cash dividends shall be payable on the Common Stock unless and until all accrued and unpaid dividends (together with accrued interest thereon) have been paid in full.

     The Company shall have the right (by notice at least three business days prior to such occurrence) to redeem all (but not less than all) of the shares of Series A Preferred Stock outstanding upon the occurrence of an Offering, any capital reorganization or reclassification of the capital stock of the Company or consolidation or merger of the Company (in which the Company is not the surviving corporation) with, or sale of all or substantially all of its assets to, another person or entity, at a redemption price equal to the liquidation preference, unless the holder elects to convert the shares of Series A Preferred Stock into Common Stock on or prior to the date fixed for redemption. If the date fixed for redemption is prior to the six month anniversary of the date of issuance of the Series A Preferred Stock, the holder may still elect to convert all of the shares of Series A Preferred Stock prior to such date; provided, however, that the actual conversion date shall not be until the six month anniversary date of the issuance of the Series A Preferred Stock.

     In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock shall be entitled to have set apart for them, or to be paid out of the assets of the Company, before any distribution is made to or set apart for the holders of the Common Stock, an amount in cash equal to the Stated Value per share plus any accrued but unpaid dividends thereon (including interest earned thereon, if any).

     Except as otherwise specifically provided by the MGCL, the holders of shares of Series A Preferred Stock shall not be entitled to vote on any matters required or permitted to be submitted to the shareholders of the Company for their approval. While any shares of Series A Preferred Stock are outstanding, the Company shall not alter or change the rights or preferences, including the dividend, liquidation or voting rights, or the amendment or consent provisions, of the Series A Preferred Stock without the affirmative consent (given in writing or at a meeting duly called for that purpose) of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock.

     In the event any shares of Series A Preferred Stock shall be converted or redeemed, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated class or series, and shall not be issuable by the Company as Series A Preferred Stock.

     The Company may not issue additional shares of Preferred Stock whose rights, preferences, powers, privileges and restrictions, qualifications and limitations are senior to the Series A Preferred Stock without the consent of the holders of two-thirds of the Series A Preferred Stock.

RESTRICTIONS ON TRANSFER

     Ownership Limits. The Company's Charter contains certain restrictions on the number of shares of Capital Stock that individual shareholders may own. For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. The capital stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Since the Company expects to qualify as a REIT, the Company's Charter contains restrictions on the acquisition of capital stock intended to ensure compliance with these requirements.

     The Company's Charter, subject to certain exceptions, provides that no holder may own or to be deemed to own by virtue of the attribution provisions of the Code, more than 6.5% (by number of shares or value, whichever is more restrictive) of the issued and outstanding shares of Capital Stock, which percentage may be increased up to 9.8% upon resolution of the Board of Directors. The Board of Directors may exempt a person from the Ownership Limit if evidence satisfactory to the Board of Directors or the Company's tax counsel is presented that the proposed transfer of stock to the intended transferee will not then or in the future jeopardize the Company's status as a REIT. As a condition of such exemption, the intended transferee must give written notice to the Company of the proposed transfer and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Board of Directors no later than the 15th day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the Ownership Limit. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify or to continue to qualify as REIT. Any transfer of shares of Common Stock that would: (i) create a direct or indirect ownership of shares of stock in excess of the Ownership Limit; (ii) result in the shares of stock being owned by fewer than 100 persons; or (iii) result in the Company being 'closely held' within the meaning of Section 856(h) of the Code shall be null and void, and the intended transferee will acquire no rights to the shares of Capital Stock.

     The Board of Directors has exempted Mr. Pilevsky and his affiliates from the Ownership Limit following the consummation of Formation Transactions. These persons may acquire additional shares of Common Stock through the redemption of Units, through the Stock Option Plan, from other shareholders or otherwise, but in no event will they be permitted to acquire additional shares, either actually or constructively, in excess of 25% of the outstanding Capital Stock.

     Shares of capital stock owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit will automatically be deemed shares of 'Excess Stock' that will be transferred, by operation of law, to the trustee of a trust for the exclusive benefit of one or more charitable organizations described in Section 170(b)(1)(A) and 170(c) of the Code (the 'Charitable Beneficiary'). The trustee of the trust will be deemed to own the Excess Stock for the benefit of the Charitable Beneficiary on the date of the violative transfer to the original transferee-shareholder. Any dividend or distribution paid to the original transferee-shareholder of Excess Stock prior to the discovery by the Company that capital stock has been transferred in violation of the provisions of the Company's Charter shall be repaid to the trustee upon demand. Any dividend or distribution authorized and declared but unpaid shall be rescinded as void ab initio with respect to the original transferee-shareholder and shall instead be paid to the trustee of the trust for the benefit of the Charitable Beneficiary. Any vote cast by an original transferee-shareholder of shares of capital stock constituting Excess Stock prior to the discovery by the Company that shares of capital stock have been transferred in violation of the provisions of the Company's Charter shall be rescinded as void ab initio. While the Excess Stock is held in trust, the original transferee-shareholder will be deemed to have given an irrevocable proxy to the trustee to vote the capital stock for the benefit of the Charitable Beneficiary. The trustee of the trust may transfer the interest in the trust representing the Excess Stock to any person whose ownership of the shares of capital stock would be permitted under the Ownership Limit. If such transfer is made, the interest of the Charitable Beneficiary shall terminate and the proceeds of the sale shall be payable to the original transferee-shareholder and to the Charitable Beneficiary as described herein. The original transferee-shareholder shall receive the lesser of (i) the price paid by the original transferee-shareholder for the shares of capital stock that were deemed Excess Stock or, if the original transferee-shareholder did not give value for such shares (e.g., the stock was received through a gift, devise or other transaction), the average closing price for the class of shares from which such shares of capital stock originated for the ten trading days immediately preceding such sale or gift, and (ii) the price received by the trustee from the sale or other disposition of the Excess Stock held in trust. The trustee may reduce the amount payable to the original transferee-shareholder by the amount of dividends and distributions relating to the shares of Excess Stock which have been paid to the original transferee-shareholder and are owned by the original transferee-shareholder to the trustee. Any proceeds in excess of the amount payable to the original transferee-shareholder shall be paid by the trustee to the Charitable Beneficiary. Any liquidation distributions relating to Excess Stock shall be distributed in the same manner as proceeds of a sale of Excess Stock. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the original transferee-shareholder of any shares of Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the shares of Excess Stock and to hold the shares of Excess Stock on behalf of the Company.

     In addition, the Company will have the right, for a period of 90 days during the time any shares of Excess Stock are held in trust, to purchase all or any portion of the shares of Excess Stock at the lesser of (i) the price initially paid for such shares by the original transferee-shareholder, or if the original transferee-shareholder did not give value for such shares (e.g., the shares were received through a gift, devise or other transaction), the average closing price for the class of stock from which such shares of Excess Stock originated for the ten trading days immediately preceding such sale or gift, and
(ii) the average closing price for the class of stock from which such shares of Excess Stock originated for the ten trading days immediately preceding the date the Company elects to purchase such shares. The Company may reduce the amount payable to the original transferee-shareholder by the amount of dividends and distributions relating to the shares of Excess Stock which have been paid to the original transferee-shareholder and are owed by the original transferee-shareholder to the trustee. The Company may pay the amount of such reductions to the trustee for the benefit of the Charitable Beneficiary. The 90-day period begins on the later date of which notice is received of the violative transfer if the original transferee-shareholder gives notice to the Company of the transfer or, if no such notice is given, the date the Board of Directors determines that a violative transfer has been made.

     All certificates representing shares of stock will bear a legend referring to the restrictions described above.

     Each shareholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of capital stock of the Company as the Board of

Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     The Ownership Limit may have the effect of delaying, deferring or preventing a change in control of the Company.

TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for the Common Stock will be Boston EquiServe Trust Company.


                   CERTAIN PROVISIONS OF MARYLAND LAW AND OF
                       THE COMPANY'S CHARTER AND BY-LAWS

     The following paragraphs summarize certain provisions of the Maryland General Corporation Law (the 'MGCL') and the Company's Charter and By-Laws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and the Company's Charter and By-Laws, which will be filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part, for complete information.

BOARD OF DIRECTORS

     The Company's Charter provides that the number of directors of the Company may be established by the Board of Directors but may not be fewer than three. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors or, in the case of a vacancy resulting from an increase in the number of directors, by a majority of the entire Board of Directors.

     Pursuant to the Company's Charter, the directors are divided into three classes. One class will hold office initially for a term expiring at the annual meeting of shareholders to be held in 1999, another class will hold office initially for a term expiring at the annual meeting of shareholders to be held in 2000, and a third class will hold office initially for a term expiring at the annual meeting of shareholders to be held in 2001. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualified, and the directors in the other two classes will continue in office. The Company believes that classification of the Board of Directors will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors.

     The classified director provision could have the effect of making the removal of incumbent directors more time consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of shares of Common Stock will have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of shareholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

REMOVAL OF DIRECTORS

     The Company's Charter provides that a director may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. This provision, when coupled with the provision in the By-Laws authorizing the Board of Directors to fill vacant directorships, precludes shareholders form removing incumbent directors except upon a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

BUSINESS COMBINATIONS

     Under the MGCL, certain 'business combinations' (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between the Company and any person who beneficially owns 10% or more of the voting power of the Company's shares or an affiliate of the Company who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the Company's then outstanding shares (an 'Interested Stockholder') or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the Board of Directors and approved by the affirmative vote of a least (a) 80% of the votes entitled to be cast by holders of outstanding shares of the Company's voting stock and (b) two-thirds of the votes entitled to be cast by holders of outstanding shares of the Company's voting stock other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the

Company's shareholders receive a minimum price (as defined in the MGCL) for their shares of stock and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the Board of Directors prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Company has opted out of the business combination provisions of the MGCL and has provided that any decision to opt back in requires the approval of holders of a majority of the outstanding shares of Common Stock.

     In addition, the Partnership Agreement requires that any merger or sale of all or substantially all of the assets of the Operating Partnership be approved by the holders of at least 51% of the outstanding Units until such time prior to the first anniversary of the consummation of the Formation Transactions as the Company owns 67% of the partnership interests of the Operating Partnership, and thereafter, until such time as the Company owns 60% of the partnership interests in the Operating Partnership. See 'Partnership Agreement of the Operating Partnership--Rights of Limited Partners.'

CONTROL SHARE ACQUISITIONS

     The MGCL provides that 'control shares' of the Company acquired in a 'control share acquisition' have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by officers or directors who are employees of the Company. 'Control shares' are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third,
(ii) one-third or more but less than a majority or (iii) a majority of all voting power. 'Control shares' do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A 'control share acquisition' means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Directors to call a special meeting of shareholders to be held within 50 days of demand to consider voting rights for the shares. If no request for a meeting is made, the Company may itself present the question at any shareholders' meeting.

     If voting rights are not approved at the shareholders' meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then, subject to certain conditions and limitations, the Company may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the Company is a party to the transaction, or to acquisitions approved or exempted by the Company's Charter or By-Laws. Pursuant to the MGCL, the Company's By-Laws exempt the Company from these provisions of the MGCL and provides that any decision to opt back in requires the approval of holders of a majority of the outstanding shares of Common Stock.

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AMENDMENT TO THE ARTICLES OF INCORPORATION

     Pursuant to the MGCL, a corporation generally cannot dissolve, amend its articles or incorporation or merge, unless approved by the affirmative vote or the written consent of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's articles of incorporation. The Company's Charter does, in fact, provide for such a lesser percentage and provides that it may be amended by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     The Company's By-Laws provide that (a) with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by shareholders may be made only (i) pursuant to the Company's notice of the meeting, (ii) by or at the direction of the Board of Directors or (iii) by a shareholder who, among other things, is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the By-Laws, and (b) with respect to special meetings of shareholders, only the business specified in the Company's notice of meeting may be brought before the meeting of shareholders and where the Company's notice of the meeting specifies that directors are to be elected at such special meeting, nominations of persons for election to the Board of Directors may be made only
(x) pursuant to the Company's notice of the meeting, (y) by or at the direction of the Board of Directors or (z) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a shareholder who, among other things, is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the By-Laws.

     The provisions in the Company's Charter on classification of the Board of Directors, removal of directors and amendments, and the advance notice provisions of the By-Laws could have the effect of discouraging a takeover or other transaction in which the holder of some, or a majority, of the shares of Common Stock might receive a premium for their shares of Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY

     The Company's officers and directors are indemnified under Maryland law, the Charter and By-Laws of the Company and the Partnership Agreement against certain liabilities. The Charter requires the Company to indemnify its directors and officers to the fullest extent permitted from time to time by the laws of the State of Maryland. The By-Laws contain provisions which implement the indemnification provisions of the Charter.

     The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful, or the director or officer was adjudged to be liable to the corporation for the act or omission. No amendment of the Charter shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment or repeal. Maryland law permits the Company to provide indemnification to an officer to the same extent as a director, although additional indemnification may be provided if such officer is not also a director.

     The MGCL permits the articles of incorporation of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages, with specified exceptions. The MGCL does not, however, permit the liability of directors and officers to the corporation or its shareholders to be limited, to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services (to the extent such benefit or profit was received) or (2) a judgment or other final adjudication adverse to such person is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Charter contains a provision consistent with the MGCL. No amendment of the

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Charter shall limit or eliminate the limitation of liability with respect to acts or omissions occurring prior to such amendment or repeal.

     The Partnership Agreement also provides for indemnification of the Company and its officers and directors to the same extent indemnification is provided to officers and directors of the Company in its Charter, and limits the liability of the Company and its officers and directors to the Operating Partnership and its partners to the same extent liability of officers and directors of the

Company to its shareholders is limited under the Company's Charter. See 'Partnership Agreement of the Operating Partnership--Indemnification.'

     Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                        SHARES AVAILABLE FOR FUTURE SALE

GENERAL

     Upon consummation of the Formation Transactions, there will be (i) 47,660 shares of Common Stock issued and outstanding, including an aggregate of 10,660 shares of Common Stock held by Mr. Pilevsky, (ii) 1,450,000 Units of the Operating Partnership issued and outstanding, including an aggregate of 964,641 Units held by Mr. Pilevsky, and (iii) 1,940 shares of Series A Preferred Stock issued and outstanding, convertible into 38,800 shares of Common Stock. Upon consummation of the Formation Transactions, the Trustees will receive an aggregate of 5,000 shares of Common Stock and the Trustees Warrants, which are immediately exercisable, entitling them to purchase an aggregate of 8,000 shares of Common Stock. See 'Formation Transactions and Structure of the Company' and 'Principal Shareholders.'

     The Common Stock issued to Mr. Pilevsky and the Trustees, the Units, the Trustees Warrants, the shares issuable upon conversion of the Series A Preferred Stock and the shares issuable upon redemption of the Units or exercise of the Trustees Warrants (collectively, the 'Restricted Shares'), will be 'restricted' securities within the meaning of Rule 144 promulgated under the Securities Act ('Rule 144') and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144. As described below under 'Registration Rights,' the Company has granted certain holders of the Restricted Shares registration rights with respect to the shares of Common Stock underlying the Units. The Units cannot be redeemed for shares of Common Stock until one year from their date of issuance.

     In general, under Rule 144, as currently in effect, if one year has elapsed since the later of the date of acquisition of Restricted Shares from the Company or any 'affiliate' of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder thereof is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 477 shares upon consummation of the Formation Transactions) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. In addition, if two years have elapsed since the later of the date of acquisition of Restricted Shares from the Company or from any affiliate of the Company, and the acquiror or any subsequent holder thereof is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the above-described requirements.


     The Company has established the Stock Option Plan for the purpose of attracting and retaining directors, executive officers and other key employees. See 'Management--Stock Option Plan', '--Executive Compensation' and '--Compensation of Directors.' The Company intends to issue options to purchase approximately 261,600 shares of Common Stock to directors, executive officers, certain key employees and consultants upon consummation of the Formation Transactions, and has reserved 238,400 additional shares for future issuance under the Stock Option Plan. Prior to the expiration of the initial 12-month period following consummation of the Formation Transactions, the Company expects to file a registration statement with the


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Commission with respect to the Common Stock issuable under the Stock Option
Plan, pursuant to which shares may be resold without restriction, unless held by affiliates.

     There is currently no public market for the Common Stock. No prediction can be made as to the effect, if any, that future sales of Common Stock, or the availability of Common Stock for future sale or the redemption of Units will have on the market price of the Common Stock prevailing from time to time should a public market for the Common Stock be established. Sales of substantial amounts of Common Stock, the conversion of Series A Preferred Stock, the redemption of Units or the perception that such sales or redemptions could occur, could adversely affect prevailing market prices of the shares of Common Stock and impair the Company's ability to obtain additional capital through the sale of equity securities. See 'Risk Factors--Absence of Public Market for Shares.'

REGISTRATION RIGHTS

     Pursuant to the Registration Rights Agreement, the Company has granted the members of the Philips Group receiving Units in connection with the Formation Transactions certain 'shelf' registration rights (collectively, the 'Registration Rights') with respect to the shares of Common Stock acquired upon the redemption of Units (the 'Registrable Shares'). Subject to certain limitations, the Registration Rights grant such holders of Registrable Shares the opportunity to have such Registrable Shares registered by the Company on Form S-3 at any time commencing one year after the consummation of the Formation Transactions, as may be appropriate under the applicable provisions of the Securities Act. It is uncertain whether Rule 144 will apply to transfers of the Units as it is unclear whether certain tacking rules apply to the holding period of the Units prior to a redemption of such Units for Common Stock. The Company will bear expenses incident to its registration obligations upon exercise of the Registration Rights, including the payment of federal securities law and state blue sky registration fees, except that it will not bear any underwriting discounts or commissions or transfer taxes relating to registration of

Registrable Shares.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material federal income tax considerations that may be relevant to a prospective holder of shares of Common Stock. Pryor, Cashman, Sherman & Flynn, which has acted as tax counsel to the Company in connection with the formation of the Company and the Company's election to be taxed as a REIT, has reviewed the following discussion and is of the opinion that it fairly summarizes the federal income tax considerations that are likely to be material to a holder of Common Stock. This discussion and such opinion are based on current law. The following discussion is not exhaustive of all possible tax considerations. This summary does not give a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealer, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. As used in this section the term 'Company' refers solely to Philips International Realty Corp.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     General. The Company intends to make an election to be taxed as a REIT under Sections 856 through 860 of the Code commencing with the taxable year ending December 31, 1998, but may elect to qualify as a REIT as early as the taxable year ending December 31, 1997. The Company will elect REIT status for the year ending December 31, 1997, if the failure to so elect would adversely affect National's REIT status. The Company believes that, commencing with its taxable year ending December 31, 1997, it will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to

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operate in such a manner. No assurance, however, can be given that the Company will operate in a manner so as to qualify or remain qualified as a REIT.

     In the opinion of Pryor, Cashman, Sherman & Flynn, commencing with the Company's taxable year ending December 31, 1997 (assuming REIT status is elected for 1997 and, if not, for the taxable year ending December 31, 1998), and assuming the consummation of the transactions contemplated herein and a timely election for REIT status, the Company will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. This opinion is based on certain assumptions relating to the organization and operation of the Holding Partnerships in which the Operating Partnership will hold an interest, and is conditioned upon certain representations made by the Company as to certain factual matters relating to the Company's organization and intended or expected manner of operation. Pryor, Cashman, Sherman & Flynn is not aware of any facts or circumstances that are inconsistent with these assumptions and representations. The Company's qualification and taxation as a REIT will depend upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below. Pryor, Cashman, Sherman & Flynn will not review compliance with these tests on a continuing basis, and thus no assurance can be given that the Company will satisfy such tests on a continuing basis. See 'Failure to Qualify' below. The opinion of Pryor, Cashman, Sherman & Flynn is not binding upon the IRS and no assurance can be given that the IRS will not challenge the Company's eligibility for taxation as a REIT. The opinion of Pryor, Cashman, Sherman & Flynn is also based upon current law.

     The following is a general summary of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. These sections of the Code are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, the regulations promulgated thereunder ('Treasury Regulations') and administrative and judicial interpretations thereof, all of which are subject to change.

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on taxable income that it currently distributes to shareholders. This treatment substantially eliminates the 'double taxation' (at the corporate and stockholder levels) that generally results from investment in a corporation. However, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the 'alternative minimum tax' on its items of tax preference. Third, if the Company has (i) taxable income from the sale or other disposition of 'foreclosure property' (which is, in general, property acquired by the Company by foreclosure or otherwise on default on a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has taxable income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the taxable income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then, to the extent of such property's 'built-in' gain (the excess of the fair market value of such property at the time of acquisition by the Company over the adjusted basis in such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable (pursuant to Treasury Regulations that

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have not yet been promulgated). The results described above with respect to the recognition of 'built-in gain' assume that the Company will make an election pursuant to IRS Notice 88-19.

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and
(6) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. The Company anticipates issuing sufficient shares of Common Stock in sufficient proportions to allow the Company to satisfy requirements (5) and (6). In addition, the Company's Charter will provide restrictions regarding the transfer of its shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. See 'Description of Capital Stock--Restrictions on Transfer.' Pursuant to the recently enacted Taxpayer Relief Act of 1997 (the 'Act'), effective for the Company's taxable years beginning on or after January 1, 1998, so long as the Company complies with the Treasury Regulations (the 'Stock Ownership Regulations') for ascertaining the ownership of its stock, the Company will not lose its qualification as a REIT as a result of a violation of condition (6) if it neither knows nor upon exercising reasonable due diligence would have known of such violation. In addition, under prior law, the Company's failure to comply with the Stock Ownership Regulations could have resulted in its disqualification as a REIT for the taxable year of the failure. For taxable years beginning on or after January 1, 1998, the Company would be subject to a financial penalty of $25,000 ($50,000 for intentional violations) for any year in which it fails to comply with the Stock Ownership Regulations. Furthermore, if the Company could establish that its failure to comply was due to reasonable cause and not to willful neglect, no penalty would be imposed.

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company will have a calendar year taxable year.

     In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership and the Holding Partnerships in which the Operating Partnership will have an interest will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.

     Income Tests. In order to maintain qualification as a REIT, there are three gross income requirements that must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from 'prohibited transactions') for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including 'rents from real property' and, in certain circumstances, interest) or from certain types of temporary investments (the '75% Test'). Second, at least 95% of the REIT's gross income (excluding gross income from 'prohibited transactions' ) for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing (the '95% Test,' and together with the 75% Test, the 'Gross Income Tests'). Finally, for the 1997 taxable year of the Company ending on December 31, 1997, short-term gain from the sale or other disposition of stock or securities, gain from 'prohibited transactions' and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from 'prohibited transactions') for each taxable year. However, the 30% Test was repealed by the Act for taxable years beginning on or after January 1, 1988. In addition, pursuant to the Act,

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for taxable years beginning on or after January 1, 1988, except to the extent provided by regulations, 'qualifying income' for purposes of the Gross Income Tests would include payments to the Company under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by the Company to hedge its indebtedness, as well as any gain from the disposition of any of the foregoing investments.

     Rents received by the Company will qualify as 'rents from real property' in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term 'rents from real property' solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as 'rents from real property' in satisfying the gross income tests if the Company or an owner of l0% or more of the Company, actually or constructively, owns 10% or more of such tenant (a 'Related Party Tenant'). Effective for the Company's taxable years beginning on or after January 1, 1998, the constructive ownership rules for determining whether a tenant is a Related Party Tenant are modified with respect to partners and partnerships to provide that attribution between partners and partnerships occurs only when a partner owns, directly and/or indirectly, a 25%-or-greater interest in the partnership. Thus, a tenant will not be treated as a Related Party Tenant with respect to the Company if shares of the Company are owned by a partnership and a partner that owns, directly and indirectly, a less-than-25% interest in such partnership also owns an interest in the tenant. A tenant will also not be a Related Party Tenant if shareholders of the Company and owners of such tenant are partners in a partnership in which neither owns, directly and/or indirectly, a 25%-or-greater interest. Third, if rent attributable to personal property, leased in connection with a lease of real property is greater than 15% of the total rent received under the lease (the '15% Limitation'), then the portion of rent attributable to such personal property will not qualify as 'rents from real property.' The Company does not anticipate (i) charging rent for any portion of any Property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts on sales, which, as described above, is permitted), (ii) receiving rents in excess of a de minimis amount from Related Party Tenants, and (iii) deriving rent attributable to personal property leased in connection with real property in excess of the 15% Limitation. Finally, for rents received to qualify as 'rents from real property,' the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an 'independent contractor' from whom the Company derives no revenue. The 'independent contractor' requirement, however, does not apply to the extent the services provided by the Company are 'usually or customarily rendered' in connection with the rental of space for occupancy only and are not otherwise considered 'rendered to the occupant.' The Operating Partnership will provide certain services with respect to the Properties that are intended to comply with the 'usually or customarily rendered' requirement. In the case of any services that are not 'usual and customary' under the foregoing rules ('Impermissible Services'), the Company intends to employ independent contractors to perform such services.

     Pursuant to the Act, effective for its tax years beginning on or after January 1, 1998, the Company may render a de minimis amount of Impermissible Services to tenants, or in connection with the management of property, without having otherwise qualifying rents from the property being disqualified as 'rents from real property.' The receipt of income in respect of such Impermissible Services ('Impermissible Services Income') does not disqualify otherwise qualifying income from real property as 'rents from real property' so long as the Impermissible Services Income from the property does not exceed 1% of the Company's gross income from the property for that tax year. To qualify for this 1% exception, the Impermissible Services may not be valued at less than 150% of the Company's direct cost of service. The amount of any Impermissible Services Income, however, is not treated as 'rents from real property' for purposes of the 75% and 95% Gross Income Tests and, accordingly, must be considered together with other nonqualifying income for puposes of satisfying the Gross Income Tests.

     The Operating Partnership may receive fees in consideration of the performance of management and administrative services with respect to Properties that are not owned entirely by the Operating Partnership. Although a portion of such management and administrative fees generally will not qualify under the Gross Income Tests, the Company believes that the aggregate amount of such fees (and any Impermissible Services or other non-qualifying income) in any taxable year will not cause the Company to fail the Gross Income Tests.

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     If the Company fails to satisfy one or both of the Gross Income Tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in '--General,' even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

     Effective for taxable years beginning on or after January 1, 1998, property that is involuntarily converted will be excluded from the 'prohibited transaction' rules.

     Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets (including its allocable share of real estate assets held by (i) the Operating Partnership and partnerships or limited liability companies in which the Operating Partnership owns an interest or (ii) 'qualified REIT subsidiaries' of the Company) must be represented by real estate assets, stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company, cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities. The 5% test must generally be met for any quarter in which a REIT acquires securities of an issuer.

     A REIT which meets the foregoing asset tests at the close of any quarter will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter (including as a result of the REIT increasing its interest in any partnership in whcih the REIT is a partner), the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If the Company failed to cure noncompliance with the asset tests within such time period, the Company would cease to qualify as a REIT.

     Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of the Company's 'REIT taxable income' (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. In addition, if the Company disposes of any Built-In Gain Asset during the Recognition Period, the Company could be required, pursuant to Treasury Regulations that have not yet been promulgated, to distribute at least 95 percent of any Built-In Gain (after tax) recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its 'REIT taxable income,' as adjusted, it will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates. As discussed below, shareholders of the Company for taxable years of the Company beginning on or after January 1, 1998, would receive a tax credit for the corporate level taxes paid by the Company on any undistributed capital gains. See 'Taxation of Domestic Shareholders' below. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of
(i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax (the 'Excise Tax') on the excess of such required distribution over the amounts actually distributed.

     As discussed more completely below under 'Taxation of Domestic Shareholders,' the Company may elect pursuant to the Act for its taxable years beginning on or after January 1, 1998, to retain any long-term capital gain recognized during a taxable year ('Retained Gains') and pay a corporate level tax on such Retained Gains.

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The Retained Gains are then considered to have been distributed to holders of
Common Stock. It is unclear whether any Retained Gains would be treated as having been actually distributed for purposes of the Excise Tax. Absent public guidance from the IRS or the adoption of corrective statutory provisions, if Retained Gains were not treated as being actually distributed, any Retained Gains possibly could be subject to the Excise Tax.


     The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Partnership Agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of non-cash deductions. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may, or may cause the Operating Partnership to, arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds non-cash deductions, the Operating Partnership may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying 'deficiency dividends' to shareholders in a later year that may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends, however, the Company will be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

     Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF SHAREHOLDERS

     Taxation of Taxable Domestic Shareholders. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. Although the matter is not entirely free from doubt, it appears that, pursuant to the Act, the portion of any such distributions designated as capital gain dividends attributable to gain recognized after July 28, 1997 with respect to capital assets held by the Company for more than 18 months on the date of sale will be treated as long-term capital gain taxable at a maximum rate of 20% (or 25% to the extent any such gain arises from the recapture of straight-line depreciation deductions reflected in the basis of real property that has been held by the Company for more than 18 months as of the date of sale) and any remaining portion of such capital gain dividends will be treated as long-term capital gain taxable at a maximum rate of 28%. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares of Common Stock, but rather will reduce the adjusted basis of such shares. Assuming a shareholder holds his shares of Common Stock as a capital asset, any such distributions in excess of a shareholder's adjusted basis in his shares of Common Stock will be included in income as long-term

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capital gain taxable at a maximum rate of 20% if the gain is recognized after
July 28, 1997 and the shares have been held for more than 18 months at the time of sale, long-term capital gain taxable at a maximum rate of 28% if the shares have been held for more than one year but not more than 18 months and short-term capital gain taxable at a maximum rate of up to 39.6% if the shares been held for only one year or less. To the extent that such distributions exceed the adjusted basis of a stockholder's shares of Common Stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by the Company in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Shareholders may not include in their individual income tax any net operating losses or capital losses of the Company.

     As indicated above, pursuant to the Act, the Company may elect, for taxable years of the Company beginning on or after January 1, 1998, to retain gains recognized by it and pay a corporate level tax on the undistributed amounts. The maximum rate of tax applicable to corporate capital gains is 35%. To the extent the Company recognized corporate level long-term capital gains which it retained rather than distributing, a shareholder owning shares of Common Stock on December 31 of the year in which such Retained Gains were recognized would be required to include his proportionate share of the Retained Gains (as designated by the Company in a notice mailed to the shareholder within the first 60 days of the next year) in income for that year as long-term capital gain. Each shareholder would be deemed to have paid a proportionate share of the amount of tax paid by the Company with respect to the Retained Gains and would be allowed a credit or refund for the tax deemed to be paid by him. Shareholders receiving any such Retained Gains would increase their adjusted tax basis in their shares of Common Stock by an amount equal to the Retained Gains included in their income reduced by the amount of Company level tax deemed to have been paid by them.

     In general, any loss upon a sale or exchange of shares of Common Stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gain.

     Backup withholding. The Company will report to its domestic shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to the Company. See '--Taxation of Foreign Shareholders' below.

     Taxation of Tax-Exempt Shareholders. Based upon published rulings by the IRS, distributions by the Company to a shareholder that is a tax exempt entity will not constitute 'unrelated business taxable income' ('UBTI'), provided that the tax exempt entity has not financed the acquisition of its shares with 'acquisition indebtedness' within the meaning of the Code and the shares are not otherwise used in an unrelated business or trade of the tax exempt entity.

     In applying the REIT stock ownership test under the Code, a 'qualified trust' (generally a pension trust or profit-sharing trust) is treated as holding the shares of a REIT in proportion to their actuarial interests in such qualified trust, and thus permits certain pension trusts to acquire more concentrated ownership of a REIT. A 'qualified trust' owning more than 10% of a REIT must treat a percentage of dividends from the REIT as UBTI. The percentage is determined by dividing the REIT's gross income derived from an unrelated trade or business for the year by the gross income of the REIT for the year in which the dividends are paid. If this percentage is less than five percent, however, dividends are not treated as UBTI. In general, the UBTI rule applies to a REIT where the REIT qualifies as a REIT by reason of the above modification of the stock ownership test and (i) one

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qualified trust owns more than 25% of the value of the REIT; or (ii) a group of qualified trusts, each holding more than 10% of the value of the REIT, collectively own more than 50% of the value of the REIT.


     Taxation of Foreign Shareholders. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, 'Non-U.S. Shareholders') are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in Common Stock, including any reporting requirements.

     Accordingly, the discussion does not address all aspects of U.S. federal income tax and does not address state, local or foreign tax consequences (including treaty benefits, if any, that may be available in certain instances) that may be relevant to a Non-U.S. Shareholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that the Company qualifies for taxation as a REIT. Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in Common Stock, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. However, if income from the investment in the shares of Common Stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax if the stockholder is a foreign corporation). The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is 'effectively connected' income.

     Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares of Common Stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares of Common Stock as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, such distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

     Under proposed Treasury Regulations, withholding procedures would be revised. Should the proposal be adopted, withholding generally would be at either 31 percent or 30 percent unless a new Form W-8 is filed with the Company by the beneficial owner to establish entitlement to treaty benefits or exemption based upon the income being 'effectively connected'. In some instances, additional documentation might be required from the beneficial owner, including an individual taxpayer identification number from the IRS and a certification of tax status from the tax authorities of the beneficial owner's country of residence.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ('FIRPTA'). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Shareholders would be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands

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of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption.
The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of Common Stock generally will not be taxed under FIRPTA if a REIT is a domestically controlled REIT, defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that the Company will be a 'domestically controlled REIT,' and therefore the sale of Common Stock will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the Common Stock is 'effectively connected' with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a 'tax home' in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of Common Stock were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax, possible withholding tax and a special alternative minimum tax in the case of nonresident alien individuals).

     New Withholding Regulations. Final regulations pertaining to withholding tax on income paid to foreign persons and related matters (the 'New Withholding Regulations') were issued by the Treasury Department on October 6, 1997 and published in the Federal Register on October 14, 1997. In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. For example, the New Withholding Regulations adopt a certification rule which was in the proposed regulations, under which a foreign shareholder who wishes to claim the benefit of an applicable treaty rate with respect to dividends received from a United States corporation will be required to satisfy certain certification and other requirements. In addition, the New Withholding Regulations require a corporation that is a REIT to treat as a dividend the portion of a distribution that is not designated as a capital gain dividend or return of basis and apply the 30% withholding tax (subject to any applicable deduction or exemption) to such portion, and to apply the FIRPTA withholding rules (discussed above) with respect to the portion of the distribution designated by the REIT as capital gain dividend. The New Withholding Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. THE DISCUSSION SET FORTH ABOVE IN 'TAXATION OF FOREIGN SHAREHOLDERS' DOES NOT TAKE THE NEW WITHHOLDING REGULATIONS INTO ACCOUNT. PROSPECTIVE FOREIGN SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE NEW WITHHOLDING REGULATIONS.

OTHER TAX CONSIDERATIONS

     Effect on REIT Qualification of Tax Status of Operating Partnership and Other Partnerships. Substantially all of the Company's investments will be held through the Operating Partnership, which in turn will hold interests in other partnerships. These partnerships may involve special tax risks, including the possible challenge by the IRS of (i) allocations of income and expense items, which could affect the computation of taxable income of the Company, and (ii) the status of the partnerships as partnerships (as opposed to associations taxable as corporations) for income tax purposes. This partnership status risk should be substantially diminished by Treasury Regulations issued on December 17, 1996, permitting election of partnership status effective January 1, 1997 by the filing of Form 8823 or in certain other ways specified in the new Regulations. With respect to the Company's existing partnership investments, the new Regulations provide that (1) previously claimed partnership status, if supported by a reasonable basis for classification, will generally be respected for all periods prior to January 1, 1997; and (2) previously claimed partnership status will generally be retained after January 1, 1997, unless an entity elects to change its status by filing a formal election. The Company believes that it has a reasonable basis for the classification of the Operating Partnership, the Contributing Partnerships and the Holding Partnerships as partnerships for federal income tax purposes and has neither filed nor does the Company intend to file an election to be treated otherwise. If any of the partnerships elected to be treated as an association, they would be taxable as corporations. In such a situation, if the Company's ownership interest in any of the partnerships exceeded 10% of the partnership's voting interests or the value of such interest exceeded

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5% of the value of the Company's assets, the Company would cease to qualify as a

REIT. Furthermore, in such a situation, distributions from any of the partnerships to the Company would be treated as dividends, which are not taken into account in satisfying the 75% 'gross income test' described above and which could therefore make it more difficult for the Company to meet the 75% asset test described above. Finally, in such a situation the Company would not be able to deduct its share of losses generated by any of the partnerships in computing its taxable income. See '--Taxation of the Company--Failure to Qualify' above for a discussion of the effect of the Company's failure to meet such tests for a taxable year. The Company believes that the partnerships in which it owns interests have been and will continue to be treated as partnerships (rather than as associations taxable as corporations) for federal income tax purposes. However, no assurance can be given that the IRS may not successfully challenge the status of any partnerships.

     Tax Allocations With Respect to Contributed Properties.   Pursuant to
Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with the unrealized gain associated with the property at the time of the contribution. The amount of such unrealized gain is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (the 'Book-Tax Difference'). In general, the fair market value of the interests in the various Partnerships contributed to the Operating Partnership will be substantially in excess of their adjusted tax bases. The partnership agreements of each of the Operating Partnership and the Holding Partnerships require that allocations attributable to each item of contributed property be made so as to allocate the tax depreciation available with respect to such property first to the partners other than the partner that contributed the property, to the extent of, and in proportion to, their book depreciation, and then, if any tax depreciation remains, to the partner that contributed the property. Upon the disposition of any item of contributed property, any gain attributable to an excess at such time of basis for book purposes over basis for tax purposes would be allocated for tax purposes to the contributing partner. These allocations are intended to be consistent with the Treasury Regulations under Section 704(c) of the Code.

     In general, the Philips Group will be allocated disproportionately lower amounts of depreciation deductions for tax purposes relative to their percentage interests in the Operating Partnership, and disproportionately greater shares relative to their percentage interests in the Operating Partnership of the taxable income and gain on the sale by the Partnerships of one or more of the contributed properties. These tax allocations will tend to reduce or eliminate the Book-Tax Difference over the life of the Partnerships. The partnership agreements of the Operating Partnership and the Holding Partnerships will adopt the 'traditional method' of allocating items under Section 704(c) of the Code, unless otherwise agreed to between the Company and the contributing partner. Under the traditional method the amounts of the special allocations of depreciation and gain under the special rules of Section 704(c) of the Code will be limited by the so-called 'ceiling rule' and will not always eliminate the Book-Tax Difference on an annual basis or with respect to a specific transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the partnerships will cause the Company to be allocated less depreciation than would be available for newly purchased properties.


     State and Local Taxes. The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Common Stock of the Company.

                              ERISA CONSIDERATIONS

     The following is a summary of material considerations arising under the Employee Retirement Income Security Act of 1974, as amended ('ERISA'), and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a prospective purchaser (including, with respect to the discussion contained below in '--Status of the Company, the Operating Partnership and the Holding Partnerships under ERISA', to a prospective purchaser that is not an employee benefit plan, another tax-qualified retirement plan or an individual retirement account ('IRA')). This discussion does not purport to deal with all aspects of ERISA or Section 4975 of the Code or, to the extent not pre-empted, state law that may be relevant to particular employee benefit plan

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shareholders (including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of
Section 4975 of the Code, and governmental plans and church plans that are exempt from ERISA and Section 4975 of the Code but that may be subject to state law requirements) in light of their particular circumstances.

     A FIDUCIARY MAKING THE DECISION TO INVEST IN SHARES OF COMMON STOCK ON BEHALF OF A PROSPECTIVE PURCHASER WHICH IS AN ERISA PLAN, A TAX-QUALIFIED RETIREMENT PLAN, AN IRA OR OTHER EMPLOYEE BENEFIT PLAN IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER ERISA,
SECTION 4975 OF THE CODE, AND (TO THE EXTENT NOT PRE-EMPTED) STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP OR SALE OF SHARES OF COMMON STOCK BY SUCH PLAN OR IRA.

EMPLOYEE BENEFIT PLANS, TAX-QUALIFIED RETIREMENT PLANS AND IRAS

     Each fiduciary of an employee benefit plan subject to Title I of ERISA (an 'ERISA Plan') should carefully consider whether an investment in shares of Common Stock is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require (i) an ERISA Plan's investments to be prudent and in the best interests of the ERISA Plan, its participants and beneficiaries, (ii) an ERISA Plan's investments to be diversified in order to reduce the risk of large losses, unless it is clearly prudent not to do so, (iii) an ERISA Plan's investments to be authorized under ERISA and the terms of the governing documents of the ERISA Plan and (iv) that the fiduciary not cause the ERISA Plan to enter into transactions prohibited under Section 406 of ERISA. In determining whether an investment in shares of Common Stock is prudent for purposes of ERISA, the appropriate fiduciary of an

ERISA Plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA Plan's portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA Plan, taking into consideration the risk of loss and opportunity for gain (or other return) from the investment, the diversification, cash flow and funding requirements of the ERISA Plan, and the liquidity and current return of the ERISA Plan's portfolio. A fiduciary should also take into account the nature of the Company's business, the length of the Company's operating history and other matters described under 'Risk Factors.'

     The fiduciary of an IRA or of an employee benefit plan not subject to Title I of ERISA because it is a governmental or church plan or because it does not cover common law employees (a 'Non-ERISA Plan') should consider that such an IRA or Non-ERISA Plan may only make investments that are authorized by the appropriate governing documents, not prohibited under Section 4975 of the Code and permitted under applicable state law.

STATUS OF THE COMPANY, THE OPERATING PARTNERSHIP AND THE HOLDING PARTNERSHIPS UNDER ERISA

     In determining whether the fiduciary requirements of ERISA and the prohibited transactions provisions of ERISA and the Code apply to an entity's operations because one or more investors in the entity's equity interest is an ERISA Plan or is a Non-ERISA Plan or IRA subject to Section 4975 of the Code, it is necessary to determine whether such plan or IRA is deemed also to own a undivided interest in the assets of that entity under Department of Labor regulations defining 'plan assets' (the 'DOL Regulation'). An ERISA Plan fiduciary should also consider the relevance of these principles to ERISA's prohibition on improper delegation of control over or responsibility for 'land assets' and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, permits (by action or inaction) the occurrence of, or fails to remedy a known breach by another fiduciary. The DOL Regulation provides that if such a plan or IRA acquires 'publicity offered securities' sold pursuant to an effective registration statement under the Securities Act and subsequently registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, which are widely held by at least 100 holders independent of the issuer and each other and freely transferable, such plan or IRA would not be deemed to own an undivided interest in the assets of such entity. The DOL Regulation provides that whether a security is 'freely transferable' is a factual question based on all facts and circumstances.

                                 OTHER BUSINESS

     The Board of Trustees does not intend to bring any other matters before the Meeting and does not know of any matters to be brought before the Meeting by others. If any other matter should come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy on behalf of the shareholders they represent in accordance with their best judgment.

     Proxies are being solicited on behalf of the Board of Trustees. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement/Prospectus, will be borne by National and reimbursed by the Company. In addition to solicitation by use of the mails, proxies may be solicited by the Trustees of National in person or by telephone, telegram or other means of communication. The Trustees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding the proxy solicitation material to beneficial owners of National Shares held of record by such persons, and National may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, The Herman Group, Inc. has been engaged to solicit proxies on behalf of National for a fee of $10,000, excluding any additional expenses which might be incurred.

                                    EXPERTS

     The financial statements of Philips International Realty Corp. as of September 30, 1997, the combined financial statements of The Philips Company as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, and the statements of revenues and certain expenses of the Merrick/Mill Basin Properties for each of the three years in the period ended December 31, 1996, all appearing in this Proxy Statement/Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of National Properties Investment Trust as of December 31, 1996 and 1995 and for each of the two years in the period ended December 31, 1996, all appearing in this Proxy Statement/Prospectus and Registration Statement, have been audited by Bernardi, Alfin & Koos, L.L.C., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of National Properties Investment Trust as of December 31, 1994 and for the year then ended, appearing in this Proxy Statement/Prospectus and Registration Statement, have been audited by Kostin, Ruffkess & Company, LLC, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Formation Transactions as well as certain legal matters described under 'Federal Income Tax Considerations' will be passed upon for the Company by Pryor, Cashman, Sherman & Flynn, New York, New York. Legal matters relating to Maryland law, including the validity of the issuance of shares of the Common Stock offered hereby, will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland. Legal matters relating to Massachusetts law as well as certain legal matters described under 'Formation Transactions and Structure of the Company--Certain Federal Income Tax Consequences' will be passed upon for National by Bingham

Dana LLP, Boston, Massachusetts.

                       GLOSSARY OF CERTAIN DEFINED TERMS

     Affiliate means (i) any person directly or indirectly controlling, controlled by or under common control with another person, (ii) any person owning or controlling 5% or more of the outstanding voting securities or beneficial interests of such other person, (iii) any officer, retired officer, director, trustee, employee or general partner of such person and (iv) if such other person is an officer, director, trustee or partner of another entity, then the entity for which that person acts in any such capacity.

     Book-Tax Difference means the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution.

     Board of Directors means the Board of Directors of the Company.

     Board of Trustees means the Board of Trustees of National.

     By-Laws mean the Company's Amended and Restated By-Laws.

     Capital Stock means the capital stock of the Company.

     Charter means the Company's Amended and Restated Articles of Incorporation.

     Closing means the closing of the transactions contemplated by the Contribution and Exchange Agreement.

     Code means the Internal Revenue Code of 1986, as amended.

     Commission means the Securities and Exchange Commission.

     Common Stock means the common stock, $.01 par value per share, of the Company.

     Company means Philips International Realty Corp., a Maryland corporation.

     Contributing Partnerships mean certain contributing partnerships or limited liability companies affiliated with Philips Private Company that will contribute the Partnership Properties pursuant to the Contribution and Exchange Agreement.

     Contribution and Exchange Agreement means the Contribution and Exchange Agreement, dated as of August 11, 1997, among National, the Board of Trustees, the Company, the Operating Partnership and the Contributing Partnerships.

     Control share acquisition means the acquisition of Control shares, subject to certain exceptions.

     Control shares mean those voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority of all voting power; provided, however that 'Control shares' do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval.

     Counsel means Pryor, Cashman, Sherman & Flynn, counsel to the Company.

     Debt-to-Total Capitalization Ratio means the ratio of total debt of the Company to the sum of the aggregate Net Asset Value plus the total debt of the Company.

     Declaration of Trust means the Restated Declaration of Trust of National.

     DOL Regulation means Department of Labor regulations.

     ERISA means the Employee Retirement Income Security Act of 1974, as amended.

     ERISA Plan means an employee benefit plan subject to Title I of ERISA.

     Exchange Act means the Securities Exchange Act of 1934, as amended.

     Excluded Properties means those retail shopping center properties beneficially owned and controlled by the principals of Philips Private Company that will not be transferred to the Company in the Formation Transactions.

     Executive Officers means Mr. Philip Pilevsky, Ms. Sheila Levine, Mr. Louis Petra and Mr. Brian Gallagher.

     FIRPTA means the Foreign Investment in Real Property Tax Act of 1980.

     Formation Transactions mean the transactions resulting in the formation of the Company and the Operating Partnership, including the contribution of nine properties by the Philips Group and the acquisition of the National Property.

     GLA means gross leasable area.

     Holding Partnerships means certain newly formed limited partnerships which will receive, pursuant to the Contribution and Exchange Agreement, fee title to the Properties located in New York and Connecticut and the general partnership interests of those Contributing Partnerships that are general partnerships.

     Interested Stockholder means any person who beneficially owns 10% or more of the voting power of the Company's shares or an affiliate of the Company who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the Company's then outstanding shares.

     Independent Directors means those members of the Board of Directors of the Company who are not officers or employees of the Company, or directors, officers or employees of Philips Private Company or their respective affiliates or any of their predecessors.

     Interim Managing General Partner means Philips International Realty, LLC, a Delaware limited liability company.

     IRA means an individual retirement account.

     Management Agreement means a management agreement by and among the Company, the Operating Partnership and the Management Company.

     Management Company means Philips International Holding Corp., an affiliate of Philips Private Company.

     MBCL means the Massachusetts Business Corporation Law.

     Meeting means the Meeting of Shareholders of National to be held on December 30, 1997, at the offices of Pryor, Cashman, Sherman & Flynn, 410 Park Avenue, New York, New York 10022, at 3:00 p.m., local time, and any adjournment thereof.

     MGCL means the Maryland General Corporation Law.

     NAREIT means the National Association of Real Estate Investment Trusts.

     National means National Properties Investment Trust, a Massachusetts business trust, f/k/a Richard Roberts Real Estate Growth Trust I.

     National Property means the Lake Mary, Florida shopping center property owned by National.

     National Shares means shares of beneficial interest of National.

     Net Asset Value means the pro forma net asset value of the Company at the closing of the Formation Transactions, after taking into account all allocated expenses in connection therewith, determined as set forth in 'Formation Transactions and Structure of the Company--Calculation of Net Asset Value'.

     Non-Competition Agreement means the non-competition agreement by and among the Operating Partnership, the Company, the Management Company, Mr. Pilevsky and Ms. Levine.

     Non-ERISA Plan means an employee benefit plan not subject to Title I of ERISA because it is a governmental or church plan or because it does not cover common law employees.

     Non-U.S. Shareholders mean nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders.


     Offering means one or more public offerings or private equity placements of securities of the Company with gross proceeds aggregating in excess of $25 million.

     Operating Partnership means Philips International Realty, L.P., a Delaware limited partnership.

     Opinion means the opinion of Prudential Securities.

     Ownership Limit means the restriction contained in the Company's Charter providing that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than 6.5% (by number or value, whichever is more restrictive) of the outstanding shares of Capital Stock of the Company.

     Partnership Agreement means the Agreement of Limited Partnership of the Operating Partnership.

     Partnership Properties mean the interests and/or assets of certain partnerships, limited liability companies and affiliates of the Philips Group in a portfolio of nine shopping center properties to be contributed to the Company pursuant to the Contribution and Exchange Agreement.

     Philips Group means Philip Pilevsky and certain other persons who will receive Units in connection with the contribution of properties of, or partnership or membership interests in, the Contributing Partnerships.

     Philips Private Company means a private real estate firm controlled by Mr. Philip Pilevsky.

     Philips Subs mean newly formed wholly owned subsidiaries of the Company which will receive, pursuant to the Contribution and Exchange Agreement, all of the general partnership interests or managing membership interests in those Contributing Partnerships that are limited partnerships or limited liability companies and which do not own fee title to Properties located in New York and Connecticut.

     Preferred Stock means the 30,000,000 shares of preferred stock, par value $.01 per share, of the Company.

     Properties mean the National Property and the Partnership Properties.

     Proxy Statement/Prospectus means this Proxy Statement and Prospectus.

     Prudential Securities means Prudential Securities Incorporated

     Record Date means the close of business on December 4, 1997.

     Registrable Shares mean the shares of Common Stock acquired upon the redemption of Units.


     Registration Rights mean the certain 'shelf' registration rights with respect to the Registrable Shares granted by the Company to the members of the Philips Group receiving Units in connection with the Formation Transactions.

     Registration Rights Agreement means the Registration Rights Agreement between the Company and the holders of the Units to be entered into upon consummation of the Formation Transactions.

     Registration Statement means the Company's registration statement on Form S-4 filed with the Commission under the Securities Act with respect to the securities offered pursuant to the Proxy Statement/Prospectus.

     REIT means a real estate investment trust.

     Related Party Tenant means a tenant of which the Company or an owner of l0% or more of the Company, directly or constructively, owns 10% or more.

     Restricted Shares mean the Common Stock issued to Mr. Pilevsky and the Trustees, the Units, the Trustees Warrants and the shares issuable upon redemption of the Units or exercise of the Trustees Warrants.

     Rule 144 means Rule 144 promulgated under the Securities Act.

     Securities Act means the Securities Act of 1933, as amended.

     Series A Preferred Stock means the convertible redeemable Series A Preferred Stock, liquidation preference $1,000 per share, of the Company.

     Surviving Partnership means the surviving entity of a merger or other combination of assets involving the Company and another entity in which substantially all of the assets directly or indirectly owned by the surviving entity are held directly or indirectly by the Operating Partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with the Operating Partnership.

     Termination Transaction means the Company's merger, consolidation or other combination with or into another person, the Company's sale of all or substantially all of its assets or any reclassification, recapitalization or change of the Company's outstanding equity interests.

     Transaction Agreements mean the Contribution and Exchange Agreement and the amendment to the Declaration of Trust.

     Treasury Regulations mean the regulations promulgated under the Code.

     Trustees means each of the members of the Board of Trustees of National.


     Trustees Securities means the Trustees Stock and the Trustees Warrants.

     Trustees Stock means the 5,000 shares of Common Stock issued to Messrs. Stein and Goldman pursuant to the Contribution and Exchange Agreement.

     Trustees Warrants mean warrants issued to Messrs. Stein and Goldman pursuant to the Contribution and Exchange Agreement to purchase an aggregate of 8,000 shares of Common Stock at an exercise price of $25.00 per share.

     UBTI means unrelated business taxable income.

     Unaffiliated Shareholders means the shareholders of National who are not Affiliates of National.

     Units mean the units of limited partnership interests of the Operating Partnership.

                         INDEX TO FINANCIAL INFORMATION

NATIONAL PROPERTIES INVESTMENT TRUST
  Financial Statements:
    Accountants' Review Report.............................................................................    F-2
    Comparative Balance Sheet as of September 30, 1997 (unaudited) and December 31, 1996...................    F-3
    Comparative Statement of Operations for the Quarters and Nine Months Ended September 30, 1997 and 1996
     (unaudited)...........................................................................................    F-4
    Comparative Statement of Changes in Shareholders' Equity for the Nine Months Ended September 30, 1997
     and 1996..............................................................................................    F-5
    Comparative Statement of Cash Flows for the Nine Months ended September 30, 1997 and 1996..............    F-6
    Notes to the Financial Statements......................................................................    F-7
    Reports of Independent Auditors........................................................................   F-11
    Comparative Balance Sheet as of December 31, 1996 and 1995.............................................   F-13
    Comparative Statement of Operations for the Years Ended December 31, 1996, 1995 and 1994...............   F-14
    Comparative Statement of Changes in Shareholders' Equity for the Years Ended December 31, 1996, 1995
     and 1994..............................................................................................   F-15
    Comparative Statement of Cash Flows for the Years Ended December 31, 1996, 1995 and 1994...............   F-16
    Comparative Schedule of Rental Expenses for the Years Ended December 31, 1996, 1995
      and 1994.............................................................................................   F-17
    Notes to the Financial Statements......................................................................   F-18
    Schedule III, Real Estate and Accumulated Depreciation as of December 31, 1996.........................   F-24

  PHILIPS INTERNATIONAL REALTY CORP.
    Pro Forma Condensed Financial Statements (unaudited):
      Pro Forma Condensed Balance Sheet as of September 30, 1997...........................................   F-27
      Pro Forma Condensed Statements of Operations for the Year Ended December 31, 1996....................   F-29
      Pro Forma Condensed Statements of Operations for the Nine Months Ended September 30, 1997............   F-29
    Historical
      Report of Independent Auditors.......................................................................   F-40
      Balance Sheet as of September 30, 1997...............................................................   F-41
      Statement of Operations and Deficit for the Period August 31, 1997 (inception) to September 30,
       1997................................................................................................   F-42
      Statement of Cash Flows for the Period August 31, 1997 (inception) to September 30, 1997.............   F-43
      Notes to Financial Statements........................................................................   F-44

  PHILIPS INTERNATIONAL REALTY L.P.
    Pro Forma Condensed Financial Statements (unaudited)
      Pro Forma Condensed Balance Sheet as of September 30, 1997...........................................   F-30
      Pro Forma Condensed Statement of Operations for the Year Ended December 31, 1996.....................   F-32
      Pro Forma Condensed Statement of Operations for the Nine Months Ended September 30, 1997.............   F-32

  EQUITY INVESTEES
    Pro Forma Condensed Financial Statements (unaudited)
      Pro Forma Condensed Combined Balance Sheet as of September 30, 1997..................................   F-33
      Notes to Pro Forma Condensed Combined Balance Sheet..................................................   F-34
      Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 1996............   F-36
      Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 1997....   F-37
      Notes to Pro Forma Condensed Combined Statement of Operations........................................   F-38


  THE PHILIPS COMPANY
    Combined Financial Statements:
      Report of Independent Auditors.......................................................................   F-46
      Combined Balance Sheets as of September 30, 1997 (unaudited) and December 31, 1996
        and 1995...........................................................................................   F-47
      Combined Statements of Income for the Nine Months Ended September 30, 1997 and 1996 (unaudited) and
       for the Years Ended December 31, 1996, 1995 and 1994................................................   F-48
      Combined Statements of Owners' Deficit for the Nine Months Ended September 30, 1997 (unaudited) and
       for the Years Ended December 31, 1996, 1995 and 1994................................................   F-49
      Combined Statements of Cash Flows for the Nine Months Ended September 30, 1997 and 1996 (unaudited)
       and for the Years Ended December 31, 1996, 1995 and 1994............................................   F-50
      Notes to Combined Financial Statements...............................................................   F-51
      Schedule III--Real Estate and Accumulated Depreciation as of December 31, 1996.......................   F-62

  MERRICK COMMONS AND MILL BASIN PLAZA PROPERTIES
    Combined Statement of Revenue and Certain Expenses
      Report of Independent Auditors.......................................................................   F-64
      Combined Statements of Revenues and Certain Expenses for the Nine Months Ended
        September 30, 1997 and 1996 (unaudited) and for the Years Ended December 31, 1996, 1995 and 1994...   F-65
      Notes to Combined Statements of Revenues and Certain Expenses........................................   F-66

                  [letterhead of Bernardi, Alfin & Koos, LLC.]


Trustees
National Properties Investment Trust
P.O. Box 148
Canton Center, Connecticut 06020

     We have reviewed the accompanying balance sheet of National Properties Investment Trust as of September 30, 1997 and the related statements of operations for the quarter and nine months ended September 30, 1997 and 1996, and changes in shareholders' equity and cash flows for the nine months ended September 30, 1997 and 1996, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of National Properties Investment Trust.

     A review of interim financial information consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

     We have previously audited, in accordance with generally accepted auditing standards, the balance sheet as of December 31, 1996, and the related statements of operations, shareholders' equity and cash flows for the year then ended (not presented herein). In our reports dated March 18, 1997 and October 7, 1997, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying balance sheet as of December 31, 1996 is fairly stated in all material respects in relation to the balance sheet from which it has been derived.

                                          Respectfully submitted,
                                          /s/ Bernardi, Alfin & Koos, L.L.C.
                                          BERNARDI, ALFIN & KOOS, L.L.C.
                                          Certified Public Accountants


[West Hartford, Connecticut]
November 5, 1997

                      NATIONAL PROPERTIES INVESTMENT TRUST
                           CANTON CENTER, CONNECTICUT
                           COMPARATIVE BALANCE SHEET
                         SEE ACCOUNTANTS' REVIEW REPORT

                                                                                      SEPTEMBER
                                                                                         30,         DECEMBER 31,
                                                                                         1997            1996
                                                                                     ------------    ------------
                                      ASSETS
Investments in real estate and personal property..................................   $  1,006,333    $    948,583
Cash and cash equivalents.........................................................         14,492          44,403
Receivables.......................................................................         22,121          18,248
Other assets......................................................................         24,681          39,633
                                                                                     ------------    ------------
Total assets......................................................................   $  1,067,627    $  1,050,867
                                                                                     ------------    ------------
                                                                                     ------------    ------------

                                   LIABILITIES
Accounts payable and accrued expenses.............................................   $     36,509    $     53,107
Security deposits held and prepaid rent...........................................         26,958          20,821
Mortgage payable..................................................................        549,636         571,258
                                                                                     ------------    ------------
Total liabilities.................................................................        613,103         645,186
                                                                                     ------------    ------------

                               SHAREHOLDERS' EQUITY
Shares of beneficial interest, no par value, unlimited authorization, shares
  issued and outstanding were 749,276 in 1997 and 718,860 in 1996.................     11,791,866      11,754,966
Accumulated deficit...............................................................    (11,337,342)    (11,349,285)
                                                                                     ------------    ------------
Total shareholders' equity........................................................        454,524         405,681
                                                                                     ------------    ------------
Total liabilities and shareholders' equity........................................   $  1,067,627    $  1,050,867
                                                                                     ------------    ------------
                                                                                     ------------    ------------

    The accompanying notes are an integral part of the financial statements.

                      NATIONAL PROPERTIES INVESTMENT TRUST
                           CANTON CENTER, CONNECTICUT
                      COMPARATIVE STATEMENT OF OPERATIONS
                         SEE ACCOUNTANTS' REVIEW REPORT

                                                                      FOR THE QUARTER       FOR THE NINE MONTHS
                                                                    ENDED SEPTEMBER 30,     ENDED SEPTEMBER 30,
                                                                    --------------------    --------------------
                                                                      1997        1996        1997        1996
                                                                    --------    --------    --------    --------
Property operations:
  Gross rental income............................................   $ 92,636    $ 81,828    $268,323    $260,265
  Rental expenses................................................    (62,306)    (61,690)   (182,268)   (184,054)
  General and administrative expenses............................    (28,705)    (21,890)    (74,643)    (73,933)
                                                                    --------    --------    --------    --------
     Net income (loss) from property operations..................      1,625      (1,752)     11,412       2,278
Other income (expense):
  Interest income................................................        134         309         531       1,342
                                                                    --------    --------    --------    --------
Net income (loss)................................................   $  1,759    $ (1,443)   $ 11,943    $  3,620
                                                                    --------    --------    --------    --------
                                                                    --------    --------    --------    --------

Income per share of beneficial interest..........................   $     --    $     --    $   0.02    $   0.01
                                                                    --------    --------    --------    --------
                                                                    --------    --------    --------    --------

Average number of shares of beneficial interest..................    749,276     718,860     742,394     718,860
                                                                    --------    --------    --------    --------
                                                                    --------    --------    --------    --------

    The accompanying notes are an integral part of the financial statements.

                      NATIONAL PROPERTIES INVESTMENT TRUST
                           CANTON CENTER, CONNECTICUT
            COMPARATIVE STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                         SEE ACCOUNTANTS' REVIEW REPORT

                                                                 FOR THE NINE MONTHS        FOR THE NINE MONTHS
                                                                 ENDED SEPTEMBER 30,        ENDED SEPTEMBER 30,
                                                                        1997                       1996
                                                               -----------------------    -----------------------
                                                               SHARES        AMOUNT       SHARES        AMOUNT
                                                               -------    ------------    -------    ------------
Shares of beneficial interest
  Balance--beginning of the period..........................   718,860    $ 11,754,966    718,860    $ 11,735,447
  Shares issued.............................................    30,416          36,900         --              --
                                                               -------    ------------    -------    ------------
Balance--end of the period..................................   749,276    $ 11,791,866    718,860    $ 11,735,447
                                                               -------    ------------    -------    ------------
                                                               -------    ------------    -------    ------------

Accumulated deficit
  Balance--beginning of the period..........................              $(11,349,285)              $(11,274,829)
  Net income................................................                    11,943                      3,620
Dividends paid..............................................                        --                    (36,339)
                                                                          ------------               ------------
Balance--end of the period..................................              $(11,337,342)              $(11,307,548)
                                                                          ------------               ------------
                                                                          ------------               ------------

    The accompanying notes are an integral part of the financial statements.

                      NATIONAL PROPERTIES INVESTMENT TRUST
                           CANTON CENTER, CONNECTICUT
                      COMPARATIVE STATEMENT OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                         SEE ACCOUNTANTS' REVIEW REPORT

                                                                                              FOR THE NINE MONTHS
                                                                                              ENDED SEPTEMBER 30,
                                                                                              --------------------
                                                                                                1997        1996
                                                                                              --------    --------
Cash flows from operating activities:
Net income.................................................................................   $ 11,943    $  3,620
                                                                                              --------    --------
Adjustments to reconcile net income to net cash provided by operating activities
  Depreciation and amortization............................................................     40,838      37,329
  Changes in assets and liabilities
     Receivables...........................................................................     (3,873)     (9,285)
     Other assets..........................................................................      8,220       4,709
     Accounts payable and accrued expenses.................................................    (16,598)      3,454
     Security deposits held and prepaid rent...............................................      6,137          --
                                                                                              --------    --------
       Total adjustments...................................................................     34,724      36,207
                                                                                              --------    --------
Net cash provided by operating activities..................................................     46,667      39,827
                                                                                              --------    --------

Cash flows from investing activities:
Purchase of personal property..............................................................    (91,856)    (17,348)
                                                                                              --------    --------

Cash flows from financing activities:
Principal payments on debt.................................................................    (21,622)    (19,167)
Proceeds from the issuance of shares.......................................................     36,900          --
Dividends paid.............................................................................         --     (36,339)
                                                                                              --------    --------
  Net cash provided by (used in) financing activities......................................     15,278     (55,506)
                                                                                              --------    --------
Net increase (decrease) in cash and cash equivalents.......................................    (29,911)    (33,027)
Cash and cash equivalents, beginning of the period.........................................     44,403     108,081
                                                                                              --------    --------
Cash and cash equivalents, end of the period...............................................   $ 14,492    $ 75,054
                                                                                              --------    --------
                                                                                              --------    --------

    The accompanying notes are an integral part of the financial statements.

                      NATIONAL PROPERTIES INVESTMENT TRUST
                           CANTON CENTER, CONNECTICUT
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION AND SUMMARY OF ACCOUNTING POLICIES

A. ORGANIZATION:

     National Properties Investment Trust (formerly Richard Roberts Real Estate Growth Trust I) (the 'Trust') was organized on January 16, 1985 as a Massachusetts Business Trust. The Trust invests directly in equity interests in commercial, industrial and/or residential properties in the United States which have income-producing capabilities and intends to hold its properties for long-term investment. The Trust currently owns a single property located in central Florida. The results of the Trust's operations depend upon the Trust's property's competitive position in its respective leasing market. The Shoppes at Lake Mary, a strip shopping center located in Lake Mary, Florida, is the Trust's sole remaining property.

B. BASIS OF PRESENTATION:

     The accompanying unaudited financial statements of the Trust have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three- and nine-month periods ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. For further information, refer to the financial statements and accompanying footnotes thereto included in the Trust's annual report on Form 10-K for the year ended December 31, 1996.

C. METHOD OF ACCOUNTING:

     The financial statements of the Trust have been prepared on the accrual basis of accounting.

D. CASH EQUIVALENTS:

     For financial statement purposes, the Trust considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

E. INCOME TAXES:

     The Trust has made for prior years, and intends to make for 1997, an election to file as a real estate investment trust (REIT) for federal tax purposes, and if so qualified, will not be taxed on earnings distributed to shareholders. Accordingly, no provision for federal income taxes has been made for the periods ended September 30, 1997 and September 30, 1996. However, the Trust is subject to state income taxes, where applicable.


F. REAL ESTATE ASSETS AND DEPRECIATION:

     The Trust recognizes impairment losses for long-lived assets, on a property by property basis, used in operations when indicators of impairment are present and the undiscounted future cash flows are not sufficient to recover the asset's carrying value. If such indicators are present, an impairment loss is recognized based on the excess of the carrying amount of the impaired asset over its fair value during the period that the indicators are present.

     For long-lived assets to be disposed of, impairment losses are recognized when the fair value of the asset, less the estimated cost to sell, is less than the carrying value of the asset measured at the time management commits to a plan to dispose of the asset. Assets are classified as assets to be disposed of when management has committed to sell and is actively marketing the property. Assets to be disposed of are carried at the lower of carrying value or fair value less cost to dispose, determined on an asset by asset basis. Depreciation is not recorded during the period in which assets are held for disposal and gains (losses) from initial and subsequent adjustments to the carrying value of the assets, if any, are recorded as a separate component of income from continuing operations.

                      NATIONAL PROPERTIES INVESTMENT TRUST
                           CANTON CENTER, CONNECTICUT
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 1--ORGANIZATION AND SUMMARY OF ACCOUNTING POLICIES--(CONTINUED)

     No impairment losses have been recognized since the Trust's adoption of Statement of Financial Accounting Standards ('SFAS') No. 121 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.'

     Depreciation was computed using the straight-line method over an estimated depreciable life of 40 years for real property, 7 years for personal property, and over the life of the related lease for tenant improvements.

G. ACCUMULATED DEFICIT:

     The accumulated deficit, reported as a reduction of Shareholders' Equity, includes net losses recognized and distributions made to Shareholders as a return of capital invested.

H. USE OF ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 2--RELATED PARTY TRANSACTIONS


     The Trust has entered into a temporary management agreement with the Managing Trustee for a one-year term. The agreement calls for the Managing Trustee to be paid $4,000 per month plus Trust related expenses. The Trust paid the Managing Trustee $12,000 and $36,000 as compensation for managing the Trust property for the quarter and nine months ended September 30, 1997, respectively. In addition, the Trust offices are located at premises owned by the Managing Trustee. No rent was charged to the Trust in the quarter and nine months ended September 30, 1997, although the Trust paid utility bills for the office of $435 and $1,571 in the quarter and nine months ended September 30, 1997, respectively.

     On March 3, 1997, the Trust issued 30,416 shares of beneficial interest to an IRA for the benefit of a Trustee of the Trust. The shares were issued for $1.2132 per share, totaling $36,900.

NOTE 3--EARNINGS PER SHARE

     Earnings per Share of Beneficial Interest are computed on the weighted average number of Shares of Beneficial Interest outstanding during the period.

NOTE 4--INVESTMENT IN REAL ESTATE AND PERSONAL PROPERTY

     The Trust purchased The Shoppes at Lake Mary, a 38,125 square foot shopping center located in Lake Mary, Florida on March 31, 1986 for $3,200,000. Pursuant to the purchase agreement, the seller guaranteed that the revenues generated by the project during the first two years of its operation would be at least equal to the aggregate of all expenses incurred in connection with the use and operation of the project during each such year plus $360,000. The seller placed $300,000 of the purchase price in an interest bearing escrow account as security for the guarantee. On September 26, 1986, the Trust released the seller from the guarantee in consideration for the funds held in escrow. The funds held in escrow were forwarded to the Trust on October 2, 1986. The basis of the property acquired has been reduced by the amount received under the terms of the cash flow guarantee. On December 31, 1991 the Trust reduced the book value of real property by $1,677,901 to its net realizable value.

     All of the Trust's property is recorded at historical cost, except for its real property which is recorded at its historical cost, less $310,762 for the reduction in basis due to the release of funds escrowed at closing, and less a $1,677,901 loss reserve to reduce the property value to its net realizable value.

                      NATIONAL PROPERTIES INVESTMENT TRUST
                           CANTON CENTER, CONNECTICUT
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 4--INVESTMENT IN REAL ESTATE AND PERSONAL PROPERTY--(CONTINUED)

     The Trust's property and equipment are as follows:


                                                                     THE SHOPPES AT LAKE MARY
                                                                   -----------------------------
                                                                   SEPTEMBER 30,    DECEMBER 31,
                                                                       1997             1996
                                                                   -------------    ------------
Land............................................................    $   313,807      $  230,299
Buildings.......................................................      1,147,584       1,147,584
Tenant improvements.............................................        219,090         210,742
Furnishings and equipment.......................................         19,544          19,544
                                                                   -------------    ------------
  Total.........................................................      1,700,025       1,608,169
Less: accumulated depreciation..................................       (693,692)       (659,586)
                                                                   -------------    ------------
Net investment in real estate and personal property.............    $ 1,006,333      $  948,583
                                                                   -------------    ------------
                                                                   -------------    ------------

NOTE 5--RECEIVABLES

     Receivables consist of the following:

                                                                      9/30/97         12/31/96
                                                                   -------------    ------------
Tenant receivables..............................................    $    22,121      $   18,248
Allowance for doubtful accounts.................................             --              --
                                                                   -------------    ------------
Tenant receivables net of allowance.............................    $    22,121      $   18,248
                                                                   -------------    ------------
                                                                   -------------    ------------

NOTE 6--MORTGAGES PAYABLE

                                                                      9/30/97         12/31/96
                                                                   -------------    ------------
Mortgage payable in monthly installments of $7,201 of principal and interest at 2% over prime on the outstanding balance. The balance of principal and interest is due in full in October
  1998. The loan is secured by a first mortgage lien on The
  Shoppes at Lake Mary..........................................    $   549,636      $  571,258
                                                                   -------------    ------------
                                                                   -------------    ------------


     The following sets forth the principal payments due on the mortgage payable for the twelve months ended:

September 30, 1998.............................................    31,528
September 30, 1999.............................................   518,108

NOTE 7--TENANT LEASES

     The Trust has entered into operating lease agreements with tenants of its rental property, which have various termination dates. Certain leases also contain provisions for inflationary increases and the pass through of a portion of operating expenses under specified circumstances. Future minimum lease payments under noncancellable operating leases are as follows:


1998..........................................................   $277,458
1999..........................................................    181,817
2000..........................................................     93,715
2001..........................................................     24,324
2002..........................................................     14,236
Thereafter....................................................     32,018
                                                                 --------
Total.........................................................   $623,568
                                                                 --------
                                                                 --------

                      NATIONAL PROPERTIES INVESTMENT TRUST
                           CANTON CENTER, CONNECTICUT
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 8--AGREEMENT FOR THE SALE OF REAL PROPERTY


     On August 11, 1997, the Trust and the Trustees entered into a Contribution and Exchange Agreement with a newly-formed entity (the 'Company') for the exchange of the Trust's sole property for 32,000 shares of common stock of the Company and the assumption of the existing mortgage note payable in the amount of $550,000 (unaudited) as of September 30, 1997. The Company is expected to qualify as a REIT and will have 10 retail properties at its inception, nine to be contributed by affiliates of the Company and one by the Trust. All shareholders of the Trust will receive a distribution of a portion of the Company stock and the remaining Company stock will be held by the Trust. The Company will pay all expenses of the Trust (including attorney's and accountants' fees) in connection with the negotiation, documentation and consummation of the formation transactions.


     The Contribution and Exchange Agreement provides terms under which the agreement may be terminated, and under certain circumstances the Trust may be required to pay a termination fee of $500,000 to $750,000 plus the expenses of the Company and the Trust incurred in connection with the formation transactions.

     Shareholders of the Trust will receive a proxy statement/prospectus pursuant to which they will be asked to approve the proposed business combination with the Company.

     It is contemplated that this transaction will be completed by December 31, 1997.

NOTE 9--CONTINGENCIES

     Salvatore R. Carabetta, an Independent Trustee, resigned on June 30, 1996. A successor Trustee was not appointed until June 16, 1997, which is greater than the 60 day period required by the Declaration of Trust for the appointment of a successor Trustee. The Declaration of the Trust requires a new Trustee to be appointed within 60 days. On June 16, 1997, Robert Reibstein was appointed as Trustee of the Trust.

     On January 6, 1996, the Managing Trustee, Peter Stein, declared a dividend without the express approval of Mr. Carabetta. Mr. Stein believes that the request for a vote sent to Mr. Carabetta twice by certified mail, and not responded to, constitutes a presence at a vote and abstention from the vote. Additionally, until June 25, 1996 when Jay Goldman was elected as Trustee of the Trust, Peter Stein, the Managing Trustee, had been acting on behalf of the Trust without the express approval of the majority of the Trustees. Peter Stein and Salvatore Carabetta were the sole remaining Trustees and since a majority of Trustees needed to be present to have a vote, both Trustees need to be present to hold a vote. On June 16, 1997, a Trustee meeting was held and the Trustees acknowledged that the Trust was operating without the full complement of Trustees and approved and ratified all actions carried out by the officers of the Trust.

     On June 16, 1997, the Trustees adopted an Amended and Restated Declaration of Trust, which provides that the Trust may choose to elect officers, including a President who shall act as Managing Trustee, and which further defines the powers and limitations of the officers of the Trust. As of September 30, 1997, no officers of the Trust have been appointed to oversee the management of the Trust.

     Management is unable to determine the effects the above events will have on the financial condition of the Trust, if any.

NOTE 10--SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION


                                                                           9-30-97    9-30-96
                                                                           -------    -------
Cash paid during the nine months ended
  Income taxes..........................................................   $    --    $    --
  Interest..............................................................   $43,187    $46,618

NOTE 11--RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform with the current year presentation.

                  [letterhead of Bernardi, Alfin & Koos, LLC.]


Trustees
National Properties Investment Trust
P.O. Box 148
Canton Center, Connecticut 06020

We have audited the accompanying balance sheet of National Properties Investment Trust as of December 31, 1996 and December 31, 1995, and the related statements of operations, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of National Properties Investment Trust as of December 31, 1994 were audited by other auditors whose reports dated March 15, 1995, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of National Properties Investment Trust as of December 31, 1996 and December 31, 1995 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. Also in our opinion, the financial statement schedules, when considered in relation to the basic financial statements, presents fairly in all material respects the information shown therein.

                                          Respectfully submitted,
                                          /s/ BERNARDI, ALFIN & KOOS, L.L.C.
                                          BERNARDI, ALFIN & KOOS, L.L.C.
                                          Certified Public Accountants


[West Hartford, Connecticut]
March 18, 1997,
except for Comparative Statement of Operations and Notes 1, 2 and 13, as to which the date of October 7, 1997

                          INDEPENDENT AUDITOR'S REPORT

The Trustees and Shareholders
National Properties Investment Trust

We have audited the accompanying statements of operations, stockholders' equity and cash flows of National Properties Investment Trust for the year ended December 31, 1994. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of operations, stockholders' equity and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of operations, stockholders' equity and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements of operations, stockholders' equity and cash flows. We believe that our audit of the statements of operations, stockholders' equity and cash flows provide a reasonable basis for our opinion.

In our opinion, the statements of operations, stockholders' equity and cash flows referred to above present fairly, in all material respects, the results of its operations and its cash flows for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the statements of operations, stockholders' equity and cash flows taken as a whole. The supplemental schedules listed in the index to item 14 are presented for purposes of complying with the Securities and Exchange Commission's rules and are not a required part of the statements of operations, stockholders' equity and cash flows. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the statements of operations, stockholders' equity and cash flows and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the statements of operations, stockholders' equity and cash flows of National Properties Investment Trust, taken as a whole.

/s/ KOSTIN, RUFFKESS & COMPANY, LLC
KOSTIN, RUFFKESS & COMPANY, LLC
West Hartford, Connecticut
March 15, 1995

                      NATIONAL PROPERTIES INVESTMENT TRUST
                           CANTON CENTER, CONNECTICUT
                           COMPARATIVE BALANCE SHEET


                                                                                             DECEMBER 31,
                                                                                     ----------------------------
                                                                                         1996            1995
                                                                                     ------------    ------------

                                     ASSETS:
Investments in real estate and personal property..................................   $    948,583    $    930,294
Cash and cash equivalents.........................................................         44,403         108,081
Receivables.......................................................................         18,248          13,911
Prepaid expenses..................................................................         21,019          22,772
Deposits..........................................................................          2,160           1,800
Deferred expenses.................................................................         16,454          25,430
                                                                                     ------------    ------------
Total assets......................................................................   $  1,050,867    $  1,102,288
                                                                                     ------------    ------------
                                                                                     ------------    ------------

                                   LIABILITIES:
Accounts payable..................................................................   $     17,307    $     18,896
Accrued expenses..................................................................         35,800           6,225
Prepaid rent and security deposits................................................         20,821          18,196
Mortgage payable..................................................................        571,258         598,353
                                                                                     ------------    ------------
Total liabilities.................................................................        645,186         641,670
                                                                                     ------------    ------------

                              SHAREHOLDERS' EQUITY:
Shares of beneficial interest, no par value, unlimited authorization, shares
  issued and outstanding were 718,496 in 1996 and 718,860 in 1995.................     11,754,966      11,754,966
Accumulated deficit...............................................................    (11,349,285)    (11,294,348)
                                                                                     ------------    ------------
Total shareholders' equity........................................................        405,681         460,618
                                                                                     ------------    ------------
Total liabilities and shareholders' equity........................................   $  1,050,867    $  1,102,288
                                                                                     ------------    ------------
                                                                                     ------------    ------------


    The accompanying notes are an integral part of the financial statements.

                      NATIONAL PROPERTIES INVESTMENT TRUST
                           CANTON CENTER, CONNECTICUT
                      COMPARATIVE STATEMENT OF OPERATIONS

                                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                                              -----------------------------------
                                                                                1996         1995         1994
                                                                              ---------    ---------    ---------
Property operations:
  Gross rental income......................................................   $ 340,768    $ 311,383    $ 293,883
  Rental expenses..........................................................    (241,778)    (214,790)    (212,679)
  General and administrative expenses......................................    (119,177)     (64,401)    (353,424)
                                                                              ---------    ---------    ---------
     Net income from property operations...................................     (20,187)      32,192     (272,220)
Other income (expense):
  Interest income..........................................................       1,589        1,260           --
                                                                              ---------    ---------    ---------
Net income (loss)..........................................................   $ (18,598)   $  33,452    $(272,220)
                                                                              ---------    ---------    ---------
                                                                              ---------    ---------    ---------
Income (loss) per share of beneficial interest.............................   $   (0.03)   $    0.05    $   (0.39)
                                                                              ---------    ---------    ---------
                                                                              ---------    ---------    ---------
Average number of shares of beneficial interest............................     718,496      718,649      693,436
                                                                              ---------    ---------    ---------
                                                                              ---------    ---------    ---------

    The accompanying notes are an integral part of the financial statements.

                      NATIONAL PROPERTIES INVESTMENT TRUST
                           CANTON CENTER, CONNECTICUT
            COMPARATIVE STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY


                                                              FOR THE YEARS ENDED DECEMBER 31,
                                          ------------------------------------------------------------------------
                                                   1996                     1995                     1994
                                          ----------------------   ----------------------   ----------------------
                                          SHARES       AMOUNT      SHARES       AMOUNT      SHARES       AMOUNT
                                          -------   ------------   -------   ------------   -------   ------------
      SHARES OF BENEFICIAL INTEREST
Balance--January 1,...................... 718,860   $ 11,754,966   714,395   $ 11,714,600   684,395   $ 11,684,600
  Shares issued..........................      --             --       847            847    30,000         30,000
  Contributed capital....................      --             --        --         39,519        --             --
  Corrections of errors..................    (364)            --     3,618             --        --             --
                                          -------   ------------   -------   ------------   -------   ------------
Balance--December 31,.................... 718,496   $ 11,754,966   718,860   $ 11,754,966   714,395   $ 11,714,600
                                          -------   ------------   -------   ------------   -------   ------------
                                          -------   ------------   -------   ------------   -------   ------------
           ACCUMULATED DEFICIT
Balance--January 1,......................           $(11,294,348)            $(11,327,800)            $(11,055,580)
  Net income (loss)......................                (18,598)                  33,452                 (272,220)
  Dividends paid.........................                (36,339)                      --                       --
                                                    ------------             ------------             ------------
Balance--December 31,....................           $(11,349,285)            $(11,294,348)            $(11,327,800)
                                                    ------------             ------------             ------------
                                                    ------------             ------------             ------------


    The accompanying notes are an integral part of the financial statements.

                      NATIONAL PROPERTIES INVESTMENT TRUST
                           CANTON CENTER, CONNECTICUT
                      COMPARATIVE STATEMENT OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                 1996        1995         1994
                                                                               --------    ---------    ---------
Cash flows from operating activities:
  Net income (loss).........................................................   $(18,598)   $  33,452    $(272,220)
                                                                               --------    ---------    ---------
     Adjustments to reconcile net income (loss) to net cash provided by
       (used in) operating activities:
       Depreciation and amortization........................................     50,899       46,131       45,338
       Issuance of shares of beneficial interest in lieu of cash............         --           --       30,000
     Changes in assets and liabilities:
       Receivables..........................................................     (4,337)       1,510       24,884
       Prepaid expenses.....................................................      1,753       13,188       89,980
       Deferred expenses....................................................         --      (26,927)       4,516
       Other................................................................       (360)      12,957       (3,444)
       Accounts payable.....................................................     (1,589)     (57,119)      30,070
       Accrued expenses.....................................................     29,575          414       (3,392)
       Prepaid rent and security deposits...................................      2,625       (3,056)         487
       Due to Advisor.......................................................         --      (85,481)          --
                                                                               --------    ---------    ---------
       Total adjustments....................................................     78,566      (98,383)     218,439
                                                                               --------    ---------    ---------
Net cash provided by (used in) operating activities.........................     59,968      (64,931)     (53,781)
                                                                               --------    ---------    ---------
Cash flows from investing activities:
  Purchase of personal property.............................................    (60,212)     (30,113)      (7,300)
                                                                               --------    ---------    ---------

Cash flows from financing activities:
  Principal payments on debt................................................    (27,095)    (400,253)     (26,395)
  Mortgage proceeds.........................................................         --      600,000           --
  Dividends paid............................................................    (36,339)          --           --
  Proceeds from note........................................................         --           --       45,848
                                                                               --------    ---------    ---------
Net cash provided by (used in) financing activities.........................    (63,434)     199,747       19,453
                                                                               --------    ---------    ---------
Net increase (decrease) in cash and cash equivalents........................    (63,678)     104,703      (41,628)
Cash and cash equivalents, beginning of the year............................    108,081        3,378       45,006
                                                                               --------    ---------    ---------
Cash and cash equivalents, end of the year..................................   $ 44,403    $ 108,081    $   3,378
                                                                               --------    ---------    ---------
                                                                               --------    ---------    ---------

    The accompanying notes are an integral part of the financial statements.

                      NATIONAL PROPERTIES INVESTMENT TRUST
                           CANTON CENTER, CONNECTICUT
                    COMPARATIVE SCHEDULE OF RENTAL EXPENSES

                                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                                                --------------------------------
                                                                                  1996        1995        1994
                                                                                --------    --------    --------
Rental Expenses:
  Personnel..................................................................   $     --    $     --    $  6,291
  Promotion and administration...............................................     21,170      21,193      13,206
  Property management........................................................         --      15,569      16,500
  Leasing commissions........................................................     12,713      12,688      12,662
  Utilities..................................................................     21,264      18,596      12,256
  Maintenance and repair.....................................................     26,234      11,811      12,540
  Contract services..........................................................         --          --      22,368
  Insurance..................................................................     13,309       9,451       8,528
  Property taxes.............................................................     35,896      33,339      30,571
  Interest expense and late charges..........................................     60,293      46,012      32,419
  Amortization...............................................................      8,976       7,481       2,992
  Depreciation...............................................................     41,923      38,650      42,346
                                                                                --------    --------    --------
     Total Rental Expenses...................................................   $241,778    $214,790    $212,679
                                                                                --------    --------    --------
                                                                                --------    --------    --------

    The accompanying notes are an integral part of the financial statements.

                      NATIONAL PROPERTIES INVESTMENT TRUST
                           CANTON CENTER, CONNECTICUT
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION AND SUMMARY OF ACCOUNTING POLICIES:

  A. Organization:

     National Properties Investment Trust (formerly Richard Roberts Real Estate Growth Trust I) (the 'Trust') was organized on January 16, 1985 as a Massachusetts Business Trust. The Trust invests directly in equity interests in commercial, industrial and/or residential properties in the United States which have income-producing capabilities and intends to hold its properties for long-term investment. The Trust currently owns a single property located in central Florida. The results of the Trust's operations depend upon the Trust's property's competitive position in its respective leasing market. The Shoppes at Lake Mary, a strip shopping center located in Lake Mary, Florida, is the Trust's sole remaining property.

  B. Method of Accounting:

     The financial statements of the Trust have been prepared on the accrual basis of accounting.

  C. Cash Equivalents:

     For financial statement purposes, the Trust considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  D. Income Taxes:

     The Trust has made for prior years, and intends to make for 1996, an election to file as a real estate investment trust (REIT) for federal tax purposes, and if so qualified, will not be taxed on earnings distributed to shareholders. Accordingly, no provision for federal income taxes has been made for the periods ended December 31, 1996 and 1995. However, the Trust is subject to state income taxes, where applicable.

  E. Real Estate Assets and Depreciation:

     On January 1, 1996, the Trust adopted the provisions of Statement of Financial Accounting Standards ('SFAS') No. 121 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.' The statement requires impairment losses to be recognized for long-lived assets, on a property by property basis, used in operations when indicators of impairment are present and the undiscounted future cash flows are not sufficient to recover the assets' carrying value. If such indicators are present, an impairment loss is recognized based on the excess of the carrying amount of the impaired asset over its fair value.

     For long-lived assets to be disposed of, impairment losses are recognized when the fair value of the asset, less the estimated cost to sell, is less than the carrying value of the asset measured at the time management commits to a plan to dispose of the asset. Assets are classified as assets to be disposed of when management has committed to sell and is actively marketing the property. Assets to be disposed of are carried at the lower of carrying value or fair value less cost to dispose, determined on an asset by asset basis. Depreciation is not recorded during the period in which assets are held for disposal and gains (losses) from initial and subsequent adjustments to the carrying value of the assets, if any, are recorded as a separate component of income from continuing operations. Adoption of this standard did not have a material impact on the Trust's financial position or results of operations.

     Depreciation was computed using the straight-line method over an estimated depreciable life of 40 years for real property, 7 years for personal property, and over the life of the related lease for tenant improvements. The only property owned by the Trust was written down to its realizable value at December 31, 1991.

                      NATIONAL PROPERTIES INVESTMENT TRUST
                           CANTON CENTER, CONNECTICUT
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 1--ORGANIZATION AND SUMMARY OF ACCOUNTING POLICIES:--(CONTINUED)

  F. Accumulated Deficit:

     The accumulated deficit, reported as a reduction of Shareholders' Equity, includes net losses recognized and distributions made to Shareholders as a return of capital invested.

  G. Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 2--RELATED PARTY TRANSACTIONS:

     The Trust paid the Managing Trustee $46,000 and $15,569 as compensation for managing the Trust property for the years ended December 31, 1996 and 1995, respectively. In addition, effective in November 1995, the Trust offices are located at premises owned by the Managing Trustee. No rent was charged to the Trust in 1996 and 1995, although the Trust paid utility bills for the office of $1,647 in 1996.

     The Trust had entered into an agreement (the 'Advisory Agreement') with First Investment Properties, Inc. (the 'Advisor'), a Connecticut corporation, pursuant to which the Advisor is acting as an investment advisor and administrator of the Trust's day-to-day affairs. Peter Stein, the Managing

Trustee, is the manager of First Investment Properties, Inc. The Advisory Agreement expired on October 27, 1995 and was not renewed by the Trust.

     Under the terms of the Advisory Agreement, the Trust pays to the Advisor:
(a) a reimbursement for organizational, offering and selling expenses advanced on behalf of the Trust by the Advisor; (b) an annual Advisory Fee equals to 2.5% of all cash receipts from operations in the ordinary course of business after deducting payments for operating expenses, debt service, capital expenditures with respect to real property investments, amounts set aside for reserves, after the reimbursement of expenses incurred in the performance of advisory duties described below, which is subordinate to an annual cumulative (but not compounded) return to the investors of 10% per annum on the original Price Per Share to the public in the offering, less all distributions of the net proceeds from the sale or refinancing of the Trust's properties (the 'Adjusted Price Per Share'); (c) an Acquisition Fee equal to 6% of the purchase price of any real property acquired by the Trust, from which fee, the Advisor, will pay all real estate and mortgage commissions due to unaffiliated parties; (d) a Disposition Fee equal to 15% of any net proceeds from a sale, refinancing or other capital transaction with respect to any of its investments, after the Shareholders have received a return of their capital plus a cumulative (but not compounded) return of 10% per annum on the Adjusted Price Per Share, of which Disposition Fee, the Advisor, may pay up to 10% to any consultants; and (e) a Real Estate Brokerage Commission upon the sale of any Trust real property investments, equal to 3% of the gross sale price. The Trust will also reimburse the Advisor for any expenses attributable to the performance of its duties pursuant to the Advisory Agreement. The Advisor will refund to the Trust within 120 days after the end of the fiscal year, the greater of the amount, if any, by which the Operating Expenses of the Trust (as defined in the Prospectus) exceeded either (a) 2% of the Book Value of Invested Assets (as defined in the Prospectus) or (b) 25% of net income of the Trust, whichever is greater, or (c) 2% of the Trust's base assets defined as total assets of the Trust less cash, cash items and unsecured indebtedness. The Trust had Operating Expenses in excess of the above limits of $85,481 during 1995 which were applied to a note payable due to the Advisor.

     The note payable to the Advisor as a Due to Consultant arose as a result of the costs associated from replacing the prior Advisor and Trustees in 1993. The contract with the consultant was entered into with First Investment Properties, Inc. and the Trust was not a party to the agreement. The Declaration of the Trust prohibits the Trust from directly paying third party contractors of the Advisor, but instructs the Trust to pay the Advisor

                      NATIONAL PROPERTIES INVESTMENT TRUST
                           CANTON CENTER, CONNECTICUT
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 2--RELATED PARTY TRANSACTIONS:--(CONTINUED)

directly and the Advisor is responsible for paying the third party. The Trust has no liability to the consultant. First Investment Properties, Inc. is solely liable to the consultant. First Investment Properties, Inc. has received $85,481 directly and indirectly as payment of this note. The remaining $19,519 due to the Advisor has been forgiven by First Investment Properties, Inc. and recorded as contributed capital. Additionally, First Investment Properties, Inc. has waived all rights to Advisory fees accrued in 1995 of $32,607 and any fees accrued in prior years, which are not payable until such time as the shareholders receive a cumulative, but not compounded ten percent return on their investment. First Investment Properties, Inc. has agreed to this waiver due to the fact they recognize that such a condition will never be met.

     In March 1995, the Trust issued 847 shares of Beneficial Interest to Gretchen Stein, spouse of Peter Stein, in exchange for the note payable at $1 per share per the agreement with the Trust in 1994. The remaining $20,000 balance was contributed to the Trust as capital.

     In December 1994, the Trust issued 30,000 shares of beneficial interest at $1 per share to the shareholders of the Advisor in lieu of cash renumeration.

     Leasing commissions paid to Keystone Advisors, Inc. amounted to $0, $0, and $25,845, for the years ended December 31, 1996, 1995 and 1994, respectively.

     Due to Advisor is comprised of the following:

                                                                         12/31/96    12/31/95
                                                                         --------    --------
Balance at the beginning of the year..................................   $     --    $105,000
Additions.............................................................         --          --
Payments..............................................................         --     (85,481)
Balance written off...................................................         --     (19,519)
                                                                         --------    --------
Balance at the end of the year........................................   $     --    $     --
                                                                         --------    --------
                                                                         --------    --------

NOTE 3--EARNINGS PER SHARE:

     Earnings per Share of Beneficial Interest are computed on the weighted average number of Shares of Beneficial Interest outstanding during the period.

NOTE 4--INVESTMENT IN REAL ESTATE AND PERSONAL PROPERTY:

     The Trust purchased The Shoppes at Lake Mary, a 38,125 square foot shopping center located in Lake Mary, Florida on March 31, 1986 for $3,200,000. Pursuant to the purchase agreement, the seller guaranteed that the revenues generated by the project during the first two years of its operation would be at least equal to the aggregate of all expenses incurred in connection with the use and operation of the project during each such year plus $360,000. The seller placed $300,000 of the purchase price in an interest bearing escrow account as security for the guarantee. On September 26, 1986, the Trust released the seller from the guarantee in consideration for the funds held in escrow. The funds held in escrow were forwarded to the Trust on October 2, 1986. The basis of the property acquired has been reduced by the amount received under the terms of the cash flow guarantee. On December 31, 1991 the Trust reduced the book value of real property by $1,677,901 to its net realizable value.

     All of the Trust's property is recorded at historical cost, except for its real property which is recorded at its historical cost, less $310,762 for the reduction in basis due to the release of funds escrowed at closing, and less $1,677,901 loss reserve to reduce the property value to its net realizable value.

                      NATIONAL PROPERTIES INVESTMENT TRUST
                           CANTON CENTER, CONNECTICUT
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 4--INVESTMENT IN REAL ESTATE AND PERSONAL PROPERTY:--(CONTINUED)

     The Trust's property and equipment are as follows:

                                                                     THE SHOPPES AT LAKE MARY
                                                                     ------------------------
                                                                        1996          1995
                                                                     ----------    ----------
Land..............................................................   $  230,299    $  195,299
Buildings.........................................................    1,147,584     1,147,584
Tenant improvements...............................................      210,742       188,924
Furnishings and equipment.........................................       19,544        16,149
                                                                     ----------    ----------
Total.............................................................    1,608,169     1,547,956
Less: accumulated depreciation....................................     (659,586)     (617,663)
                                                                     ----------    ----------
Net investment in real estate and personal property...............   $  948,583    $  930,293
                                                                     ----------    ----------
                                                                     ----------    ----------

NOTE 5--RECEIVABLES:

     Receivables consist of the following:

                                                                           12/31/96    12/31/95
                                                                           --------    --------
Tenant receivables......................................................   $ 18,247    $ 13,911
Allowance for doubtful accounts.........................................         --          --
                                                                           --------    --------

Tenant receivables net of allowance.....................................   $ 18,247    $ 13,911
                                                                           --------    --------
                                                                           --------    --------

     Allowance for doubtful accounts is as follows:

                                                                           12/31/96    12/31/95
                                                                           --------    --------
Balance at the beginning of the year....................................   $     --    $     --
Charged to expense......................................................         --          --
Recoveries..............................................................         --          --
Accounts receivable written off.........................................         --          --
                                                                           --------    --------
Balance at the end of the year..........................................   $     --    $     --
                                                                           --------    --------
                                                                           --------    --------

NOTE 6--ACCRUED EXPENSES:

     Accrued expenses consist of the following:

                                                                           12/31/96    12/31/95
                                                                           --------    --------
Accrued real estate taxes...............................................   $ 35,800    $     --
Accrued interest........................................................         --       6,225
                                                                           --------    --------
Accrued expenses........................................................   $ 35,800    $  6,225
                                                                           --------    --------
                                                                           --------    --------

NOTE 7--MORTGAGE PAYABLE:

                                                                               1996        1995
                                                                             --------    --------
Mortgage payable in monthly installments of $7,201 of principal plus interest at 2% over prime on the outstanding balance. The balance of principal and interest is due in full in October 1998. The loan is
     secured by a first mortgage lien on The Shoppes at Lake Mary.........   $571,258    $598,353
                                                                             --------    --------
                                                                             --------    --------

                      NATIONAL PROPERTIES INVESTMENT TRUST
                           CANTON CENTER, CONNECTICUT
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 7--MORTGAGE PAYABLE:--(CONTINUED)

     The following sets forth the principal payments due on the mortgage payable:

1997..........................................................     29,205
1998..........................................................    542,053

NOTE 8--CORRECTION OF ERRORS:

     In May, 1993 the First Investment Properties, Inc. entered into a consulting agreement with a company, owned by a relative of the former Advisor, to help with the transfer of the Advisor, the resignations of the original Trustees, and the transfer of management of the Lake Mary property. The Trust was not a party to the agreement and is not liable on the note payable. The liability should have been properly classified as an amount Due to Advisor.

     During 1996 and 1995, the Trust has updated its shareholder records and has corrected several errors by the previous transfer agent. These are reflected in 1996 and 1995 as corrections in the number of shares.

NOTE 9--TENANT LEASES:

     The Trust has entered into operating lease agreements with tenants of its rental property, which have various termination dates. Certain leases also contain provisions for inflationary increases and the pass through of a portion of operating expenses under specified circumstances. Future minimum lease payments under noncancellable operating leases are as follows:

1997..........................................................   $279,903
1998..........................................................    215,880
1999..........................................................    145,864
2000..........................................................     67,486
2001..........................................................      6,300
                                                                 --------
Total.........................................................   $715,433
                                                                 --------
                                                                 --------

NOTE 10--DIVIDENDS PAID TO SHAREHOLDERS:


     The Trust declared and paid cash dividends on a monthly basis from February 1986 through September 1988. On April 11, 1989, the Trustees voted to suspend the quarterly shareholders' dividend effective with the scheduled distribution for the first quarter of 1989.

     A one time dividend was declared in January 1996, paid in February 1996, and payable to shareholders of record as of September 30, 1995, of $0.05 per share. This dividend was a return of capital to the shareholders. The dividend was declared by the sole vote of the Managing Trustee.

     A specific date of re-establishment of the quarterly shareholders' dividend has not yet been determined. Distributions made by the Trust are at the discretion of the Trustees. Future distributions, if any, will be dependent upon the earnings and cash flow of the Trust, its financial condition and other relevant factors.

     Dividends declared per share are based upon the actual number of shares outstanding on the date of declaration and not upon the weighted average number of shares outstanding during the period used in computing earnings per share.

                      NATIONAL PROPERTIES INVESTMENT TRUST
                           CANTON CENTER, CONNECTICUT
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 11--CONTINGENCIES:

     George Knude, an Independent Trustee, resigned on November 13, 1995. A successor Trustee had not been appointed until June 25, 1996, which was greater than the 60 days provided in the Declaration of Trust.

     Salvatore R. Carabetta, an Independent Trustee, resigned on June 30, 1996. A successor Trustee has not been appointed to date, which is more than the 60 day period required by the Declaration of Trust for the appointment of a successor Trustee. The Declaration of the Trust requires a new Trustee to be appointed within 60 days. Additionally, until June 25, 1996 when Jay Goldman was elected as Trustee of the Trust, Peter Stein, the Managing Trustee, had been acting on behalf of the Trust without the express approval of the majority of the Trustees. Peter Stein and Salvatore Carabetta were the sole remaining Trustees and since a majority of Trustees need to be present to have a vote, both Trustees need to be present to hold a vote.

     On January 6, 1996, the Managing Trustee declared a dividend without the express approval of Mr. Carabetta. Mr. Stein believes that the request for a vote sent to Mr. Carabetta twice by certified mail, and not responded to, constitutes a presence at a vote and abstention from the vote.

     Management is unable to determine the effects the above events will have on the financial condition of the Trust, if any.


NOTE 12--SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

                                                                           1996       1995       1994
                                                                          -------    -------    -------
Cash paid during the year
  Income taxes.........................................................   $    --    $    --    $    --
  Interest.............................................................   $60,293    $46,012    $30,202
Non-cash Transactions
  Issuance of shares of beneficial interest in exchange for debt.......   $    --    $   847    $
  Cancellation of indebtedness on Due to Advisor.......................   $    --    $19,519    $    --
  Conversion of note payable to contributed capital....................   $    --    $20,000    $

NOTE 13--RESTATEMENT OF FINANCIAL STATEMENTS:

     The Comparative Statement of Operations has been restated to reflect that general and administrative expenses are a component of income from operations in accordance with generally accepted accounting principles. Previously, general and administrative expenses were reported as other expenses. This change has no effect on the income (loss) reported by the Trust.

     The Comparative Statement of Financial Position, the Comparative Statement of Operations, the Comparative Statement of Changes in Shareholders' Equity and the Comparative Statement of Cash Flows for the year ended December 31, 1995 have been restated to reflect the write-off of $19,519 due to First Investment Properties, Inc. as being reclassified to contributed capital.

     Note 1 of these financial statements has been amended to reflect the adoption of Statement of Financial Accounting Standards ('SFAS') No. 121 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.' Adoption of this standard did not have a material impact on the Trust's financial position or results of operations.

                      NATIONAL PROPERTIES INVESTMENT TRUST
                           CANTON CENTER, CONNECTICUT
                                  SCHEDULE III
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1996

                                                                   COSTS                            GROSS AMOUNT
                                                                CAPITALIZED                           AT WHICH
                                                  INITIAL        SUBSEQUENT                          CARRIED AT
                                                    COST             TO                               CLOSE OF
                                                  TO TRUST      ACQUISITION                            PERIOD
                                                ------------    ------------                        ------------
                                                 BUILDING,       BUILDING,      BASIS REDUCTIONS     BUILDING,
                                                  LAND AND        LAND AND       AND IMPAIRMENT       LAND AND      ACCUMULATED
DESCRIPTION                     ENCUMBRANCES    IMPROVEMENTS    IMPROVEMENTS       WRITEDOWNS       IMPROVEMENTS    DEPRECIATION
-----------------------------   ------------    ------------    ------------    ----------------    ------------    -----------
The Shoppes at Lake Mary
  Land.......................         (1)        $  432,840      $   35,000       $   (237,541)      $  230,299      $     497
  Building...................         (1)         2,898,706              --         (1,751,122)       1,147,584        475,036
  Tenant improvements and
     furniture & fixtures....         (1)                --         230,286                 --          230,286        184,053
                                                ------------    ------------    ----------------    ------------    -----------
     Total...................                    $3,331,546      $  265,286       $ (1,988,663)      $1,608,169      $ 659,586
                                                ------------    ------------    ----------------    ------------    -----------
                                                ------------    ------------    ----------------    ------------    -----------

                                                            ESTIMATED
                                                           USEFUL LIFE
                                                             USED IN
                                 DATE OF         DATE       COMPUTING
DESCRIPTION                    CONSTRUCTION    ACQUIRED    DEPRECIATION
-----------------------------  ------------    --------    ------------
The Shoppes at Lake Mary
  Land.......................                  3/31/86          --
  Building...................        9/85      3/31/86          40
  Tenant improvements and
     furniture & fixtures....     Various      Various          (2)
     Total...................

------------------
(1) Refer to the Notes on the following page.

(2) See Notes 1, 4 and 7 of the Notes to the Financial Statements.

                      NATIONAL PROPERTIES INVESTMENT TRUST
                           CANTON CENTER, CONNECTICUT
                                  SCHEDULE III
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                         DECEMBER 31, 1996--(CONTINUED)

NOTES TO SCHEDULE III

(1) Mortgage payable in monthly installments of $7,201 of principal plus interest at 2% over prime on the outstanding balance. The balance of principal and interest is due in full in October 1998. The loan is secured by a first mortgage lien on the real property.

(2) The useful lives of tenant improvements are determined based on the remaining lease term and vary lease to lease.

(3) The aggregate cost of properties owned at December 31, 1996 for federal income tax purposes is $1,608,169.

(4) Reconciliation of Investment Properties Owned:

                                                                     1996          1995          1994
                                                                  ----------    ----------    ----------
Balance at the beginning of the period.........................   $1,547,956    $1,517,843    $1,510,543
Additions during the period:
  Sewer lines..................................................       35,000
  Tenant improvements and furniture & fixtures.................       25,213        30,113         7,300
Deductions during the period:
  None.........................................................           --            --            --
                                                                  ----------    ----------    ----------
Balance at the end of the period...............................   $1,608,169    $1,547,956    $1,517,843
                                                                  ----------    ----------    ----------
                                                                  ----------    ----------    ----------

(5) Reconciliation of Accumulated Depreciation:

                                                                     1996          1995          1994
                                                                  ----------    ----------    ----------
    Balance at the beginning of the period.....................   $  617,662    $  579,012    $  536,666
    Additions during the period:
    Depreciation expense.......................................       41,924        38,650        42,346
    Deductions during the period:
    None.......................................................           --            --            --
                                                                  ----------    ----------    ----------
    Balance at the end of the period...........................   $  659,586    $  617,662    $  579,012
                                                                  ----------    ----------    ----------

                                                                  ----------    ----------    ----------

(6) The Trust recorded a basis reduction of $310,762 in October 1986 for the reduction in basis due to the release of funds escrowed at closing from the seller, and recorded an impairment writedown of $1,677,901 on December 31, 1991.

                       PHILIPS INTERNATIONAL REALTY CORP.
                    PRO FORMA CONDENSED FINANCIAL STATEMENTS

     Upon completion of the Formation Transactions, Philips International Realty, LLC will become the 'Interim Managing General Partner' of the Operating Partnership and each of the property partnerships with a .001% interest in each. Although the Company will have a non-managing general partnership interest, it will exercise significant influence over the management and operations of the Operating Partnership and therefore will record its investment in the Operating Partnership on the equity method. The Interim Managing General Partner's interest will be redeemed by the respective partnerships upon consummation of a future equity offering of at least $25 million. The Company's pro forma adjustments are derived from the pro forma financial statements of the Operating Partnership and the Equity Investees' property partnerships as set forth in the respective pro forma financial statements.

     The pro forma condensed balance sheet of the Company, the Operating Partnership and the Equity Investees as of September 30, 1997 has been prepared as if the Formation Transactions had been consummated on September 30, 1997. The pro forma condensed statements of operations for the nine months ended September 30, 1997 and for the year ended December 31, 1996 are presented as if completion of the Formation Transactions, including those reflected in the historical financial statements (see Note 1 of The Philips Company financial statements), occurred at January 1, 1996 and the effect thereof was carried forward through the nine month period ended September 30, 1997.

     The pro forma financial statements do not purport to represent what the Company's, the Operating Partnership's and the Equity Investees' financial position or results of operations would have been assuming the completion of the Formation Transactions on such date or at the beginning of such period indicated, nor do they purport to project the Company's, the Operating Partnership's and the Equity Investees' financial position or results of operations at any future date or for any future period. The pro forma condensed combined financial statements should be read in conjunction with the financial statements included elsewhere herein.

                       PHILIPS INTERNATIONAL REALTY CORP.

                       PRO FORMA CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                 PHILIPS
                                                                              INTERNATIONAL      PRO
                                                                                 REALTY         FORMA
                                                                                  CORP.        ADJUST.      PRO FORMA
                                                                              -------------    -------      ---------
     ASSETS
  Rental property..........................................................       $  --        $ 2,150(C)    $    --
                                                                                                (2,150)(D)
  Cash.....................................................................          --            533(A)         --
                                                                                                  (533)(D)
  Other assets.............................................................           2          1,940(B)          2
                                                                                                (1,940)(D)
  Investment in Operating Partnership......................................          --          4,073(D)      2,321
                                                                                                (1,752)(E)
                                                                                  -----        -------      ---------
                                                                                  $   2        $ 2,321       $ 2,323
                                                                                  -----        -------      ---------
                                                                                  -----        -------      ---------

     LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Liabilities:
  Mortgage payable.........................................................       $  --        $   550(C)    $    --
                                                                                                  (550)(D)
  Due to related parties...................................................          15                           15
                                                                                  -----        -------      ---------
Total Liabilities..........................................................          15              0            15
                                                                                  -----        -------      ---------
Shareholders' Equity
  Preferred stock (G)......................................................          --          1,940(B)      1,940
  Common Stock (G).........................................................
  Paid in capital..........................................................           1            533(A)      2,595
                                                                                                   461(F)
                                                                                                 1,600(C)
  Equity (deficit).........................................................         (14)        (1,752)(E)    (2,227)
                                                                                                  (461)(F)
                                                                                  -----        -------      ---------
Total Shareholders' Equity (deficit).......................................         (13)         2,321         2,308
                                                                                  -----        -------      ---------
Total Liabilities and Shareholders' Equity.................................       $   2        $ 2,321       $ 2,323
                                                                                  -----        -------      ---------
                                                                                  -----        -------      ---------


------------------


(A) To reflect proceeds of $533 from sale of 10,660 shares of common stock to Philip Pilevsky at $50 per share.
(B) To reflect Prudential Securities Incorporated (or an affiliate) receipt of 1,940 shares of Series A Convertible Redeemable Preferred Stock in lieu of the financial advisory fee payable by National upon consummation of the Formation Transaction and assumed by the Company under the Contribution and Exchange Agreement at a stated value of $1,940.
(C) Purchase of Shoppes at Lake Mary from National Properties Investment Trust in exchange for the issuance of 32,000 shares of common stock valued at $1,600 and the assumption of the existing mortgage note payable of $550.

(D) To reflect the contribution of the fee title interest in the Shoppes at Lake Mary and the associated debt of $550, deferred offering cost of $1,940 and the cash received from Philip Pilevsky to the Operating Partnership in exchange for 1,940 preferred non-managing general partnership units at a stated value of $1,940 and 47,660 non-managing general partnership units.


(E) To reflect the dilution resulting from the deficiency in book value of the Equity Investees at the time of contribution of the assets to the Operating Partnership off-set, in part, by other Formation Transactions. The


                                              (Footnotes continued on next page)

                       PHILIPS INTERNATIONAL REALTY CORP.
                 PRO FORMA CONDENSED BALANCE SHEET--(CONTINUED)

                            AS OF SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

(Footnotes continued from previous page)


    investment represents a 3.2% interest in the pro forma combined equity, exclusive of the value of the preferred units, plus the $1,940 value of the preferred equity.


(F) To reflect the issuance of 5,000 shares of common stock valued at $250 and warrants issued with a value of $211 (based on the Black Scholes Valuation Model) to two members of the Board of Trustees of National as consideration for arranging the Formation Transaction and their agreement to vote in favor of the transaction agreements. The expense associated with the issuance of the shares and units have been treated as a nonrecurring charge.
(G) The number of shares authorized, issued and outstanding for each class of stock is as follows:



                                                                       HISTORICAL     PRO FORMA
                                                                       ----------    -----------
Preferred Stock
  Authorized........................................................         --       30,000,000
  Issued............................................................         --            1,940
  Outstanding.......................................................         --            1,940
Common Stock
  Authorized........................................................      3,000      150,000,000
  Issued............................................................         20           47,660
  Outstanding.......................................................         20           47,660

                       PHILIPS INTERNATIONAL REALTY CORP.
                  PRO FORMA CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                              PHILIPS
                                                                           INTERNATIONAL
                                                                              REALTY        PRO FORMA
                                                                               CORP.         ADJUST.       PRO FORMA
                                                                           -------------    ---------      ---------
Allocation of income on preferred units.................................     $      --      $    175 (a)   $    175
Equity in loss before extraordinary items of Operating Partnership,
  adjusted for allocation of income to preferred units..................            --            (6 )(b)        (6 )
                                                                           -------------    ---------      ---------
  Net income............................................................            --           169            169
Preferred stock distribution............................................            --          (175 )(c)      (175 )
                                                                           -------------    ---------      ---------
  Net loss attributable to common shares................................            --      $     (6 )     $     (6 )
                                                                           -------------    ---------      ---------
                                                                           -------------    ---------      ---------
  Net loss per common share.............................................                                   $   (.13 )(e)
                                                                                                           ---------
                                                                                                           ---------


                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                              PHILIPS
                                                                           INTERNATIONAL
                                                                              REALTY        PRO FORMA      PRO FORMA
                                                                               CORP.         ADJUST.       ADJUSTED
                                                                           -------------    ---------      ---------
Allocation of income on preferred units.................................     $      --      $    131 (a)   $    131
Equity in loss before extraordinary items of Operating Partnership,
  adjusted for allocation of income to preferred units..................            --           (27 )(b)       (27 )
General and administrative expenses.....................................           (14)           14 (d)         --
                                                                           -------------    ---------      ---------
  Net income (loss).....................................................           (14)          118            104
Preferred stock distribution............................................            --          (131 )(c)      (131 )
                                                                           -------------    ---------      ---------
  Net loss attributable to common shares................................     $     (14)     $    (13 )     $    (27 )
                                                                           -------------    ---------      ---------
                                                                           -------------    ---------      ---------
  Net loss per common share.............................................                                   $   (.57 )(e)
                                                                                                           ---------
                                                                                                           ---------


------------------

(a) Allocation of income on preferred units from Operating Partnership.

(b) To reflect 3.2% interest in loss before extraordinary items of Operating Partnership, as adjusted for allocation of income to preferred units, accounted for on the equity method.

(c) To reflect the 9% dividend on the Series A preferred stock.

(d) To reflect reimbursement of costs by Operating Partnership.

(e) Loss per common share is calculated based upon 47,660 shares of common stock assumed to be outstanding for the year ended December 31, 1996 and for the nine months ended September 30, 1997. The antidilutive effect of the warrants has not been considered in the calculation.

                       PHILIPS INTERNATIONAL REALTY, L.P.
                       PRO FORMA CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)



                                                                               PHILIPS
                                                                            INTERNATIONAL      PRO
                                                                               REALTY         FORMA
                                                                                L.P.         ADJUST.      PRO FORMA
                                                                            -------------    -------      ---------
     ASSETS
  Rental property........................................................       $  --        $ 2,150(A)    $    --
                                                                                              (2,150)(C)
  Cash...................................................................          --            533(A)        533
  Other assets...........................................................          --          1,940(A)      1,940
  Investment in Equity Investees.........................................          --         15,746(B)     11,379
                                                                                               1,600(C)
                                                                                              (5,967)(D)
                                                                                -----        -------      ---------
                                                                                $  --        $13,852       $13,852
                                                                                -----        -------      ---------
                                                                                -----        -------      ---------

     LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
  Mortgage payable.......................................................       $  --        $   550(A)    $    --
                                                                                                (550)(C)
                                                                                -----        -------      ---------
Total Liabilities........................................................          --             --            --
                                                                                -----        -------      ---------
Partners' Capital
  Preferred Units (E)....................................................          --          1,940(A)      1,940
  General Partner (E)....................................................          --          2,133(A)        381
                                                                                              (1,752)(D)
  Limited Partners (E)...................................................          --         15,746(B)     11,531
                                                                                   --         (4,215)(D)
                                                                                -----        -------      ---------
Total Partners' Capital..................................................          --         13,852        13,852
                                                                                -----        -------      ---------
Total Liabilities and Shareholders' Equity...............................       $  --        $13,852       $13,852
                                                                                -----        -------      ---------
                                                                                -----        -------      ---------


------------------
(A) To reflect the contribution of the fee title interest in the Shoppes at Lake Mary and the associated debt of $550, deferred offering costs of $1,940 and cash of $533 from Philips International Realty Corp. in exchange for 1940 non-managing preferred general partner units representing a 2.5% interest in the Operating Partnership and 47,660 non-managing common general partner units representing a 3.2% interest in the Operating Partnership. Partners' capital is increased by $1,940 for the preferred units issued in exchange for the deferred costs and $2,133 for the contribution of the other net assets in exchange for the general partnership interest.


(B) To reflect the contribution of the partnership or membership interest, as the case may be, in the Property Partnerships and properties from the Contributing Partnerships in exchange for 1,450,000 limited partner units and the simultaneous contribution of such assets to the Equity Investees in exchange for a limited partner/non-managing member interest in each Equity Investee.


(C) To reflect the contribution of the fee title interest in the Shoppes at Lake Mary and the associated debt to the Equity Investees.


(D) To reflect the dilution resulting from the deficiency in book value of the Equity Investees at the time of contribution of the assets off-set in part by other Formation Transactions. The investment in Equity Investees represents a 99.989% interest in the Equity Investees pro forma combined equity.

                       PHILIPS INTERNATIONAL REALTY, L.P.
                       PRO FORMA CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1997
                                  (UNAUDITED)

(E) The number of Units issued and outstanding for each class of Unit is as follows:

                                                                                             HISTORICAL    PRO FORMA
                                                                                             ----------    ---------
Preferred Units
  Issued..................................................................................         --          1,940
  Outstanding.............................................................................         --          1,940
General Partner Units
  Issued..................................................................................      3,000         47,660
  Outstanding.............................................................................         20         47,660
Limited Partner Units
  Issued..................................................................................         --      1,450,000
  Outstanding.............................................................................         --      1,450,000

                       PHILIPS INTERNATIONAL REALTY L.P.
                  PRO FORMA CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                                              PHILIPS
                                                                           INTERNATIONAL
                                                                              REALTY        PRO FORMA
                                                                               L.P.          ADJUST.       PRO FORMA
                                                                           -------------    ---------      ---------
Equity in loss before extraordinary items of Equity Investees...........     $      --      $    (15 )(a)  $    (15 )
                                                                           -------------    ---------      ---------
  Net loss..............................................................            --           (15 )          (15 )
Preferred unit distribution.............................................            --          (175 )(b)      (175 )
                                                                           -------------    ---------      ---------
  Net loss attributable to General and Limited Partners.................     $      --      $   (190 )     $   (190 )
                                                                           -------------    ---------      ---------
                                                                           -------------    ---------      ---------
  General Partners......................................................                    $     (6 )     $     (6 )
                                                                                            ---------      ---------
                                                                                            ---------      ---------
  Limited Partners......................................................                    $   (184 )     $   (184 )
                                                                                            ---------      ---------
                                                                                            ---------      ---------

                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

                                                                              PHILIPS
                                                                           INTERNATIONAL
                                                                              REALTY        PRO FORMA      PRO FORMA
                                                                               L.P.          ADJUST.       ADJUSTED
                                                                           -------------    ---------      ---------
Equity in loss before extraordinary items of Equity Investees...........     $      --      $   (709 )(a)  $   (709 )
General and administrative expenses.....................................            --           (14 )(c)       (14 )
                                                                           -------------    ---------      ---------
  Net (loss)............................................................            --          (723 )         (723 )
Preferred unit distribution.............................................            --          (131 )(b)      (131 )
                                                                           -------------    ---------      ---------
  Net loss attributable to General and Limited Partners.................     $      --      $   (854 )     $   (854 )
                                                                           -------------    ---------      ---------
                                                                           -------------    ---------      ---------
  General Partners......................................................                    $    (27 )     $    (27 )
                                                                                            ---------      ---------
                                                                                            ---------      ---------
  Limited Partners......................................................                    $   (827 )     $   (827 )
                                                                                            ---------      ---------
                                                                                            ---------      ---------


------------------


(a) To reflect 99.989% interest in income (loss) before extraordinary items of Equity Investees.


(b) To reflect the 9% distribution on the Series A preferred units.

(c) To reflect reimbursement of costs incurred by Philips International Realty Corp.

                                EQUITY INVESTEES
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 (IN THOUSANDS)
                                  (UNAUDITED)


                                                                          AS OF SEPTEMBER 30, 1997
                                                      ----------------------------------------------------------------
                                                        THE        MERRICK/                                EQUITY
                                                      PHILIPS     MILL BASIN   NATIONAL    PRO FORMA      INVESTEES
                                                      COMPANY     PROPERTIES   PROPERTY     ADJUST.       PRO FORMA
                                                      --------    ----------   --------    ---------   ---------------
                                                        (1)          (2)         (3)          (4)
                      ASSETS
Rental properties--Net.............................   $138,249     $ 23,712     $2,150      $17,759(a)    $ 183,700
                                                                                              1,830(d)
Cash and cash equivalents..........................        124           43                  (1,830)(d)
                                                                                              1,663(e)
Accounts receivable................................      5,216        1,284                  (1,667)(a)        4,833
Related party receivables..........................      2,638        1,324                  (3,962)(g)
Investment in partnerships.........................        979                                 (979)(b)
Deferred charges, net..............................      3,369          901                    (346)(a)        3,924
Other assets.......................................      3,461          397                      60(c)        4,918
                                                                                                250(c)
                                                                                                750(f)
                                                      --------    ----------   --------    ---------   ---------------
Total assets.......................................   $154,036     $ 27,661     $2,150      $13,528       $ 197,375
                                                      --------    ----------   --------    ---------   ---------------
                                                      --------    ----------   --------    ---------   ---------------

LIABILITIES AND OWNERS' EQUITY (DEFICIT)/PARTNERS' CAPITAL
Liabilities:
  Mortgages and notes payable......................   $151,244     $ 25,854     $  550         (936)(c)    $ 177,022
                                                                                                 60(c)

                                                                                                250(c)
  Accounts payable and accrued expenses............      4,796          460                   1,663(e)        7,669
                                                                                                750(f)
  Related party payables...........................      1,910          253                  (2,163)(h)
  Other liabilities................................      1,304                                                1,304
                                                      --------    ----------   --------    ---------   ---------------
Total liabilities..................................    159,254       26,567        550         (376)        185,995
                                                      --------    ----------   --------    ---------   ---------------
Owners' equity (deficit)/partners' capital.........     (5,218)       1,094      1,600       15,746(a)
                                                                                               (979)(b)
                                                                                                936(c)
                                                                                             (3,962)(g)
                                                                                              2,163(h)
                                                                                            (11,380)(i)
Partners capital
  General partners/managing members................                                               1(i)            1
  Limited partners/non managing members............                                          11,379(i)       11,379
                                                      --------    ----------   --------    ---------   ---------------
Total liabilities and owners' equity
  (deficit)/partners' capital......................   $154,036     $ 27,661     $2,150      $13,528       $ 197,375
                                                      --------    ----------   --------    ---------   ---------------
                                                      --------    ----------   --------    ---------   ---------------

                                EQUITY INVESTEES
                          NOTES TO PRO FORMA CONDENSED
                             COMBINED BALANCE SHEET
                                  (UNAUDITED)
                                 (IN THOUSANDS)

(1) Represents historical combined balance sheet of seven properties comprising The Philips Company.

(2) Represents historical combined balance sheet of The Merrick Commons and Mill Basin Plaza Properties in which the The Philips Company has an equity interest and which will be wholly-owned after the Formation Transactions.

(3) Contribution of Shoppes at Lake Mary from the Company to the Equity
    Investees.

(4) Adjustments to the Pro Forma Condensed Balance Sheet as of September 30, 1997 are as follows:


    (a) In accordance with APB #16, purchase of the non-sponsor interests in the contributing partnerships and limited liability companies at fair market value aggregating $14,267. The fair market value purchase price by location is reflective of the non-sponsor percentage interest(s) acquired in the respective partnership or limited liability company multiplied by the net asset value for such respective shopping center property. The net asset values were calculated based upon a capitalization of the individual property pro forma net operating income at 9% less related mortgage debt and allocated transaction costs, all as negotiated and agreed among the parties to the Contribution and Exchange Agreement. The sponsor interests, comprising Philip Pilevsky and his family members, are recorded at historical cost. Sponsor and non-sponsor interests will receive an aggregate 1,165 and 285 units, respectively, in the Operating Partnership.


                                                          HISTORICAL
                                                          BOOK VALUE
                                                          NON-SPONSOR    PURCHASE     PRO FORMA
                                                           INTERESTS      PRICE      ADJUSTMENTS
                                                          -----------    --------    -----------
The Philips Company:
  Freeport.............................................    $  (2,697)    $  2,615      $ 5,312
  Enfield..............................................          401          660          259
  Delran...............................................           79        1,756        1,677
  Foxborough...........................................          339          259          (80)
                                                          -----------    --------    -----------
                                                              (1,878)       5,290        7,168

Merrick/Mill Basin Properties:
  SP Avenue U..........................................          984        5,070        4,086
  Merrick..............................................         (585)       3,907        4,492
                                                          -----------    --------    -----------
                                                                 399        8,977        8,578
                                                          -----------    --------    -----------
                                                           $  (1,479)    $ 14,267      $15,746
                                                          -----------    --------    -----------
                                                          -----------    --------    -----------

Pro forma adjustment has been allocated as follows:
  Rental properties--net.........................................................      $17,759
  Accounts receivable............................................................       (1,667)
  Deferred charges...............................................................         (346)
                                                                                     -----------
  Net adjustment to owners' equity...............................................      $15,746
                                                                                     -----------
                                                                                     -----------

                                EQUITY INVESTEES
                          NOTES TO PRO FORMA CONDENSED
                      COMBINED BALANCE SHEET--(CONTINUED)

                                  (UNAUDITED)
                                 (IN THOUSANDS)


(b)   Elimination of investment in Merrick/Mill Basin Properties historically accounted for on
      the equity method.......................................................................   $   (979)
(c)   Net reduction in debt due to the following:
      During November 1997, the Company reached an agreement with its lender in connection with the Millside Plaza, Elm Plaza and Foxboro Plaza mortgage. Upon completion of the proposed transactions, the debt will be modified (i) to extend the maturity date to the year 2002, with an amortization equal to a 30 year term, (ii) to adjust the interest rate to 175 basis points above the 30 year U.S. Treasury rate and (iii) to
        eliminate the Company's obligation to repay $936 of second mortgage loans.               $   (936)

      The lender has agreed to make a second mortgage loan of $150 to the Company resulting in a total outstanding principal amount of $24,000 at the closing of the Formation
        Transactions. As of September 30, 1997 the additional financing would amount to $60
        which is pledged as collateral and included in other assets...........................   $     60

      The lender has agreed to make a second mortgage loan of $1,000 to the Company resulting in a total outstanding principal amount of $13,000 at the close of the Formation
        Transactions. As of September 30, 1997 the additional financing would amount to $250
        which is pledged as collateral and included in other assets...........................   $    250
(d)   To record property acquisition costs, including title costs, transfer costs,
      solicitation fees, engineering costs and other acquisition costs........................   $  1,830
(e)   To reclassify cash and cash equivalent deficiency to accounts payable...................   $  1,663
(f)   To record accounting and legal fees in connection with the preparation for an initial
      public offering.........................................................................   $    750
(g)   To reflect the distribution of related party receivables prior to the completion of the
      Formation Transaction...................................................................   $ (3,962)
(h)   To reflect the distribution of related party payables prior to the completion of the
      formation transaction...................................................................   $  2,163
(i)   To reflect allocation of owners interest between General Partners/Managing Members and
      Limited Partners/Non-Managing Members interest in the Equity Investees..................   $ 11,380

                                EQUITY INVESTEES
             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)
                                  (UNAUDITED)


                                                                   FOR THE YEAR ENDED DECEMBER 31, 1996
                                                   --------------------------------------------------------------------
                                                     THE     MERRICK/MILL     ACQUISITION OF                  EQUITY

                                                   PHILIPS       BASIN           NATIONAL       PRO FORMA    INVESTEES
                                                   COMPANY     PROPERTIES         PROPERTY        ADJUST.     PRO FORMA
                                                   -------    -------------    --------------    ---------   -----------
                                                     (1)           (2)              (3)             (4)
Revenue from rental property.....................  $25,947       $ 4,959            $341          $   695(a)   $31,942
Interest income from affiliate...................      --          1,297(g)           --               --        1,297
                                                   -------    -------------       ------         ---------    ---------
     Total revenue...............................  25,947          6,256             341              695       33,239
                                                   -------    -------------       ------         ---------    ---------
Expenses:
  Operating expenses.............................   4,176            476              95                         4,747
  Real estate taxes..............................   3,671            744              36                         4,451
  Management fees to
     affiliates..................................     878            234              46             (228)(d)      930
  Interest expense...............................  11,728          3,496(g)           60              884(c)    16,168
  General and administrative expenses............     306             38              73            1,430(e)     1,847
  Depreciation and
     amortization................................   3,417            576              51            1,074(a)     5,134
                                                                                                       16(f)
                                                   -------    -------------       ------         ---------    ---------
     Total Expenses..............................  24,176          5,564             361            3,176       33,277
                                                   -------    -------------       ------         ---------    ---------
     Operating income............................   1,771            692             (20)          (2,481)         (38)
Equity in net income of investees................      95             --              --              (95)(b)       --
Other income net.................................      22             --               1               --           23
                                                   -------    -------------       ------         ---------    ---------
  Income (loss) before extraordinary items.......  $1,888        $   692            $(19)         $(2,576)     $   (15)
                                                   -------    -------------       ------         ---------    ---------
                                                   -------    -------------       ------         ---------    ---------

                                EQUITY INVESTEES
             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)
                                  (UNAUDITED)


                                                                   NINE MONTHS ENDED SEPTEMBER 30, 1997
                                                   --------------------------------------------------------------------
                                                   --------------------------------------------------------------------
                                                     THE     MERRICK/MILL     ACQUISITION OF                  EQUITY
                                                   PHILIPS       BASIN           NATIONAL       PRO FORMA    INVESTEES
                                                   COMPANY     PROPERTIES         PROPERTY        ADJUST.     PRO FORMA
                                                   -------    -------------    --------------    ---------   -----------
                                                     (1)           (2)              (3)             (4)

Revenues from rental property....................  $19,508       $ 3,725            $268          $   364(a)   $23,865
                                                   -------    -------------       ------         ---------    ---------
Expenses:
  Operating expenses.............................   2,895            256              70                         3,221
  Real estate taxes..............................   2,792            612              28                         3,432
  Management fees to
     affiliates..................................     723            180              36             (241)(d)      698
  Interest expense...............................   9,909          1,581              43              403(c)    11,936
  General and administrative expenses............     206             47              38            1,073(e)     1,364
  Depreciation and                                                                                    604(a)
     amortization................................   2,867            422              41               12(f)     3,946
                                                   -------    -------------       ------         ---------    ---------
     Total expenses..............................  19,392          3,098             256            1,851       24,597
                                                   -------    -------------       ------         ---------    ---------
Operating income.................................     116            627              12           (1,487)        (732)
Equity in income of investees....................     285             --              --             (285)(b)       --
Other income (expense), net......................      22              1                                            23
                                                   -------    -------------       ------         ---------    ---------
  Income (loss) before extraordinary items.......  $  423        $   628            $ 12          $(1,772)     $  (709)
                                                   -------    -------------       ------         ---------    ---------
                                                   -------    -------------       ------         ---------    ---------

                                EQUITY INVESTEES
                          NOTES TO PRO FORMA CONDENSED
                       COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

(1) Represents historical combined income statement of seven properties comprising The Philips Company.

(2) Represents historical combined income statement of two properties in which The Philips Company has an equity interest and will be wholly-owned after the Formation Transactions.

(3) Represents the income statement of The Shoppes at Lake Mary.

(4) Adjustments to the Pro Forma Operations of the Operating Partnership and property partnerships for the nine months ended September 30, 1997 and the year ended December 31, 1996 are as follows:


                                                                        NINE MONTHS
                                                                           ENDED              YEAR ENDED
                                                                     SEPTEMBER 30, 1997    DECEMBER 31, 1996
                                                                     ------------------    -----------------

(a)   To reflect the adjustment resulting from purchase price
        accounting:
      Rental revenue--Adjustment to straight line rental
          income..................................................        $    364              $   695
      Depreciation and amortization...............................        $    604              $ 1,074

(b)   Elimination of equity in net income of investees which is
        included in the operations of Merrick/Mill Basin
        Properties................................................        $   (285)             $   (95)

(c)   Increase in interest expense related to new financing:
      Additional financing of $13,000 to purchase certain
          partners' interests in Palm Springs Mile and
          includes amortization of deferred financing
          costs up to date of historical purchase.................        $    550              $ 1,095
      Second mortgage of $60 on Forest Avenue.....................               3                    4
      Second mortgage of $250 on Palm Springs Mile................              14                   19
      Historical interest on Dime Savings Bank mortgages..........            (852)              (1,158)
      Renegotiated interest on Dime Saving Bank
          mortgages...............................................             688                  924
                                                                          --------             --------
                                                                          $    403              $   884
                                                                          --------             --------
                                                                          --------             --------

(d)   Adjustment to management fees paid to affiliates related to the properties acquired:
      Management fees based on historical agreements..............        $   (939)             $(1,158)
      Management fees based upon agreement effective at
          the completion of the Formation Transactions............             698                  930
                                                                          --------             --------
      Net decrease in management fees.............................        $   (241)             $  (228)
                                                                          --------             --------
                                                                          --------             --------

                                EQUITY INVESTEES
                          NOTES TO PRO FORMA CONDENSED
                 COMBINED STATEMENTS OF OPERATIONS--(CONTINUED)
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                        NINE MONTHS
                                                                           ENDED              YEAR ENDED
                                                                     SEPTEMBER 30, 1997    DECEMBER 31, 1996
                                                                     ------------------    -----------------

(e)   Incremental general and administrative expenses associated with formation transactions
      Salaries, including taxes and benefits......................        $    589              $   785
      Directors fees..............................................              30                   40
      Transfer agent fees.........................................               6                    8
      Directors & officers liability insurance....................              94                  125
      Professional fees...........................................             150                  200
      Travel and entertainment....................................              45                   60
      Rent........................................................              54                   72
      Other expenses..............................................              30                   40
      State franchise tax.........................................              75                  100
                                                                          --------             --------
                                                                          $  1,073              $ 1,430
                                                                          --------             --------
                                                                          --------             --------
(f)   To reflect depreciation based upon purchase price for The
        Shoppes at Lake Mary......................................        $     12              $    16
(g)   Represents interest income from affiliates on related party receivables which were outstanding for a portion of 1996 and funded with the proceeds of a mortgage in a similar amount on the Mill Basin
        Plaza Property. Interest income earned on the related party receivable is equivalent to the interest expense incurred on the corresponding mortgage debt.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Philips International Realty Corp.

We have audited the accompanying balance sheet of Philips International Realty Corp. as of September 30, 1997 and the related statement of operations and deficit and cash flows for the period August 31, 1997 (Inception) to September 30, 1997. These financial statements are the responsibility of the management of Philips International Realty Corp. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Philips International Realty Corp. at September 30, 1997 and the results of its operations and its cash flows for the period August 31, 1997 to September 30, 1997 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

New York, New York
November 7, 1997

                       PHILIPS INTERNATIONAL REALTY CORP.
                                 BALANCE SHEET

                                                                                                 SEPTEMBER 30, 1997
                                                                                                 ------------------
                                            ASSETS
Cash and cash equivalents.....................................................................       $      171
Other assets..................................................................................            1,824
                                                                                                 ------------------
Total assets..................................................................................       $    1,995
                                                                                                 ------------------
                                                                                                 ------------------
                            LIABILITIES AND SHAREHOLDER'S DEFICIT
Liabilities:
Due to related parties........................................................................       $   15,000
                                                                                                 ------------------
Total liabilities.............................................................................           15,000
                                                                                                 ------------------
Commitments and contingencies (Note 2)
Shareholder's Deficit
Common stock $.01 par value; 3,000 shares authorized and 20 shares issued and outstanding.....
Paid in capital...............................................................................            1,000
Deficit.......................................................................................          (14,005)
                                                                                                 ------------------
Total shareholder's deficit...................................................................          (13,005)
                                                                                                 ------------------
Total liabilities and shareholder's deficit...................................................       $    1,995
                                                                                                 ------------------
                                                                                                 ------------------

                            See accompanying notes.

                       PHILIPS INTERNATIONAL REALTY CORP.
                            STATEMENT OF OPERATIONS
                                  AND DEFICIT

                                                                                                       PERIOD
                                                                                                  AUGUST 31, 1997
                                                                                                   (INCEPTION) TO
                                                                                                 SEPTEMBER 30, 1997
                                                                                                 ------------------
Revenue.......................................................................................       $       --
General and administrative expenses...........................................................           14,005
                                                                                                 ------------------
Net loss, representing deficit at September 30, 1997..........................................       $  (14,005)
                                                                                                 ------------------
                                                                                                 ------------------

                            See accompanying notes.

                       PHILIPS INTERNATIONAL REALTY CORP.
                            STATEMENT OF CASH FLOWS

                                                                                                       PERIOD
                                                                                                  AUGUST 31, 1997
                                                                                                   (INCEPTION) TO
                                                                                                 SEPTEMBER 30, 1997
                                                                                                 ------------------
Operating activities
Net loss......................................................................................       $  (14,005)
Changes in operating assets and liabilities:
  Other assets................................................................................           (1,824)
  Due to related parties......................................................................           15,000
                                                                                                 ------------------
Net cash used in operating activities.........................................................             (829)
                                                                                                 ------------------
Financing activities:
  Contribution from shareholder...............................................................            1,000
                                                                                                 ------------------
Net cash provided by financing activities.....................................................            1,000
                                                                                                 ------------------
Net increase in cash and cash equivalents.....................................................              171
Cash and cash equivalents at beginning of period..............................................               --
                                                                                                 ------------------
Cash and cash equivalents at end of period....................................................       $      171
                                                                                                 ------------------
                                                                                                 ------------------

                            See accompanying notes.

                       PHILIPS INTERNATIONAL REALTY CORP.
                         NOTES TO FINANCIAL STATEMENTS

1. FORMATION AND PROPOSED TRANSACTION

     Philips International Realty Corp. (the 'Company'), a Maryland corporation, and Philips International Realty L.P. (the 'Operating Partnership'), a Delaware limited partnership, were formed in July 1997 for the purpose of combining certain real estate properties (the 'Properties') which are owned by partnerships and limited liability companies (the 'Contributing Companies') in which Philip Pilevsky owns an interest. The Company expects to qualify as a real estate investment trust ('REIT') under the Internal Revenue Code of 1986, as amended. A REIT is a legal entity that holds real estate interests and, through payments of dividends to shareholders, is permitted to reduce or avoid the payment of federal income taxes at the Company level.

  Proposed Transaction

     The partners and members of the Contributing Companies intend to transfer their shopping center assets or, in certain instances, their partnership or membership interests in the entities which hold title to such shopping center assets, to certain newly-formed entities as follows:

     o With respect to those partnerships which own fee title to properties located in New York or Connecticut, the partnerships will contribute such fee title, together with any existing indebtedness relating thereto, to the Operating Partnership or its designee, which designee is likely to be a newly-formed limited partnership (in which the Company will indirectly own a 0.01% general partnership interest), in exchange for Units in the Operating Partnership;

     o With respect to those partnerships that are partnerships or limited liability companies and which do not own fee title to properties located in New York or Connecticut, the partners or members, as the case may be, of such partnerships will contribute all of their partnership interests or membership interests therein, as the case may be, to the Operating Partnership in exchange for Units in the Operating Partnership (which Units, together with those Units described above, comprise a 93.9% limited partner interest in the Operating Partnership and which, upon redemption of such Units for Common Stock of the Company, would represent approximately 93.9% of the outstanding Common Stock of the Company);


     o The Company will purchase a shopping center property in Florida from an existing unaffiliated seller (the 'Seller') in exchange for 32,000 shares of Common Stock (which shares will represent approximately 2.1% of the outstanding Common Stock of the Company on a fully-diluted basis) and the assumption of the existing mortgage note payable in the amount of $550,000 (unaudited) as of September 30, 1997;


     o The trustees of the Seller will be issued 5,000 shares of Common Stock of the Company, plus warrants to acquire an additional 8,000 shares of Common Stock of the Company (which shares and warrants represent approximately 0.8% of the outstanding Common Stock of Company on a fully-diluted basis);

     o An individual partner will purchase 10,660 shares of the Company's Common Stock (approximately 0.7% of the outstanding Common Stock on a fully-diluted basis) for a total purchase price of $533,000;

     o Prudential Securities will receive, in lieu of the financial advisory fee payable by National upon consummation of the Formation Transactions and assumed by the Company under the Contribution and Exchange Agreement, 1,940 shares of Series A Preferred Stock, convertible into 38,800 shares of Common Stock, which Series A Preferred Stock represents approximately 2.5% of the outstanding shares of Common Stock of the Company (including interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants);

     o The Company will contribute its fee title interest in the Florida property, together with the cash received from the partner in connection with the purchase of Common Stock, to the Operating Partnership in exchange for an approximate 3.2% non-managing general partnership interest therein; and

     o The Operating Partnership and the Property-owning partnerships will be controlled by Philips International Realty LLC, a Delaware limited liability company, of which Philip Pilevsky is the sole member, until such time as the Company completes public or private equity offerings of its securities

                       PHILIPS INTERNATIONAL REALTY CORP.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

1. FORMATION AND PROPOSED TRANSACTION--(CONTINUED)

       aggregating in excess of $25 million, at which time the Company will become the sole general partner of the Operating Partnership and the Property-owning partnerships.

2. COMMITMENTS AND CONTINGENCIES

  Management Agreement

     The Company will enter into an agreement with the Management Company, an affiliate of Philip Pilevsky, to provide the day-to-day operations, management and leasing services for the properties, as described in the Company's Proxy Statement/Prospectus under the caption 'Management Agreement and Non-Competition Agreement--Management Agreement.'

  Stock Option Plan


     The Company intends to adopt a stock option plan designed to attract, retain and motivate executive officers of the Company and other key employees. The plan will authorize the issuance of shares of common stock pursuant to options granted under the plan, as described in the Company's Proxy Statement/Prospectus under the caption 'Management--Stock Option Plan.'

  Employment Agreements

     The Company will enter into employment and non-competition agreements with certain executive officers as described in the Company's Proxy
Statement/Prospectus under the captions 'Management--Employment Agreements' and 'Management Agreement and Non-Competition Agreement--Non-Competition Agreement.'

3. USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

                         REPORT OF INDEPENDENT AUDITORS

The Partners and Members of
The Philips Company

We have audited the accompanying combined balance sheets of The Philips Company as of December 31, 1996 and 1995, and the related combined statements of income, owners' deficit and cash flows for each of the three years in the period ended December 31, 1996. We have also audited the financial statement schedule listed on the Index to the Financial Statements included in the Proxy Statement/Prospectus. These financial statements and financial statement schedule are the responsibility of The Philips Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of The Philips Company at December 31, 1996 and 1995, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be set forth therein.

                                          ERNST & YOUNG LLP

New York, New York
April 28, 1997

                              THE PHILIPS COMPANY
                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)


                                                                                                  DECEMBER 31,
                                                                             SEPTEMBER 30,    --------------------
                                                                                 1997           1996        1995
                                                                             -------------    --------    --------
                                                                              (UNAUDITED)
                                  ASSETS
Rental properties, at cost (Note 3)
  Land and improvements...................................................     $  34,850      $ 27,687    $ 25,195
  Building and improvements...............................................       130,216       109,712      99,697
                                                                             -------------    --------    --------
                                                                                 165,066       137,399     124,892
  Less accumulated depreciation...........................................        26,817        24,277      21,315
                                                                             -------------    --------    --------
                                                                                 138,249       113,122     103,577

Cash and cash equivalents.................................................           124           785         491
Accounts receivable.......................................................         5,216         7,832       8,104
Related party receivables (Note 6)........................................         2,638         1,216          --
Investments in partnerships (Note 2)......................................           979           694         598
Deferred charges, net (Note 8)............................................         3,369         4,605       2,826
Other assets (Note 9).....................................................         3,461         1,587       1,260
                                                                             -------------    --------    --------
Total assets..............................................................     $ 154,036      $129,841    $116,856
                                                                             -------------    --------    --------
                                                                             -------------    --------    --------


                     LIABILITIES AND OWNERS' DEFICIT
Liabilities:
  Mortgage notes payable (Note 3).........................................     $ 151,244      $133,609    $131,740
  Accounts payable and accrued expenses...................................         4,796         3,584       4,510
  Related party payables (Note 6).........................................         1,910         2,067       1,278
  Other liabilities.......................................................         1,304         1,747       1,419
                                                                             -------------    --------    --------
Total liabilities.........................................................       159,254       141,007     138,947
                                                                             -------------    --------    --------
Contingencies (Note 7)....................................................
Owners' deficit...........................................................        (5,218)      (11,166)    (22,091)
                                                                             -------------    --------    --------
Total liabilities and owners' deficit.....................................     $ 154,036      $129,841    $116,856
                                                                             -------------    --------    --------
                                                                             -------------    --------    --------


                            See accompanying notes.

                              THE PHILIPS COMPANY
                         COMBINED STATEMENTS OF INCOME
                             (DOLLARS IN THOUSANDS)


                                                              NINE MONTHS
                                                                 ENDED
                                                             SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                                          --------------------    --------------------------------
                                                            1997        1996        1996        1995        1994
                                                          --------    --------    --------    --------    --------
                                                              (UNAUDITED)
Revenue from rental property (Notes 1 and 5)...........   $ 15,280    $ 15,068    $ 20,230    $ 18,163    $ 17,401
Escalation and reimbursement revenue...................      4,228       4,270       5,717       5,024       4,791
                                                          --------    --------    --------    --------    --------
Total Revenue..........................................     19,508      19,338      25,947      23,187      22,192
                                                          --------    --------    --------    --------    --------
Expenses:
  Operating expenses (Note 6)..........................      2,895       3,014       4,176       4,193       4,056
  Real estate taxes....................................      2,792       2,742       3,671       3,591       3,554
  Management fees to affiliates (Note 6)...............        723         632         878         815         778
  Interest expense (Note 3)............................      9,909       8,584      11,728      11,097       9,695
  Depreciation and amortization........................      2,867       2,480       3,417       3,072       2,896
  General and administrative expenses..................        206         230         306         201         222
                                                          --------    --------    --------    --------    --------

Total expenses.........................................     19,392      17,682      24,176      22,969      21,201
                                                          --------    --------    --------    --------    --------

                                                               116       1,656       1,771         218         991

Equity in income of investees (Note 2).................        285          15          95          54           6
  Other income, net....................................         22          17          22          35          48
                                                          --------    --------    --------    --------    --------
  Income before extraordinary items....................        423       1,688       1,888         307       1,045

Extraordinary items (Note 8)...........................       (164)      2,284       2,881          --         298
                                                          --------    --------    --------    --------    --------

  Net income...........................................   $    259    $  3,972    $  4,769    $    307    $  1,343
                                                          --------    --------    --------    --------    --------
                                                          --------    --------    --------    --------    --------


                            See accompanying notes.

                              THE PHILIPS COMPANY
                     COMBINED STATEMENTS OF OWNERS' DEFICIT
                             (DOLLARS IN THOUSANDS)


Balance at January 1, 1994...................................................................   $(25,771)
  Distributions..............................................................................       (441)
  Contributions..............................................................................        258
  Net income for the year ended December 31, 1994............................................      1,343
                                                                                                --------

Balance at December 31, 1994.................................................................    (24,611)
  Distributions..............................................................................       (468)
  Contributions..............................................................................      2,681
  Net income for the year ended December 31, 1995............................................        307
                                                                                                --------

Balance at December 31, 1995.................................................................    (22,091)
  Distributions..............................................................................     (1,101)
  Contributions..............................................................................      7,257
  Net income for the year ended December 31, 1996............................................      4,769
                                                                                                --------

Balance at December 31, 1996.................................................................    (11,166)
  Distributions (unaudited)..................................................................     (4,183)
  Contributions (unaudited)..................................................................      9,872
  Net income for the nine months ended September 30, 1997 (unaudited)........................        259
                                                                                                --------

Balance at September 30, 1997 (unaudited)....................................................   $ (5,218)
                                                                                                --------
                                                                                                --------


                            See accompanying notes.

                              THE PHILIPS COMPANY
                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                                   NINE MONTHS
                                                                      ENDED
                                                                  SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                                                               -------------------    -----------------------------
                                                                 1997       1996       1996       1995       1994
                                                               --------    -------    -------    -------    -------
                                                                   (UNAUDITED)
OPERATING ACTIVITIES
  Net Income................................................   $    259    $ 3,972    $ 4,769    $   307    $ 1,343
     Adjustments to reconcile net income to net cash
       provided by operating activities:
       Depreciation and amortization........................      2,867      2,480      3,417      3,072      2,896
       Amortization of mortgage discount....................         31         45         59         56         52
       Extraordinary items..................................        164     (2,284)    (2,881)        --       (298)
       Equity in (income)/loss of investees.................       (285)       (15)       (95)       (54)        (6)
     Changes in operating assets and liabilities:
       Accounts receivable..................................       (155)    (1,019)      (574)      (411)      (818)
       Related party receivables............................     (1,611)       (15)      (357)       722        375
       Deferred charges.....................................     (1,286)      (796)    (2,957)    (1,514)      (835)
       Other assets.........................................       (598)      (195)       432        527        572
       Accounts payable and accrued expenses................      1,199       (317)      (793)    (1,587)     2,075
       Related party payables...............................       (133)     1,431      1,997        249        184
       Other liabilities....................................       (431)        60        550      2,168     (1,901)
                                                               --------    -------    -------    -------    -------
Net cash provided by operating activities...................         21      3,347      3,567      3,535      3,639
                                                               --------    -------    -------    -------    -------
INVESTING ACTIVITIES
Additions to land, buildings and improvements...............    (19,369)    (2,667)    (9,359)    (6,604)    (3,354)
                                                               --------    -------    -------    -------    -------
Net cash used in investing activities.......................    (19,369)    (2,667)    (9,359)    (6,604)    (3,354)
                                                               --------    -------    -------    -------    -------
FINANCING ACTIVITIES
  Proceeds from mortgage notes payable......................     79,400        420     14,835      1,719         --
  Payments of mortgage notes payable........................    (61,796)    (1,654)   (10,742)    (1,221)      (693)
  Contributions from owners.................................      4,941      2,002      2,635      2,130        258
  Distributions to owners...................................     (3,858)      (878)      (642)      (468)      (441)
                                                               --------    -------    -------    -------    -------
Net cash provided by (used in) financing activities.........     18,687       (110)     6,086      2,160       (876)
                                                               --------    -------    -------    -------    -------
Net increase (decrease) in cash and cash equivalents........       (661)       570        294       (909)      (591)
Cash and cash equivalents at beginning of period............        785        491        491      1,400      1,991
                                                               --------    -------    -------    -------    -------
Cash and cash equivalents at end of period..................   $    124    $ 1,061    $   785    $   491    $ 1,400
                                                               --------    -------    -------    -------    -------

                                                               --------    -------    -------    -------    -------
NONCASH INVESTING AND FINANCING ACTIVITIES
Loans to and from affiliates reclassified as capital
  contributions and/or distributions:
  Contributions.............................................   $    159    $ 2,485    $ 2,524    $   373    $    --
  Distributions.............................................        325        458        459         --         --
                                                               --------    -------    -------    -------    -------
                                                               --------    -------    -------    -------    -------
Non cash adjustments relating to purchase of partnership
  interests (see Note 1):
  Increase in rental properties.............................   $  8,298    $    --    $ 3,148    $    --    $    --
  Decrease in accounts receivable...........................     (2,771)   $    --       (846)        --         --
  Decrease in deferred charges (net)........................       (755)   $    --       (204)        --         --
                                                               --------    -------    -------    -------    -------
  Increase in owners' equity................................      4,772         --      2,098         --         --
                                                               --------    -------    -------    -------    -------
                                                               --------    -------    -------    -------    -------
Investment in partnerships, included in capital
  contributions.............................................   $     --    $    --    $    --    $   178    $
                                                               --------    -------    -------    -------    -------
                                                               --------    -------    -------    -------    -------


                            See accompanying notes.

                              THE PHILIPS COMPANY
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     The Philips Company (the 'Company') is engaged in the ownership, operation, leasing and development of seven community and neighborhood shopping center properties (collectively, the 'Properties') located in New York, Connecticut, New Jersey, Massachusetts and Florida.

  Principles of Combination


     The Philips Company is not a legal entity but rather a combination of real estate properties that are currently organized as general and limited partnerships and limited liability companies and which are under the common management and control of Philip Pilevsky, his family or entities controlled by such parties (the 'Sponsors'). In addition, investments in certain non-controlled limited partnerships are accounted for under the equity method (see Note 2). All significant intercompany transactions and balances have been eliminated in combination.


     The specific partnerships and limited liability companies included in the accompanying combined financial statements are as follows:

ENTITY                                           PROPERTY
-------------------------------------  -----------------------------------------
Branhaven Plaza L.L.C.                 Branhaven Plaza
Palm Springs Mile Associates, Ltd.     Palm Springs Mile
Forest Avenue Shopping Associates      Forest Avenue Shoppers Town
Philips Freeport Associates, L.P.      Meadowbrook Commons
Foxborough Shopping L.L.C.             Foxboro Plaza
Enfield Shopping L.L.C.                Elm Plaza
Delran Shopping L.L.C.                 Millside Plaza

  Acquisition of Partnership Interests


     Certain partnership/membership interests in the above partnerships and limited liability companies were acquired by the Sponsors in contemplation of the Proposed Transactions, as discussed in this Note 1, as follows:



  FOREST AVENUE SHOPPING ASSOCIATES. In October, 1996, the Sponsors purchased interests aggregating 65% of the ownership of Forest Avenue Shopping

  Associates from three partners in a negotiated transaction for cash consideration totalling $5,859.



  BRANHAVEN PLAZA L.L.C. In June, 1997, the Sponsors purchased interests aggregating 50% of the ownership of Branhaven Plaza LLC from two parties in negotiated transactions for cash consideration totalling $1,073.



  PALM SPRINGS MILE ASSOCIATES, LTD. ('LIMITED'). In August, 1997 the Sponsors purchased the interests of four other partners aggregating 51.5% of the ownership of Limited in a negotiated transaction for $15.881, payable $2,881 in cash and $13,000 in notes. The notes bear interest at LIBOR + 2.75% and are collateralized by a pledge of certain of the partnership interests in Limited and Forest Avenue Shopping Associates. The notes are due in June, 1998, require monthly principal amortization payments of $250 and a default under these notes will cause a default under the debt encumbering the Forest Avenue shopping center. See Note 10.



     Rental properties, accounts receivable, deferred charges and owners' deficit reflect the acquisition and purchase accounting related to these interests acquired in accordance with the push down basis of accounting

                              THE PHILIPS COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

required by the Securities and Exchange Commissions' Staff Accounting Bulletin #54. The following reflects the purchase accounting:


                                                                               PURCHASE
                                        HISTORICAL BOOK                       ACCOUNTING
                                      VALUE OF NON-SPONSOR                    ADJUSTMENT
                                        INTEREST AT DATE      PURCHASE    ------------------
ENTITY                                    OF PURCHASE          PRICE       1997       1996
-----------------------------------   --------------------    --------    -------    -------
Forest Avenue Shopping Associates..         $ (2,098)         $  5,859         --    $ 7,957
Branhaven Plaza LLC (unaudited)....             (439)            1,073    $ 1,512         --
Palm Springs Mile Associates, Ltd.

  (unaudited)......................           (4,334)           15,881     20,215         --
                                                                          -------    -------
                                                                          $21,727    $ 7,957
                                                                          -------    -------
                                                                          -------    -------



     The purchase adjustment has been allocated as follows:



Rental properties.....................................................    $25,253    $ 9,008
Accounts receivable...................................................     (2,771)      (846)
Deferred charges......................................................       (755)      (205)
                                                                          -------    -------
                                                                          $21,727    $ 7,957
                                                                          -------    -------
                                                                          -------    -------


  Proposed Transaction

     The partners and members of The Philips Company and the Merrick/Mill Basin Properties (see Note 2) intend to transfer their shopping center assets or, in certain instances, their partnership or membership interests in the entities which hold title to such shopping center assets, to certain newly-formed entities as follows:

          o With respect to those partnerships which own fee title to properties located in New York or Connecticut, the partnerships will contribute such fee title, together with any existing indebtedness relating thereto, to Philips International Realty L.P. (a newly-formed 'Operating Partnership') or its designee, which designee is likely to be a newly-formed limited partnership (in which a subsidiary of Philips International Realty Corp., a new company intending to qualify as a real estate investment trust (the 'REIT') will indirectly own a 0.01% general partnership interest), in exchange for Units in the Operating Partnership;

          o With respect to those partnerships or limited liability companies which do not own fee title to properties located in New York or Connecticut, the partners or members, as the case may be, of such partnerships will contribute all of their partnership interests or membership interests therein, as the case may be, to the Operating Partnership in exchange for Units in the Operating Partnership (which Units, together with those Units described above, comprise a 93.9% limited partners' position in the Operating Partnership and which, upon redemption of such Units for Common Stock of the REIT, would represent approximately 93.9% of the outstanding Common Stock of the REIT);


          o The REIT will purchase a shopping center property in Florida from an existing unaffiliated seller (the 'Seller') in exchange for 32,000 shares of Common Stock (which shares will represent approximately 2.1% of the outstanding Common Stock of the REIT on a fully-diluted basis) and the assumption of the existing mortgage note payable in the amount of $550 (unaudited) as of September 30, 1997;


          o The trustees of the Seller will be issued 5,000 shares of Common Stock of the REIT, plus warrants to acquire an additional 8,000 shares of Common Stock of the REIT (which shares and warrants represent approximately 0.8% of the outstanding Common Stock of the REIT on a fully-diluted basis);

                              THE PHILIPS COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

          o An individual partner will purchase 10,660 shares of the REIT's Common Stock (approximately 0.7% of the outstanding Common Stock on a fully-diluted basis) for a total purchase price of $533;

          o Prudential Securities will receive, in lieu of the financial advisory fee payable by National upon consummation of the Formation Transactions and assumed by the Company under the Contribution and Exchange Agreement, 1,940 shares of Series A Preferred Stock, convertible into 38,800 shares of Common Stock, which Series A Preferred Stock represents approximately 2.5% of the outstanding shares of Common Stock of the Company (including interests redeemable or convertible therefor and shares of Common Stock issuable upon exercise of outstanding warrants);

          o The REIT will contribute its fee title interest in the Florida property, together with the cash received from the partner in connection with the purchase of Common Stock, to the Operating Partnership in exchange for approximately 3.2% non-managing general partnership interest therein; and

          o The Operating Partnership and the Property-owning partnerships will be controlled by Philips International Realty LLC, a Delaware limited liability company, of which Mr. Pilevsky is the sole member, until such time as the Company completes public or private equity offerings of its securities aggregating in excess of $25 million, at which time the REIT will become the sole general partner of the Operating Partnership and the Property-owning partnerships.


  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Real Estate Properties

     Depreciation is computed by the straight-line method over the estimated useful lives of the assets which range from fifteen to thirty-nine years for buildings and improvements. Tenant improvements, which are included in buildings and improvements in the accompanying combined balance sheets, are amortized over the lives of the respective leases, using the straight-line method.

     During 1996, The Philips Company adopted Statement of Financial Accounting Standards No. 121 ('SFAS No. 121'), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 121 requires that the Company review real estate assets for impairment whenever events or changes in circumstances indicate that the carrying value of assets to be held and used may not be recoverable. Impaired assets are required to be reported at the lower of cost or fair value. Assets to be disposed of are required to be reported at the lower of cost or fair value less cost to sell. Assets are classified to be disposed when management has committed to a plan to dispose of the assets. Prior to the adoption of SFAS No. 121, real estate assets were required to be stated at the lower of cost or net realizable value. No impairment losses have been recorded in any of the periods presented.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash and cash equivalents.

     The Company maintains banking relationships with major financial institutions and operates its properties through multiple bank accounts to mitigate exposure to loss of cash balances which may from time to time exceed federally insured limits.

                              THE PHILIPS COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Revenue Recognition

     Minimum revenues from rental property are recognized on a straight-line basis over the terms of the respective tenant leases.


  Deferred Charges

     Costs incurred to obtain tenant leases and long term financing, included in deferred charges in the accompanying combined balance sheets, are amortized over the terms of the related leases or debt agreements, as applicable.

  Income Taxes

     The entities comprising the Company are not taxpaying entities for income tax purposes and, accordingly, no provision or credit has been made in the accompanying financial statements for income taxes. Owners'/members' allocable shares of taxable income or loss are reportable on their respective income tax returns.

  Concentration of Revenue and Credit Risk

     Approximately 51%, 50% and 50% of the Company's total revenue for the years ended December 31, 1996, 1995 and 1994, respectively, was derived from Palm Springs Mile Associates Ltd. Any adverse change in the operating profitability of this property may have a material adverse effect on the Company.

  Capital Contributions, Distributions and Profits and Losses

     Capital contributions, distributions and profits and losses are allocated in accordance with the terms of the applicable agreements.

  Interim Unaudited Financial Information

     The accompanying interim unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosure normally included in the financial statements prepared in accordance with generally accepted accounting principles may have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. The unaudited financial statements as of September 30, 1997 and for the nine month periods ended September 30, 1997 and 1996 include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial information set forth therein.

2. INVESTMENT IN PARTNERSHIPS

     The Company holds a limited partnership interest and a minority general partnership interest in the following two partnerships (the 'Merrick/Mill Basin Properties') which also own and operate community and neighborhood shopping centers:

                                                             THE PHILIPS COMPANY'S
PARTNERSHIP                              PROPERTY             PERCENTAGE OWNERSHIP
-----------------------------        ----------------        ----------------------
Merrick Shopping Associates          Merrick Commons                   30%

SP Avenue U Associates, L.P.         Mill Basin Plaza                  49%

                              THE PHILIPS COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

2. INVESTMENT IN PARTNERSHIPS--(CONTINUED)

     As a limited partner and minority general partner, the Company does not control the activities of the partnerships. These investments, accounted for under the equity method, are recorded initially at cost and subsequently adjusted for equity in the net income or loss of investees and cash contributions and distributions.

     Condensed financial statements of the entities are as follows:

                                                                                          DECEMBER 31,
                                                                    SEPTEMBER 30,      ------------------
                                                                         1997           1996       1995
                                                                   ----------------    -------    -------
                                                                     (UNAUDITED)
CONDENSED BALANCE SHEETS
Rental properties, net..........................................       $ 23,712        $23,955    $24,130
Cash and cash equivalents.......................................             43             96         74
Related party receivables.......................................          1,324          1,252      5,445
Accounts receivable.............................................          1,284          1,135        977
Deferred charges, net...........................................            901          1,000        801
Other assets....................................................            397            137        386
                                                                   ----------------    -------    -------
Total assets....................................................       $ 27,661        $27,575    $31,813
                                                                   ----------------    -------    -------
                                                                   ----------------    -------    -------
Mortgage notes payable..........................................         25,854         26,049     24,075
Accounts payable and accrued expenses...........................            460            320        507
Related party payables..........................................            253            620      1,220
Other liabilities...............................................             --             --         --
                                                                   ----------------    -------    -------
Total liabilities...............................................         26,567         26,989     25,802
Owners' equity..................................................          1,094            586      6,011
                                                                   ----------------    -------    -------
Total liabilities and owners' equity............................       $ 27,661        $27,575    $31,813
                                                                   ----------------    -------    -------
                                                                   ----------------    -------    -------



                                                           NINE MONTHS
                                                              ENDED
                                                          SEPTEMBER 30,        YEAR ENDED DECEMBER 31,
                                                         ----------------    ---------------------------
                                                          1997      1996      1996      1995       1994
                                                         ------    ------    ------    -------    ------
                                                           (UNAUDITED)
CONDENSED STATEMENTS OF OPERATIONS
Revenues from rental property.........................   $3,726    $4,479    $4,959    $ 4,813    $2,310
Interest income from affiliate........................       --        --     1,297         --        --
                                                         ------    ------    ------    -------    ------
Total revenue.........................................    3,726     4,479     6,256      4,813     2,310
                                                         ------    ------    ------    -------    ------
Operating and other expenses..........................    1,095     1,148     1,492      1,436       943
Interest..............................................    1,581     2,570     3,496      2,054       873
Depreciation and amortization.........................      422       470       576        540       322
                                                         ------    ------    ------    -------    ------
Total expenses........................................    3,098     4,188     5,564      4,030     2,138
                                                         ------    ------    ------    -------    ------
Income before extraordinary item......................      628       291       692        783       172
Extraordinary item....................................       --      (188)     (349)        --        --
                                                         ------    ------    ------    -------    ------
Net income............................................   $  628    $  103    $  343    $   783    $  172
                                                         ------    ------    ------    -------    ------
                                                         ------    ------    ------    -------    ------

                              THE PHILIPS COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

3. MORTGAGE NOTES PAYABLE

     As of December 31, 1996, mortgage notes payable aggregated $133,609 and were collateralized by the Company's properties. Interest rates ranged from 7% to 14%. Mortgage payments are due in monthly installments of principal and/or interest and mature on various dates through 2004. The loan agreements contain customary representations, covenants and events of default. A partner/member in the entities that hold title to the properties has personally guaranteed the repayment of mortgage loans with a balance of $38,720.

(A) SCHEDULE OF MORTGAGE NOTES

     The following table summarizes mortgage indebtedness as of September 30, 1997 (unaudited), December 31, 1996 and 1995:


                                                                                                DECEMBER 31,
                                                                      SEPTEMBER 30,   --------------------------------
PROPERTY                 MORTGAGE NOTES WITH VARIABLE INTEREST:           1997             1996             1995
--------------------  ---------------------------------------------  ---------------  ---------------  ---------------
                                                                       (UNAUDITED)
Forest Avenue         First mortgage note with a fixed interest       $           --   $       12,502   $       12,690
Shoppers Town         rate of 9.5% due on August 1, 1997. Payments
                      $115 each month.

                      Third mortgage note with a fixed interest                   --            5,000               --
                      rate of 14% due on November 1, 1997. Monthly
                      payments of interest only.

Millside Plaza        First mortgage notes with fixed interest                12,164           12,164           12,164
Elm Plaza             rates of 8% originally due on June 30, 1997.
Foxboro Plaza         Amended on July 1, 1995 to fixed interest
                      rates of 9% from July 1, 1995 to June 30,
                      1999 and 9.375% from July 1, 1999 to July 1,
                      2000, maturing on July 1, 2000. Further
                      amended to extend the 9% interest rate from
                      June 30, 1999 to April 30, 2000. Monthly
                      payments of interest only. See Note 3(C).

                      Subordinate mortgages, net of discount,                    936              905              845
                      bearing no interest, except if a default
                      occurs, matures on July 1, 2000. See Note
                      3(C).

                      Second mortgage note satisfied on April 15,                 --               --            3,397

                      1996, bearing fixed interest rate of 7%.
                      Payments $7 each month.

Palm Springs Mile     On February 14, 1997, the Company refinanced            42,120               --               --
                      a portion of the mortgages collateralized by
                      a portion of its Palm Springs Mile shopping
                      center with a life insurance company at a
                      fixed rate of 7.83%, with maturity in
                      February 2004.
                                                                     ---------------  ---------------  ---------------
                      TOTAL FIXED RATE NOTES                                  55,220           30,571           29,096
                                                                     ---------------  ---------------  ---------------

Forest Avenue         Second mortgage note with variable interest                 --            2,048            2,078
Shoppers Town         rate based on the prime rate, matures on June
                      30, 1997.

                      On June 27, 1997, the Company refinanced                23,940               --               --
                      three mortgages collateralized by Forest
                      Avenue Shoppers Town with a financial

                              THE PHILIPS COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

3. MORTGAGE NOTES PAYABLE--(CONTINUED)

(A) SCHEDULE OF MORTGAGE NOTES (CONTINUED)


                                                                                                DECEMBER 31,
                                                                      SEPTEMBER 30,   --------------------------------
PROPERTY                 MORTGAGE NOTES WITH VARIABLE INTEREST:           1997             1996             1995
--------------------  ---------------------------------------------  ---------------  ---------------  ---------------
                                                                       (UNAUDITED)
Forest Avenue         services institution. An individual that is a
Shoppers Town         member in the entity that owns the property
(cont'd)              has personally guaranteed $6,000 (subject to
                      reductions as set forth in the Agreement) of
                      the new mortgage note. In addition, all
                      membership interests in Forest Avenue
                      Shoppers Town LLC and Branhaven Plaza LLC
                      have been pledged as collateral. Interest is
                      at the rate of LIBOR plus 1.75%, with a
                      maturity date of December 1, 1997; however,
                      either party can decide to extend the loan on
                      notice, not less than 30 days or more than 90
                      days prior to maturity, to either January 1,
                      2004 or 2007, upon the occurrence of certain
                      events as disclosed in the mortgage
                      agreement. (See Note 10)

Branhaven Plaza       Wrap around mortgage note with a fixed                  9,415             9,415            8,711
                      interest rate of 14.25% originally was
                      scheduled to mature on July 31, 1999. In
                      addition to the above interest, loan bore
                      contingent interest at the lesser of 15% of
                      gross rents or 15% of $887. Contingent
                      interest totaled $101 and $88 for 1994 and
                      1995, respectively. The underlying mortgage
                      note with a fixed interest rate of 10%
                      matured on August 1, 1996. On November 1,
                      1996, the wrap around mortgage notes were
                      refinanced to provide for variable interest
                      rate of the lower of LIBOR plus 3.50% or
                      prime plus 0.75% with maturity on November 1,
                      1998, with two options to extend the maturity
                      date for 6 months. The Company is required to
                      make quarterly amortization payments equal to
                      fifty percent of the property's preceding

                      quarter's net cash flow.

Meadowbrook Commons   First mortgage note with variable interest of          25,831            26,096           26,696
                      2.5% plus base LIBOR rate, as defined, or
                      Floating Rate, as defined, matures on March
                      31, 1998. The Company is required to make
                      quarterly amortization payments of the excess
                      cash flow from the preceding quarter.

Palm Springs Mile     First mortgage note collateralized by portion          24,088            65,479           65,159
                      of property with a variable interest rate of
                      LIBOR

                              THE PHILIPS COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

3. MORTGAGE NOTES PAYABLE--(CONTINUED)

(A) SCHEDULE OF MORTGAGE NOTES (CONTINUED)


                                                                                                DECEMBER 31,
                                                                      SEPTEMBER 30,   --------------------------------
PROPERTY                 MORTGAGE NOTES WITH VARIABLE INTEREST:           1997             1996             1995
--------------------  ---------------------------------------------  ---------------  ---------------  ---------------
                                                                       (UNAUDITED)
Palm Springs Mile     plus 2.5%, matures on June 1, 1998. Monthly
(Cont'd)              payments of principal of $37.5 plus interest.

                      In connection with the purchase of the
                      nonsponsor interest in Palm Springs Mile
                      Associates, Ltd. (see Note 1), the Company             12,750                --               --
                      obtained $13,000 in Notes. Such notes are
                      collateralized by (i) the partnership
                      interests so acquired, (ii) the pledge of all
                      limited partners' rights to partnership
                      distributions until the notes are repaid,
                      (iii) the personal guarantee of the notes by
                      an individual limited partner, and (iv) the
                      pledge of all members' interests in Forest
                      Avenue Shopping, LLC, an affiliated entity
                      (see Note 1). The notes bear interest at
                      LIBOR plus 2.75% and mature on the earlier of
                      June 1, 1998 or the date the Company has
                      raised at least $40,000 in equity. The notes
                      require monthly debt service payments of
                      principal and interest totaling approximately
                      $330. In connection with this transaction, a
                      first mortgage loan encumbering a certain
                      portion of the Company's Palm Spring Mile
                      shopping center was modified to provide for
                      (i) a concurrent principal paydown of $200,
                      (ii) an acceleration of the maturity date
                      thereof to June 1, 1998, and (iii) a
                      guarantee of $12,000 of such outstanding
                      mortgage loan balance by two limited
                      partners, such guarantee to increase to the
                      full amount of this first mortgage loan if
                      the aforementioned notes are not repaid by
                      December 31, 1997. See Note 10.


                                                                     ---------------  ---------------  ---------------
                      TOTAL VARIABLE RATE INTEREST NOTES                     96,024           103,038          102,644
                                                                     ---------------  ---------------  ---------------

                      TOTAL MORTGAGE NOTES PAYABLE                   $      151,244   $       133,609  $       131,740
                                                                     ---------------  ---------------  ---------------
                                                                     ---------------  ---------------  ---------------

                              THE PHILIPS COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

3. MORTGAGE NOTES PAYABLE--(CONTINUED)

(B) PRINCIPAL MATURITIES

     The combined aggregate principal maturities of mortgage notes payable outstanding as of September 30, 1997 and December 31, 1996 are as follows:


                                                                 DECEMBER 31,
                                           SEPTEMBER 30, 1997        1996
                                           ------------------    -------------
                                              (UNAUDITED)
1997....................................        $ 23,940(a)        $  21,206
1998....................................          72,084(b)           36,172
1999....................................              --               1,796
2000....................................          13,100(c)           35,440
2001....................................              --                 784
Thereafter..............................          42,120              38,211
                                           ------------------    -------------
                                                $151,244           $ 133,609
                                           ------------------    -------------
                                           ------------------    -------------


------------------

(a) Maturity date subseqently extended to June 1998, and then further extendable at the Company's option to June 2004 or 2007. See Note 10.

(b) Includes $9,415 extendable at Company's option for two periods of six months each upon payment of 0.5% fee.
(c) Negotiated to (i) extend maturity date of $12,164 to 2002 and (ii) eliminate obligation to repay $936 second mortgage loans. See Note 10.

(C) MULTIPARTY LOAN AGREEMENT

     Delran Shopping L.L.C., Enfield Shopping L.L.C., Foxborough Shopping L.L.C., and two affiliates, Wallingford Shopping L.L.C. and Freehold Shopping L.L.C., are subject to a Multiparty Agreement with a savings bank. The five shopping centers owned by these respective entities are encumbered by separate first mortgage loans with this bank, and each such loan is cross-collateralized with the loans encumbering the other four properties. The aggregate balance of the five first mortgage loans at December 31, 1996 was $26,500, of which $12,164 relates to the Company's properties.


(D) CAPITALIZED INTEREST

     Interest costs capitalized for the nine months ended September 30, 1997 and 1996 (unaudited), and for the years ended December 31, 1996, 1995 and 1994, were $78, $42, $42, $383 and $129, respectively.

(E) INTEREST COST

     Interest paid for the nine months ended September 30, 1997 and 1996 (unaudited) and for the years ended December 31, 1996, 1995, 1994 were $8,294, $8,271, $10,878, $8,732 and $7,499, respectively.

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Estimated fair values for the Company's financial instruments were determined by management using market information available as of December 31, 1996 and appropriate valuation methodologies which included, in the case of debt instruments, consideration of interest rates available to the Company for the issuance of debt with terms and maturities similar to its currently outstanding indebtedness. Considerable judgment is necessary to interpret market data and develop estimated fair values. Accordingly, the Company's estimates are not necessarily indicative of the amounts the Company could realize on disposition of its financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Although management is not aware of any factors that would significantly affect its estimates of the fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since December 31, 1996.

                              THE PHILIPS COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

4. FAIR VALUE OF FINANCIAL INSTRUMENTS--(CONTINUED)

     Cash equivalents and mortgage notes payable with an aggregate carrying value of $133,609 are reflected in the accompanying combined balance sheet at amounts which reasonably approximate their fair values.

5. RENTAL INCOME

     The Company's shopping center properties are leased to tenants under operating leases. The minimum rental amounts due under the leases are generally either subject to scheduled fixed increases or upward adjustments based on certain inflation indices. The leases generally also require that the tenants reimburse the Company for increases in certain operating costs and real estate taxes. Minimum rentals and expense reimbursements represented 96%, 96%, 95%, 96% and 95% of revenues from rental properties for the nine months ended September 30, 1997 and 1996 (unaudited), and for the years ended December 1996, 1995 and 1994, respectively.

     The approximate future minimum rents to be received over the next five years and thereafter, assuming neither renewals nor extensions of leases which may expire during the period, for leases in effect at December 31, 1996 are as follows:

1997..........................................................   $ 16,905
1998..........................................................     16,395
1999..........................................................     15,617
2000..........................................................     14,039
2001..........................................................     11,811
Thereafter....................................................     82,333
                                                                 --------
                                                                 $157,100
                                                                 --------
                                                                 --------

6. RELATED PARTY TRANSACTIONS

  (A) Management Agreement

     Management services for the Company's properties are provided by a related party, Philips International Holding Corp. Fees paid by the Company for such services are generally based on 3% to 5% of total revenue.

  (B) Advances To/From Partners

     Advances to and from partners or members in those entities comprising the

Company and certain affiliated entities are reflected in the financial statements as related party receivables and payables. Such advances are generally due upon demand and are non-interest bearing.

  (C) Leasing Commissions

     Philips International Holding Corp., a related party, provides leasing services to the Company for fees ranging generally from 2% to 5% of total contractual rent due pursuant to the tenant leases. Leasing commissions paid to Philips International Holding Corp. for the nine months ended September 30, 1997 and 1996 (unaudited), and for the years ended December 31, 1996, 1995 and 1994, were $57, $70, $773, $181 and $546, respectively.

     In addition, leasing commissions totaling $195 were paid during 1995 to a partner in one of the entities comprising the Company.

7. CONTINGENCIES

     The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. Management believes that the final outcome of such matters will not have a material adverse effect on the financial position, results of operations or liquidity of the Company.

                              THE PHILIPS COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

8. EXTRAORDINARY ITEMS

     The combined statements of income for the nine months ended September 30, 1996 (unaudited) and for the years ended December 31, 1996 and December 31, 1994 include extraordinary gains of approximately $2,284, $2,881 and $298, respectively, in connection with the settlement of debt obligations on the Company's shopping center properties. In addition, the combined statement of income for the nine months ended September 30, 1997 (unaudited), includes an extraordinary loss of approximately $164 representing the write-off of deferred financing costs related to the refinancing of debt on a certain shopping center property.

9. OTHER ASSETS

     Other assets in the accompanying combined balance sheet include restricted real estate tax escrows, capital improvement escrows and tenant security deposits totaling $1,289, $791 and $558 as of September 30, 1997 (unaudited), and December 31, 1996 and 1995, respectively.

10. SUBSEQUENT EVENTS (UNAUDITED)


     During November 1997, the Company reached an agreement with its lender in connection with the Millside Plaza, Elm Plaza and Foxboro Plaza mortgage to (i) sever the Wallingford Shopping LLC and the Freehold Shopping LLC mortgages from the cross-collateralization provisions of the original loan agreement effective upon completion of the proposed transactions referred to in Note 1 of these Notes to Combined Financial Statements, (ii) to extend the maturity date to the year 2002, with an amortization equal to a 30 year term, (iii) adjust the interest rate to 175 basis points above the 5 year U.S. Treasury rate and (iv) eliminate the Company's obligation to repay $936 of second mortgage loans.



     During November 1997, the Company reached an agreement with the lender of the Forest Avenue Shopping LLC mortgage (i) to extend the maturity to June 1, 1998, (ii) to extend to June 1, 1998 the option to extend the maturity date to June 2004 or 2007, (iii) commencing January 1, 1998 until the completion of the Formation Transactions, to suspend amortization and (iv) for the lender to make a new $150 second mortgage loan to Forest Avenue Shopping LLC guaranteed by Philip Pilevsky. The proceeds of the second mortgage will be placed in a collateral account to collateralize the guaranty, which guaranty will be amended to include repayment of the second mortgage.



     During November 1997, the Company reached an agreement with the holder of the Palm Springs Mile Associates, Ltd. partner notes to suspend scheduled amortization, effective as of January 1, 1998, of $250 per month until the closing of the Formation Transactions. Amortization will recommence at the rate of $250 per month beginning with the first day of the calendar month following the closing of the Formation Transactions. The lender has agreed to make an additional loan to the borrower in the amount of $1,000 resulting in a total outstanding principal amount of $13,000 at the closing of the Formation Transactions. The $1,000 additional loan will bear interest at an annual rate of LIBOR + 1.75% and will mature in June 1998. The proceeds of the $1,000 additional loan will be placed in a collateral account to secure the indebtedness.

                              THE PHILIPS COMPANY
             SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                      COST CAPITALIZED              GROSS AMOUNTS AT WHICH
                                     INITIAL COST                SUBSEQUENT TO ACQUISITION        CARRIED AT CLOSE OF PERIOD
                       ----------------------------------------  --------------------------  ------------------------------------
                                                    BUILDINGS                   BUILDINGS                   BUILDINGS
                                       LAND AND        AND         LAND AND        AND         LAND AND        AND
DESCRIPTION            ENCUMBRANCES  IMPROVEMENTS  IMPROVEMENTS  IMPROVEMENTS  IMPROVEMENTS  IMPROVEMENTS  IMPROVEMENTS   TOTAL
---------------------- ------------  ------------  ------------  ------------  ------------  ------------  ------------  --------
Millside Plaza           $  4,693      $    960      $  5,443       $   26       $    117      $    986      $  5,560    $  6,546
Delran, NJ

Elm Plaza                   3,883           709         4,968           72            167           781         5,135       5,916
Enfield, CT

Branhaven Plaza             9,415         1,883         7,646           --            233         1,883         7,879       9,762
Branford, CT

Forest Avenue Shoppers     19,550         1,984         8,428        1,801          9,244         3,785        17,672      21,457
Town
Staten Island, NY

Meadowbrook Commons        26,096         5,000            --          298         17,496         5,298        17,496      22,794
Freeport, NY

Foxboro Plaza               4,493           655         6,055           --            302           655         6,357       7,012
Foxborough, MA

Palm Springs Mile          65,479        12,864        25,767        1,435         23,064        14,299        48,831      63,130
Hialeah, FL
Construction in                                                                       782                         782         782
Progress
                       ------------  ------------  ------------     ------     ------------  ------------  ------------  --------

                         $133,609      $ 24,055      $ 58,307       $3,632       $ 51,405      $ 27,687      $109,712    $137,399
                       ------------  ------------  ------------     ------     ------------  ------------  ------------  --------
                       ------------  ------------  ------------     ------     ------------  ------------  ------------  --------


                                                  LIFE ON WHICH
                        ACCUMULATED    DATE      DEPRECIATION IS
DESCRIPTION             DEPRECIATION ACQUIRED       COMPUTED
----------------------  -----------  --------    ---------------
Millside Plaza            $ 1,412    12/26/86    31.5 - 39 years
Delran, NJ

Elm Plaza                   1,331    12/24/86     15 - 39 years
Enfield, CT

Branhaven Plaza             2,178    12/31/85     15 - 39 years
Branford, CT

Forest Avenue Shoppers      2,934    11/16/84     15 - 39 years
Town
Staten Island, NY

Meadowbrook Commons         2,833    11/9/89      15 - 39 years
Freeport, NY

Foxboro Plaza               1,572    11/24/86     15 - 39 years
Foxborough, MA

Palm Springs Mile          12,017     4/1/85      15 - 39 years
Hialeah, FL
Construction in
Progress
                        -----------
                          $24,277
                        -----------
                        -----------

                              THE PHILIPS COMPANY
      SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION--(CONTINUED)

     The changes in real estate for the three years ended December 31, 1996 are as follows:

                                                                        1996        1995        1994
                                                                      --------    --------    --------

Balance at beginning of period.....................................   $124,892    $118,288    $114,934
Improvements.......................................................     12,507       6,604       3,354
                                                                      --------    --------    --------
Balance at end of period...........................................   $137,399    $124,892    $118,288
                                                                      --------    --------    --------
                                                                      --------    --------    --------

     The aggregate cost of land, buildings and improvements for Federal income tax purposes at December 31, 1996 was $126,002.

     The changes in accumulated depreciation for the three years ended December 31, 1996 are as follows:

                                                                           1996       1995       1994
                                                                          -------    -------    -------
Balance at beginning of period.........................................   $21,315    $18,628    $16,018
Depreciation for period................................................     2,962      2,687      2,610
                                                                          -------    -------    -------
Balance at end of period...............................................   $24,277    $21,315    $18,628
                                                                          -------    -------    -------
                                                                          -------    -------    -------

                         REPORT OF INDEPENDENT AUDITORS

Philips International Realty Corp.

We have audited the combined statement of revenues and certain expenses of the Merrick Commons and Mill Basin Plaza Properties as described in Note 1, for the three years ended December 31, 1996. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying combined statements of revenues and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Proxy Statement/Prospectus of the Philips International Realty Corp. and is not intended to be a complete presentation of the Merrick Commons and Mill Basin Plaza Properties revenues and expenses.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined revenues and certain expenses of the Merrick Commons and Mill Basin Plaza Properties, as described in Note 1, for each of the three years ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

New York, New York
April 28, 1997

                MERRICK COMMONS AND MILL BASIN PLAZA PROPERTIES
              COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES
                                 (IN THOUSANDS)

                                                             NINE MONTHS
                                                                ENDED
                                                            SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                                                         --------------------  -------------------------------
                                                           1997       1996       1996       1995       1994
                                                         ---------  ---------  ---------  ---------  ---------
                                                             (UNAUDITED)
Revenues from rental property, including other income
  of $0, $0, $10, $3 and $2, respectively (Note 3).....  $   2,945  $   2,794  $   3,802  $   3,651  $   1,771
Escalation and reimbursement revenue...................        780        737      1,157      1,162        539
                                                         ---------  ---------  ---------  ---------  ---------
                                                             3,725      3,531      4,959      4,813      2,310
Certain expenses:
  Property taxes.......................................        612        552        744        671        370
  Management fees (Note 6).............................        180        165        234        230        110
  Repairs and maintenance..............................        101        116        150        196        120
  Professional fees....................................         63         99        120         62        160
  Cleaning, security and landscaping...................         55         91        112        105         90
  Utilities............................................         37         50         48         79         50
  Insurance............................................         30         32         42         38         21
  Other operating expenses.............................         16         44         42         55         22
                                                         ---------  ---------  ---------  ---------  ---------
                                                             1,094      1,149      1,492      1,436        943
                                                         ---------  ---------  ---------  ---------  ---------
Revenues in excess of certain expenses.................  $   2,631  $   2,382  $   3,467  $   3,377  $   1,367
                                                         ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------

                            See accompanying notes.

                MERRICK COMMONS AND MILL BASIN PLAZA PROPERTIES
         NOTES OF COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES
                                 (IN THOUSANDS)

1. BASIS OF PRESENTATION

     Presented herein are the combined statements of revenues and certain expenses related to the operations of the Merrick Commons and Mill Basin Plaza Properties (the 'Merrick/Mill Basin Properties'), which shopping centers are located in Merrick, NY and Brooklyn, NY, respectively.


     The accompanying combined financial statements have been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Accordingly, the combined financial statements exclude certain expenses that may not be comparable to those expected to be incurred by Philips International Realty Corp. in the future operations of the aforementioned properties. The financial statements exclude interest income, interest expense, depreciation and certain general and administrative expenses.


2. USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. REVENUE RECOGNITION

     The Merrick/Mill Basin Properties are leased to tenants under operating leases. Minimum rental revenue is recognized on a straight-line basis over the terms of the respective leases.

4. MANAGEMENT AGREEMENTS AND RELATED PARTY TRANSACTIONS

     Management services for the Merrick/Mill Basin Properties are provided by a related party, Philips International Holding Corp. Fees paid for such services are generally based on 3% to 5% of total revenue.

5. LEASE AGREEMENTS

     The Merrick/Mill Basin Properties are leased to tenants under operating leases. The minimum rental amounts due under the leases are generally either subject to scheduled fixed increases or upward adjustments based on certain inflation indices. The leases generally also require that the tenants reimburse increases in certain operating costs and real estate taxes. Minimum rents and expense reimbursements represented approximately 99% of revenues from rental property for each of the nine months ended September 30, 1997 and 1996 (unaudited), and the years ended December 31, 1996, 1995 and 1994.


     The approximate future minimum rents to be received over the next five years and thereafter, assuming neither renewals nor extensions of leases which may expire during the period, for leases in effect as of December 31, 1996 are as follows:

1997...........................................................  $   3,663
1998...........................................................      3,603
1999...........................................................      3,576
2000...........................................................      3,559
2001...........................................................      3,229
Thereafter.....................................................     37,459
                                                                 ---------
                                                                 $  55,089
                                                                 ---------
                                                                 ---------

                                                                         ANNEX A

PRIVATE AND CONFIDENTIAL

                                                                  August 7, 1997

The Board of Trustees
National Properties Investment Trust
32 Hanson Road
Canton Center, CT 06020

Gentlemen:

     We understand that National Properties Investment Trust, a Massachusetts business trust electing to be taxed as a real estate investment trust (a 'REIT') under the Internal Revenue Code of 1986, as amended ('National' or the 'Company'), and Philips International Realty Corp., a Maryland corporation which expects to qualify as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 1997 ('Philips'), propose to enter into a contribution and exchange agreement (the 'Agreement') among the Company, Philips, Philips International Realty, L.P., a Delaware limited partnership (the 'Operating Partnership') and certain contributing partnerships or limited liability companies (collectively, the 'Contributing Partnerships') affiliated with Philips International, a private real estate firm ('Philips Private Company'). Pursuant to the Agreement, (a) the Company will transfer The Shoppes at Lake Mary, Florida shopping center owned by it (the 'National Property') to Philips in exchange for shares of Philips Common Stock (which shares will represent approximately 2.1% of the outstanding Common Stock of Philips, including interests redeemable for Common Stock) (the 'Consideration'), (b) Philips will transfer the National Property and certain other assets to the Operating Partnership and (c) the Company and the Operating Partnership will own the National Property and the nine properties owned by the Contributing Partnerships.

     You have requested our opinion as to whether the Consideration to be received by National for the National Property pursuant to the Agreement is fair to National from a financial point of view.

     In conducting our analysis and arriving at the opinion expressed herein, we have reviewed such materials and considered such financial and other factors as we deemed relevant under the circumstances, including:

     (i) a draft dated July 31, 1997 of the Agreement;

     (ii) a draft dated August 4, 1997 of the Proxy Statement/Prospectus on Form S-4 (the 'Form S-4');

     (iii) the Form 10-K and Form 10-K(A) and related financial information for the fiscal year ended December 31, 1996 and the Form 10-Q and the related unaudited financial information for the quarterly period ended March 31, 1997 for National, and a draft of National's Form 10-Q and the related unaudited financial information for the quarterly period ended June 30, 1997;

     (iv) the draft financial statements of The Philips Company and the Combined Statement of Revenues and Certain Expenses for Merrick Commons and Mill Basin Plaza, each for the fiscal year ended December 31, 1996 and the quarterly period ended March 31, 1997, included in the Form S-4;

     (v) the draft pro forma condensed combined financial statements of Philips for the twelve months ended December 31, 1996 and the three months ended March 31, 1997, included in the Form S-4;

     (vi) certain information relating to the business, earnings, cash flow, assets and prospects of National, furnished to us by National;

     (vii) certain information relating to the business, earnings, cash flow, assets and prospects of Philips, furnished to us by the management of Philips Private Company;

     (viii) the financial terms of certain recent transactions we deemed comparable, or otherwise relevant to our inquiry; and

     (ix) such other financial studies, analyses and investigations that we deemed appropriate.

     We have assumed, with your consent, that the drafts of the Agreement, Form S-4 and financial information we reviewed (as referred to above) will conform in all material respects to those documents when in final form.

     We have met with the senior management of National and of Philips Private Company to discuss (i) the prospects for the respective businesses of National and of Philips, (ii) their estimates of such businesses' future financial performance, (iii) the financial impact of the transactions contemplated by the Agreement on the respective companies and (iv) such other matters that we deemed relevant. We have also visited selected properties of the Contributing Partnerships.

     In connection with our review and analysis and in arriving at our opinion, we have relied upon the accuracy and completeness of the publicly available information and all of the financial and other information provided to us by the Company and Philips Private Company and have not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or Philips. With respect to certain projected financial data, provided to us by the Company for the Company and Philips Private Company for Philips, we have assumed that such information (and the assumptions and bases therefor) has been reasonably prepared and represents each respective management's best currently available estimates and judgment of such management as to the future financial performance of the Company and of Philips. Further, our opinion is necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof.


     Our opinion does not address nor should it be construed to address the relative merits of the Agreement and alternative business strategies.

     As you know, we have been retained by the Board of Trustees of the Company to provide financial advisory services in connection with a possible transaction in which control of, or a material interest in, the Company is acquired by a third party and will receive a fee for such services, which fee is contingent upon the consummation of the transactions contemplated by the Agreement or consummation of another transaction involving the acquisition of the control of, or a material interest in, National or its assets. Also as you know, an affiliate of ours, Prudential Securities Credit Corporation, is the lender to a Contributing Partnership and to the partners of a second Contributing Partnership, and Philips, pursuant to the Agreement, has agreed to assume certain of your payment and indemnity obligations under our engagement letter with you and has agreed to engage our services in connection with a future issuance of Philips' securities on terms to be agreed upon.

     This letter and the opinion expressed herein may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner, without our prior written consent; provided, the Company may set forth in full this letter in any proxy statement relating to the Agreement sent to the Company's shareholders.

     Our advisory services were provided for the use of the Board of Trustees of the Company in the evaluation of the Agreement, and our opinion is not intended to be, and does not constitute, a recommendation to any shareholder of the Company as to how such shareholder should vote in connection with the Agreement.

     On the basis of, and subject to, the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by National for the National Property pursuant to the Agreement is fair to National from a financial point of view.

                                          Very truly yours,
                                          PRUDENTIAL SECURITIES INCORPORATED

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's officers and directors are indemnified under Maryland law, the Articles of Incorporation of the Company and the Agreement of Limited Partnership of the Operating Partnership (the 'Partnership Agreement of the Operating Partnership'), against certain liabilities. The Articles of Incorporation require the Company to indemnify its directors and officers to the fullest extent permitted from time to time by the laws of the State of Maryland. The bylaws contain provisions which implement the indemnification provisions of the Articles of Incorporation.

     The Maryland General Corporation Law ('MGCL') permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful, or the director or officer was adjudged to be liable to the corporation for the act or omission. No amendment of the Articles of Incorporation of the Company shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment or repeal. Maryland law permits the Company to provide indemnification to an officer to the same extent as a director, although additional indemnification may be provided if such officer is not also a director.

     The MGCL permits the articles of incorporation of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages, with specified exceptions. The MGCL does not, however, permit the liability of directors and officers to the corporation or its shareholders to be limited, to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services (to the extent such benefit or profit was received) or (2) a judgment or other final adjudication adverse to such person is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Articles of Incorporation of the Company contain a provision consistent with the MGCL. No amendment of the Articles of Incorporation shall limited or eliminate the limitation of liability with respect to acts of omissions occurring prior to such amendment or repeal.

     The Partnership Agreement of the Operating Partnership also provides for indemnification of the Company and its officers and directors to the same extent indemnification is provided to officers and directors of the Company in its

Articles of Incorporation, and limits the liability of the Company and its officers and directors to the Operating Partnership and its partners to the same extent liability of officers and directors of the Company to its shareholders is limited under the Company's Articles of Incorporation.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the 'Act') may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) List of Exhibits


EXHIBIT
NUMBER   DESCRIPTION
------   -----------------------------------------------------------------------------------------------------------
  3.1*    --   Form of Amended and Restated Articles of Incorporation of the Company
  3.2*    --   Form of Articles Supplementary of Series A Preferred Stock
  3.3*    --   Form of Amended and Restated Bylaws of the Company

EXHIBIT
NUMBER   DESCRIPTION
------   -----------------------------------------------------------------------------------------------------------
  3.4*    --   Form of Subscription Agreement between the Company and Philip Pilevsky
  3.5*    --   Form of Certificate of Common Stock
  5.1     --   Opinion of Ballard Spahr Andrews & Ingersoll regarding the validity of the securities being registered
  8.1     --   Opinion of Pryor, Cashman, Sherman & Flynn regarding tax matters
  8.2     --   Opinion of Bingham Dana LLP regarding tax consequences of the transaction
 10.1*    --   Form of Amended and Restated Agreement of Limited Partnership of the Operating Partnership
 10.2*    --   Form of 1997 Stock Option Plan of the Company
 10.3*    --   Form of Agreement of Limited Partnership for Holding Partnerships
 10.4     --   Form of Articles of Incorporation of Philips Subs
 10.5*    --   Form of Bylaws of Philips Subs
 10.6*    --   Contribution and Exchange Agreement, dated August 11, 1997, among National, the Board of Trustees, the Company, the Operating Partnership and certain contributing partnerships or limited liability companies associated with a private real estate firm controlled by Philip Pilevsky and certain partners and members thereof
 10.7*    --   Form of Registration Rights Agreement among the Company and certain holders of limited partnership interests in the Operating Partnership
 10.8*    --   Form of Management Agreement among the Company, the Operating Partnership and Philips International
               Management Corp.
 10.9*    --   Form of Non-Competition Agreement among the Company, the Operating Partnership, Philip Pilevsky and
               Sheila Levine
 10.10*   --   Form of Employment Agreement between the Company and Louis Petra
 10.11*   --   Form of Employment Agreement between the Company and Sheila Levine
 10.12*   --   Form of Trustee Warrant
 23.1     --   Consent of Ernst & Young LLP
 23.2     --   Consent of Bernardi, Alfin & Koos, L.L.C.
 23.3     --   Consent of Kostin, Ruffkess & Company, LLC
 23.4*    --   Consent of A.F. Petrocelli
 23.5*    --   Consent of Elise Jaffe
 23.6*    --   Consent of Robert Grimes
 23.7     --   Consent of Arnold Penner
 23.8     --   Consent of Ballard Spahr Andrews & Ingersoll (contained in Exhibit 5.1)
 23.9     --   Consent of Pryor, Cashman, Sherman & Flynn (contained in Exhibit 8.1)
 23.10    --   Consent of Bingham Dana LLP (contained in Exhibit 8.2)
 24       --   Power of Attorney (see Page II-5)
 27*      --   Financial Data Schedule


------------------------
* Previously filed.


     (b) Financial Statement Schedules

     (c) The opinion of Prudential Securities Incorporated is set forth as Annex A to the Proxy Statement/Prospectus which constitutes part of this Registration Statement.

ITEM 22. UNDERTAKINGS.


     (a) The undersigned registrant hereby undertakes:



          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;



          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement.


          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.


          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     (b)(1) The undersigned registrant hereby undertakes as follows: that prior to any public re-offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, the issuer undertakes that such re-offering prospectus will contain the information called for by the applicable registration form with respect of re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

       (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of section 10(a)(3) under the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 under such Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under such Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       (4) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be a part of this registration statement as of the time it was declared effective. For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.


     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON DECEMBER 9, 1997.



                                          PHILIPS INTERNATIONAL REALTY CORP.


                                          By:         /s/ PHILIP PILEVSKY
      ----------------------------------
                                                       Philip Pilevsky
                                                 Chairman of the Board and
                                                  Chief Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Philip Pilevsky or Sheila Levine or any one of them, his or her attorneys-in-fact and agents, each with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement or a Registration Statement prepared in accordance with Rule 462 of the Securities Act, and to file the same, with exhibits thereto and other documents in connection herewith or in connection with the registration of the Common Stock under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof.


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS AMENDMENT TO THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON DECEMBER 9, 1997.



                                                                          TITLE
                                  -----
           /s/ PHILIP PILEVSKY              Director, Chief Executive Officer and Chairman of the Board
------------------------------------------
             Philip Pilevsky

            /s/ LOUIS J. PETRA              Director and President
------------------------------------------
              Louis J. Petra

            /s/ SHEILA LEVINE               Director and Chief Operating Officer
------------------------------------------
              Sheila Levine

          /s/ BRIAN J. GALLAGHER            Chief Financial Officer
------------------------------------------
            Brian J. Gallagher

                                 EXHIBIT INDEX


EXHIBIT                                                                                                    SEQUENTIAL
NUMBER   DESCRIPTION                                                                                        PAGE NO.
------   -----------------------------------------------------------------------------------------------   -----------

 3.1*     --   Form of Amended and Restated Articles of Incorporation of the Company
 3.2*     --   Form of Articles Supplementary of Series A Preferred Stock
 3.3*     --   Form of Amended and Restated Bylaws of the Company
 3.4*     --   Form of Subscription Agreement between the Company and Philip Pilevsky
 3.5*     --   Form of Certificate of Common Stock
 5.1      --   Opinion of Ballard Spahr Andrews & Ingersoll regarding the validity of the securities being registered
 8.1      --   Opinion of Pryor, Cashman, Sherman & Flynn regarding tax matters
 8.2      --   Opinion of Bingham Dana LLP regarding tax consequences of the transaction
10.1*     --   Form of Amended and Restated Agreement of Limited Partnership of the Operating
               Partnership
10.2*     --   Form of 1997 Stock Option Plan of the Company
10.3*     --   Form of Agreement of Limited Partnership for Holding Partnerships
10.4      --   Form of Articles of Incorporation of Philips Subs
10.5*     --   Form of Bylaws of Philips Subs
10.6*     --   Contribution and Exchange Agreement, dated August 11, 1997, among National, the Board of
               Trustees, the Company, the Operating Partnership and certain contributing partnerships or limited liability companies associated with a private real estate firm controlled by
               Philip Pilevsky and certain partners and members thereof
10.7*     --   Form of Registration Rights Agreement among the Company and certain holders of limited partnership interests in the Operating Partnership
10.8*     --   Form of Management Agreement among the Company, the Operating Partnership and Philips
               International Management Corp.
10.9*     --   Form of Non-Competition Agreement among the Company, the Operating Partnership, Philip
               Pilevsky and Sheila Levine
10.10*    --   Form of Employment Agreement between the Company and Louis Petra
10.11*    --   Form of Employment Agreement between the Company and Sheila Levine
10.12*    --   Form of Trustee Warrant
23.1      --   Consent of Ernst & Young LLP
23.2      --   Consent of Bernardi, Alfin & Koos, L.L.C.
23.3      --   Consent of Kostin, Ruffkess & Company, LLC
23.4*     --   Consent of A.F. Petrocelli
23.5*     --   Consent of Elise Jaffe
23.6*     --   Consent of Robert Grimes
23.7      --   Consent of Arnold Penner
23.8      --   Consent of Ballard Spahr Andrews & Ingersoll (contained in Exhibit 5.1)
23.9      --   Consent of Pryor, Cashman, Sherman & Flynn (contained in Exhibit 8.1)
23.10     --   Consent of Bingham Dana LLP (contained in Exhibit 8.2)
24        --   Power of Attorney (see Page II-5)
27*       --   Financial Data Schedule




------------------------
* Previously filed.